UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. 3)

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

GARDNER DENVER, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share, of Gardner Denver, Inc.

(2)	Aggregate number of securities to which transaction applies:

As of April 8, 2013, 49,207,489 shares of Gardner Denver, Inc. common stock; 553,250 shares of Gardner Denver, Inc. common stock issuable upon the exercise of stock options; and 204,125 shares of Gardner Denver, Inc. common stock issuable upon vesting and settlement of restricted stock units.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon the sum of: (A) 49,207,489 shares of Gardner Denver, Inc. common stock multiplied by $76.00 per share; (B) options to purchase 553,250 shares of Gardner Denver, Inc. common stock multiplied by $21.69 (the difference between $76.00 and the weighted average exercise price of $54.31 per share); and (C) 204,125 restricted stock units multiplied by $76.00 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filed fee was determined by multiplying the sum calculated in the preceding sentence by 0.00013640.

(4)	Proposed maximum aggregate value of transaction:

$3,767,282,656.50

(5)	Total fee paid:

$513,857.36

☒	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION

DATED JUNE 5, 2013

[—], 2013

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of Gardner Denver, Inc. to be held on [—], 2013 at the Embassy Suites Philadelphia-Valley Forge, 888 Chesterbrook Boulevard, Wayne, PA 19087, at [1:30 p.m.], Eastern time.

At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated March 7, 2013, by and among Gardner Denver, Inc., Renaissance Parent Corp., or Parent, and Renaissance Acquisition Corp., or Acquisition Sub, a wholly owned subsidiary of Parent. Parent and Acquisition Sub are entities that are affiliated with Kohlberg Kravis Roberts & Co. L.P. Pursuant to the terms of the merger agreement, Acquisition Sub will merge with and into Gardner Denver, and Gardner Denver will become a wholly owned subsidiary of Parent. You will also be asked to consider and vote on a non-binding, advisory proposal to approve compensation that will or may become payable by Gardner Denver to its named executive officers in connection with the merger.

If the merger contemplated by the merger agreement is completed, you will be entitled to receive $76.00 in cash, without interest, for each share of our common stock owned by you (unless you have properly exercised your appraisal rights with respect to such shares), which represents a premium of (i) approximately 39% to Gardner Denver’s closing stock price on October 24, 2012, the last trading day prior to Gardner Denver’s announcement that it would evaluate strategic alternatives, (ii) approximately 46% over the closing price of the common stock on July 26, 2012, the last trading day prior to the date on which a shareholder with a stake in excess of 5% of Gardner Denver’s common stock called for Gardner Denver to sell itself in an all cash transaction, and (iii) approximately 1% to the closing price of the common stock on March 7, 2013, the last completed trading day prior to the execution of the merger agreement.

Gardner Denver’s Board of Directors, after considering factors more fully described in this proxy statement has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of Gardner Denver and our shareholders, has declared advisable the merger agreement and has adopted and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. The Board of Directors recommends that you vote “FOR” the adoption of the merger agreement, “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting and “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable by Gardner Denver to its named executive officers in connection with the merger.

The enclosed proxy statement provides detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. The proxy statement also describes the actions and determinations of our Board of Directors in connection with its evaluation of the merger agreement and the merger. We encourage you to read the proxy statement and its annexes, including the merger agreement, carefully and in their entirety. You may also obtain more information about Gardner Denver from documents we file with the Securities and Exchange Commission from time to time.

Whether or not you plan to attend the special meeting in person, please complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the special meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your broker how to vote in accordance with the voting instruction form you will receive from your bank, broker or other nominee.

Your vote is very important, regardless of the number of shares that you own. We cannot consummate the merger unless the proposal to adopt the merger agreement is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock. The failure of any shareholder to vote in person by ballot at the special meeting, to submit a signed proxy card or to grant a proxy electronically over the Internet or by telephone will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If you have any questions or need assistance voting your shares of our common stock, please contact Georgeson Inc., our proxy solicitor, by calling 800-314-4549 (toll-free).

On behalf of our Board of Directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

Diane K. Schumacher

Chairperson of the Board

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [—], 2013 and, together with the enclosed form of proxy card, is first being mailed to shareholders of Gardner Denver on or about [—], 2013.

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION

DATED JUNE 5, 2013

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY.

Notice is hereby given that a special meeting of shareholders of Gardner Denver, Inc., a Delaware corporation, will be held on [—], 2013 at the Embassy Suites Philadelphia-Valley Forge, 888 Chesterbrook Boulevard, Wayne, PA 19087, at [1:30 p.m.], Eastern time, for the following purposes:

1. To consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated March 7, 2013 (referred to as the merger agreement), by and among Gardner Denver, Inc., Renaissance Parent Corp., or Parent, and Renaissance Acquisition Corp., or Acquisition Sub, a wholly owned subsidiary of Parent, as it may be amended from time to time (a copy of the merger agreement is attached as Annex A to the proxy statement accompanying this notice);

2. To consider and vote on any proposal to adjourn the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting;

3. To consider and vote on a non-binding, advisory proposal to approve compensation that will or may become payable by Gardner Denver to its named executive officers in connection with the merger; and

4. To transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to adopt the merger agreement. Approval of the proposal to adjourn the special meeting, whether or not a quorum is present, requires the affirmative vote of the majority of the voting power of the shares of common stock represented either in person or by proxy. Approval, by non-binding, advisory vote, of compensation that will or may become payable by Gardner Denver to its named executive officers in connection with the merger requires the affirmative vote of a majority of those shares of common stock represented in person or by proxy and voting on the proposal. The failure of any shareholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the special meeting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, but will not have any effect on the adjournment proposal and the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Gardner Denver to its named executive officers in connection with the merger. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement but will not have any effect on the adjournment proposal and the proposal to approve, by non-binding, advisory vote, compensation that will or may be paid to Gardner Denver’s named executive officers that is based on or otherwise relates to the merger. Abstentions will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, the adjournment proposal and the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Gardner Denver to its named executive officers in connection with the merger.

Only shareholders of record as of the close of business on [—], 2013 are entitled to notice of the special meeting and to vote at the special meeting or at any adjournment or postponement thereof. A list of shareholders entitled to vote at the special meeting will be available in our principal executive offices located at 1500 Liberty Ridge Drive, Suite 3000, Wayne, Pennsylvania 19087, during regular business hours for a period of no less than ten days before the special meeting and at the place of the special meeting during the meeting.

Shareholders who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the fair value of their shares of Gardner Denver common stock if they deliver a demand for appraisal before the vote is taken on the merger agreement and comply with all the requirements of Delaware law, which are summarized herein and reproduced in their entirety in Annex C to the accompanying proxy statement.

The Board of Directors recommends that you vote “FOR” the adoption of the merger agreement, “FOR” the adjournment of the special meeting (if necessary or appropriate) and “FOR” the non-binding, advisory proposal regarding compensation that will or may become payable by Gardner Denver to its named executive officers in connection with the merger. In considering the recommendation of the Board of Directors, shareholders of Gardner Denver should be aware that members of the Board of Directors and its executive officers have agreements and arrangements that provide them with interests in the merger that may be different from, or in addition to, those of Gardner Denver shareholders. See “The Merger — Interests of the Directors and Executive Officers of Gardner Denver in the Merger.”

For the Board of Directors,

Brent A. Walters

Vice President, General Counsel, Chief Compliance Officer and Secretary

Dated: [—], 2013

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) BY TELEPHONE (2) THROUGH THE INTERNET OR (3) BY MARKING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before the special meeting. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished to you by such bank, broker or other nominee, which is considered the shareholder of record, in order to vote. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the merger agreement, without your instructions.

If you fail to return your proxy card, grant your proxy electronically over the Internet or by telephone or vote by ballot in person at the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. If you are a shareholder of record, voting in person by ballot at the special meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain from the record holder a valid proxy issued in your name in order to vote in person at the special meeting.

We encourage you to read the accompanying proxy statement, including all documents incorporated by reference into the accompanying proxy statement, and its annexes carefully and in their entirety. If you have any questions concerning the merger, the special meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

Georgeson Inc.

480 Washington Blvd., 26th Floor

Jersey City, NJ 07310

Shareholders, call toll-free: 800-314-4549

i

ii

Annexes
Annex A	Agreement and Plan of Merger	A-1
Annex B	Opinion of Gardner Denver’s Financial Advisor	B-1
Annex C	Section 262 of the General Corporation Law of the State of Delaware	C-1

iii

SUMMARY

This summary highlights selected information from this proxy statement related to the merger of Renaissance Acquisition Corp. with and into Gardner Denver, Inc., which we refer to as the merger, and may not contain all of the information that is important to you. To understand the merger more fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 108. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement, which is the legal document that governs the merger.

Except as otherwise specifically noted in this proxy statement, “Gardner Denver,” “we,” “our,” “us” and similar words in this proxy statement refer to Gardner Denver, Inc. including, in certain cases, our subsidiaries. Throughout this proxy statement we refer to Renaissance Parent Corp. as “Parent” and Renaissance Acquisition Corp. as “Acquisition Sub.” In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated March 7, 2013, as it may be amended from time to time, by and among Gardner Denver, Parent and Acquisition Sub as the “merger agreement.”

Parties Involved in the Merger (page 29)

Gardner Denver, Inc.

Gardner Denver is a leading worldwide manufacturer of highly engineered products, including compressors, liquid ring pumps and blowers for various industrial, medical, environmental, transportation and process applications, pumps used in the petroleum and industrial market segments and other fluid transfer equipment, such as loading arms and dry break couplers, serving chemical, petroleum and food industries.

Gardner Denver’s common stock is currently listed on the New York Stock Exchange under the symbol “GDI.”

Renaissance Parent Corp.

Parent is a Delaware corporation that is currently owned by an investment fund affiliated with Kohlberg Kravis Roberts & Co. L.P., which we refer to as KKR or the sponsor. Parent was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Parent has not conducted any business operations except in furtherance of this purpose and activities incident to its formation. Upon completion of the merger, Gardner Denver will be a direct wholly owned subsidiary of Parent.

Renaissance Acquisition Corp.

Acquisition Sub is a Delaware corporation and a wholly owned subsidiary of Parent, formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Acquisition Sub has not conducted any business operations except in furtherance of this purpose and activities incident to its formation. Upon completion of the merger, Acquisition Sub will cease to exist.

Effect of the Merger (page 30)

Upon the terms and subject to the conditions of the merger agreement, Acquisition Sub will merge with and into Gardner Denver, with Gardner Denver continuing as the surviving corporation and a wholly owned subsidiary of Parent. Throughout this proxy statement we use the term surviving corporation to refer to Gardner

Denver as the surviving corporation following the merger. As a result of the merger, Gardner Denver will cease to be a publicly traded company. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

The time at which the merger will become effective, which we refer to as the effective time of the merger, will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we, Parent and Acquisition Sub may agree and specify in the certificate of merger).

Effect on Gardner Denver if the Merger is Not Completed (page 30)

If the merger agreement is not adopted by Gardner Denver shareholders or if the merger is not completed for any other reason, Gardner Denver shareholders will not receive any payment for their shares of common stock. Instead, Gardner Denver will remain an independent public company, the common stock will continue to be listed and traded on the New York Stock Exchange and registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and we will continue to file periodic reports with the Securities and Exchange Commission, which we refer to as the SEC, on account of Gardner Denver’s common stock. Under specified circumstances, Gardner Denver may be required to reimburse Parent’s expenses or pay Parent a termination fee, or may be entitled to receive a reverse termination fee from Parent, upon the termination of the merger agreement, as described under “The Merger Agreement — Termination Fees” beginning on page 98.

Merger Consideration (page 30)

In the merger, each outstanding share of our common stock (other than (i) shares owned by Gardner Denver in treasury, (ii) any shares owned, directly or indirectly, by Parent or Acquisition Sub and (iii) shares owned by shareholders who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive $76.00 in cash, without interest and less any applicable withholding taxes, which amount we refer to as the per share merger consideration, and, without any action by the holders of such shares, will cease to be outstanding, be canceled and cease to exist, and each certificate formerly representing any of the shares of Gardner Denver common stock will thereafter represent only the right to receive the per share merger consideration. At or immediately prior to the effective time of the merger, Parent will deposit sufficient funds to pay the aggregate per share merger consideration with a designated paying agent. Once a shareholder has provided the paying agent with his or her stock certificates and the other items specified by the paying agent, the paying agent will promptly pay the shareholder the per share merger consideration.

After the merger is completed, under the terms of the merger agreement, you will have the right to receive the per share merger consideration, but you will no longer have any rights as a Gardner Denver shareholder as a result of the merger (except that shareholders who properly exercise their right of appraisal will have the right to receive a payment for the “fair value” of their shares as determined pursuant to an appraisal proceeding as contemplated by Delaware law), as described below under “The Merger — Appraisal Rights” beginning on page  73).

The Special Meeting (page 24)

Date, Time and Place

A special meeting of our shareholders will be held on [—], 2013 at the Embassy Suites Philadelphia-Valley Forge, 888 Chesterbrook Boulevard, Wayne, PA 19087, at [1:30 p.m.], Eastern time.

Record Date; Shares Entitled to Vote

You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on [—], 2013, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date.

Purpose

At the special meeting, we will ask our shareholders of record as of the record date to vote on proposals to adopt the merger agreement, to adjourn the special meeting to a later date to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting, and to approve, by non-binding, advisory vote, compensation that will or may become payable by Gardner Denver to its named executive officers in connection with the merger.

Quorum

As of the record date, there were approximately [—] shares of our common stock outstanding and entitled to be voted at the special meeting. The holders of a majority in voting power of the outstanding shares of our common stock entitled to vote thereat, present either in person or represented by proxy, will constitute a quorum at the special meeting. As a result, [—] shares must be represented by proxy or by shareholders present and entitled to vote at the special meeting to have a quorum.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to adopt the merger agreement. Approval of the proposal to adjourn the special meeting, whether or not a quorum is present, requires the affirmative vote of the majority of the voting power of the shares of common stock represented either in person or by proxy. Approval, by non-binding, advisory vote, of compensation that will or may become payable by Gardner Denver to its named executive officers in connection with the merger requires the affirmative vote of a majority of those shares of common stock represented in person or by proxy and voting upon on the proposal.

Share Ownership of Our Directors and Executive Officers

As of [—], 2013, the record date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [—] shares of our common stock, representing approximately [—]% of the outstanding shares of our common stock. Our directors and executive officers have informed us that they currently intend to vote all of their shares of Gardner Denver common stock “FOR” the adoption of the merger agreement, “FOR” the adjournment of the special meeting (if necessary or appropriate) and “FOR” the non-binding, advisory proposal regarding compensation that will or may become payable by Gardner Denver to its named executive officers in connection with the merger.

Voting and Proxies

Any Gardner Denver shareholder of record entitled to vote may submit a proxy by returning a signed proxy card by mail or voting electronically over the Internet or by telephone, or may vote in person by appearing at the special meeting. If you are a beneficial owner and hold your shares of Gardner Denver common stock in “street name” through a broker, bank or other nominee, you should instruct your broker, bank or other nominee on how you wish to vote your shares of Gardner Denver common stock using the instructions provided by your broker, bank or other nominee. Under applicable rules, brokers, banks or other nominees have the discretion to vote on routine matters. The proposals in this proxy statement are non-routine matters, and brokers, banks and other nominees cannot vote on these proposals without your instructions. Therefore, it is important that you cast your vote or instruct your broker, bank or nominee on how you wish to vote your shares.

If you are a shareholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy, signing another proxy card with a later date and returning it to us prior to the special meeting or attending the special meeting and voting in person. If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the special meeting if you obtain a valid proxy from your bank, broker or other nominee.

Recommendation of Our Board of Directors and Reasons for the Merger (page 41)

Our Board of Directors, after considering various factors described in the section entitled “The Merger — Recommendation of Our Board of Directors and Reasons for the Merger,” has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of Gardner Denver and our shareholders and has adopted and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. The Board of Directors recommends that you vote “FOR” the adoption of the merger agreement, “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting and “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Gardner Denver to its named executive officers in connection with the merger.

Opinion of Goldman, Sachs & Co. (page 47)

On March 7, 2013, Goldman, Sachs & Co., which we refer to as Goldman Sachs, delivered its opinion to the Board of Directors that, as of March 7, 2013 and based upon and subject to the factors and assumptions set forth therein, the $76.00 per share in cash to be paid to the holders of shares of Gardner Denver common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated March 7, 2013, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of the Board of Directors of Gardner Denver in connection with its consideration of the transaction. The Goldman Sachs opinion does not constitute a recommendation as to how any holder of Company common stock should vote with respect to the transaction or any other matter. Pursuant to an engagement letter between Gardner Denver and Goldman Sachs, Gardner Denver has agreed to pay Goldman Sachs a transaction fee of approximately $33 million, $4 million of which became payable upon announcement of the merger agreement and the remainder of which is contingent upon the consummation of the transaction contemplated thereby.

Financing of the Merger (page 70)

We anticipate that the total amount of funds necessary to complete the merger and the related transactions, including the funds needed to:

•	Pay our shareholders the amounts due under the merger agreement;

•	Make payments in respect of Gardner Denver’s outstanding equity-based awards and long-term cash bonuses pursuant to the merger agreement;

•

Repay and discharge all amounts outstanding pursuant to the Credit Agreement, dated September 19, 2008, between Gardner Denver, Inc., the other borrowers named therein, JPMorgan Chase Bank, N.A., Bank of America, N.A., Mizuho Corporate Bank, Ltd., U.S. Bank, National Association, J.P. Morgan Securities Inc. and the other lenders named therein, as amended; and

•	Pay all fees and expenses payable by Parent and Acquisition Sub under the merger agreement and Acquisition Sub’s agreements with its lenders (and related transactions),

will be approximately $[—] million. This amount will be funded through a combination of:

•

Equity financing of up to $1,160 million (which represents approximately 22% of the total financing required for the merger) to be provided to Parent immediately prior to the closing of the merger by KKR North America Fund XI L.P., a private equity fund affiliated with KKR, which we refer to as the KKR Fund, or other parties to which the KKR Fund assigns all or a portion of its commitment;

•

Borrowings under a $2,725 million senior secured credit facility, comprised of a $1,800 million senior secured term loan facility, a $525 million senior secured term loan facility available to be drawn in Euros and a $400 million senior secured revolving credit facility;

•

The issuance and sale of up to $675 million in aggregate principal amount of senior unsecured notes (or, to the extent those notes are not issued at or prior to the closing of the merger, a $675 million senior unsecured bridge loan facility); and

•	Gardner Denver’s freely available cash at closing, if any.

In connection with the financing of the merger, Parent has entered into an equity commitment letter, dated as of March 7, 2013, with the KKR Fund and entered into an amended and restated debt commitment letter, dated as of March 15, 2013, with Barclays Bank PLC, Citibank, N.A. (or one of its affiliates), Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, HSBC Bank USA, N.A., KKR Corporate Lending LLC, MIHI LLC, Mizuho Corporate Bank, Ltd., Royal Bank of Canada, Sumitomo Mitsui Banking Corporation and UBS Securities LLC, which we refer to as the debt commitment letter. We refer to the equity and debt commitment letters collectively as the financing commitments. See “The Merger — Financing of the Merger” beginning on page 70. We believe the amounts committed under the financing commitments will be sufficient to complete the merger, but we cannot assure you of that. Those amounts might be insufficient if, among other things, one or more of the parties to the financing commitments fails to fund the committed amounts in breach of such financing commitments or if the conditions to such commitments are not met. Although obtaining the proceeds of any financing, including the financing under the financing commitments is not a condition to the completion of the merger, the failure of Parent and Acquisition Sub to obtain any portion of the committed financing (or alternative financing) is likely to result in the failure of the merger to be completed. In that case, Parent may be obligated to pay Gardner Denver a fee of $263.1 million, as described under “The Merger Agreement — Termination Fees” beginning on page 98.

The funding under the financing commitments is subject to conditions, including conditions that do not relate directly to the conditions to closing in the merger agreement. See “The Merger — Financing of the Merger” beginning on page 70.

While the obligation of Parent and Acquisition Sub to consummate the merger is not subject to any financing condition, the merger agreement provides that, without Parent’s agreement, the closing of the merger will not occur earlier than the final day of the marketing period, which is the first 20 consecutive business days throughout which (i) Parent will have received information regarding Gardner Denver required in connection with Parent’s obtaining the debt financing (ii) specified conditions to the obligations of Parent and Acquisition Sub to consummate the merger have been satisfied throughout such 20 business day period with others required to be satisfied on the closing date of the merger and (iii) nothing has occurred and no other condition exists that would prevent any of the conditions to the obligations of Parent and Acquisition Sub to consummate the merger from being satisfied if the closing of the merger were to be scheduled on the last day of such 20 business day period. See “The Merger Agreement — Marketing Period” beginning on page 84.

Limited Guaranty (page 72)

Pursuant to a limited guaranty delivered by the KKR Fund in favor of Gardner Denver, dated as of March 7, 2013, which we refer to as the limited guaranty, the KKR Fund has agreed to guarantee the due, punctual and complete payment of:

•

The obligation of Parent under the merger agreement to pay a reverse termination fee of $263.1 million plus costs and expenses related thereto to Gardner Denver if the merger agreement is terminated by Gardner Denver because Parent has (i) breached its representations, warranties, covenants or agreements in the merger agreement or (ii) failed to consummate the merger when required;

•	The indemnification obligations of Parent and Acquisition Sub in connection with any costs and expenses incurred by Gardner Denver and its affiliates in the arrangement of the debt financing; and

•	The obligations of Parent and Acquisition Sub to pay their own expenses under the merger agreement.

For more information about the limited guaranty, see “The Merger Agreement — Limited Guaranty” beginning on page 72.

Treatment of Options, Restricted Stock Units and Long-Term Cash Bonus Awards (page 62)

The merger agreement provides that Gardner Denver’s equity awards and long-term cash bonus awards that are outstanding immediately prior to the effective time of the merger will be subject to the following treatment at the effective time of the merger:

Options

Each outstanding stock option to purchase shares of Gardner Denver common stock, whether or not vested, will be canceled and converted into the right to receive an amount in cash (subject to any applicable withholding or other taxes, or other amounts as required by law) equal to the product of (i) the total number of shares of Gardner Denver common stock subject to the option as of the effective time of the merger and (ii) the amount, if any, by which $76.00 exceeds the exercise price per share of Gardner Denver common stock underlying the stock option. At the request of Parent, Gardner Denver will reasonably cooperate with Parent to obtain option cancellation agreements from all option holders.

Restricted Stock Units

The vesting conditions or restrictions applicable to each restricted stock unit, which we refer to as a RSU, will lapse and each such RSU will be converted into the right to receive an amount in cash (subject to any applicable withholding or other taxes, or other amounts as required by law) equal to the product of (i) the total number of shares of Gardner Denver common stock subject to such RSU as of the effective time of the merger and (ii) $76.00.

Long-Term Cash Bonus Awards

Long-term cash bonus awards granted for the three year performance period beginning January 1, 2011 and ending December 31, 2013, which we refer to as the 2011-2013 performance period, will be deemed to be earned at the end of the 2011-2013 performance period at the greater of (i) the payout opportunity that corresponds to the actual performance level achieved by Gardner Denver or the surviving corporation, as applicable, for such performance period and (ii) the payout opportunity that corresponds to the target performance level for such performance period relative to the performance targets applicable to such performance period, provided that any employee entitled to an award in respect of the 2011-2013 performance period whose employment is terminated at or after the effective time of the merger and prior to the end of the 2011-2013 performance period will instead be paid a pro-rata portion of his or her award. Long-term cash bonus awards granted for the three year performance period beginning January 1, 2013 and ending December 31, 2015, will be deemed to be earned at the greater of (i) the payout opportunity that corresponds to the actual performance level achieved for such partial performance period relative to the applicable performance targets for such award and (ii) the payout opportunity that corresponds to the target performance level for such performance period. Long-term cash bonus awards granted for the three year performance period beginning January 1, 2012 and ending December 31, 2014 will be deemed to be earned at the payout opportunity that corresponds to the target performance level originally established for such performance period.

Employee Benefits (page 94)

Parent has agreed to cause the surviving corporation to honor the terms of Gardner Denver’s benefit plans. Until December 31, 2014, all employees of Gardner Denver who remain employed following the merger, who we refer to as continuing employees, will be provided (i) annual base salaries or wages, (ii) annual cash-based incentive compensation target amount opportunity (excluding any long-term cash and equity-based incentive compensation) and (iii) benefits (other than benefits that are, or will be, frozen or discontinued at the effective time) that, in each case, are no less favorable in the aggregate than the employee benefits provided to the continuing employees immediately prior to the effective time of the merger. Parent will provide severance payments and benefits that are in the aggregate no less favorable than those that would have been provided by Gardner Denver before the merger (other than executives who otherwise have rights under any change in control agreement) whose employment is terminated on or before the second anniversary of the merger. Parent has agreed to assume and honor Gardner Denver’s obligations under each executive change in control agreement following the merger. For more information about the employee benefits covenants affecting continuing employees, see “The Merger Agreement — Employee Benefits” beginning on page 94.

Interests of the Directors and Executive Officers of Gardner Denver in the Merger (page 60)

When considering the recommendation of the Board of Directors that you vote to approve the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a shareholder. The Board of Directors was aware of and considered these interests to the extent such interests existed at the time, among other matters, in evaluating and negotiating the merger agreement, in approving the merger agreement and the merger and in recommending that the merger agreement be adopted by the shareholders of Gardner Denver. These interests include the following:

•	Accelerated vesting of equity-based awards simultaneously with the effective time of the merger, and the settlement of such awards in exchange for cash;

•	Accelerated payments of cash in respect of phantom stock units credited to nonemployee directors under our phantom stock plan in connection with the consummation of the merger;

•

The entitlement of each executive officer to receive payments and benefits under his or her change in control agreement in connection with an involuntary termination of employment other than for “cause,” as such term is defined in his or her change in control agreements, or if the executive officer voluntarily terminates his or her employment for “good reason,” as such term is defined in the change in control agreements, during the 24-month period following the effective time of the merger;

•

Payment of retention awards under our key management retention program, one half of which are paid upon the effective time of the merger and the other half of which are paid six months following the effective time of the merger; and

•	Continued indemnification and directors’ and officers’ liability insurance to be provided by the surviving corporation.

If the proposal to adopt the merger agreement is approved by our shareholders, the shares of common stock held by our directors and executive officers will be treated in the same manner as outstanding shares of common stock held by all other shareholders of Gardner Denver entitled to receive the merger consideration.

Appraisal Rights (page 73)

If the merger is adopted by Gardner Denver shareholders, shareholders who do not vote in favor of the adoption of the merger agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the General Corporation Law of the State of Delaware, or the DGCL. This means that shareholders of Gardner Denver common stock are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of Gardner Denver common stock, exclusive of any elements of value arising from the accomplishment or expectation of the merger, together with interest based to be paid upon the amount determined to be fair value, if any, as determined by the court. Shareholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process.

Shareholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares.

To exercise your appraisal rights, you must submit a written demand for appraisal to Gardner Denver before the vote is taken on the adoption of the merger agreement, you must not submit a proxy or otherwise vote in favor of the proposal to adopt the merger agreement and you must continue to hold the shares of Gardner Denver common stock of record through the effective time of the merger. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced and attached as Annex C to this proxy statement. If you hold your shares of Gardner Denver common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee.

Material U.S. Federal Income Tax Consequences of the Merger (page 77)

For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder (as defined under “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 77) in exchange for such U.S. Holder’s shares of Gardner Denver common stock in the merger generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the cash such U.S. Holder receives in the merger and such U.S. Holder’s adjusted tax basis in the shares of Gardner Denver common stock surrendered in the merger. Shareholders should consult their own tax advisors concerning the U.S. federal income tax consequences relating to the merger in light of their particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Regulatory Approvals Required for the Merger (page 80)

Under the merger agreement, the merger cannot be completed until (i) the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, has expired or been terminated (the FTC granted early termination of the waiting period under the HSR Act on March 29, 2013), (ii) the approval by the European Commission applicable to the merger has been granted, (iii) the approval by the Republic of South Africa’s Competition Commission applicable to the merger has been granted or any applicable waiting period related to that approval has expired and (iv) the approval by the People’s Republic of China’s Ministry of Commerce applicable to the merger has been granted or any applicable waiting period related to that approval has expired.

While not a condition to the closing of the merger under the merger agreement, the parties must also file merger notifications with the appropriate regulators in Argentina, Serbia, Turkey and Ukraine pursuant to each jurisdiction’s respective laws designed or intended to regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition. The parties may also be required to observe mandatory waiting periods and/or obtain the necessary approvals, clearances or consents in each of these foreign jurisdictions before completing the merger. The parties will file merger notifications with the appropriate regulators in each of the required foreign jurisdictions as promptly as practicable and work cooperatively toward expedited regulatory clearances.

Legal Proceedings Regarding the Merger (page 81)

On March 14, 2013, a purported shareholder of Gardner Denver filed a complaint styled as a class action lawsuit in the Court of Common Pleas in Chester County, Pennsylvania, which we refer to as the Chester County Common Pleas Court. The case caption of this complaint, which we refer to as the Carson Complaint, is: Jack Carson, Individually and on behalf of all others similarly situated, v. Gardner Denver, Inc., Renaissance Parent Corp., Renaissance Acquisition Corp., Kohlberg Kravis Roberts & Co., L.P., Michael C. Arnold, Donald G. Barger, John D. Craig, Raymond R. Hipp, David D. Petratis, Diane K. Schumacher, Charles L. Szews, Richard L. Thompson and Michael M. Larsen, No. 13-02341. On March 15, 2013, a second purported shareholder of Gardner Denver filed a substantially similar complaint, which we refer to as the Shoemaker Complaint, in Chester County Common Pleas Court captioned Glenn Shoemaker, Individually and on Behalf of All Others Similarly Situated, v. Gardner Denver, Inc., et al., No. 13-02372. Unlike the Carson Complaint, the Shoemaker Complaint does not name Mr. Larsen or KKR as defendants. Both complaints assert that the members of the Board of Directors breached their fiduciary duties in agreeing to the merger, and that Gardner Denver, Parent, Acquisition Sub and, in the case of the Carson Complaint, KKR aided and abetted in the breaches of fiduciary duties. The Carson Complaint seeks to enjoin the merger and seeks other equitable relief. The Shoemaker Complaint seeks money damages. On May 2, 2013, the Shoemaker Complaint was voluntarily dismissed. On April 30, 2013, an amended Carson Complaint was filed, which we refer to as the Amended Carson Complaint. The Amended Carson Complaint adds an allegation that the members of the Board of Directors breached their fiduciary duties in failing to make material disclosures in the preliminary proxy statement filed in connection with the merger.

On March 27, 2013, a third purported shareholder of Gardner Denver filed a substantially similar complaint, which we refer to as the White Complaint, in the Delaware Court of Chancery captioned Daniel White, individually and on behalf of all others similarly situated, v. Larsen, et al., C.A. No. 8439-VCN. The White complaint asserts that the members of the Board of Directors breached their fiduciary duties in agreeing to the merger, and that Gardner Denver, Parent, Acquisition Sub and KKR aided and abetted in the breaches of fiduciary duties. The White Complaint seeks to enjoin the merger and an award of money damages.

On April 22, 2013, a fourth purported shareholder of Gardner Denver filed a complaint, which we refer to as the Minzer Complaint, in the Delaware Court of Chancery captioned Shoshana Minzer, individually and on behalf of all others similarly situated, v. Larsen, et al., C.A. No. 8498. The Minzer Complaint asserts that the members of the Board of Directors breached their fiduciary duties in agreeing to the merger and in failing to make material disclosures in the preliminary proxy statement filed in connection with the merger, and that Gardner Denver, Parent, Acquisition, Acquisition Sub and KKR aided and abetted in the breaches of fiduciary duties. The Minzer Complaint seeks to enjoin the merger and an award of money damages.

On April 25, 2013, plaintiff Glenn Shoemaker filed a complaint, which we refer to as the Shoemaker Delaware Complaint, in the Delaware Court of Chancery captioned Glenn Shoemaker, Individually and on Behalf of All Others Similarly Situated, v. Gardner Denver, Inc., et al., C.A. No. 8505. The Shoemaker Delaware Complaint makes substantively identical allegations to the Minzer Complaint: asserting that the members of the Board of Directors breached their fiduciary duties in agreeing to the merger and in failing to make material disclosures in the preliminary proxy statement filed in connection with the merger, and that Parent, Acquisition Sub and KKR aided and abetted in the breaches of fiduciary duties. The Shoemaker Delaware Complaint seeks to enjoin the merger.

Restrictions on Solicitations of Other Offers (page 90)

Under the merger agreement, neither Gardner Denver nor any of its subsidiaries may (and Gardner Denver will use reasonable best efforts to cause its and its subsidiaries’ affiliates and representatives not to) (i) initiate, solicit or knowingly encourage or facilitate any inquiries regarding any proposal, which we refer to as a competing proposal, or offer that constitutes or would reasonably be expected to lead to such a proposal to acquire, directly or indirectly, in one transaction or a series of transactions, either beneficial ownership of 20% or more of any class of Gardner Denver’s stock or assets or businesses of Gardner Denver that constitute 20% or more of the revenues or assets of Gardner Denver and its subsidiaries, taken as a whole, or (ii) engage in any negotiations or substantive discussions regarding, or provide any non-public information to, any person relating to, or that would reasonably be expected to lead to, any competing proposal.

Gardner Denver may, however, prior to the adoption of the merger agreement by Gardner Denver’s shareholders, provide information in response to a request and engage or participate in negotiations or substantive discussions with a person regarding a written unsolicited bona fide acquisition proposal, if the Board of Directors determines in good faith after consultation with its outside financial advisor and its outside legal counsel that such proposal could reasonably be expected to result in a superior proposal. For the purposes of the merger agreement, a superior proposal is a proposal for either beneficial ownership of 50% or more of any class of Gardner Denver’s stock or assets or businesses of Gardner Denver that constitute 50% or more of the revenues or assets of Gardner Denver and its subsidiaries, taken as a whole, that the Board of Directors considers, in good faith after consultation with its outside financial advisor and its outside legal counsel, to be more favorable to Gardner Denver’s stockholders from a financial point of view than the transactions contemplated by the merger agreement (including any changes to the terms of the transactions contemplated by the merger agreement agreed to by Parent).

Gardner Denver is not, however, entitled to terminate the merger agreement to enter into an agreement for a superior proposal unless it complies with certain procedures in the merger agreement, including negotiating with Parent in good faith over a five business day period so that such superior proposal no longer constitutes a superior proposal.

Changes in Board Recommendation (page 91)

Prior to the adoption of the merger agreement by Gardner Denver’s shareholders, the Board of Directors may under certain circumstances withdraw its recommendation that Gardner Denver’s shareholders adopt the merger agreement if it determines in good faith after consultation with its outside financial advisor and its outside legal counsel that failure to do so would be reasonably likely to be inconsistent with the Board of Director’s fiduciary duties to Gardner Denver’s shareholders under applicable law.

The Board of Directors cannot, however, make an adverse recommendation change unless it complies with certain procedures in the merger agreement, including negotiating with Parent in good faith over a five business day period so that a failure to withdraw its recommendation would no longer be reasonably likely to be inconsistent with the Board of Directors’ fiduciary duties.

Conditions to the Closing of the Merger (page 95)

The following conditions must be satisfied or waived, where legally permissible, before the proposed merger can be consummated:

•	The adoption of the merger agreement by the requisite affirmative vote of Gardner Denver’s shareholders;

•

The expiration or termination of the applicable waiting period under the HSR Act, the approval of the merger by the European Commission, the approval or clearance of the merger by the applicable governmental agency in the People’s Republic of China or the expiration or termination of any applicable waiting period related to that approval and the approval or clearance of the merger by the applicable governmental agency in the Republic of South Africa or the expiration or termination of any applicable waiting period related to that approval (see “The Merger — Regulatory Approvals Required for the Merger” beginning on page 80);

•	The consummation of the merger not being restrained, enjoined, rendered illegal or otherwise prohibited by any law or order of any governmental authority;

•

The accuracy of the representations and warranties of Gardner Denver, Parent and Acquisition Sub in the merger agreement, subject to materiality qualifiers, as of the effective time of the merger or the date in respect of which such representation or warranty was specifically made;

•

The performance in all material respects by Gardner Denver, on the one hand, and Parent and Acquisition Sub, on the other hand, of their respective obligations required to be performed by them under the merger agreement at or prior to the effective time of the merger; and

•

Receipt of certificates by senior executive officers of Gardner Denver, on the one hand, and Parent and Acquisition Sub, on the other hand, to the effect that the conditions described in the preceding two bullets have been satisfied.

Termination of the Merger Agreement (page 97)

In general, the merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by Gardner Denver’s shareholders, in the following ways:

•	By mutual written consent of Gardner Denver and Parent;

•	By either Gardner Denver or Parent if:

•

The merger has not been consummated by 5:00 p.m., New York City time, on September 7, 2013; however, if, as of September 7, 2013, the condition relating to antitrust and regulatory approvals has not been satisfied or waived but all other conditions to the merger have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the merger), the termination date will be extended to December 7, 2013, which we refer to the date on which the merger agreement may be terminated pursuant to this sentence as the termination date, provided that the right to terminate the merger agreement as a result of the occurrence of the termination date will not be available (i) to any party if the failure of such party to perform or comply with its obligations under the merger agreement has been the principal cause or resulted in the failure of the closing of the merger to have occurred on or before such date and (ii) to either party if, on or prior to the date that is 6 months from the date of the merger agreement, the closing of the merger has not occurred as a result of the marketing period delaying consummation of the merger;

•

A governmental authority has, by law or order, permanently restrained, enjoined, rendered illegal or otherwise prohibited the transactions contemplated by the merger agreement and such law or order has become final or nonappealable, provided that the party seeking to terminate the merger agreement pursuant to this clause has complied with its obligations described under “The Merger Agreement — Efforts to Close the Merger” beginning on page 94 or has used its reasonable best efforts to remove the injunction, order or decree; however, the right to terminate the merger agreement pursuant to the previous sentence will not be available to a party if the issuance of such law or order was primarily due to the failure of such party (including in the case of Parent, the failure of Acquisition Sub) to perform any of its obligations under the merger agreement; or

•	Our shareholders have failed to adopt the merger agreement at the special meeting of shareholders, or any adjournment or postponement thereof;

•	By Gardner Denver if:

•

Parent or Acquisition Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements set forth in the merger agreement, which (i) would give rise to the failure of a related closing condition and (ii) is not capable of being cured, or is not cured, before the earlier of the termination date or the date that is 30 calendar days following Gardner Denver’s delivery of written notice of such breach; however, Gardner Denver will not have the right to terminate the merger agreement if Gardner Denver is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement;

•

Prior to the adoption of the merger agreement by our shareholders and provided that Gardner Denver is not then in breach of its obligations related to competing proposals and superior proposals, in order to enter into a definitive agreement with respect to a superior proposal in accordance with the terms of the merger agreement, subject to Gardner Denver paying to Parent a termination fee of $103.4 million; or

•

Parent fails to consummate the closing of the merger on the date on which the closing is to occur where all of the conditions to closing have been and continue to be satisfied or have been waived (other than those conditions that by their nature cannot be satisfied other than at the closing) and Gardner Denver has notified Parent in writing that all of the conditions to closing have been satisfied, or, with respect to Gardner Denver’s conditions, waived, and that it is ready and willing to consummate the closing on the date on which the closing is to occur;

•	by Parent if:

•

Gardner Denver has breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the merger agreement such that certain conditions set forth in the merger agreement are not satisfied and such breach is not capable of being cured, or is not cured, before the earlier of the termination date or the date that is 30 calendar days following the Parent’s delivery of written notice of such breach; however, Parent will not have the right to terminate the merger agreement if Parent or Acquisition Sub is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement; or

•

Prior to the adoption of the merger agreement by the shareholders of Gardner Denver, the Board of Directors of Gardner Denver changes its recommendation of the merger, fails to include in this proxy statement a recommendation by the Board of Directors that our shareholders adopt the merger agreement and approve the merger, approves or recommends any competing proposal or fails (by taking no position with the acceptance of such offer within ten business days after commencement) to recommend against acceptance of a tender or exchange offer for any outstanding shares of capital stock of Gardner Denver that constitutes a competing proposal.

Termination Fees and Expense Reimbursement (page 98)

Except in specified circumstances, whether or not the merger is completed, Gardner Denver and Parent are each responsible for all of their respective costs and expenses incurred in connection with the merger and the other transactions contemplated by the merger agreement.

Under the merger agreement, Gardner Denver may be required to pay to Parent a termination fee of $103.4 million (less any Parent expenses previously reimbursed by Gardner Denver, as described below), or approximately 2.75% of the aggregate equity value of the transaction, if the merger agreement is terminated under specified circumstances. In addition, the merger agreement requires Gardner Denver to reimburse Parent’s reasonably documented out-of-pocket expenses, up to $10 million, in the event that the merger agreement is terminated after the shareholders of Gardner Denver fail to approve the merger agreement and the transactions contemplated thereby.

Under the merger agreement, Parent may be required to pay to Gardner Denver a reverse termination fee of $263.1 million, or approximately 7% of the aggregate equity value of the transaction, if the merger agreement is terminated under specified circumstances. In no event will either party be required to pay a termination fee on more than one occasion.

Specific Performance (page 99)

Parent, Acquisition Sub and Gardner Denver are entitled to seek specific performance to prevent breaches of the merger agreement and to enforce the terms of the merger agreement in addition to any other remedy to which they are entitled at law or in equity. Gardner Denver is entitled to obtain specific performance or other equitable relief to cause equity financing contemplated by the equity commitment letter to be funded on the terms and subject to the conditions set forth in the equity commitment letter and the merger agreement if and only if (i) all conditions to Parent and Acquisition Sub’s obligation to consummate the merger (other than conditions to be satisfied at the closing of the merger, each of which is capable of being satisfied at that time) have been satisfied at the time when the closing of the merger would have occurred if not for the failure of the equity financing to be funded, and remain satisfied, (ii) the debt financing has been funded or will be funded at the closing of the merger if the equity financing is funded and (iii) with respect to any funding of the equity financing to occur at the closing of the merger, Gardner Denver has irrevocably confirmed that if specific performance is granted and the equity financing and debt financing are funded, then the merger closing will occur.

Market Prices and Dividend Data (page 103)

Our common stock is listed on New York Stock Exchange under the symbol “GDI.” On October 24, 2012, the last trading day prior to Gardner Denver’s announcement that it would evaluate strategic alternatives, the closing price of our common stock was $54.75 per share. The closing price of our common stock on the New York Stock Exchange on July 26, 2012, the last trading day prior to the date on which a shareholder disclosed that it had accumulated a stake in excess of 5% of Gardner Denver’s common stock and called for Gardner Denver to sell itself in an all cash transaction, was $52.14 per share. On [—], 2013, the latest practicable trading day before the printing of this proxy statement, the closing price for our common stock on the New York Stock Exchange was $[—] per share.

Under the terms of the merger agreement, we may continue to declare or pay quarterly dividends to our common shareholders not in excess of $0.05 per share and consistent with past practice. No adjustment to the merger consideration will be made on account of any ordinary quarterly dividends payable prior to the consummation of the merger, provided that no dividend will be payable if the closing of the merger occurs on or prior to the applicable record date for such dividend.

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

QUESTIONS AND ANSWERS

The following questions and answers are intended to address some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Gardner Denver shareholder. We encourage you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 108.

Q:	Why am I receiving these materials?

A:

The Board of Directors is furnishing this proxy statement and form of proxy card to the holders of Gardner Denver common stock in connection with the solicitation of proxies to be voted at a special meeting of shareholders or at any adjournments or postponements of the special meeting.

Q:	When and where is the special meeting?

A:	The special meeting will take place on [—], 2013 at the Embassy Suites Philadelphia-Valley Forge, 888 Chesterbrook Boulevard, Wayne, PA 19087, at [1:30 p.m.], Eastern time.

Q:	Who is entitled to vote at the special meeting?

A:

Only shareholders of record as of the close of business on [—], 2013 are entitled to notice of the special meeting and to vote at the special meeting or at any adjournment or postponement thereof. Each holder of Gardner Denver common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of Gardner Denver common stock that such holder owned as of the record date.

Q:	May I attend the special meeting and vote in person?

A:

Yes. All shareholders as of the record date may attend the special meeting and vote in person. Seating will be limited. Shareholders will need to present proof of ownership of Gardner Denver common stock, such as a bank or brokerage account statement, and a form of personal identification to be admitted to the special meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the special meeting. Even if you plan to attend the special meeting in person, we encourage you to complete, sign, date and return the enclosed proxy or vote electronically over the Internet or via telephone to ensure that your shares will be represented at the special meeting. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you hold your shares in “street name,” because you are not the shareholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid proxy from your bank, broker or other nominee.

Q:	What am I being asked to vote on at the special meeting?

A:	You are being asked to vote on the following proposals:

•	To adopt the merger agreement, pursuant to which Acquisition Sub will merge with and into Gardner Denver, and Gardner Denver will become a wholly owned subsidiary of Parent;

•

To approve the adjournment of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting; and

•	To approve, by non-binding, advisory vote, compensation that will or may become payable by Gardner Denver to its named executive officers in connection with the merger.

Q:	What is the proposed merger and what effects will it have on Gardner Denver?

A:

The proposed merger is the acquisition of Gardner Denver by Parent pursuant to the merger agreement. If the proposal to adopt the merger agreement is approved by the holders of Gardner Denver common stock and the other closing conditions under the merger agreement have been satisfied or waived, Acquisition Sub will merge with and into Gardner Denver, with Gardner Denver continuing as the surviving corporation. As a result of the merger, Gardner Denver will become a wholly owned subsidiary of Parent, and Gardner Denver common stock will no longer be publicly traded. In addition, Gardner Denver common stock will be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934, as amended, and we will no longer file periodic reports with the SEC on account of Gardner Denver common stock.

Q:	What will I receive if the merger is completed?

A:

Upon completion of the merger, you will be entitled to receive the per share merger consideration of $76.00 in cash, without interest and less any applicable withholding taxes, for each share of common stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL with respect to such shares. For example, if you own 100 shares of common stock, you will receive $7,600.00 in cash in exchange for your shares of common stock, less any applicable withholding taxes. In either case, your shares will be canceled and you will not own shares in the surviving corporation.

Q:

How does the per share merger consideration compare to the market price of Gardner Denver common stock (i) prior to Gardner Denver’s announcement that it would evaluate strategic alternatives and (ii) prior to the date on which a shareholder accumulated a stake in excess of 5% of Gardner Denver’s common stock and called for Gardner Denver to sell itself?

A:

The per share merger consideration represents a premium of (i) approximately 39% to Gardner Denver’s closing stock price on October 24, 2012, the last trading day prior to Gardner Denver’s announcement that it would evaluate strategic alternatives and (ii) approximately 46% over the closing price of the common stock on July 26, 2012, the last trading day prior to the date on which a shareholder disclosed that it had accumulated a stake in excess of 5% of Gardner Denver’s common stock and called for Gardner Denver to sell itself in an all cash transaction.

Q:	What do I need to do now?

A:

We encourage you to read this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement carefully and consider how the merger affects you. Then complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone, so that your shares can be voted at the special meeting. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares. Please do not send your stock certificates with your proxy card.

Q:	Should I send in my stock certificates now?

A:

No. After the merger is completed, under the terms of the merger agreement, you will receive shortly thereafter the letter of transmittal instructing you to send your stock certificates to the paying agent in order to receive the cash payment of the merger consideration for each share of our common stock represented by the stock certificates. You should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled upon completion of the merger. Please do not send in your stock certificates now.

Q:	What happens if I sell or otherwise transfer my shares of Gardner Denver common stock after the record date but before the special meeting?

A:

The record date for the special meeting is earlier than the date of the special meeting and the date the merger is expected to be completed. If you sell or transfer your shares of our common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies Gardner Denver in writing of such special arrangements, you will transfer the right to receive the merger consideration, if the merger is completed, to the person to whom you sell or transfer your shares of our common stock, but you will retain your right to vote these shares at the special meeting. Even if you sell or otherwise transfer your shares of common stock after the record date, we encourage you to complete, date, sign and return the enclosed proxy or vote via the Internet or telephone.

Q:	How does Gardner Denver’s Board of Directors recommend that I vote?

A:

The Board of Directors, after considering the various factors described under “The Merger — Recommendation of Our Board of Directors and Reasons for the Merger,” the comprehensive sale process conducted by the Board of Directors and the alternatives to the merger (including remaining as a standalone company), has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of, Gardner Denver and our shareholders, has declared advisable the merger agreement and has adopted and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger.

The Board of Directors recommends that you vote “FOR” the adoption of the merger agreement, “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting and “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Gardner Denver to its named executive officers in connection with the merger.

Q:	What happens if the merger is not completed?

A:

If the merger agreement is not adopted by Gardner Denver shareholders or if the merger is not completed for any other reason, Gardner Denver shareholders will not receive any payment for their shares of common stock. Instead, Gardner Denver will remain an independent public company, the common stock will continue to be listed and traded on the New York Stock Exchange and registered under the Exchange Act and we will continue to file periodic reports with the SEC on account of Gardner Denver’s common stock.

Under specified circumstances, Gardner Denver may be required to reimburse Parent’s expenses or pay Parent a termination fee, or may be entitled to receive a reverse termination fee from Parent, upon the termination of the merger agreement, as described under “The Merger Agreement — Termination Fees” beginning on page 98 and “The Merger Agreement — Expense Reimbursement” beginning on page 99.

Q:	Do any of Gardner Denver’s directors or officers have interests in the merger that may differ from those of Gardner Denver shareholders generally?

A:

Yes. In considering the recommendation of the Board of Directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. The Board was aware of and considered these interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the merger agreement and the merger, in approving the merger agreement and the merger, and in recommending that the merger agreement be adopted by the shareholders of Gardner Denver. For a description of the interests of our directors and executive officers in the merger, see “The Merger — Interests of the Directors and Executive Officers of Gardner Denver in the Merger” beginning on page 60.

Q:	What vote is required to adopt the merger agreement?

A:	The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to adopt the merger agreement.

The failure of any shareholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the special meeting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Abstentions will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

As of [—], 2013, the record date for determining who is entitled to vote at the special meeting, there were approximately [—] shares of Gardner Denver common stock issued and outstanding. Each holder of Gardner Denver common stock is entitled to one vote per share of stock owned by such holder as of the record date.

Q:

What vote is required to approve any proposal to adjourn the special meeting to a later date if necessary or appropriate to solicit additional proxies and to approve, by non-binding, advisory vote, compensation that will or may become payable by Gardner Denver to its named executive officers in connection with the merger?

A:

Approval of the proposal to adjourn the special meeting, whether or not a quorum is present, requires the affirmative vote of the majority of the voting power of the shares of common stock represented either in person or by proxy. Approval, by non-binding, advisory vote, of compensation that will or may become payable by Gardner Denver to its named executive officers in connection with the merger requires the affirmative vote of a majority of those shares of common stock represented in person or by proxy and voting upon on the proposal.

The failure of any shareholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the special meeting will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Gardner Denver to its named executive officers in connection with the merger. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will not have any effect on the adjournment proposal and the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Gardner Denver to its named executive officers in connection with the merger. Abstentions will have the same effect as a vote “AGAINST” the adjournment proposal and the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Gardner Denver to its named executive officers in connection with the merger.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:

If your shares are registered directly in your name with our transfer agent, Wells Fargo Bank, N.A., you are considered, with respect to those shares, to be the “shareholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by Gardner Denver.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of the shares of Gardner Denver common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the shareholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the special meeting. However, because you are not the shareholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid proxy from your bank, broker or other nominee.

Q:	How may I vote?

A:	If you are a shareholder of record (that is, if your shares of common stock are registered in your name with Wells Fargo Bank, N.A., our transfer agent), there are four ways to vote:

•	By attending the special meeting and voting in person by ballot;

•	By visiting the Internet at the address on your proxy card; or

•	By calling toll-free (within the U.S. or Canada) at the phone number on your proxy card; or

•	By completing, dating, signing and returning the enclosed proxy card in the accompanying prepaid reply envelope.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of common stock, and to confirm that your voting instructions have been properly recorded when voting electronically over the Internet or by telephone. Please be aware that, although there is no charge for voting your shares, if you vote electronically over the Internet or by telephone, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Even if you plan to attend the special meeting in person, you are strongly encouraged to vote your shares of common stock by proxy. If you are a record holder or if you obtain a valid proxy to vote shares which you beneficially own, you may still vote your shares of common stock in person at the special meeting even if you have previously voted by proxy. If you are present at the special meeting and vote in person, your previous vote by proxy will not be counted.

If your shares are held in “street name” through a broker, bank or other nominee, you may vote through your broker, bank or other nominee by completing and returning the voting form provided by your broker, bank or other nominee, or electronically over the Internet or by telephone through your broker, bank or other nominee if such a service is provided. To vote via the Internet or via telephone through your broker, bank or other nominee, you should follow the instructions on the voting form provided by your broker, bank or nominee.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:

No. Your bank, broker or other nominee will only be permitted to vote your shares on any proposal only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee regarding the voting of your shares of Gardner Denver common stock. Without instructions, your shares will not be voted, which will have the same effect as if you voted against adoption of the merger agreement and approval of the transactions contemplated thereby, but will have no effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Gardner Denver to its named executive officers in connection with the merger.

Q:	If my shares are held in Gardner Denver’s retirement savings plan, how do I vote?

A:

Shares of our common stock held in the Gardner Denver, Inc. Retirement Savings Plan, which we refer to as the Retirement Savings Plan, will be voted by JPMorgan Chase Bank, N.A., which we refer to as JPMorgan, as trustee of this plan. Voting instructions regarding your shares in the Retirement Savings Plan must be received by 11:59 p.m. Eastern time on [—], 2013, in which case JPMorgan will vote your shares as you have directed. Please follow the directions on the enclosed proxy card on how to provide your voting instructions to JPMorgan. After [—], 2013, all shares of our common stock held in the Retirement Savings Plan for which voting instructions have not been received, and all shares not yet allocated to participants’ accounts, will be voted by JPMorgan, as trustee, in the same proportion (“FOR” or “AGAINST”) as the shares for which instructions are received from participants in the Retirement Savings Plan.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. If you are a shareholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

•	Submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	Signing another proxy card with a later date and returning it to us prior to the special meeting; or

•	Attending the special meeting and voting in person.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the special meeting if you obtain a valid proxy from your bank, broker or other nominee.

Q:	What is a proxy?

A:

A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Gardner Denver common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Gardner Denver common stock is called a “proxy card.” Our Board of Directors has designated Michael M. Larsen and Brent A. Walters and each of them, with full power of substitution, as proxies for the special meeting.

Q:	If a shareholder gives a proxy, how are the shares voted?

A:

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the adoption of the merger agreement, “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting and “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Gardner Denver to its named executive officers in connection with the merger.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, date, sign and return (or vote via the Internet or telephone with respect to) each proxy card and voting instruction card that you receive.

Q:	Who will count the votes?

A:	The votes will be counted by the independent inspector of election appointed for the special meeting.

Q:	Where can I find the voting results of special meeting?

A:

Gardner Denver intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports Gardner Denver files with the SEC are publicly available when filed. See “Where You Can Find More Information” beginning on page 108 of this proxy statement.

Q:	Will I be subject to U.S. federal income tax upon the exchange of Gardner Denver common stock for cash pursuant to the merger?

A:

If you are a U.S. Holder (as defined under “The Merger — Material U.S. Federal Income Tax Consequences of the Merger”), the exchange of Gardner Denver common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, which generally will require a U.S. Holder to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received by such U.S. Holder in the merger and such U.S. Holder’s adjusted tax basis in the shares of our common stock surrendered in the merger. A Non-U.S. Holder (as defined under “The Merger — Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of our common stock for cash in the merger unless such Non-U.S. Holder has certain connections to the United States. Because particular circumstances may differ, we recommend that you consult your own tax advisor to determine the U.S. federal income tax consequences relating to the merger in light of your own particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction. A more complete description of the material U.S. federal income tax consequences of the merger is provided under “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 77 of this proxy statement.

Q:	What will the holders of Gardner Denver stock options, restricted stock units and long-term cash bonus awards receive in the merger?

A:

At the effective time of the merger, each outstanding option to purchase shares of common stock, whether or not vested, will be canceled and converted into the right to receive an amount in cash (subject to any applicable withholding or other taxes, or other amounts as required by law) equal to the product of (i) the total number of shares of common stock subject to the option as of the effective time of the merger and (ii) the amount, if any, by which $76.00 exceeds the exercise price per share under the option.

At the effective time of the merger, the vesting conditions or restrictions applicable to each restricted stock unit, or RSU, will lapse and each RSU will be converted into the right to receive an amount in cash (subject to any applicable withholding or other taxes, or other amounts as required by law) equal to the product of (i) the total number of shares of common stock subject to such RSU as of the effective time of the merger and (ii) $76.00.

At the effective time of the merger, long-term cash bonus awards granted for the three year performance period beginning January 1, 2011 and ending December 31, 2013, which we refer to as the 2011-2013 performance period, will be deemed to be earned at the end of the 2011-2013 performance period at the greater of (i) the payout opportunity that corresponds to the actual performance level achieved by Gardner Denver or the surviving corporation, as applicable, for such performance period and (ii) the payout opportunity that corresponds to the target performance level for such performance period relative to the performance targets applicable to such performance period, provided that any employee entitled to an award in respect of the 2011-2013 performance period whose employment is terminated at or after the effective time of the merger and prior to the end of the 2011-2013 performance period will instead be paid a pro-rata portion of his or her award. Long-term cash bonus awards granted for the three year performance period beginning January 1, 2013 and ending December 31, 2015, will be deemed to be earned at the greater of (i) the payout opportunity that corresponds to the actual performance level achieved for such partial performance period relative to the applicable performance targets for such award and (ii) the payout opportunity that corresponds to the target performance level for such performance period. Long-term cash bonus awards granted for the three year performance period beginning January 1, 2012 and ending December 31, 2014 will be deemed to be earned at the payout opportunity that corresponds to the target performance level originally established for such performance period.

Q:	When do you expect the merger to be completed?

A:

We are working toward completing the merger as quickly as possible and currently expect to consummate the merger in the third calendar quarter of 2013. However, the exact timing of completion of the merger cannot be predicted because the merger is subject to specified conditions, including adoption of the merger agreement by our shareholders, the receipt of regulatory approvals and the completion of a 20-business day marketing period that Parent may use to complete its financing for the merger.

Q:	Am I entitled to appraisal rights under the DGCL?

A:

If the merger is adopted by Gardner Denver’s shareholders, shareholders who do not vote (whether in person or by proxy) in favor of the adoption of the merger agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL. This means that shareholders of Gardner Denver common stock are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of Gardner Denver common stock, exclusive of any elements of value arising from the accomplishment or expectation of the merger, together with interest based to be paid upon the amount determined to be fair value, if any, as determined by the court. Shareholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced and attached as Annex C to this proxy statement.

Q:	Who can help answer my questions?

A:

If you have any questions concerning the merger, the special meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

Georgeson Inc.

480 Washington Blvd., 26th Floor

Jersey City, NJ 07310

Shareholders, call toll-free: 800-314-4549

FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us or on our behalf, contain “forward-looking statements” that do not directly or exclusively relate to historical facts. You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “should,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast” and other words of similar import. Shareholders are cautioned that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent filings on Forms 10-Q and 10-K, factors and matters described or incorporated by reference in this proxy statement, and the following factors:

•

The inability to complete the merger due to the failure to obtain shareholder approval or failure to satisfy the other conditions to the completion of the merger, including receipt of required regulatory approvals;

•

The risk that the definitive merger agreement may be terminated in circumstances that require us to pay Parent a termination fee of $103.4 million and/or reimbursement of Parent’s expenses of up to $10 million;

•	The outcome of any legal proceedings that may be instituted against us and others related to the merger agreement;

•

The failure by Parent to obtain the necessary equity and debt financing set forth in the financing commitments entered into in connection with the merger, or alternative financing, or the failure of any such financing to be sufficient to complete the merger and the other transactions contemplated by the merger agreement;

•	Risks that the proposed merger disrupts our current restructuring plans and operations or affects our ability to retain or recruit key employees;

•	The fact that receipt of the all-cash merger consideration would be taxable to Gardner Denver’s shareholders that are treated as U.S. holders for U.S. federal income tax purposes;

•

The fact that Gardner Denver’s shareholders would forego the opportunity to realize the potential long-term value of the successful execution of Gardner Denver’s current strategy as an independent company;

•

The possibility that Parent could, at a later date, engage in unspecified transactions including restructuring efforts, special dividends or the sale of some or all of Gardner Denver’s assets to one or more as yet unknown purchasers that could conceivably produce a higher aggregate value than that available to the shareholders in the merger;

•	The fact that under the terms of the merger agreement, Gardner Denver is unable to solicit other acquisition proposals during the pendency of the merger;

•	The fact that, under specified circumstances, Gardner Denver may be required to pay fees and expenses in the event the merger agreement is terminated and the effect this could have on Gardner Denver;

•

The fact that, although Parent must use reasonable best efforts to obtain the financing contemplated by the debt commitment letter, there is a risk that the debt financing might not be obtained and that, in certain instances, Gardner Denver’s only viable recourse would be the reverse termination fee plus the payment of expenses;

•	The effect of the announcement or pendency of the merger on our business relationships, operating results and business generally;

•	The amount of the costs, fees, expenses and charges related to the merger agreement or the merger;

•	Risks related to diverting management’s or employees’ attention from ongoing business operations;

•	Risks that our stock price may decline significantly if the merger is not completed; and

•

Risks related to obtaining the requisite consents to the merger, including, without limitation, the timing (including possible delays) and receipt of regulatory approvals from various domestic and foreign governmental entities (including any conditions, limitations or restrictions placed on these approvals) and the risk that one or more governmental entities may deny approval.

Consequently, all of the forward-looking statements we make in this proxy statement are qualified by the information contained or incorporated by reference herein, including, but not limited to (a) the information contained under this heading and (b) the information contained under the headings “Risk Factors” and information in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-K and 10-Q (see “Where You Can Find More Information” beginning on page 108). No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Gardner Denver shareholders are advised, however, to consult any future disclosures we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of our Board of Directors for use at the special meeting of shareholders or at any adjournment or postponement thereof.

Date, Time and Place

We will hold the special meeting on [—], 2013 at the Embassy Suites Philadelphia-Valley Forge, 888 Chesterbrook Boulevard, Wayne, PA 19087, at [1:30 p.m.], Eastern time.

Purpose of the Special Meeting

At the special meeting, we will ask our shareholders to vote on proposals to adopt the merger agreement, to adjourn the special meeting to a later date to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting, and to approve, by non-binding, advisory vote, compensation that will or may become payable by Gardner Denver to its named executive officers in connection with the merger.

Record Date; Shares Entitled to Vote; Quorum

Only shareholders of record as of the close of business on [—], 2013 are entitled to notice of the special meeting and to vote at the special meeting or at any adjournment or postponement thereof. A list of shareholders entitled to vote at the special meeting will be available in our principal executive offices located at 1500 Liberty Ridge Drive, Suite 3000, Wayne, PA 19087, during regular business hours for a period of no less than ten days before the special meeting and at the place of the special meeting during the meeting.

As of the record date, there were approximately [—] shares of our common stock outstanding and entitled to be voted at the special meeting.

The holders of a majority in voting power of the outstanding shares of our common stock entitled to vote thereat, present either in person or represented by proxy, will constitute a quorum at the special meeting. As a result, [—] shares must be represented by proxy or by shareholders present and entitled to vote at the special meeting to have a quorum. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned to solicit additional proxies.

Vote Required; Abstentions and Broker Non-Votes

The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to adopt the merger agreement. Adoption of the merger agreement by our shareholders is a condition to the closing of the merger.

Approval of the proposal to adjourn the special meeting, whether or not a quorum is present, requires the affirmative vote of the majority of the voting power of the shares of common stock represented either in person or by proxy. Approval, by non-binding, advisory vote, of compensation that will or may be paid to Gardner Denver’s named executive officers in connection with the merger requires the affirmative vote of a majority of those shares of common stock represented in person or by proxy and voting upon on the proposal.

If a Gardner Denver shareholder abstains from voting, the abstention will have the same effect as if the shareholder voted “AGAINST” the proposal to adopt the merger agreement. For shareholders who attend the meeting or are represented by proxy and abstain from voting, the abstention will have the same effect as if the shareholder voted “AGAINST” any proposal to adjourn the special meeting to a later date to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting and “AGAINST” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Gardner Denver to its named executive officers in connection with the merger.

Each “broker non-vote” will also count as a vote “AGAINST” the proposal to adopt the merger agreement, but will have no effect on any proposal to adjourn the special meeting to a later date to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting and the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Gardner Denver to its named executive officers in connection with the merger.

Shares Held by Gardner Denver’s Directors and Executive Officers

At the close of business on [—], 2013, our directors and executive officers beneficially owned [—] shares of our common stock, which represented approximately [—]% of the shares of our outstanding common stock on that date. The directors and executive officers have informed Gardner Denver that they currently intend to vote all of their shares of Gardner Denver common stock “FOR” the adoption of the merger agreement, “FOR” the adjournment of the special meeting (if necessary or appropriate) and “FOR” the non-binding, advisory proposal regarding compensation that will or may become payable by Gardner Denver to its named executive officers in connection with the merger.

Voting of Proxies

If your shares are registered in your name with our transfer agent, Wells Fargo Bank, N.A., you may cause your shares to be voted by returning a signed proxy card, or you may vote in person at the special meeting. Additionally, you may submit electronically over the Internet or by phone a proxy authorizing the voting of your shares by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares according to your directions.

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the special meeting in person. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

If your shares of Gardner Denver common stock are held in Gardner Denver’s Retirement Savings Plan, your shares will be voted by JPMorgan, as trustee of this plan. Voting instructions regarding your shares in the Retirement Savings Plan must be received by 11:59 p.m. Eastern time on [—], 2013, in which case JPMorgan will vote your shares as you have directed. Please follow the directions on the enclosed proxy card on how to provide your voting instructions to JPMorgan. After [—], 2013, all shares of our common stock held in the Retirement Savings Plan for which voting instructions have not been received, and all shares not yet allocated to participants’ accounts, will be voted by JPMorgan, as trustee, in the same proportion (“FOR” or “AGAINST”) as the shares for which instructions are received from participants in the Retirement Savings Plan.

Voting instructions are included on your proxy card. All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in accordance with the instructions of the shareholder. Properly executed proxies that do not contain voting instructions will be voted “FOR” adoption of the merger agreement, “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting and “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Gardner Denver to its named executive officers in connection with the merger. No proxy that is specifically marked against adoption of the merger agreement will be voted in favor of the proposed compensation arrangements for Gardner Denver’s named executive officers in connection with the merger, unless it is specifically marked “FOR” the approval of the proposal.

If your shares are held in “street name” through a broker, bank or other nominee, you may vote through your broker, bank or other nominee by completing and returning the voting form provided by your broker, bank or other nominee, or by the Internet or telephone through your broker, bank or other nominee if such a service is provided. To vote via the Internet or telephone through your broker, bank or other nominee, you should follow the instructions on the voting form provided by your broker, bank or other nominee. If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the Internet or telephone through your broker, bank or other nominee, if possible, or do not attend the special meeting and vote in person with a proxy from your broker, bank or other nominee, it will have the same effect as if you voted “AGAINST” the proposal to adopt the merger agreement but will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Gardner Denver to its named executive officers in connection with the merger.

Revocability of Proxies

If you are a shareholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

•	Submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	Signing another proxy card with a later date and returning it to us prior to the special meeting; or

•	Attending the special meeting and voting in person.

Please note that to be effective, your new proxy card, internet or telephonic voting instructions or written notice of revocation must be received by our Secretary prior to the special meeting and, in the case of internet or telephonic voting instructions, must be received before 11:59 p.m. Eastern time on [—], 2013. If you have submitted a proxy, your appearance at the special meeting, in the absence of voting in person or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the special meeting if you obtain a valid proxy from your bank, broker or other nominee. Any adjournment, recess or postponement of the special meeting for the purpose of soliciting additional proxies will allow Gardner Denver shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned, recessed or postponed.

Board of Directors’ Recommendation

The Board of Directors, after considering various factors described in the section entitled “The Merger — Recommendation of Our Board of Directors and Reasons for the Merger,” has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of, Gardner Denver and our shareholders and has adopted and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. The Board of Directors recommends that you vote “FOR” the adoption of the merger agreement, “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting and “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Gardner Denver to its named executive officers in connection with the merger.

Solicitation of Proxies

The expense of soliciting proxies in the enclosed form will be borne by Gardner Denver. We have retained Georgeson Inc., a proxy solicitation firm, to solicit proxies in connection with the special meeting at a cost of approximately $[—] plus expenses. We will also indemnify Georgeson Inc. against losses arising out of its provisions of such services on our behalf. In addition, we may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by some of our directors, officers and employees, personally or by telephone, facsimile or other means of communication. No additional compensation will be paid for such services.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including the approval by our shareholders of the proposal to adopt the merger agreement, we anticipate that the merger will be consummated in the third calendar quarter of 2013.

Rights of Shareholders Who Seek Appraisal

If the merger is adopted by Gardner Denver shareholders, shareholders who do not vote in favor of the adoption of the merger agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the General Corporation Law of the State of Delaware, or the DGCL. This means that shareholders of Gardner Denver common stock are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of Gardner Denver common stock, exclusive of any elements of value arising from the accomplishment or expectation of the merger, together with interest based to be paid upon the amount determined to be fair value, if any, as determined by the court. Shareholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process.

Shareholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares.

To exercise your appraisal rights, you must submit a written demand for appraisal to Gardner Denver before the vote is taken on the adoption of the merger agreement, you must not submit a proxy or otherwise vote in favor of the proposal to adopt the merger agreement and you must continue to hold the shares of Gardner Denver common stock of record through the effective time of the merger. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced and attached as Annex C to this proxy statement. If you hold your shares of Gardner Denver common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee.

Other Matters

At this time, we know of no other matters to be submitted at the special meeting.

Householding of Special Meeting Materials

Unless we have received contrary instructions, we may send a single copy of this proxy statement and notice to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. Each shareholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If you would like to receive your own set of our disclosure documents this year or in future years, follow the instructions described below. Similarly, if you share an address with another shareholder and together both of you would like to receive only a single set of our disclosure documents, follow these instructions.

If your shares are registered in your own name, please contact us at our executive offices at Gardner Denver, Inc., Corporate Secretary, 1500 Liberty Ridge Drive, Suite 3000, Wayne, PA 19087 or Telephone: (610) 249-2005 to inform us of your request. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Parties Involved in the Merger

Gardner Denver, Inc.

1500 Liberty Ridge Drive

Suite 3000

Wayne, PA 19087

Gardner Denver is a leading worldwide manufacturer of highly engineered products, including compressors, liquid ring pumps and blowers for various industrial, medical, environmental, transportation and process applications, pumps used in the petroleum and industrial market segments and other fluid transfer equipment, such as loading arms and dry break couplers, serving chemical, petroleum and food industries.

Gardner Denver’s divisional operations are combined into two major product groups: the Industrial Products Group and the Engineered Products Group. For the year ended December 31, 2012, approximately 55% of Gardner Denver’s revenues were derived from sales of Industrial Products and approximately 45% of Gardner Denver’s revenues were derived from sales of Engineered Products. Gardner Denver has significant operations outside the United States. For the year ended December 31, 2012, approximately 37% of Gardner Denver’s revenues were derived from sales to customers in the United States and approximately 63% were derived from sales to customers in various countries outside the United States.

Gardner Denver’s common stock is currently listed on the New York Stock Exchange under the symbol “GDI.”

Renaissance Parent Corp.

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street, Suite 4200

New York, New York 10019

Parent is a Delaware corporation that is currently owned by an investment fund affiliated with Kohlberg Kravis Roberts & Co. L.P., which we refer to as KKR or the sponsor. Parent was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Parent has not conducted any business operations except in furtherance of this purpose and activities incident to its formation. Upon completion of the merger, Gardner Denver will be a direct wholly owned subsidiary of Parent.

Acquisition Sub, Inc.

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street, Suite 4200

New York, New York 10019

Acquisition Sub is a Delaware corporation and a wholly owned subsidiary of Parent, formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Acquisition Sub has not conducted any business operations except in furtherance of this purpose and activities incident to its formation. Upon completion of the merger, Acquisition Sub will cease to exist.

Effect of the Merger

Upon the terms and subject to the conditions of the merger agreement, Acquisition Sub will merge with and into Gardner Denver, with Gardner Denver continuing as the surviving corporation. As a result of the merger, Gardner Denver will become a wholly owned subsidiary of Parent, and Gardner Denver common stock will no longer be publicly traded. In addition, Gardner Denver common stock will be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934, as amended, and we will no longer file periodic reports with the SEC on account of Gardner Denver common stock. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

The time at which the merger will become effective, which we refer to as the effective time of the merger, will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we, Parent and Acquisition Sub may agree and specify in the certificate of merger).

Effect on Gardner Denver if the Merger is Not Completed

If the merger agreement is not adopted by Gardner Denver shareholders or if the merger is not completed for any other reason, Gardner Denver shareholders will not receive any payment for their shares of common stock. Instead, Gardner Denver will remain an independent public company, the common stock will continue to be listed and traded on the New York Stock Exchange and registered under the Exchange Act and we will continue to file periodic reports with the SEC on account of Gardner Denver’s common stock. In addition, if the merger is not completed, Gardner Denver expects that management will operate the business in a manner similar to that in which it is being operated today and that Gardner Denver shareholders will continue to be subject to the same risks and opportunities to which they are currently subject, including, without limitation, risks related to the highly competitive industry in which Gardner Denver operates and adverse economic conditions.

Furthermore, if the merger is not completed, and depending on the circumstances that would have caused the merger not to be completed, it is likely that the price of Gardner Denver’s common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of Gardner Denver’s common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Gardner Denver’s common stock. If the merger is not completed, the Board of Directors will continue to evaluate and review Gardner Denver’s business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the merger agreement is not adopted by Gardner Denver’s shareholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to Gardner Denver will be offered or that Gardner Denver’s business, prospects or results of operation will not be adversely impacted.

In addition, under specified circumstances, Gardner Denver may be required to reimburse Parent’s expenses or pay Parent a termination fee, or may be entitled to receive a reverse termination fee from Parent, upon the termination of the merger agreement, as described under “The Merger Agreement — Termination Fees” beginning on page 98.

Merger Consideration

In the merger, each share of common stock, par value $0.01 per share, of Gardner Denver common stock issued and outstanding immediately prior to the effective time of the merger (other than shares of Gardner Denver common stock (i) held by Gardner Denver as treasury stock, (ii) held, directly or indirectly, by Parent or Acquisition Sub and (iii) shares of Gardner Denver common stock as to which holders have properly perfected and not withdrawn a demand for appraisal pursuant to the Delaware General Corporation Law) will be canceled and converted automatically into the right to receive $76.00 in cash, without interest, which amount we refer to as the per share merger consideration, less any applicable withholding taxes.

After the merger is completed, under the terms of the merger agreement, you will have the right to receive the per share merger consideration, but you will no longer have any rights as a Gardner Denver shareholder as a result of the merger (except that shareholders who properly exercise their right of appraisal will have the right to receive a payment for the “fair value” of their shares as determined pursuant to an appraisal proceeding as contemplated by Delaware law), as described below under “— Appraisal Rights” beginning on page 73.

Background of the Merger

As part of its ongoing evaluation of Gardner Denver’s business, the Board of Directors, together with senior management, regularly reviews and assesses opportunities to increase stockholder value. From time to time, Gardner Denver has also received preliminary contacts from financial sponsors or other industry participants regarding possible interest in various types of transactions. In recent years, Gardner Denver has focused on increasing shareholder value by focusing on margin expansion, such as the restructuring of certain of our operations, and acquisitions, such as our acquisition of Robuschi in 2011. As certain of the markets in which Gardner Denver competes suffered from an adverse economic environment in 2012, Gardner Denver spent substantial time and effort examining opportunities to streamline its global manufacturing operations in light of decreased demand, particularly in Europe. As a result, Gardner Denver announced a European restructuring plan on August 16, 2012 and has explored other cost saving opportunities. The execution of these restructuring and other efforts to increase shareholder value involve a significant amount of risk and have uncertain outcomes. Gardner Denver has also returned a significant amount of capital to stockholders over recent years through dividends and stock repurchases.

On July 13, 2012, Barry L. Pennypacker, our then current President and Chief Executive Officer resigned from his positions with Gardner Denver. Effective as of that date, the Board of Directors appointed Michael M. Larsen, Gardner Denver’s then current Vice President and Chief Financial Officer, to serve as Gardner Denver’s interim Chief Executive Officer. In light of Mr. Pennypacker’s resignation, the Directors also discussed whether the Board should consider a review of strategic alternatives that might be available to Gardner Denver. On July 16, 2012, the Monday following Mr. Pennypacker’s resignation, Gardner Denver announced these management changes and Gardner Denver’s share price declined 8.6% to $48.22 per share that day. Following the announcement of Mr. Pennypacker’s resignation, Gardner Denver received communications from certain of its stockholders including ValueAct Capital, or ValueAct, expressing concern over Mr. Pennypacker’s departure and suggesting that Gardner Denver consider potential strategic options.

On July 24, 2012, the Chairperson of the Board of Directors, Diane Schumacher, received a communication from an advisor to SPX Corporation, which we refer to as Party A, a corporation with common stock listed on the New York Stock Exchange, indicating that Party A would be sending a letter to the Board of Directors expressing Party A’s interest in a potential combination of Gardner Denver and Party A. Following discussions among Mrs. Schumacher and other members of the Board of Directors with Mr. Larsen and Brent Walters, our Vice President, General Counsel, Chief Compliance Officer and Secretary, Gardner Denver contacted a representative of Goldman, Sachs & Co., which we refer to as Goldman Sachs, to advise in connection with these developments. In addition, Gardner Denver subsequently contacted the law firm of Skadden, Arps, Slate, Meagher & Flom LLP, which we refer to as Skadden, to advise in connection with these developments.

On July 26, 2012, Gardner Denver received a letter, dated July 26, 2012, from ValueAct, in which ValueAct “recommend[ed] that the board of GDI pursue a sale of Gardner Denver in light of the circumstances in which it finds itself. . . . ” In addition, on July 26, 2012, a representative of a financial sponsor that had previously preliminarily contacted Gardner Denver, which we refer to as Party B, telephoned Mr. Larsen regarding Party B’s interest in Gardner Denver. Mr. Larsen reported these communications to Mrs. Schumacher.

On July 27, 2012, Gardner Denver confirmed receipt of ValueAct’s letter, which ValueAct publicly filed as an amendment to their Schedule 13D with the SEC. ValueAct’s Schedule 13D, originally filed on July 6, 2012, disclosed that it held approximately 5.1% of the outstanding common stock of Gardner Denver. In addition, on July 27, 2012, Gardner Denver received an unsolicited letter from Party A indicating interest in a potential combination, whereby Gardner Denver stockholders would receive a mix of cash and Party A stock representing an aggregate nominal value of approximately $69 for each share of Gardner Denver common stock based on the trading price of Party A’s stock at that time.

On July 31, 2012, the Board of Directors met in-person to discuss ValueAct’s letter as well as the unsolicited interest from Party A and Party B. Messrs. Larsen and Walters, and representatives of Goldman Sachs and Skadden participated. Representatives of Skadden discussed certain legal matters, including the directors’ fiduciary duties and other considerations. Representatives of Goldman Sachs provided a preliminary review of the situation, including with respect to the letter received from ValueAct, and the unsolicited indications of interest from Party A and Party B. Following discussions, the Board of Directors determined that Gardner Denver should continue to execute its business plan, including Gardner Denver’s European restructuring initiative, while at the same time continuing to review various strategic alternatives available to Gardner Denver, including the proposals from Party A and Party B. The Board of Directors requested that management update Gardner Denver’s business plan and financial projections for review by the Board of Directors, and with the assistance of representatives of Goldman Sachs, develop an analysis of certain strategic alternatives potentially available to Gardner Denver. The Board of Directors also reviewed how to respond to Party A.

On August 1, 2012, Mrs. Schumacher and Mr. Larsen sent a letter to Party A stating that the Board of Directors would review Party A’s indication of interest. Gardner Denver then received another letter, dated August 3, 2012, from Party A indicating openness to further discussion of the financial terms of Party A’s proposed transaction.

From early August 2012 through September 2012, Gardner Denver received seven additional unsolicited inquiries from financial sponsors or groups of financial sponsors, including KKR, regarding interest in a possible acquisition of Gardner Denver. Such inquiries were very preliminary in nature and generally indicated interest in participating if Gardner Denver were to pursue a potential sale transaction. In addition, on August 17, 2012, a representative of Goldman Sachs received an unsolicited proposal from an industry participant, which we refer to as Party C, proposing that Gardner Denver acquire Party C for a combination of cash and Gardner Denver common stock.

During August and September, members of Gardner Denver’s management developed financial projections as requested by the Board of Directors. For a description of these initial projections see “— Certain Projections.”

On October 1, 2012, Mrs. Schumacher received an unsolicited preliminary, non-binding indication of interest, based only on publicly available information, from KKR indicating interest in pursuing an acquisition of Gardner Denver at a price of $80 in cash per share of Gardner Denver common stock. The preliminary indication of interest, including the offered price per share of Gardner Denver’s common stock, was subject to the completion by KKR of due diligence, including meeting with Gardner Denver’s senior management team, on the financial condition and operations of Gardner Denver’s business, including known and unknown liabilities, as well as satisfactory review of applicable legal, financial, tax, accounting, IT, and insurance matters.

On October 2, 2012, the Board of Directors met in person to review the projections prepared by management and to consider what additional steps, if any, to take in connection with the exploration of certain strategic alternatives available to Gardner Denver. Also attending the meeting were Messrs. Larsen and Walters, and representatives of Goldman Sachs and Skadden. Representatives of Skadden reviewed legal matters, including the Board of Directors’ fiduciary duties. In addition, representatives of Goldman Sachs reviewed and discussed with the Board of Directors its preliminary financial analysis of Gardner Denver, its preliminary analysis of certain strategic alternatives available to Gardner Denver and the preliminary proposals received. The

Board of Directors considered whether to explore a potential sale or merger of Gardner Denver and determined to proceed with a process to explore such alternatives in light of the unsolicited interest in a possible transaction that had come to Gardner Denver’s attention, and the possibility that this could lead to an attractive alternative for stockholders. In order to explore whether there might be sufficient credible interest in a transaction with Gardner Denver, the Board of Directors directed representatives of Goldman Sachs to contact a number of potentially interested parties to gauge their interest following provision of Gardner Denver’s projections. The Board of Directors discussed with representatives of Goldman Sachs the identities of the parties to be contacted and other process matters, including confidentiality agreements with potentially interested parties. The Board of Directors determined not to pursue an acquisition of Party C at that time.

On October 5, 2012, at the direction of the Board of Directors, representatives of Goldman Sachs contacted eighteen potential bidders, including seven possible strategic buyers and eleven financial sponsors, or groups of financial sponsors, to ascertain their interest in pursuing a transaction with Gardner Denver. These eighteen parties included each of the firms that had contacted Gardner Denver with respect to an acquisition of or business combination with Gardner Denver, aside from Party C. The Board of Directors identified this set of potential bidders with the assistance of Gardner Denver’s financial advisors based on their perceived ability and willingness to pursue a transaction involving Gardner Denver on favorable terms. Gardner Denver was not contacted by any other parties regarding a potential transaction.

Gardner Denver, with the assistance of representatives of Goldman Sachs and Skadden, negotiated and entered into confidentiality agreements after October 5, 2012 with fourteen of such parties, three of which were possible strategic buyers and eleven of which were financial sponsors, or groups of financial sponsors that the Board of Directors, following discussion with its advisors, had determined to allow to partner in considering a transaction. The other four potential bidders declined to enter into confidentiality agreements with the Company as such bidders indicated to representatives of the Company that they did not view a potential transaction involving Gardner Denver as an attractive strategic fit. Included in the group that entered into confidentiality agreements were Party A, Party B and KKR. Each of these confidentiality agreements contained “standstill” provisions restricting the ability of the parties, unless requested in writing by Gardner Denver to do so, to acquire common stock or propose an acquisition of Gardner Denver, or take certain other actions with respect to seeking control of Gardner Denver or to request Gardner Denver to waive the “standstill” provisions. During this same period, as directed by the Board of Directors, Mr. Larsen and/or representatives of Goldman Sachs met or otherwise discussed with each of these potential bidders Gardner Denver and its business. The potential bidders also received confidential, non-public information on Gardner Denver including the initial projections developed by Gardner Denver management, as well as the opportunity to discuss such projections telephonically with members of the Gardner Denver management team. Following discussions and receipt of such information, two possible strategic buyers and one financial sponsor informed representatives of Goldman Sachs they would not participate in a potential transaction.

On October 24, 2012, at the direction of the Board of Directors, representatives of Goldman Sachs sent a letter to eleven of the eighteen potential bidders that were initially contacted on October 5, 2012 and that indicated interest in participating in a review of a potential transaction with Gardner Denver, including one possible strategic buyer and ten financial sponsors or financial sponsor groups, outlining the procedures in connection with Gardner Denver’s exploratory process. The letter stated that initial indications of interest would be due by November 5, 2012. With regard to those parties that elected to withdraw or not proceed with negotiations, communications did not include guidance regarding the consideration that the parties should offer. In addition, Gardner Denver was not made aware that any party’s decision to withdraw or not proceed involved a concern regarding the speed at which Gardner Denver provided information for diligence efforts nor did the parties indicate that they wanted additional time to analyze Gardner Denver.

On October 25, 2012, following media reports speculating about the potential sale of Gardner Denver, Gardner Denver issued a press release confirming the exploration of certain strategic alternatives available to Gardner Denver, including a possible sale or merger. Gardner Denver’s stock price increased from $54.75 to $66.00, or 21%, on that day.

On November 5, 2012, eight of the eleven parties who expressed interest in pursuing a potential transaction following the receipt of information submitted preliminary, non-binding indications of interest, including from Party A, Party B and KKR, with indicative purchase prices as follows:

•

From Party A, $26.33 in cash per share and shares of Party A common stock having a market value of approximately $54.67 per share based on the trading price of Party A’s stock on November 5, 2012, or $81.00 per share in the aggregate

•	From KKR, $80 per share, all cash

•

$75 per share, all cash, from two financial sponsors, which we refer to as Party D; as these two sponsors had originally contacted Gardner Denver indicating an interest in making a joint bid prior to the initiation of any potential sale process, the Board of Directors, after discussions with its advisors, had determined to allow these sponsors to partner in making their bid

•	$75 per share, all cash, from a financial sponsor

•	$73 per share, all cash, from a financial sponsor

•	$72-75 per share, all cash, from a financial sponsor, which we refer to as Party E

•	$72-74 per share, all cash, from a financial sponsor, which we refer to as Party F

•	From Party B, $68-70 per share, all cash

On November 7, 2012, Mrs. Schumacher received a call from the Chairman of Party A who proposed that Gardner Denver negotiate exclusively with Party A for a period of three weeks.

On November 12, 2012, the Board of Directors met in-person to discuss the preliminary indications of interest received on November 5, 2012. Also participating were Messrs. Larsen and Walters, as well as representatives from Goldman Sachs and Skadden. Mr. Larsen and representatives of Goldman Sachs provided the Board of Directors with an update on the process undertaken, at the Board of Directors’ direction, since the Board of Directors’ last meeting. Representatives of Goldman Sachs also reviewed its preliminary financial analysis of Gardner Denver and the preliminary proposals received, and representatives of Skadden reviewed certain legal matters. The Board of Directors decided to continue to explore whether a potential sale or merger of Gardner Denver was available on terms that would be in the best interests of stockholders, and to provide additional due diligence information to those parties the Board of Directors believed, after discussions with management and its advisors, to be most likely to be able to formulate an attractive proposal. The Board of Directors determined to proceed to a “second round” with five bidders, including, KKR, Party A, Party F, Party E and Party D. Also, after discussion with Gardner Denver’s financial advisors, the Board of Directors determined that the three other financial sponsors that submitted an indication of interest, including Party B, were unlikely to seriously pursue a transaction with Gardner Denver at a price and on terms sufficiently attractive to merit further participation based on Goldman Sachs’ preliminary discussions with such parties, as well as each party’s fund size, current portfolio of companies, ability to obtain financing and history of recent transactions. The Board of Directors considered, among other things, with respect to the parties that were not invited to participate in the second round that such parties were either in need of additional equity financing or viewed the business and its value in a way that made it unlikely that they would offer a competitive bid. Additionally, the Board considered the impact that the smaller size of some of the funds and the funds’ recent transaction history would have on such funds’ ability to consummate a transaction, as well as the likely strains on management resources of engaging in a second round with more than five bidders. The reasons for the Board of Directors’ determination to not proceed with the financial sponsor indicating interest at $75 per share included that such financial sponsor had an equity fund approximately 91% smaller than the funds of the bidders selected to proceed, and had indicated it would need to locate a co-investor although it had not done so yet, had not made substantial investment in companies similar to Gardner Denver, and had not performed the same level of due diligence as had the bidders selected to proceed to the next round. The reasons for the Board of Directors’ determination to not proceed with the financial sponsor indicating interest of $73 per share included that such financial sponsor had bid an amount lower than the top end of the range of each other bidder selected to proceed. As a result, the Board of Directors determined not to invite such parties to participate in such “second round” and neither Gardner Denver nor its advisors received further communications from such parties regarding interest in a transaction. The Board believed that the parties chosen to proceed to the second round presented a greater likelihood of presenting competitive offers than the parties not chosen. As part of this process, the Board of Directors authorized representatives of Gardner Denver, with the assistance of representatives of Goldman Sachs and Skadden, to facilitate the opening of a virtual data room, allow site tours of selected Gardner Denver’s facilities, prepare a merger agreement, arrange additional management presentations and meet with representatives of the selected group of potential bidders and their advisors and consultants. In addition, the Board of Directors authorized representatives of Gardner Denver, with the assistance of its advisors, to pursue a customary due diligence process with respect to Party A, given the significant equity component reflected in its indication of interest. Management was instructed to consult with Mrs. Schumacher regarding questions and direction on process. The Board of Directors also instructed Mr. Larsen not to engage in discussions of potential arrangements between management and any of the possible bidders without authorization of the Board of Directors.

On November 13, 2012, at the direction of the Board of Directors, representatives of Goldman Sachs contacted all the bidders that submitted preliminary indications of interest and informed them whether they were invited to proceed with their evaluation of a potential transaction as well as certain next steps relating to the due diligence process to those proceeding into the next phase of the sale process.

From mid-November, 2012 through the first week in December 2012 Gardner Denver, with the assistance of representatives of Goldman Sachs, conducted due diligence meetings and site visits for potential bidders and responded to questions and information requests to facilitate such bidders’ due diligence investigation of Gardner Denver, and Skadden began preparing a draft of a merger agreement to be provided to bidders. Over this same period, Gardner Denver, with the assistance of representatives of Goldman Sachs and outside counsel, engaged in a preliminary due diligence of Party A.

On November 15 and 16, 2012, media reports were published reporting that Gardner Denver was pursuing a potential transaction with multiple parties, including speculation regarding the potential price of a potential transaction.

On November 19, 2012, Gardner Denver announced that the Board of Directors appointed Mr. Larsen as Gardner Denver’s President and Chief Executive Officer, in addition to continuing to serve as Gardner Denver’s Chief Financial Officer, while a search was conducted and until a successor was named. The Board of Directors also appointed Mr. Larsen as a director of Gardner Denver.

On November 29, 2012, Mr. Larsen met for dinner with the Chairman of Party A, however transaction terms were not discussed at this dinner.

On November 30, 2012, members of senior management of Gardner Denver met with members of senior management of Party A, together with representatives of their respective financial advisors, to discuss their respective businesses and the potential benefits of combining the two companies, including preliminary perspectives on potential synergies.

On December 5, 2012, outside counsel for Party A sent an unsolicited draft of a merger agreement to representatives of Goldman Sachs.

On December 6, 2012, senior management from Gardner Denver and Party A had dinner, and, at the direction of Mrs. Schumacher on behalf of the Board of Directors, Mr. Larsen indicated to the Chairman of Party A that it would need to increase its bid if a transaction were to be feasible.

On December 7, 2012, Gardner Denver management presented to Party A regarding Gardner Denver’s business.

On December 9, 2012, Party A sent a revised indication of interest reflecting proposed consideration for each outstanding share of Common Stock of $29.75 in cash and shares of Party A common stock having a market value of approximately $55.25 based on the trading price of Party A’s stock as of December 7, 2012, or $85 per share in the aggregate. In addition, Party A requested that Gardner Denver deal exclusively with Party A, and sent a draft of an exclusivity agreement with its revised preliminary proposal.

On December 9, 2012, the Board of Directors met telephonically to discuss Party A’s revised proposal as well as to consider its approach in dealing with Party A and the other potential bidders. Also participating were representatives of Goldman Sachs and Skadden. Representatives of Goldman Sachs reviewed with the Board of Directors the financial terms of the revised proposal received from Party A and representatives of Skadden provided an overview of other key terms of Party A’s proposal, including its request for exclusivity. In addition, representatives of Skadden reviewed certain legal considerations for the Board of Directors. The Board of Directors viewed Party A’s proposal as potentially attractive, subject to performing due diligence on Party A’s business and operations, better understanding the sources of the potential synergies resulting from the transaction, as well as better understanding the make-up of the post-combination management team and its ability to execute on the combined business plan including such potential synergies and the likelihood of obtaining the required approval of the transaction by Party A shareholders and other matters. Accordingly, the Board of Directors instructed management to proceed with exploration of Party A’s proposal. The Board of Directors determined not to grant formal exclusivity to Party A, but determined to accelerate the due diligence by and discussions with Party A. The Board of Directors also determined, in light of the management time commitment required to undertake the reciprocal diligence with Party A, to defer for the next few weeks additional due diligence by, management presentations to and solicitation of bids from KKR, Party E, Party F and Party D, the other bidders that were selected to participate in the “second round.” The Board of Directors directed representatives of Goldman Sachs to communicate to such other bidders that due diligence and management presentations would be deferred for the next few weeks. Management was instructed to coordinate with Mrs. Schumacher in proceeding with the steps outlined by the Board of Directors and to bring to the Board of Directors’ attention significant due diligence items that might be discovered.

Also on December 10, 2012, Mr. Larsen sent a letter to the Chairman of Party A declining to enter into an exclusivity agreement, but stating that Gardner Denver had determined to substantially dedicate its resources until the end of 2012 to negotiating the terms of a transaction with Party A.

Over the next week, Gardner Denver and Party A continued with their reciprocal diligence investigation, including by conducting facility tours and due diligence calls, and in-person reciprocal management due diligence on December 13, 2012. In addition, on December 12, 2012, Skadden sent a revised draft of the merger agreement to Party A’s outside legal counsel.

On December 13, 2012, members of the Board of Directors of Gardner Denver, including Mrs. Schumacher, Charles Szews, Michael Arnold and Mr. Larsen, as well as Mr. Walters, and members of senior management of Party A, met for a tour of Party A’s headquarters and facilities and then dinner to discuss the possibility of a transaction. Mrs. Schumacher spoke with Party A’s Chairman and communicated the Board of Directors’ concerns, including regarding value and transactional certainty.

On December 14, 2012, members of Gardner Denver’s management, along with representatives of Goldman Sachs and Skadden, met with members of Party A’s management and its outside legal and financial advisors at the offices of Skadden to discuss outstanding issues related to the draft merger agreement proposed by Party A. At this meeting, the parties agreed to defer a discussion regarding the form and amount of consideration, including “price protection” being sought by Gardner Denver with respect to the stock portion of the consideration in the transaction, which would be discussed between Mrs. Schumacher and Mr. Larsen on behalf of Gardner Denver and Party A’s Chairman and Chief Executive Officer. Among other items, the parties discussed the terms of the non-solicitation provision, the Board of Directors’ ability to change its recommendation of the transaction and ability to terminate the proposed agreement to enter into a superior proposal, proposed restrictions on Gardner Denver’s conduct of its business between signing and closing of a potential transaction, the standard of efforts required by Party A to close the transaction including in response to any regulatory concerns, financing, and the magnitude and circumstances of payment of termination fees, including in the event that Party A’s shareholders did not approve the transaction.

On December 16, 2012, the Board of Directors met telephonically to discuss the current state of the due diligence review and the negotiations with Party A. Also participating were members of Gardner Denver’s management and representatives of Goldman Sachs, Skadden, KPMG and the law firm of Baker & McKenzie LLP, which we refer to as Baker. Representatives of KPMG and Baker provided the Board of Directors with an update of the results of their due diligence investigation of Party A to date. Representatives of Goldman Sachs then reviewed with the Board of Directors its preliminary financial analysis of Gardner Denver and the current proposal received from Party A. Representatives of Skadden reviewed certain legal matters and significant issues in the merger agreement. The Board of Directors concluded that Party A had not adequately responded to Gardner Denver’s information requests, and concerns regarding certain of the key outstanding contractual issues, including the economic terms of its bid as a result of a decline in Party A’s stock price since its revised offer since the time of its proposal. The Board of Directors also determined that Party A needed to clarify its willingness to revise the form and amount of consideration it was offering, including “price protection,” and certain non-price matters including termination events and fees and the no shop provision, as well as addressing concerns of the Gardner Denver Board of Directors regarding obtaining the requisite vote of Party A’s shareholders for the contemplated transaction. Mrs. Schumacher provided a summary of her meeting with representatives of Party A regarding the same issues. Mr. Larsen also summarized a conversation that he had with Party A’s Chairman, done at the direction of Mrs. Schumacher on behalf of the Board of Directors, regarding his potential position at the combined company. The Board of Directors requested Mrs. Schumacher and Mr. Larsen to communicate the key open diligence and contractual issues to Party A, which they did that same day.

Also on December 16, 2012, Party A’s outside legal counsel sent a revised draft of the merger agreement to Skadden.

From December 16, 2012 through December 19, 2012, Gardner Denver continued to provide due diligence information to Party A and to seek to complete its due diligence investigation of Party A. During this period, Gardner Denver’s management kept Mrs. Schumacher apprised of developments and consulted with her. On December 18, 2012, Skadden sent a revised draft of the merger agreement to Party A’s outside legal counsel.

On December 17, 2012, Gardner Denver and Party A exchanged revised 2013 financial forecasts, reflecting the impact of industry developments.

On December 18, 2012, Mrs. Schumacher discussed the proposed transaction with the Chairman of Party A, outlining the Board of Directors’ concerns and issues with respect to a potential transaction.

On December 19, 2012, the Board of Directors met telephonically to discuss the current state of the negotiations with Party A. Also participating were members of Gardner Denver’s management and representatives of Goldman Sachs and Skadden. At the meeting, members of management reported on due diligence with respect to Party A and further synergies analysis. The representatives of Goldman Sachs reviewed with the Board of Directors its updated preliminary financial analysis of Gardner Denver and the current proposal received from Party A. The representatives of Skadden reviewed the terms of the potential merger agreement proposed by Party A and the status of discussions on open issues. After discussion of the above matters, the Board of Directors determined that it was not comfortable with the due diligence and synergies analysis performed to date with respect to Party A and the transaction, did not have sufficient understanding of the post-combination management team’s ability to execute on the combined business plan including the potential synergies, was not confident in Party A’s ability to obtain shareholder approval for the contemplated transaction and was not comfortable with the contract terms proposed by Party A. The Board of Directors also did not believe that a transaction with Party A could be entered into on the timetable required by Party A. The Board of Directors determined that management should complete its year end close and that a transaction, while unlikely, could be pursued if Party A desired to continue negotiations after December 31. The Board of Directors directed management to coordinate with Mrs. Schumacher to respond to Party A, and to arrange for representatives of Goldman Sachs to reach out to KKR, Party D, Party E and Party F, the bidders that were previously selected to participate in the “second round,” in order to restart their due diligence after December 31.

During the course of the Board of Directors’ meeting on December 19, 2012, Party A conveyed revised proposal terms to representatives of Goldman Sachs including, among other things, an offer of approximately $81.15 per share including consideration of $33.58 in cash per share and Party A stock at a fixed exchange ratio having an aggregate market value of approximately $47.57 per share based on the trading price of Party A’s stock on December 18, 2012, with no Gardner Denver termination right in the event of a material decline in Party A’s stock price or other price protection. Party A also indicated that if Gardner Denver did not accept and approve the proposal promptly then Party A would no longer be interested in pursuing a potential business combination.

On December 21, 2012, the Board of Directors met telephonically to discuss Party A’s revised offer. Also participating were members of Gardner Denver’s management and representatives of Goldman Sachs and Skadden. Messrs. Larsen and Walters and certain other members of Gardner Denver’s management provided the Board of Directors with an update regarding due diligence as well as other remaining issues and representatives of Skadden reviewed Party A’s proposals of various contract terms. The Board of Directors deliberated and concluded that its previously discussed concerns still had not been adequately addressed, that Party A’s proposal contained material risk for Gardner Denver shareholders as a result of the substantial stock component of the consideration, that there was significant uncertainty relating to Party A’s ability to secure its required shareholder approval, and accordingly, the Board of Directors was not prepared to proceed at that time on the terms proposed by Party A.

The Board of Directors directed Mr. Larsen to coordinate with Mrs. Schumacher, with the assistance of representatives of Goldman Sachs, on a response to Party A to the effect that the Board of Directors’ previously communicated concerns had not been resolved; that the Board of Directors was concerned about price protection, and receipt of the approval of Party A stockholders, and that the Board of Directors was not prepared to pursue Party A’s proposal at that time; that Party A should focus on presenting a proposal that included significantly more cash; and that Gardner Denver would proceed with its strategic alternatives exploration process but would be willing to entertain a proposal from Party A that addressed the Board of Directors’ concerns as part of that process. At the Board of Directors’ direction, this message was subsequently delivered to Party A. Gardner Denver did not receive any such revised proposal from Party A.

In the days following the meeting, at the direction of the Board of Directors, Goldman Sachs reached out to KKR, Party D, Party E, and Party F in an effort to solicit their re-engagement in pursuing a potential acquisition of Gardner Denver. In connection with this re-engagement in December 2012, KKR requested permission to engage Mr. Pennypacker, Gardner Denver’s former President and Chief Executive Officer, as a consultant with respect to the potential transaction pursuant to a consulting agreement dated October 10, 2012 and amended on January 16, 2013. Following consultation with its outside financial and legal advisors, and with the approval of Mrs. Schumacher, Gardner Denver agreed on December 28, 2012, subject to acknowledgment from Mr. Pennypacker (which was subsequently received on January 16, 2013, and which confirmed that it did not modify Mr. Pennypacker’s existing separation agreement) that, among other things, he would be bound by the applicable provisions of the confidentiality agreement between KKR and Gardner Denver (as well as his existing non-disclosure obligations to Gardner Denver which were not modified) and would not interact with Gardner Denver representatives. During the period from December 31, 2012 through mid-February 2013, Gardner Denver provided due diligence, management presentations and site visits to the various interested bidders.

In early January 2013, in light of continued weakness in certain segments of Gardner Denver’s business and management’s more muted outlook for 2013, Gardner Denver management developed updated financial forecasts to be shared with the potential bidders which reflected less favorable future financial performance than those previously provided to such bidders in October 2012 in connection with the process at that time. The Board of Directors reviewed the new financial forecasts and approved them for distribution to bidders on January 11, 2013. For information regarding the updated forecasts see “— Certain Forecasts.”

On January 11, 2013, Gardner Denver’s management met with representatives of Goldman Sachs to consider certain strategic alternatives available to Gardner Denver. Over the course of January and February 2013, Gardner Denver’s management, with the assistance of representatives of Goldman Sachs, continued to evaluate certain strategic alternatives in parallel with a potential sale transaction.

On January 14, 2013 Gardner Denver shared the updated and reduced management financial forecasts with KKR, Party D, Party E and Party F. During January 15-18, 2013, Gardner Denver conducted management meetings at Goldman Sachs’ offices in New York with KKR, Party D, Party E and Party F and reviewed, among other things, the updated financial forecasts.

On January 28, 2013, at the direction of the Board of Directors, representatives of Goldman Sachs sent a second round process letter to KKR, Party D, Party E and Party F outlining the procedures in connection with such bidders’ submission of their final offer. The letter indicated that such potential bidders should submit their final offers by no later than February 21, 2013, with mark-ups of the draft merger agreement, which was provided with the letter, due back no later than February 14, 2013.

On February 1, 2013, Party D notified representatives of Goldman Sachs that it had decided to withdraw from the auction process. On February 14, 2013, Party E and Party F each notified representatives of Goldman Sachs that it was unlikely to submit a proposal to acquire Gardner Denver. Gardner Denver’s communications with the parties that elected to withdraw or not proceed with negotiations did not include guidance regarding the amount that the parties should offer. Gardner Denver was not made aware that any party’s decision to withdraw or not proceed involved a concern regarding the speed at which Gardner Denver provided information for diligence efforts nor did the parties want additional time to analyze Gardner Denver. Party F indicated that it would be willing to consider participation in a leveraged recapitalization in the event Gardner Denver were to undertake such a transaction.

During the following weeks, Gardner Denver’s management met with representatives of Goldman Sachs to consider certain strategic alternatives, other than an acquisition of Gardner Denver, available to Gardner Denver, including the possibility of Gardner Denver undertaking a leveraged recapitalization.

Also on February 14, 2013, outside legal counsel for KKR, Simpson, Thacher & Bartlett LLP, or Simpson, sent a revised draft of the merger agreement to representatives of Gardner Denver.

On February 21, 2013, KKR submitted a revised cash bid of $75 per share of Gardner Denver common stock. KKR included a revised merger agreement, fully executed debt financing commitment letters from Barclays, Deutsche Bank, UBS and Mizuho, as well as drafts of an equity commitment letter and limited guaranty, each from KKR North America Fund XI L.P. That same day, multiple media sources reported that KKR had made a cash bid for Gardner Denver at $75 per share of Gardner Denver common stock.

On February 22, 2013, ValueAct issued a press release and amended its Schedule 13D filed with the SEC stating that it “strongly encourage[d] the Board to accept [the KKR] offer.”

On February 25, 2013, the Board of Directors met to discuss KKR’s revised offer and to consider certain strategic alternatives potentially available to Gardner Denver, including a leveraged recapitalization. Also participating were members of Gardner Denver’s management and representatives of Goldman Sachs and Skadden. Mr. Larsen, representatives of Goldman Sachs and other members of Gardner Denver’s management provided the Board of Directors with an update regarding KKR’s due diligence process. Mr. Larsen reviewed Gardner Denver’s strategic plan and financial projections. The Board of Directors discussed Gardner Denver’s prospects and the challenges facing Gardner Denver, management’s ability to execute on Gardner Denver’s restructuring and other business initiatives and other matters. The representatives of Goldman Sachs reviewed with the Board of Directors its preliminary financial analysis of Gardner Denver, the KKR proposal and certain strategic alternatives available to Gardner Denver. Mr. Larsen also informed the Board of Directors that while

KKR had generally indicated its interest in having him remain on, he had made no decision on whether he would do so if offered and had no arrangement, agreement or understanding with KKR as to any post-transaction employment. At the conclusion of the meeting, the Board of Directors determined to take no action at that point, but to reconvene the following day to continue discussions.

The Board of Directors reconvened on the morning of February 26, 2013 to continue consideration of the KKR proposal. Mr. Walters and representatives of Skadden also participated. Representatives of Skadden provided the Board of Directors with a summary of the key terms of the merger agreement and highlighted differences between the version of the merger agreement that the Board of Directors had authorized sending to KKR, Party D, Party E and Party F and the version Simpson sent to Gardner Denver on February 14, 2013. In particular, the Board of Directors discussed, among other things, the size of Gardner Denver’s termination fee, the terms of the non-solicitation provision, the circumstances under which the Board of Directors could change its recommendation or terminate the agreement in order to enter into a superior proposal, the obligation of Gardner Denver to reimburse a certain amount of KKR’s expenses under certain circumstances and the restrictive nature of certain of the covenants. Following further consideration, the Board of Directors determined to continue pursuing the KKR proposal, but to seek additional cash consideration beyond the amount offered by KKR. The Board of Directors instructed Mr. Larsen to seek $78 per share from KKR and to coordinate with representatives of Goldman Sachs in conveying that request.

On February 26, 2013, at the direction of the Board of Directors, representatives of Goldman Sachs conveyed to KKR that Gardner Denver would potentially be amenable to pursuing a transaction, but at a price of $78 per share of Gardner Denver common stock.

On February 27, 2013, KKR communicated to representatives of Goldman Sachs that it was willing to raise its price to $75.75 per share of Gardner Denver common stock.

On February 28, 2013, the Board of Directors met telephonically to discuss KKR’s revised offer. Also participating were members of Gardner Denver’s management and representatives of Goldman Sachs and Skadden. The representatives of Goldman Sachs reviewed with the Board of Directors its preliminary financial analysis of Gardner Denver, the KKR proposal and certain strategic alternatives available to Gardner Denver and the representatives of Skadden reviewed certain legal matters. Following its deliberations the Board of Directors determined that it should continue to seek additional consideration from KKR and that Gardner Denver should negotiate and seek to finalize a contract to effect the sale of Gardner Denver to KKR, assuming that KKR would raise its price beyond $75.75 per share of Gardner Denver common stock. The Board of Directors directed representatives of Goldman Sachs to communicate to KKR that Gardner Denver would work expeditiously to finalize the merger agreement with KKR, if KKR agreed to raise its bid to at least $76 per share of Gardner Denver common stock, and representatives of Goldman Sachs conveyed this message to KKR later on February 28, 2013 at the direction of the Board of Directors. That same day, KKR agreed to raise its price to $76 per share of Gardner Denver common stock.

On March 1, 2013, Skadden provided Simpson with a revised draft of the merger agreement, limited guaranty and the equity and debt commitment letters. The revised draft of the merger agreement reflected Gardner Denver’s position on the key outstanding issues, including the size of Gardner Denver’s termination fee, the terms of the non-solicitation provision, the circumstances under which the Board of Directors could change its recommendation or terminate the agreement in order to enter into a superior proposal, the obligation of Gardner Denver to reimburse a certain amount of KKR’s expenses under certain circumstances, certain employee benefits matters and the restrictive nature of certain of the covenants.

On March 3, 2013, Simpson provided Skadden with a revised draft of the merger agreement.

Also on March 3, 2013, representatives of Simpson, Skadden and Gardner Denver’s legal department discussed outstanding issues relating to the merger agreement and ancillary documents. Gardner Denver identified a number of issues with respect to KKR’s mark-up of the merger agreement including, among other things, the size of Gardner Denver’s termination fee, circumstances under which KKR’s reverse termination fee is payable, the obligation of Gardner Denver to reimburse KKR’s expenses under certain circumstances (as well as the potential amount of such expenses), certain employee benefits matters and the restrictive nature of certain of the covenants.

On March 4, 2013, Simpson provided Skadden with revised drafts of the equity commitment letter and limited guaranty. That same day, Skadden provided Simpson with revised drafts of the merger agreement, equity commitment letter and limited guaranty.

On March 5, 2013, Simpson provided Skadden with a revised draft of the merger agreement and the equity commitment letter. That same day, representatives from Simpson, Skadden and Gardner Denver’s legal department discussed the remaining outstanding issues that Gardner Denver had with KKR’s most recent mark-up of the merger agreement, including the restrictive nature of certain of the covenants as well as the efforts required of KKR to consummate the transaction.

On March 6, 2013, Skadden provided Simpson with a revised draft of the merger agreement. That same day, Simpson provided Skadden with a revised draft of the merger agreement and an updated debt commitment letter.

On the evening of March 7, 2013, the Board of Directors met telephonically. Also participating were members of Gardner Denver’s management and representatives of Goldman Sachs and Skadden. The representatives of Skadden reviewed the terms of the draft of the merger agreement and described changes to such agreement since the last meeting of the Board of Directors. In addition, the representatives of Skadden reviewed certain legal matters, including the Board of Directors’ fiduciary duties in connection with the proposed transaction. Also at the meeting, the representatives of Goldman Sachs reviewed with the Board of Directors Goldman Sachs’ financial analysis of the $76 per share consideration to be offered to Gardner Denver’s stockholders in the proposed merger. Following this presentation, representatives of Goldman Sachs rendered its oral opinion to the Board of Directors, subsequently confirmed by delivery of a written opinion dated March 7, 2013, that, as of March 7, 2013 and based upon and subject to the factors and assumptions set forth therein, the $76 per share in cash to be paid to the holders of shares of Gardner Denver common stock pursuant to the merger agreement was fair from a financial point of view to such holders. For more information about Goldman Sachs’ opinion, see below under the heading “— Opinion of Goldman, Sachs & Co.” After discussing potential reasons for and against the proposed transaction, the Board of Directors unanimously determined that the merger agreement, and the merger are fair to and in the best interests of Gardner Denver and its stockholders, approved the merger and merger agreement and recommended that Gardner Denver’s stockholders vote to adopt the merger agreement at any meeting of stockholders of Gardner Denver to be called for the purposes of acting thereon.

After the Board of Directors’ meeting on March 7, 2013, KKR finalized the debt commitment letter with its lenders and the parties finalized the merger agreement, the equity commitment letter and the limited guaranty. Late in the evening, the parties executed the agreements in connection with the transaction. Gardner Denver also amended its rights agreement such that the merger agreement and the transactions contemplated thereby would not trigger any rights pursuant to such agreement.

On March 8, 2013, prior to the opening of trading of Gardner Denver common stock on the New York Stock Exchange, Gardner Denver and KKR issued a joint press release announcing the execution of the merger agreement.

At its May 23, 2013 meeting, the Board of Directors confirmed that management was authorized to engage in discussions with KKR regarding post-transaction employment arrangements.

Recommendation of Our Board of Directors and Reasons for the Merger

Recommendation of Our Board of Directors

The Board of Directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to adjourn the special meeting and “FOR” the non-binding,

advisory proposal regarding compensation that will or may become payable by Gardner Denver to its named executive officers in connection with the merger.

Reasons for the Merger

In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Board of Directors consulted with Gardner Denver’s senior management, outside legal counsel and an independent financial advisor. In recommending that Gardner Denver’s shareholders vote their shares of common stock in favor of adoption of the merger agreement, the Board of Directors also considered a number of factors, including the following (not necessarily in order of relative importance):

•	Gardner Denver’s business and operations, and its current and historical financial condition and results of operations.

•

Gardner Denver’s business plan and related financial projections, the difficult economic environment facing Gardner Denver and the risks and uncertainties in executing on the business plan and achieving such financial projections, including the challenges in implementing its previously announced European restructuring plan and Gardner Denver’s need to attract and retain additional management in order to implement its restructuring and growth strategy.

•

The historic trading ranges of the common stock and the potential trading range of the common stock absent takeover speculation, including following Gardner Denver’s announcement on October 25, 2012 that it was exploring strategic alternatives, and the possibility that absent such speculation it could take a considerable period of time before the trading price of the common stock would trade at a level in excess of the per share merger consideration of $76.00 on a present value basis.

•	The relationship of the $76.00 merger consideration to the trading price of the common stock, including that the merger consideration constituted a premium of:

•	Approximately 39% to the closing share price for Gardner Denver’s common stock on October 24, 2012, the day before Gardner Denver’s announcement that it would explore strategic alternatives; and

•

Approximately 46% over the closing price of the common stock on July 26, 2012, the last trading day prior to the date on which ValueAct filed a Schedule 13D disclosing that it had accumulated a stake in excess of 5% of Gardner Denver’s common stock and calling for Gardner Denver to sell itself in an all cash transaction.

•

The financial analysis presentation of Goldman Sachs, Gardner Denver’s financial advisor in connection with the merger, and the opinion of Goldman Sachs, dated as of March 7, 2013, delivered to the Board of Directors that, as of March 7, 2013, and based upon and subject to the factors and assumptions set forth therein, the $76.00 per share in cash to be paid to the holders of shares of Gardner Denver’s common stock pursuant to the merger agreement was fair from a financial point of view to such holders, as more fully described below under the heading “—Opinion of Goldman, Sachs & Co.”

•

The risks and opportunities associated with the potential alternative to the merger of remaining a standalone public company, pursuing Gardner Denver’s business plan (including the European restructuring plan) and seeking additional debt financing to increase Gardner Denver’s share repurchase program.

•	The fact that the all-cash merger consideration will provide certainty of value and liquidity to Gardner Denver’s shareholders, while eliminating long-term business and execution risk.

•

The perceived risks of continuing as a standalone public company or pursuing other alternatives, including pursuing Gardner Denver’s previously announced European restructuring plan or a leveraged recapitalization; the range of potential benefits to Gardner Denver’s shareholders of these alternatives; and the assessment that no other alternatives were reasonably likely to create greater value for Gardner

Denver’s shareholders than the merger, taking into account risk of execution as well as business, competitive, industry and market risk.

•	The Board of Directors’ belief that it engaged in a thorough review of a potential sale, including that:

•

The Board of Directors reviewed alternatives available to Gardner Denver, including following ValueAct’s July 27, 2012 Schedule 13D filing which called for Gardner Denver to engage in a sale process; and

•	Gardner Denver issued a press release on October 25, 2012 regarding its review of strategic alternatives and the possibility of a sale.

•

Gardner Denver, with the assistance of Goldman Sachs, acting at the Board of Directors’ direction, identified and contacted 18 potential bidders, including both strategic parties and financial parties, in an effort to obtain the best value reasonably available to Gardner Denver’s shareholders, including seven strategic parties and eleven financial parties that Goldman Sachs and Gardner Denver management identified as likely potential acquirors.

•

That KKR was the only party to submit a proposal in February 2013, that the Board negotiated an increase in such proposal from $75.00 to $76.00, and that the Board of Directors believed that KKR was unwilling to increase its proposal further.

•

Based on its review and the process conducted, the Board of Directors believed that $76.00 cash in the merger was the best price reasonably attainable for Gardner Denver’s shareholders; and while a proposal for a transaction containing stock and cash consideration reflecting a higher nominal value than KKR’s proposal was reviewed by Gardner Denver in November and December 2012, following consideration and review, the Board of Directors did not believe that such proposal was in the best interests of Gardner Denver’s shareholders.

•

The Board of Directors’ view that third parties would be unlikely to be deterred from making a superior proposal by the provisions of the merger agreement, including because the Board of Directors may furnish information or enter into discussions in connection with a competing proposal if it determines in good faith, after consultation with its outside legal and financial advisors, that such competing proposal could reasonably be expected to result in a superior proposal. In this regard, the Board of Directors considered that:

•

The Board of Directors could change its recommendation to Gardner Denver’s shareholders with respect to adoption of the merger agreement prior to the adoption of the merger agreement by the shareholders and subject to its compliance with the merger agreement if it determines in good faith (after consultation with its legal and financial advisors) that the failure to take such action would be reasonably likely to be inconsistent with the Board of Directors’ fiduciary duties;

•

The Board of Directors may terminate the merger agreement in order to enter into a definitive agreement with respect to a competing proposal that the Board of Directors determines, in good faith, after consultation with its legal and financial advisors, is a superior proposal, if it provides Parent prior notice and an opportunity to negotiate;

•	The structure of the transaction as a merger would allow sufficient time for a third party to make a superior proposal if it desired to do so; and

•

While the merger agreement contained a termination fee of $103.4 million, or approximately 2.75% of the aggregate equity value of the transaction, that Gardner Denver would be required to pay to Parent if (i) Gardner Denver enters into an agreement with respect to a superior proposal prior to approval of the merger agreement by Gardner Denver’s shareholders, (ii) in connection with an adverse change in the Board of Directors’ recommendation to shareholders with respect to adoption of the merger agreement or (iii) under specified circumstances, if Gardner Denver enters into or consummates a competing proposal within twelve months of the termination of the agreement, the Board of Directors believed that this fee is reasonable in light of the circumstances and the overall terms of the merger agreement, consistent with fees in comparable transactions, and not preclusive of other offers.

•	The Board of Directors’ view that the merger agreement was the product of arms-length negotiations and contained customary terms and conditions.

•	The other terms of the merger agreement, including:

•

The conditions to the closing of the merger, including: the Board of Directors’ belief that while the closing of the merger is subject to various antitrust approvals, there were not likely to be significant antitrust or other regulatory impediments to the closing of the merger, including as a result of the obligations of Parent and KKR and the fact that there is no third-party consent condition, no shareholder litigation condition and no financing condition in the merger agreement;

•	The termination provisions in the merger agreement, including:

•

The fact that the end date under the merger agreement (which may be extended under specified circumstances to allow for regulatory approvals to be obtained) on which either party, subject to specified exceptions, can terminate the merger agreement allows for sufficient time to consummate the transaction;

•

The fact that the Board of Directors may terminate the merger agreement in order to enter into a definitive agreement with respect to a competing proposal that the Board of Directors determines, in good faith, after consultation with its legal and financial advisors, is a superior proposal, if it provides Parent prior notice and an opportunity to negotiate;

•

The fact that the Board of Directors believed that the termination fee of $103.4 million, or approximately 2.75% of the aggregate equity value of the transaction, is reasonable and not preclusive of other offers; and

•

The obligation of Parent to pay Gardner Denver a $263.1 million reverse termination fee, or approximately 7% of the aggregate equity value of the transaction, if Parent fails to consummate the merger if the conditions to closing are satisfied or Gardner Denver has terminated the merger agreement as a result of Parent’s breach of the merger agreement;

•

The fact that the merger agreement does not contain a financing condition and that Parent and Acquisition Sub have received commitments for the necessary financing, including that Parent delivered an executed debt financing commitment letter to provide the debt portion of the financing from six major commercial banks with significant experience in similar lending transactions and reputations for honoring the terms of their commitment letters, which increases the likelihood of such financing being completed;

•

The fact that under specified circumstances, the merger agreement permits Gardner Denver to seek specific performance remedies against Parent and Acquisition Sub with respect to the debt and equity financing commitments; and

•

The fact that Parent agreed to use reasonable best efforts to take all steps necessary to eliminate any impediment and obtain all consents under antitrust laws, including committing to sell assets of Gardner Denver in order to avoid or vacate any order that would prevent or materially delay the merger.

•

The fact that the KKR Fund provided a limited guaranty in favor of Gardner Denver that guarantees the payment of the reverse termination fee and other expenses and that the KKR Fund provided an executed equity commitment letter to provide the equity portion of the financing (which represents approximately 22% of the total financing required for the merger).

•

The limited number and nature of the conditions to funding set forth in the debt and equity financing commitment letters and the Board of Directors’ expectation that such conditions will be timely met and that the financing will be provided in a timely manner.

•

The fact that the merger agreement was unanimously approved by the Board of Directors, which is comprised of a majority of independent directors who are not affiliated with KKR and are not employees of Gardner Denver or any of its subsidiaries, and which retained and received advice from Gardner Denver’s outside financial and legal advisors in evaluating, negotiating and recommending the terms of the merger agreement.

•	The availability of dissenters’ rights to Gardner Denver’s shareholders who comply with specified procedures under Delaware law.

The Board of Directors also considered a number of uncertainties and risks in its deliberations concerning the merger and the other transactions contemplated by the merger agreement, including the following (not necessarily in order of relative importance):

•

The fact that the merger consideration of $76.00 per share in cash represented a premium of approximately 1% to the closing price of the common stock on March 6, 2013, the last trading day prior to the execution of the merger agreement; although, the Board of Directors believed that the trading price of the common stock on such date reflected a takeover premium as a result of Gardner Denver’s announcement on October 25, 2012 that it was exploring strategic alternatives as well as multiple published reports speculating about a potential takeover and the terms of the KKR proposal (including speculation about a transaction with KKR at a price of $75.00 or more).

•	The fact that receipt of the all-cash merger consideration would be taxable to Gardner Denver’s shareholders that are treated as U.S. holders for U.S. federal income tax purposes.

•

The fact that Gardner Denver’s shareholders would forego the opportunity to realize the potential long-term value of the successful execution of Gardner Denver’s current strategy as an independent company.

•

The possibility that Parent could, at a later date, engage in unspecified transactions including restructuring efforts, special dividends or the sale of some or all of Gardner Denver’s assets to one or more as yet unknown purchasers that could conceivably produce a higher aggregate value than that available to the shareholders in the merger.

•	The fact that under the terms of the merger agreement, Gardner Denver is unable to solicit other acquisition proposals during the pendency of the merger.

•

The fact that, under specified circumstances, Gardner Denver may be required to pay fees and expenses in the event the merger agreement is terminated and the effect this could have on Gardner Denver, including:

•

The fact that the termination fee could discourage other potential acquirors from making a competing offer to acquire Gardner Denver; although the Board of Directors believed that the termination fee was customary in amount and would not unduly deter any other party that might be interested in acquiring Gardner Denver;

•	If the merger is not consummated, Gardner Denver will be required to pay its own expenses associated with the merger agreement and the transactions contemplated thereby; and

•

The requirement that Gardner Denver reimburse Parent for up to $10 million of its and its affiliates’ reasonable documented out-of-pocket expenses in connection with the merger if the merger agreement is terminated as a result of the failure to obtain approval of Gardner Denver’s shareholders; although the Board of Directors concluded that this amount was customary and reasonable.

•

The significant costs involved in connection with entering into and completing the merger and the substantial time and effort of management required to complete the merger, which may disrupt Gardner Denver’s business operations.

•

The restrictions on Gardner Denver’s conduct of business prior to completion of the merger, which could delay or prevent Gardner Denver from undertaking business opportunities that may arise or taking other actions with respect to its operations.

•	The fact that the reverse termination fee is not available in all instances where the merger agreement is terminated and may be Gardner Denver’s only recourse where it is available.

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The fact that Parent’s and the KKR Fund’s monetary damages under the merger agreement cannot exceed the amount of the reverse termination fee plus specified expenses payable by Parent and Acquisition Sub as well as specified reimbursement and indemnification obligations under the merger agreement.

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The fact that, while Gardner Denver expects the merger to be consummated if approved by Gardner Denver’s shareholders, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied.

•

The risk that the proposed merger might not be completed and the effect of the resulting public announcement of termination of the merger agreement on the trading price of Gardner Denver’s common stock.

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The fact that the market price of the common stock could be affected by many factors, including: (i) the reason or reasons for which the merger agreement was terminated and whether such termination resulted from factors adversely affecting Gardner Denver; (ii) the possibility that, as a result of the termination of the merger agreement, the marketplace would consider Gardner Denver to be an unattractive acquisition candidate; and (iii) the possible sale of common stock by short-term investors following an announcement that the merger agreement was terminated.

•

The fact that Gardner Denver’s business, sales operations and financial results could suffer in the event that the merger is not consummated and that Gardner Denver’s stock price would likely be adversely affected.

•

The fact that the announcement and pendency of the merger, or failure to complete the merger, may cause substantial harm to Gardner Denver’s relationships with its employees (including making it more difficult to attract and retain key personnel and the possible loss of key management, technical, sales or other personnel), vendors and customers and may divert employees’ attention away from Gardner Denver’s day-to-day business operations.

•

The fact that Gardner Denver’s directors and executive officers may have interests in the merger that may be different from, or in addition to, those of Gardner Denver’s shareholders. For more information about such interests, see below under the heading “— Interests of Certain Persons in the Merger.”

•

The fact that, although Parent must use reasonable best efforts to obtain the financing contemplated by the debt commitment letter, there is a risk that the debt financing might not be obtained and that, in certain instances, Gardner Denver’s only viable recourse would be the reverse termination fee plus the payment of expenses.

•

The fact that the financing contemplated by the debt commitment letter would be contingent on receipt by the lenders of financial information from KKR and the additional risk this fact poses with respect to the timing of the transaction; although, the Board of Directors believed that the amount of the reverse termination fee would provide Parent and KKR with sufficient incentive to provide such financial information on a timely basis.

•	The fact that the completion of the merger would require antitrust clearance in the United States, China, South Africa and with the European Commission.

The Board of Directors believed that, overall, the potential benefits of the merger to Gardner Denver’s shareholders outweighed the risks and uncertainties of the merger.

The Board of Directors also considered that while Mr. Larsen advised the Board of Directors that he had no arrangements or understandings with KKR regarding his continued employment following the merger or his participation in any equity program Parent or KKR might establish following the merger, KKR had indicated its interest in such continued association and it was possible Mr. Larsen could agree to do so.

The foregoing discussion of factors considered by the Board of Directors is not intended to be exhaustive, but includes the material factors considered by the Board of Directors. In light of the variety of factors considered in connection with its evaluation of the merger, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the Board of Directors applied his or her own personal business judgment to the process and may have given different weight to different factors. The Board of Directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Board of Directors based its recommendation on the totality of the information presented.

Opinion of Goldman, Sachs & Co.

Goldman Sachs delivered its opinion to the Board of Directors of Gardner Denver that, as of March 7, 2013 and based upon and subject to the factors and assumptions set forth therein, the $76.00 per share in cash to be paid to holders of shares of Gardner Denver common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated March 7, 2013, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of the Board of Directors of Gardner Denver in connection with its consideration of the transaction. The Goldman Sachs opinion does not constitute a recommendation as to how any holder of Gardner Denver common stock should vote with respect to the transaction or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Gardner Denver for the five years ended December 31, 2012;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Gardner Denver;

•	certain other communications from Gardner Denver to its shareholders;

•	certain publicly available research analyst reports for Gardner Denver; and

•	certain internal financial analyses and forecasts for Gardner Denver prepared by its management, as approved for Goldman Sachs’ use by Gardner Denver, which we refer to as the Updated Forecasts.

Goldman Sachs also held discussions with members of the senior management of Gardner Denver regarding their assessment of the past and current business operations, financial condition and future prospects of Gardner Denver; reviewed the reported price and trading activity for the shares of Gardner Denver common stock; compared certain financial and stock market information for Gardner Denver with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the diversified industrial machinery sector (including flow management equipment) and in other industries; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

For purposes of rendering the opinion described above, Goldman Sachs, with Gardner Denver’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed, with Gardner

Denver’s consent, that the Updated Forecasts had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Gardner Denver. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Gardner Denver or any of its subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs has assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction will be obtained without any adverse effect on the expected benefits of the transaction in any way meaningful to Goldman Sachs’ analysis. Goldman Sachs has assumed that the transaction will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to Goldman Sachs’ analysis.

Goldman Sachs’ opinion does not address the underlying business decision of Gardner Denver to engage in the transaction, or the relative merits of the transaction as compared to any strategic alternatives that may be available to Gardner Denver; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders of shares of Gardner Denver common stock, as of the date of the opinion, of the $76.00 per share in cash to be paid to such holders pursuant to the merger agreement. Goldman Sachs does not express any view on, and Goldman Sachs’ opinion does not address, any other term or aspect of the merger agreement or transaction or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the transaction, including the fairness of the transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Gardner Denver; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Gardner Denver, or class of such persons, in connection with the transaction, whether relative to the $76.00 per share in cash to be paid to the holders of shares of Gardner Denver common stock pursuant to the merger agreement or otherwise. Goldman Sachs does not express any opinion as to the impact of the transaction on the solvency or viability of Gardner Denver or Parent or the ability of Gardner Denver or Parent to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of Goldman Sachs’ opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to Gardner Denver’s Board of Directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 1, 2013, and is not necessarily indicative of current market conditions.

Implied Premium Based on Historical Stock Price Analysis.  Goldman Sachs reviewed the historical trading prices for shares of Gardner Denver common stock for the period beginning on July 26, 2012, one trading day prior to the date ValueAct Capital Master Fund, L.P. filed a statement on Schedule 13D that included a letter to Gardner Denver’s Board of Directors recommending the retention of advisors for purposes of running a sale process targeting an all cash offer for 100% of the shares of Gardner Denver common stock. Goldman Sachs compared the $76.00 per share in cash proposed to be paid to the holders of the shares of Gardner Denver common stock pursuant to the merger agreement in relation to the closing price for shares of Gardner Denver common stock as of July 26, 2012 (one day prior to the ValueAct Capital Master Fund, L.P. Schedule 13D described above), October 24, 2012 (one trading day prior to Gardner Denver confirming its exploration of strategic alternatives to enhance shareholder value following media speculation of a potential sale of Gardner

Denver), and March 1, 2013 (the last trading day prior to media speculation that Gardner Denver and KKR were close to entering into the merger agreement at $75.00 per share).

The $76.00 per share in cash to be paid to Gardner Denver stockholders pursuant to the merger agreement represented:

•	a premium of 45.8% to the closing price of $52.14 per share of Gardner Denver common stock as of July 26, 2012;

•	a premium of 38.8% to the closing price of $54.75 per share of Gardner Denver common stock as of October 24, 2012; and

•	a premium of 7.0% to the closing price of $71.03 per share of Gardner Denver common stock as of March 1, 2013.

Implied Multiples Analysis.  Based on information obtained from Gardner Denver’s SEC filings, Bloomberg, the Updated Forecasts, estimates from the Institutional Brokers’ Estimate System, which we refer to in this section as IBES, and market data, Goldman Sachs performed certain analyses and calculated certain financial multiples for Gardner Denver based on the closing price of $54.75 per share of Gardner Denver common stock as of October 24, 2012 (one trading day prior to Gardner Denver confirming its exploration of strategic alternatives to enhance shareholder value following media speculation of a potential sale of Gardner Denver), which we refer to in this section as the undisturbed share price, and the $76.00 per share in cash to be paid to the holders of shares of Gardner Denver common stock pursuant to the merger agreement. Goldman Sachs first calculated the implied market capitalization of Gardner Denver by multiplying the undisturbed share price by the assumed number of total shares of Gardner Denver common stock as of March 6, 2013 (including 49,166,053 shares of Gardner Denver common stock, 594,367 options with a weighted average strike price of $53.40 per share and 102,640 restricted stock units per management of Gardner Denver). Goldman Sachs then calculated the implied enterprise value of Gardner Denver, which is the market capitalization of Gardner Denver plus the book value of its debt less cash and cash equivalents, by adding the implied market capitalization to the assumed amount of Gardner Denver’s net debt of $118 million (including minority interest) as of December 31, 2012 per management of Gardner Denver. Goldman Sachs then calculated such implied enterprise value as a multiple of Gardner Denver’s estimated earnings before interest, taxes and depreciation and amortization (which we refer to in this section as EBITDA) for the 2013 calendar year based on the Updated Forecasts and IBES estimates, respectively, and as a multiple of Gardner Denver’s EBITDA for the 2012 calendar year. Based on the same methodologies, Goldman Sachs also calculated the implied enterprise value based on the $76.00 per share in cash to be paid to the holders of shares of Gardner Denver common stock pursuant to the merger agreement as a multiple of Gardner Denver’s estimated EBITDA for the 2013 calendar year based on the Updated Forecasts and IBES estimates, respectively, and as a multiple of Gardner Denver’s EBITDA for the 2012 calendar year. The following table presents the results of Goldman Sachs’ analysis:

Implied enterprise value as a multiple of EBITDA
	$54.75 per share of Gardner Denver common stock as of October 24, 2012	$76.00 per share of Gardner Denver common stock
2012A	6.1x	8.3x
2013E (per Updated Forecasts)	6.6x	9.1x
2013E (per IBES estimates)	6.6x	9.1x

Goldman Sachs also calculated the implied estimated price-to-earnings ratios of Gardner Denver based on each of the $54.75 undisturbed share price and the $76.00 per share in cash to be paid to holders of shares of

Gardner Denver common stock pursuant to the merger agreement by dividing the respective share prices by the estimated earnings per share of Gardner Denver for 2013 based on the Updated Forecasts and IBES estimates, respectively. The following table presents the results of Goldman Sachs’ analysis:

Implied Price-to-earnings ratio
	$54.75 per share of Gardner Denver common stock as of October 24, 2012	$76.00 per share of Gardner Denver common stock
2013E (per Updated Forecasts)	10.8x	14.9x
2013E (per IBES estimates)	10.6x	14.7x

Public Trading Multiples Analysis.  Goldman Sachs reviewed and compared certain financial information, ratios and multiples for Gardner Denver to corresponding financial information, ratios and multiples for the following publicly traded corporations in the diversified industrial machinery sector (including flow management equipment), which we refer to as the selected companies:

• Atlas Copco AB	• Exterran Holdings, Inc.

• Baker Hughes Incorporated	• Flowserve Corporation

• Burckhardt Compression Holding Ltd	• The Gorman-Rupp Company

• Cameron International Corporation	• IDEX Corporation

• Colfax Corporation	• National Oilwell Varco, Inc.

• CIRCOR International, Inc.	• SPX Corporation

• Dover Corporation	• Sulzer Ltd

• Dresser-Rand Group Inc.	• The Weir Group PLC

Although none of the selected companies is directly comparable to Gardner Denver, the companies included were chosen because they are publicly traded companies that, based on Goldman Sachs’ professional judgment and experience and taking into account their respective product lines, industries, revenues and other factors for purposes of analysis may be considered similar to certain operations of Gardner Denver.

Goldman Sachs calculated and compared various financial multiples and ratios based on information it obtained from SEC filings, median IBES estimates and Bloomberg. The multiples and ratios for each of the selected companies were based on market data as of March 1, 2013. The multiples and ratios of Gardner Denver were based on information provided by Gardner Denver’s management and market data as of October 24, 2012, the trading day immediately prior to Gardner Denver confirming its exploration of strategic alternatives to enhance shareholder value following media speculation of a potential sale of Gardner Denver. With respect to each of the selected companies, Goldman Sachs calculated the average enterprise value as a multiple of one year forward estimated EBITDA (per IBES) over the last 5 years and the enterprise value as a multiple of one year forward estimated EBITDA (per IBES) as of March 1, 2013. With respect to Gardner Denver, Goldman Sachs calculated the average enterprise value as a multiple of one year forward estimated EBITDA (per IBES) over the last 10 years, 5 years and 1 year and the enterprise value as a multiple of one year forward estimated EBITDA (per IBES) as of October 24, 2012, the trading day immediately prior to Gardner Denver confirming its exploration of strategic alternatives to enhance shareholder value following media speculation of a potential sale of Gardner Denver. With respect to the selected companies (as a group), Goldman Sachs calculated the average enterprise value as a multiple of one year forward estimated EBITDA (per IBES) over the last 10 years, 5 years and 1 year.

In performing this analysis, Goldman Sachs calculated certain of the multiples and ratios for Gardner Denver utilizing financial and market data as of October 24, 2012 and for the selected companies utilizing financial and market data as of March 1, 2013. As is customary for financial analyses based on public market prices performed by Goldman Sachs in situations where the possibility of the transaction is rumored publicly prior to public announcement of a definitive agreement, Goldman Sachs calculated as reference multiples and ratios for Gardner Denver utilizing financial and market data as of October 24, 2012 because October 24, 2012 was the last trading day immediately prior to Gardner Denver confirming its exploration of strategic alternatives to enhance shareholder value following media speculation of a potential sale of Gardner Denver, which information subsequently affected the trading price of Gardner Denver’s common stock. In Goldman Sachs’ judgment, calculating multiples and ratios for Gardner Denver utilizing financial and market data as of October 24, 2012 and for the selected companies utilizing financial and market data as of March 1, 2013 provided meaningful information to the Board of Directors since the members of the Board of Directors generally were familiar with the changes in general market conditions and the results of operations of the selected companies and Gardner Denver between October 24, 2012 and March 1, 2013. The multiples and ratios for Gardner Denver as of March 1, 2013 were affected by market speculation and therefore such multiples and ratios as of March 1, 2013 are materially different from such multiples and ratios as of October 24, 2012.

The following tables present the results of Goldman Sachs’ analysis:

Enterprise value as a multiple of EBITDA:
Selected Companies	5-Year Average	March 1, 2013
Atlas Copco AB	9.9x	10.8x
Baker Hughes Incorporated	6.8x	6.2x
Burckhardt Compression Holding Ltd	8.3x	11.2x
Cameron International Corporation	9.3x	9.8x
Colfax Corporation	8.5x	10.1x
CIRCOR International, Inc.	7.4x	8.1x
Dover Corporation	7.9x	8.5x
Dresser-Rand Group Inc.	9.1x	9.3x
Exterran Holdings, Inc.	6.9x	6.5x
Flowserve Corporation	8.3x	9.8x
The Gorman-Rupp Company	10.2x	10.6x
IDEX Corporation	9.6x	10.2x
National Oilwell Varco, Inc.	6.7x	6.3x
SPX Corporation	8.5x	7.1x
Sulzer Ltd	6.9x	9.6x
The Weir Group PLC	9.0x	10.4x

Enterprise value as a multiple of EBITDA:
	10-Year Average	5-Year Average	1-Year Average	October 24, 2012
Gardner Denver	8.3x	7.8x	7.2x	6.6x

Enterprise value as a multiple of EBITDA:
	10-Year Average	5-Year Average	1-Year Average
Selected Companies	9.0x	8.2x	8.8x

In addition, Goldman Sachs calculated an implied per share value for Gardner Denver common stock by multiplying illustrative enterprise value to EBITDA multiples ranging from 7.0x to 8.5x by the estimated EBITDA for the calendar year 2013 per the Updated Forecasts and then subtracted the assumed amount of Gardner Denver’s net debt as of December 31, 2012 (based on information provided by Gardner Denver) to calculate the equity value of Gardner Denver. These illustrative enterprise value to EBITDA multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account the enterprise value as a multiple to one year forward EBITDA (per IBES) for Gardner Denver as of October 24, 2012, and the average enterprise value as a multiple of one year forward estimated EBITDA (per IBES) for Gardner Denver and for the selected companies (as a group) over the last 5 years and 1 year, in each case as set forth above. The equity value of Gardner Denver was in turn divided by the diluted shares outstanding based on information provided by Gardner Denver’s management. This analysis resulted in a range of implied per share value for Gardner Denver common stock of $58.00 to $71.00.

Illustrative Recapitalization Analysis.  Based on Gardner Denver’s SEC filings, IBES estimates, the Updated Forecasts and information provided by Gardner Denver’s management, Goldman Sachs performed an illustrative recapitalization analysis to show the implied effect on Gardner Denver’s estimated 2013 earnings per share resulting from a hypothetical debt-financed $500 million open market repurchase of a portion of Gardner Denver’s outstanding common stock at share prices ranging from $58.00 to $71.00. In performing its analysis, Goldman Sachs also assumed that Gardner Denver would use net proceeds from new debt financing sources, including a $500 million revolving credit facility and $650 million term loan, to replace Gardner Denver’s existing credit facilities based on information provided by Gardner Denver’s management.

Goldman Sachs first calculated the range of shares of Gardner Denver common stock that could be repurchased in 2013 with $500 million in the open market at share prices ranging from $58.00 to $71.00, then divided the estimated earnings for 2013 per the Updated Forecasts adjusted to reflect the new capital structure, by the pro forma weighted average number of outstanding shares of Gardner Denver common stock. Goldman Sachs then compared such estimated pro forma earnings per share to the estimated earnings per share for 2013 per the Updated Forecasts exclusive of the pro forma stock repurchase to calculate whether such repurchase would be accretive or dilutive to Gardner Denver’s earnings per share. Finally, Goldman Sachs also calculated what percentage of market capitalization a $500 million share repurchase would represent at share prices ranging from $58.00 to $71.00. The following table presents the results of Goldman Sachs’ analysis:

Share Repurchase As % of Implied Market Capitalization	17.5% - 14.3%
Implied FY2013E earnings per share Accretion / (Dilution)	6.3% - 5.0%

Illustrative Present Value of Future Share Price Analysis. Goldman Sachs performed illustrative analyses of the present value of the potential future price per share of Gardner Denver common stock at the year-end of each of the calendar years 2013 through 2016 using one-year forward EBITDA estimates based on the Updated Forecasts for the calendar years 2014 through 2017, respectively. Goldman Sachs first calculated illustrative enterprise values of Gardner Denver at the year-end of each of the calendar years 2013 through 2016 by multiplying the respective one-year forward EBITDA estimates for the calendar years 2014 through 2017 by one-year forward enterprise value to EBITDA multiples ranging from 6.5x to 8.5x. These one-year forward enterprise value to EBITDA multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account the enterprise value as a multiple to one year forward EBITDA (per IBES) for Gardner Denver as of October 24, 2012, and the average enterprise value as a multiple of one year forward estimated EBITDA (per IBES) for Gardner Denver and for the selected companies (as a group) over the last five years and one year, in each case as set forth above under “Public Trading Multiples Analysis.” Goldman Sachs then subtracted the assumed amount of net debt as of the relevant year-end per the Updated Forecasts (including approximately $3 million of minority interest each year and adjusted to reflect Gardner Denver’s management’s assumed repurchase of approximately 3.5% of the then outstanding shares of Gardner Denver common stock for each applicable year at a nominal future price implied by the analysis) from such enterprise values in order to calculate the implied future aggregate equity values. The implied future aggregate equity values in turn were divided by the projected year-end diluted shares outstanding based on information provided by Gardner Denver’s management (such diluted share count reflected management’s assumed repurchase of approximately 3.5% of the then outstanding shares of Gardner Denver common stock for each applicable year). The illustrative midpoint of the range of one-year forward enterprise value to EBITDA multiples of 7.5x for the calendar years 2013 through 2016 resulted in an illustrative per share future value for Gardner Denver common stock ranging from $76.00 to $113.87. Goldman Sachs then calculated the present values of the implied per share future values for Gardner Denver common stock by discounting the implied per share future values to December 31, 2012, using a discount rate of 13.0%, reflecting an estimate of Gardner Denver’s cost of equity. In deriving a discount rate of 13% for the purposes of this analysis, Goldman Sachs utilized the Capital Asset Pricing Model, which takes into account certain company-specific metrics, including the company’s historical beta, as well as certain financial metrics for the United States financial markets generally. The following table presents the results of Goldman Sachs’ analysis:

Year	Implied Present Value Per Share of Gardner Denver Common Stock Based on Illustrative Enterprise Value to Forward EBITDA Multiple of 6.5x to 8.5x
YE2013	$58.66 - $75.86
YE2014	$61.53 - $78.44
YE2015	$62.44 - $78.50
YE2016	$62.34 - $77.33

Illustrative Discounted Cash Flow Analysis.  Goldman Sachs performed an illustrative discounted cash flow analysis for Gardner Denver based on Gardner Denver’s SEC filings and the Updated Forecasts to determine a range of per share equity values for Gardner Denver. Goldman Sachs conducted its discounted cash flow analysis using estimated unlevered free cash flows (calculated as after-tax earnings before interest, plus depreciation and amortization, less increases in working capital or plus any decrease in working capital, less capital expenditures) for Gardner Denver for the calendar years ending 2013 through 2017. The unlevered free cash flows were discounted to December 31, 2012 by assuming mid-year convention and using illustrative discount rates ranging from 11.5% to 12.5% reflecting estimates of Gardner Denver’s weighted average cost of capital. Goldman Sachs then calculated an illustrative range of terminal values as of December 31, 2017 for Gardner Denver using (i) the terminal EBITDA multiple method and (ii) the perpetuity growth rate method. In deriving the range of illustrative discount rates of 11.5% to 12.5% for the purposes of this analysis, Goldman Sachs utilized the Capital Asset Pricing Model, which takes into account certain company-specific metrics, including the company’s target capital structure, the estimated cost of long-term debt, tax rate and historical beta, as well as certain financial metrics for the United States financial markets generally.

With respect to the terminal EBITDA method, Goldman Sachs calculated illustrative terminal values for Gardner Denver in the calendar year 2017 by applying illustrative enterprise value to EBITDA multiples ranging from 7.0x to 8.0x to the estimated EBITDA for the calendar year 2017 per the Updated Forecasts. These illustrative enterprise value to EBITDA multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account the enterprise value as a multiple to one year forward EBITDA (per IBES) for Gardner Denver as of October 24, 2012, and the average enterprise value as a multiple of one year forward estimated EBITDA (per IBES) for Gardner Denver and for the selected companies (as a group) over the last five years and one year, in each case as set forth above under “Public Trading Multiples Analysis.” Goldman Sachs then aggregated the present values of the illustrative terminal values with the present values of the illustrative cash flows for each of the calendar years ending 2013 through 2017 and subtracted the assumed amount of Gardner Denver’s net debt as of December 31, 2012 (based on information provided by Gardner Denver) to calculate the present values of illustrative equity values of Gardner Denver as of December 31, 2012. Goldman Sachs then divided such present values of such equity values by the number of shares of Gardner Denver common stock on a fully diluted basis to calculate the illustrative per-share equity values. This analysis resulted in a range of illustrative value indications of $69.81 to $79.56 per share of Gardner Denver common stock.

With respect to the perpetuity growth rate method, Goldman Sachs calculated illustrative terminal values for Gardner Denver in the calendar year 2017 by using perpetuity growth rates ranging from 2.5% to 3.5%. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Updated Forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs then discounted these terminal values using the same range of discount rates, as described above. By applying the same methodologies above, Goldman Sachs calculated the illustrative per-share equity values. This analysis resulted in a range of illustrative value indications of $68.09 to $82.89 per share of Gardner Denver common stock.

Summary of Selected Precedent Transactions.    Goldman Sachs reviewed certain information relating to the following selected transactions in the diversified industrial machinery sector (including flow management equipment).

Announcement Date	Acquiror	Target
August 24, 2011	SPX Corporation	CLYDEUNION Pumps
September 12, 2011	Colfax Corporation	Charter International plc
March 28, 2012	Tyco International Ltd.	Pentair, Inc.
July 25, 2012	BC Partners and The Carlyle Group	Hamilton Sundstrand Industrial
August 9, 2012	National Oilwell VarCo Inc.	Robbins & Myers Inc.

For each of the above selected transactions, Goldman Sachs calculated and compared, based on information it obtained from Thomson Reuters, SEC filings, press releases, investor presentations, Wall Street research and the Updated Forecasts (i) the implied enterprise value as a multiple of EBITDA for the applicable last twelve months (based on the latest publicly available financial statements as of the date on which such selected transaction was announced) and (ii) the implied enterprise value as a multiple of one-year forward EBITDA, in each case, including and excluding certain estimated synergies, respectively. While none of the companies that participated in the selected transactions are directly comparable to Gardner Denver, Goldman Sachs selected these transactions because they are all of the transactions since January 1, 2011 that, in Goldman Sachs’ professional judgment and experience, involve companies with among other things, product lines, industries and revenues, that, for the purposes of analysis, may be considered similar to certain of Gardner Denver’s results, market size, industry and product profile. The following table presents the results of this analysis:

Selected Transactions
	Announced Enterprise Value as a Multiple of		Implied Enterprise Value as a Multiple of (Including Estimated Synergies)
	LTM EBITDA	One-fiscal year forward EBITDA	LTM EBITDA	One-fiscal year forward EBITDA
Mean	11.0x	9.4x	8.7x	7.6x
Median	11.3x	9.4x	8.1x	7.3x

Public Deal Premia Review.    Goldman Sachs reviewed the implied premia paid in all transactions involving U.S. public companies taken private by financial sponsors having transaction enterprise values between $3 billion and $10 billion from 2000 through March 1, 2013 (exclusive of transactions where a financial sponsor had a significant equity ownership in the target company and transactions where a strategic acquiror was involved with the financial sponsor or the acquiror already owned a significant equity interest in the target company). For each of the transactions, Goldman Sachs compared, based on information it obtained from Thomson Reuters, the implied premium paid in such transaction represented by the per share acquisition price as compared to the acquired company’s closing share price one trading day prior to announcement (except for those transactions subject to pre-announcement media speculation and/or transactions where the target company announced it was considering strategic alternatives, in which case the premiums reviewed were those calculated on an undisturbed basis). The following table presents the results of this review:

	Selected Transactions
	Low	Average	Median	High
Transaction Premia	6.7%	23.9%	20.2%	46.8%

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Gardner Denver or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to Gardner Denver’s Board of Directors as to the fairness from a financial point of view of the $76.00 per share in cash to be paid to holders of shares of Gardner Denver common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Gardner Denver, Goldman Sachs or any other person assumes responsibility if future results are materially different from those projections.

The consideration to be paid pursuant to the merger agreement was determined through arm’s-length negotiations between Gardner Denver and Parent and was approved by Gardner Denver’s Board of Directors. Goldman Sachs provided advice to Gardner Denver during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Gardner Denver or Gardner Denver’s Board of Directors or that any specific amount of consideration constituted the only appropriate consideration for the transaction.

As described above, Goldman Sachs’ opinion to Gardner Denver’s Board of Directors was one of many factors taken into consideration by Gardner Denver’s Board of Directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B to this proxy statement.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Gardner Denver, Parent, any of their respective affiliates and third parties, including KKR, an affiliate of Gardner Denver, and its affiliates and portfolio companies, or any currency or commodity that may be involved in the transaction contemplated by the merger agreement for the accounts of Goldman Sachs and its affiliates and employees and their customers. Goldman Sachs acted as financial advisor to Gardner Denver in connection with, and participated in certain of the negotiations leading to, the transaction. Goldman Sachs has provided certain investment banking services to Gardner Denver and its affiliates from time to time for which the Investment Banking Division of Goldman Sachs may receive compensation. During the two year period ended March 7, 2013, Goldman Sachs has not been engaged by Gardner Denver or its affiliates to provide services for which the Investment Banking Division of Goldman Sachs has received compensation. Goldman Sachs also has provided certain investment banking services to KKR and its affiliates and portfolio companies from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as joint book-running manager in connection with the public offering of 145,000,000 shares of common stock of HCA Holdings Inc., a portfolio company of funds affiliated with KKR, in March 2011; as joint book-running manager in connection with the public offering by Dollar General Corporation, a portfolio company of funds affiliated with KKR, of (i) 25,000,000 shares of common stock in March 2012, (ii) Senior Notes due 2017 (aggregate principal amount $500,000,000) in June 2012 and (iii) 30,000,000 shares of common stock in September 2012; as joint book-running manager and initial purchaser in connection with the issuance by Energy Future Intermediate Holding Company LLC, a portfolio company of funds affiliated with KKR, of 11.750% Senior Second Lien Notes due 2022 (aggregate principal amount $800,000,000) in February 2012; and as joint book-running manager in connection with the public offering of

38,500,000 shares of common stock of Nielsen Holdings N.V., a portfolio company of funds affiliated with KKR, in February 2013. During the two year period ended March 7, 2013, the Investment Banking Division of Goldman Sachs received compensation for services provided directly to KKR and to its affiliates and portfolio companies (including companies which are not controlled by KKR) of approximately $190 million. Goldman Sachs may also in the future provide investment banking services to Gardner Denver, Buyer and their respective affiliates and KKR and its affiliates and its affiliated portfolio companies for which the Investment Banking Division of Goldman Sachs may receive compensation. Affiliates of Goldman Sachs also may have co-invested with KKR and its affiliates from time to time and may have invested in limited partnership units of affiliates of KKR from time to time and may do so in the future.

Gardner Denver’s Board of Directors selected Goldman Sachs as their financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction. Pursuant to a letter agreement, dated November 19, 2012, Gardner Denver engaged Goldman Sachs to act as financial advisor to Gardner Denver’s Board of Directors in connection with the transaction. Pursuant to the terms of this engagement letter, Gardner Denver has agreed to pay Goldman Sachs a transaction fee of approximately $33 million, $4 million of which became payable upon announcement of the merger agreement and the remainder of which is contingent upon consummation of the transaction contemplated thereby, and Gardner Denver has agreed to reimburse Goldman Sachs’ expenses arising, and indemnify Goldman Sachs against certain liabilities that may arise, out of its engagement.

Projections Prepared by Gardner Denver’s Management

Gardner Denver does not, as a matter of course, publicly disclose projections as to its future financial performance. However, in October 2012, we provided potential bidders in connection with their due diligence review with non-public financial forecasts prepared by Gardner Denver’s management, which we refer to as the Initial Forecasts. In January 2013, we provided potential bidders with updated financial forecasts which reflected revised expectations with respect to Gardner Denver’s financial performance based on market developments and Gardner Denver’s year-end strategic planning exercise, which we refer to as the Updated Forecasts. Copies of the Initial and Updated Forecasts were also provided to Goldman Sachs, and Goldman Sachs relied on the Updated Forecasts in performing its financial analysis summarized under “—Opinion of Goldman, Sachs & Co.,” and the Updated Forecasts were the only financial forecasts with respect to Gardner Denver used by Goldman Sachs in performing such financial analysis. Together, we refer to the Updated Forecasts relied upon by Goldman Sachs in its financial analysis (which are set forth in Table 2 below) and the Initial Forecasts provided to potential bidders (which are set forth in Table 1 below) as the Forecasts. In April 2013, in connection with the syndication of their unsecured bridge loan facility, Parent and Acquisition Sub provided to potential lenders certain financial information for certain of the periods covered by the Forecasts, which we refer to as the Lender Financial Information. On April 29, 2013, Gardner Denver publicly disclosed on Form 8-K the Lender Financial Information.

The Initial Forecasts and Updated Forecasts were not prepared with a view to public disclosure and are included in this proxy statement only because such information was made available, in whole or in part, to potential bidders in connection with their due diligence review of Gardner Denver, and the information with respect to the Updated Forecasts was made available to Goldman Sachs for use in connection with its financial analysis summarized under “—Opinion of Goldman, Sachs & Co.” The Forecasts and the Lender Financial Information were not prepared with a view to compliance with generally accepted accounting principles as applied in the United States, which we refer to as GAAP, the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, Ernst & Young LLP, our independent auditor, has not examined, reviewed, compiled or otherwise applied procedures to the Forecasts or the Lender Financial Information and, accordingly, assumes no responsibility for, and expresses no opinion on, them. The Forecasts included in this proxy statement have been prepared by, and are the responsibility of, our management. The Forecasts were prepared solely for internal use of Gardner Denver and are subjective in many respects.

Although a summary of the Forecasts and the Lender Financial Information is presented with numerical specificity, they reflect numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the Forecasts and the Lender Financial Information were prepared, taking into account the relevant information available to management at the time. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. Important factors that may affect actual results and cause the Updated Forecasts and the Lender Financial Information not to be achieved include general economic conditions, the timing and magnitude of recovery in Gardner Denver’s Petroleum & Industrial Pumps business (a unit within the Engineered Products Group segment), the ability to achieve anticipated savings assumed in Gardner Denver’s European Restructuring plan and successful execution of other cost saving strategies, accuracy of certain accounting assumptions, changes in actual or projected cash flows, competitive pressures, changes in tax laws, and integration risks associated with recent acquisitions. In addition, the Forecasts and the Lender Financial Information do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the merger. As a result, there can be no assurance that the Forecasts and the Lender Financial Information will be realized, and actual results may be materially better or worse than those contained in the Forecasts or the Lender Financial Information. The inclusion of this information should not be regarded as an indication that the Board of Directors, Gardner Denver, Goldman Sachs or any other recipient of this information considered, or now considers, the Forecasts or the Lender Financial Information to be predictive of actual future results. The summary of the Forecasts and the Lender Financial Information is not included in this proxy statement in order to induce any shareholder to vote in favor of the proposal to adopt the merger agreement or any of the other proposals to be voted on at the special meeting.

The Forecasts and the Lender Financial Information are forward-looking statements. For information on factors that may cause Gardner Denver’s future results to materially vary, see “Cautionary Statement Concerning Forward-Looking Information.”

The key assumptions underlying the Initial Forecasts and the Updated Forecasts were substantially similar except for the forecasts associated with the Petroleum and Industrial Pumps unit in the Updated Forecasts (which is reported within Gardner Denver’s Engineered Products Group segment), which were altered due to management’s belief that such unit’s recovery would not occur until 2014, as opposed to the second half of 2013, as reflected in the Initial Forecasts. The change in this assumption lowered the projected profitability for Gardner Denver in all projected years, not just 2013, given the expected delayed recovery in the above referenced business unit. The other material assumptions underlying the Forecasts include:

•	Industrial Products Group

•

Growth assumptions were based on expected GDP growth trends in each of the regions in which Gardner Denver operates; specifically, Europe was assumed to experience a decline in revenue in 2013 driven by the challenging economic environment, and in China, growth assumptions from 2012/2013 were assumed to be below trend given observed slowdown in activity. However, from 2014 through 2017, all geographies were expected to grow at growth rates which were generally in line with expectations for GDP growth in each respective region.

•

Profitability assumptions were made for each region separately with North America and Asia Pacific demonstrating modest margin improvement over the forecast period. In Europe, margin improvement was primarily assumed to be driven by European Restructuring of $20 million, $40 million and $45 million for FY2013E-FY2015E before reaching a run rate of $46 million in FY2016E. The associated EU Restructuring costs of $2mm, $45mm, $25mm and $9mm in FY2012E-FY2015E are included in the Forecasts however not reflected in “Adjusted EBITDA” given the one-time, exceptional nature of such costs.

•	Engineered Products Group, comprised of four separate businesses, each of which have unique growth and profitability assumptions

•	Petroleum and Industrial Pumps: Experienced a material slowdown in activity in the second half of 2012, after experiencing a record first half. The Initial Forecasts assumed the business would start recovering in the second half of 2013, an assumption which was subsequently revised in the Updated Forecasts, which reflected a recovery in 2014. The Updated Forecasts assumed 44% decline in revenue from 2012 to 2013. This business line generates significantly higher margins than the rest of Gardner Denver, therefore having a large impact on the overall profitability of Gardner Denver. The decline in Adjusted EBITDA from the Initial Forecast to the Updated Forecasts was $57 million in 2013, with each subsequent forecast year also being lower than in the Initial Forecasts.

•

EMCO:  Assumed 5%-6% growth per year driven by expected growth in global infrastructure spend as well as anticipated modest market share gain and assumed a stable margin profile throughout the projection period.

•	Nash: Assumed growth slightly ahead of global industrial products group business driven by anticipated modest market share gains, a modest gross margin improvement through 2015E.

•	Thomas: Assumed 4%-5% growth per year driven by underlying exposure to medical device end-market, modest gross margin improvement through 2015E.

Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility, to update or otherwise revise the Forecasts or the Lender Financial Information to reflect circumstances existing after the date when Gardner Denver prepared the Forecasts or the Lender Financial Information or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying the Forecasts or the Lender Financial Information are shown to be in error.

Certain of the measures included in the Forecasts or the Lender Financial Information may be considered non-GAAP financial measures, including Adjusted EBIT and Adjusted EBITDA. Adjusted EBIT means earnings before interest and taxes and Adjusted EBITDA means earnings before interest, taxes depreciation and amortization, in each case exclusive of certain planned restructuring costs. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Gardner Denver may not be comparable to similarly titled amounts used by other companies. Based on the Forecasts provided by Gardner Denver and the effective tax rate imputed from that projected financial information, unlevered free cash flows for the years 2013 through 2017 were calculated as follows: $276 million (2013E); $284 million (2014E); $332 million (2015E); $370 million (2016E); and $392 million (2017E). Based on the Updated Forecasts provided by Gardner Denver, the net debt (which was positive since cash exceeded debt) for years 2013 through 2017 was calculated as follows: $5 million (2013E); $133 million (2014E); $306 million (2015E); $514 million (2016E); and $741 million (2017E).

Table 1

Initial Forecasts

(US$ in millions, except per share amounts)	Historicals		Management Projections
FYE 31-Dec	FY2010A	FY2011A	FY2012E	FY2013E	FY2014E	FY2015E	FY2016E	FY2017E
Revenue	$1,895	$2,371	$2,378	$2,381	$2,505	$2,628	$2,756	$2,879
Operating Earnings	$252	$401	$374	$360	$439	$490	$528	$554
GAAP Net Income	$173	$278	$258	$250	$308	$345	$372	$390
Adjusted EBIT (Excl. Planned Restructuring Costs)(1)	$260	$414	$397	$405	$464	$499	$528	$554
Adjusted EBITDA (Excl. Planned Restructuring Costs)(2)	$320	$474	$462	$461	$522	$557	$587	$613
GAAP earnings per share				$5.16	$6.59	$7.65	$8.54	$9.27
Adjusted earnings per share				$5.82	$6.98	$7.80	$8.54	$9.27

Source: Company Management as of October 2012

Table 2

Updated Forecasts

(US$ in millions, except per share amounts)	Historicals		Management Projections
FYE 31-Dec	FY2010A	FY2011A	FY2012E	FY2013E	FY2014E	FY2015E	FY2016E	FY2017E
Revenue	$1,895	$2,371	$2,354	$2,217	$2,384	$2,557	$2,704	$2,835
Operating Earnings	$252	$401	$368	$315	$406	$473	$517	$545
GAAP Net Income	$173	$278	$256	$214	$281	$331	$362	$382
Adjusted EBIT (Excl. Planned Restructuring Costs)(1)	$260	$414	$394	$360	$431	$482	$517	$545
Adjusted EBITDA (Excl. Planned Restructuring Costs)(2)	$320	$474	$459	$426	$486	$538	$575	$603
GAAP earnings per share				$4.42	$6.01	$7.32	$8.29	$9.06
Adjusted earnings per share				$5.09	$6.40	$7.47	$8.29	$9.06

Source: Company Management as of January 2013

(1)

Adjusted EBIT means earnings before interest and taxes excluding, certain planned restructuring costs. Adjusted EBIT is a common financial measure in the industrial sector but is not defined under GAAP.

(2)

Adjusted EBITDA means earnings before interest, taxes, depreciation and amortization excluding, certain planned restructuring costs. Adjusted EBITDA is a common financial measure in the industrial sector but is not defined under GAAP. We believe that Adjusted EBITDA is a performance measure that provides securities analysts, investors and other interested parties with a measure of operating results unaffected by differences in capital structures, capital investment cycles, ages of related assets and certain non-recurring restructuring costs among otherwise comparable companies in our industry. We further believe that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results. We believe that Adjusted EBITDA facilitates company-to-company operating performance comparisons by adjusting for potential differences caused by variations in capital structures (affecting net interest expense), taxation (such as the impact of differences in effective tax rates or net operating losses), the age and book depreciation of facilities and equipment (affecting relative depreciation expense) and certain non-recurring restructuring costs, which may vary for different companies for reasons unrelated to operating performance. Adjusted EBITDA has limitations, including that it is not necessarily comparable to other similarly titled financial measures of other companies due to the potential inconsistencies in the method of calculation.

Table 3

Lender Financial Information

The following reconciliation is included for illustrative purposes only and represents a sample presentation of Pro Forma Adjusted EBITDA based on and for purposes of the expected EBITDA definitions under Gardner Denver’s new debt agreements. As a result, Pro Forma Adjusted EBITDA includes adjustments to exclude/include certain items such as: non-cash and non-recurring items; foreign currency items; cost savings initiatives (not retroactive; only applied to 2012 and 2013E); and other adjustment items expected to be permitted under the Company’s debt agreements.

($ in millions) Reconciliation:		2012	Q1 2012	Q1 2013	LTM Q1 2013	Full Year 2013E1
	Net income attributable to Gardner Denver	$263.3	$54.8	$45.7	$254.2	$215.5
	Interest expense	14.7	3.8	2.7	13.6	12.7
	Provision for income taxes	97.1	22.1	16.1	91.1	82.2
	Depreciation and amortization	63.8	19.1	14.9	59.6	62.6

	EBITDA	$438.9	$99.8	$79.4	$418.5	$373.0
(A)	Restructuring costs	18.7	14.4	2.1	6.4	46.2
(B)	Non-cash purchase accounting adjustments	3.4	3.9	(0.1)	(0.6)	—
(C)	Stock-based compensation expense	5.4	2.3	2.0	5.1	5.1
(D)	Other employee termination and certain retirement costs	2.3	0.1	0.8	3.0	—
(E)	Foreign currency (gains) / losses	3.4	1.5	(0.1)	1.8	—
(F)	Pension and OPEB adjustment	1.8	0.6	0.4	1.6	1.0
(G)	Other adjustments	3.2	(0.4)	6.0	9.6	2.3

	Adjusted EBITDA	$477.1	$122.2	$90.5	$445.4	$427.6
(H)	Future cost savings illustratively pulled forward	45.2	12.0	6.4	39.6	25.7

	Adjusted EBITDA Illustratively Pro Forma for Future Cost Savings	$522.3	$134.2	$96.9	$485.0	$453.3

Note: Does not represent management’s expectation for earnings performance in these periods

(1)

Estimated full year 2013 net income attributable to Gardner Denver is based on the midpoint of diluted earnings per share guidance provided in Gardner Denver’s press release for the first quarter and full year 2013, dated April, 26, 2013 (as such press release was amended to correct a typographical error on that same day). The average diluted shares outstanding used to calculate the net income attributable to Gardner Denver was 49,316,000. Full Year 2013E amounts do not include merger-related costs associated with the proposed buyout transaction. The Full Year 2013E was also included in Gardner Denver’s 8-K filing submitted to the SEC on April 22, 2013.

(A)	Represents historical restructuring costs incurred in connection with the closure and consolidation of certain facilities and functions.

(B)

Represents the reversal of the income statement impacts of non-recurring Robuschi purchase accounting adjustments associated with (1) the write-up of the fair value of inventory and (2) the amortization of favorable and unfavorable leases.

(C)	Represents non-cash stock-based compensation expense relating to stock options and restricted share awards.

(D)	Represents certain non-recurring employee related costs resulting from terminations (non-restructuring).

(E)	Represents gains and losses on transactions denominated in currencies other than our functional currency, including gains and losses on intercompany transactions.

(F)	Represents the effects of amortization of prior service costs and amortization of losses (gains) in pension and OPEB expense.

(G)

Represents non-cash, non-operating, or non-recurring adjustments, consisting of (1) gains / losses on disposal of assets, (2) third-party costs associated with successful / abandoned transactions, (3) investment gains and losses associated with our deferred compensation plan, (4) board of directors’ fees, (5) non-cash income associated with a decrease of inventories in certain LIFO pools and the resulting liquidations of LIFO inventory layers and (6) other minor miscellaneous adjustments.

(H)

Represents savings Gardner Denver expects to realize during 2013 and 2014 from optimizing IPG Europe’s operations and achieving sourcing savings, resulting in reduced costs and margin expansion. The IPG Europe initiative is expected to leverage lower cost locations, as well as reduce excess capacity and average labor costs, while the sourcing savings will be achieved by developing a global procurement organization and strategically managing direct materials spend. The pro forma adjustments in 2012 and 2013 represent expected future cost savings not realized during each respective period.

Interests of the Directors and Executive Officers of Gardner Denver in the Merger

When considering the recommendation of the Board of Directors that you vote to approve the proposal to adopt the merger agreement, you should be aware that some of our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally, as more fully described below. The Board of Directors was aware of and considered these interests, among other matters, in approving the merger agreement and the merger and recommending that the merger agreement be adopted by the shareholders of Gardner Denver.

Arrangements with Parent

As of the date of this proxy statement, none of our executive officers has entered into any agreement with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, the surviving corporation or one or more of its affiliates. Prior to or following the closing of the merger, however, some or all of our executive officers may discuss or enter into agreements with Parent or Acquisition Sub or any of their respective affiliates regarding employment with, or the right to purchase or participate in the equity of, the surviving corporation or one or more of its affiliates.

Insurance and Indemnification of Directors and Executive Officers

The surviving corporation and Parent will indemnify, defend and hold harmless, and advance expenses to current or former directors, officers and employees of Gardner Denver and its subsidiaries with respect to all acts or omissions by them in their capacities as such at any time prior to the effective time of the merger (including any matters arising in connection with the merger agreement or the transactions contemplated thereby), to the fullest extent that Gardner Denver or its subsidiaries would be permitted by applicable law and to the fullest extent required by the organizational documents of Gardner Denver or its subsidiaries as in effect on the date of the merger agreement. Parent will cause the certificate of incorporation, bylaws or other organizational documents of the surviving corporation and its subsidiaries to contain provisions with respect to indemnification, advancement of expenses and limitation of director, officer and employee liability that are no less favorable to the current or former directors, officers and employees of Gardner Denver and its subsidiaries than those set forth in the Gardner Denver’s and its subsidiaries’ organizational documents as of the date of the merger agreement. The surviving corporation and its subsidiaries will not, for a period of six years from the effective time of the merger, amend, repeal or otherwise modify these provisions in the organizational documents in any manner that would adversely affect the rights of the current or former directors, officers and employees of Gardner Denver and its subsidiaries.

The merger agreement also provides that prior to the effective time of the merger, Gardner Denver may purchase a six year “tail” prepaid policy on the same terms and conditions as the Parent would be required to cause the surviving corporation and its subsidiaries to purchase as discussed below. Gardner Denver’s ability to purchase a “tail” policy is subject to a cap on the premium equal to 600% of the aggregate annual premiums currently paid by the Gardner Denver for its existing directors’ and officers’ liability insurance and fiduciary insurance as of the date of the merger agreement. If Gardner Denver does not purchase a “tail” policy prior to the effective time, for at least six years after the effective time, (i) Parent will cause the surviving corporation and its other subsidiaries to maintain in full force and effect, on terms and conditions no less advantageous to the current or former directors, officers and employees of Gardner Denver and its subsidiaries, the existing directors’ and officers’ liability insurance and fiduciary insurance maintained by the Gardner Denver as of the date of the merger agreement and (ii) Parent will not, and will not permit the surviving corporation or its other subsidiaries to, take any action that would prejudice the rights of, or otherwise impede recovery by, the beneficiaries of any such insurance, whether in respect of claims arising before or after the effective time of the merger. The “tail” policy will cover claims arising from facts, events, acts or omissions that occurred at or prior to the effective time, including the transactions contemplated in the merger agreement. The obligation of the parent or surviving corporation, as applicable, is subject to an annual premium cap of 300% of the aggregate annual premiums currently paid by Gardner Denver for such insurance, but the parent or surviving corporation will purchase as much of such insurance coverage as possible for such amount. Please see “The Merger Agreement — Directors’ and Officers’ Indemnification and Insurance” section for additional information.

Treatment of Equity-Based Awards

Treatment of Stock Options

As of [—], there were [—] outstanding stock options held by directors and executive officers. As of the effective time of the merger, each outstanding stock option to purchase shares of Gardner Denver common stock, whether or not vested, will be canceled and converted into the right to receive an amount in cash (subject to any applicable withholding or other taxes, or other amounts as required by law) equal to the product of (i) the total number of shares of Gardner Denver common stock subject to the option as of the effective time of the merger and (ii) the amount, if any, by which $76.00 exceeds the exercise price per share of Gardner Denver common stock underlying the stock option.

Treatment of Restricted Stock Units

As of [—], there were [—] outstanding RSUs held by directors and executive officers. As of the effective time of the merger, the vesting conditions or restrictions applicable to each RSU will lapse and each such RSU will be converted into the right to receive an amount in cash (subject to any applicable withholding or other taxes, or other amounts as required by law) equal to the product of (i) the total number of shares of Gardner Denver subject to such RSU as of the effective time of the merger and (ii) $76.00.

Treatment of Gardner Denver Long-Term Cash Bonus Awards

The Compensation Committee grants long-term cash bonus awards to the named executive officers under Gardner Denver’s long-term incentive plan. Long-term cash bonuses are tied to the achievement of Gardner Denver’s performance targets over a predetermined performance period, which historically has been three years. Under the merger agreement, each long-term cash bonus award will be deemed to be earned on a prorated basis, based on the portion of the applicable performance period elapsed.

At the effective time of the merger, long-term cash bonus awards granted for the three year performance period beginning January 1, 2011 and ending December 31, 2013, which we refer to as the 2011-2013 performance period, will be deemed to be earned at the end of the 2011-2013 performance period at the greater of (i) the payout opportunity that corresponds to the actual performance level achieved by Gardner Denver or the surviving corporation, as applicable, for such performance period and (ii) the payout opportunity that corresponds to the target performance level for such performance period relative to the performance targets applicable to such performance period, provided that any employee entitled to an award in respect of the

2011-2013 performance period whose employment is terminated at or after the effective time of the merger and prior to the end of the 2011-2013 performance period will instead be paid a pro-rata portion of his or her award. Long-term cash bonus awards granted for the three year performance period beginning January 1, 2013 and ending December 31, 2015, will be deemed to be earned at the greater of (i) the payout opportunity that corresponds to the actual performance level achieved for such partial performance period relative to the applicable performance targets for such award and (ii) the payout opportunity that corresponds to the target performance level for such performance period. Long-term cash bonus awards granted for the three year performance period beginning January 1, 2012 and ending December 31, 2014 will be deemed to be earned at the payout opportunity that corresponds to the target performance level originally established for such performance period.

Treatment of Gardner Denver Phantom Stock Units

Under Gardner Denver’s Phantom Stock Plan for Outside Directors, which we refer to as the Phantom Stock Plan, each nonemployee director may elect to defer all or a portion of his or her annual retainers into phantom stock units. Each phantom stock unit represents the right to receive the fair market value of one share of Gardner Denver common stock. Upon election, the phantom stock units are credited to the nonemployee director’s account in equal quarterly amounts based on the average closing price per share of our common stock during the 30 trading days immediately preceding (but not including) the last business day of the quarter as reported on the composite tape of the New York Stock Exchange. Dividend equivalents are credited to the nonemployee director’s account on the dividend record date as dividends are declared by the Board of Directors. In connection with the consummation of the merger, the cash value of each nonemployee director’s account will be distributed to such nonemployee director on the first day of the month following the effective time of the merger.

The following table summarizes the aggregate number of phantom stock units credited to each nonemployee director’s account as of March 31, 2013.

Name	Phantom Stock Units (1)
Michael C. Arnold	137
Donald G. Barger, Jr.	21,863
John D. Craig	0
Raymond R. Hipp	9,587
David D. Petratis	14,184
Diane K. Schumacher	4,057
Charles L. Szews	9,288
Richard L. Thompson	17,158

Total	76,274

(1)	The number of phantom stock units has been rounded to the nearest whole number of units.

Under the merger agreement, Gardner Denver is restricted from granting additional phantom stock units other than any phantom stock units that were required to be granted, as of March 7, 2013, pursuant to elections previously made by nonemployee directors of Gardner Denver. Such elections, and any phantom stock units credited to the account of a nonemployee director, will be credited in accordance with the terms the Phantom Stock Plan.

Payments Upon Termination Following Change-in-Control

Executive Change in Control Agreements

Gardner Denver enters into change in control agreements, which we refer to as CIC Agreements, with certain of its executive officers, which generally remain in effect as long as the executive officer is an employee of Gardner Denver. Michael M. Larsen, Brent A. Walters, T. Duane Morgan, Susan A. Gunn and Barry L. Pennypacker, who are all listed in the table entitled “All Golden Parachute Compensation” set forth below, were our named executive officers for 2012. On July 13, 2012, Mr. Pennypacker resigned from his position as President and Chief Executive Officer of Gardner Denver. In connection with his resignation, Mr. Pennypacker’s CIC Agreement is no longer in effect. The consummation of the merger will constitute a change of control under the CIC Agreements. Except as noted below, each CIC Agreement has substantially identical terms and is intended to encourage each applicable executive officer to continue to carry out his or her respective duties in the event of a change in control of Gardner Denver.

Under each CIC Agreement, if, during the 24-month period following the effective time of the merger, the surviving corporation terminates the applicable executive officer’s employment other than for “cause,” as defined below, or if the applicable executive officer voluntarily terminates his or her employment for “good reason,” as defined below, such executive officer will be entitled to receive:

•	Accrued but unpaid compensation and benefits through the date of termination;

•

A severance payment of two times the sum of: (i) the executive officer’s annual base salary; and (ii) the target annual cash bonus amount for the last full fiscal year prior to the executive officer’s termination of employment pursuant to Gardner Denver’s Executive Annual Bonus Plan, which we refer to as the Executive Annual Bonus Plan;

•

To the extent not included in accrued but unpaid compensation, a pro-rata bonus for the year of termination, based on the executive officer’s target annual cash bonus paid or payable pursuant to the Executive Annual Bonus Plan for the last full fiscal year ending immediately before notice of termination;

•

Continued medical, dental and life insurance benefits for a period of two years; provided, however, that if the executive officer becomes eligible to receive such benefits under another employer-provided plan, such continuation of benefits will cease; and

•

The cash amounts payable under the CIC Agreements are required to be paid in a single lump sum payment on the regularly scheduled payroll day immediately following the 30th day after the executive’s termination.

For the purposes of the CIC Agreements, “cause” means:

•

The executive officer’s willful and continued failure to substantially perform his or her reasonably assigned duties with Gardner Denver, the surviving corporation or their affiliates, which failure continued for at least 30 days after written demand for substantial performance signed by a duly authorized officer of Gardner Denver was delivered to the executive officer identifying the manner in which Gardner Denver believed that the executive officer’s duties have not been substantially performed;

•

The executive officer’s breach of a fiduciary duty involving personal profit, commission of a felony or a crime involving fraud or moral turpitude, or material breach of any provision of the CIC Agreement; or

•	The executive officer willfully engages in illegal conduct or gross misconduct which is materially and demonstrably injurious to Gardner Denver or the surviving corporation.

No act or failure to act on the part of the executive officer will be considered “willful” unless it is done, or omitted to be done, in bad faith or without a reasonable belief that the action or omission was legal, proper, and in the best interests of Gardner Denver, the surviving corporation or their affiliates. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board of Directors, the instructions of a more senior executive or the advice of counsel to Gardner Denver or its affiliates will be conclusively presumed to be done, or omitted to be done, by the executive in good faith and in the best interests of Gardner Denver, the surviving corporation and their affiliates.

For purposes of the CIC Agreements, “good reason” means, unless the executive officer has consented in writing, the occurrence after a change in control of any of the following events or conditions:

•

The actual assignment (not merely the announcement of a plan or present intention) to the executive officer of any duties that would constitute a material diminution in the executive officer’s position as in effect immediately prior to the change in control, including any material diminution in status, title, authority, duties or responsibilities or any other action which results in the same, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Gardner Denver promptly after receipt of notice from the executive officer;

•	A material diminution (5% or greater) of in the executive officer’s base salary;

•

Gardner Denver or the surviving corporation requires the executive officer to be based at any location that is a material change of more than 40 miles from his or her regular place of employment immediately prior to the change in control;

•

Following a change in control, unless a plan providing a substantially similar compensation or benefit is substituted: (i) the failure by Gardner Denver, the surviving corporation or their affiliates to continue in effect any material fringe benefit or compensation plan, retirement plan, life insurance plan, health and accident plan or disability plan in which the executive officer is participating prior to the change in control; or (ii) the taking of any action by Gardner Denver, the surviving corporation or its affiliates which would adversely affect the executive officer’s participation in or materially reduce his or her benefits under any of such plans or deprive him or her of any material fringe benefit;

•

Following a change in control, Gardner Denver’s failure to obtain the assumption in writing of its obligation to perform the CIC Agreement by Parent within 15 days after the effective date of the merger; or

•

Any purported termination of the executive officer’s employment by Gardner Denver or the surviving corporation, which is not effected pursuant to a notice of termination satisfying the requirements of the CIC Agreement; and for purposes of the CIC Agreement, no such purported termination will be effective.

For CIC Agreements entered into before July 2012, which we refer to as the Original CIC Agreements, in the event that any payments under the CIC Agreements are subject to excise tax, the executive will be entitled to an amount, which on an after-tax basis equals the excise tax, provided that if the total payments do not exceed 110% of the greatest amount that could be made to the executive without giving rise to excise tax, the total payments will be reduced to the excise limit. The CIC Agreements for each of Michael M. Larsen, our President and Chief Executive Officer, Brent A. Walters, our Vice President, General Counsel, Chief Compliance Officer and Secretary, and Susan A. Gunn, our Vice President of Human Resources, have the Original CIC Agreement terms.

In July 2012, the form of CIC Agreement was modified to eliminate the excise tax gross up and modify the alternative cap provision, which we refer to as the Modified CIC Agreement. In the event any payments made to an executive officer in connection with a change in control of Gardner Denver, including any payments under a CIC Agreement, become subject to excise tax, and any related interest or penalties, then the payments will be reduced (but not below zero) to the greatest amount which may be paid without the executive officer becoming subject to the excise tax, but only to the extent the reduced amount would provide a greater benefit to the executive officer than an unreduced payment that would be subject to the excise tax. T. Duane Morgan, our Vice President and President of the Engineered Products Group, received the Modified CIC Agreement in September 2012.

Bonuses

Executive Annual Bonus Plan

The merger agreement permits Gardner Denver to pay a pro-rata portion, calculated at the target performance level, of the annual cash bonuses payable pursuant to the Executive Annual Bonus Plan to those executive officers who, at the effective time of the merger, are eligible to receive such pro-rata bonus amounts in respect of the 2013 fiscal year in accordance with the terms of the Executive Annual Bonus Plan.

Key Management Retention Program

In November 2012, the Compensation Committee developed and put in place a Key Management Retention Program, which we refer to as the Retention Program, to retain a core group of senior executive officers while Gardner Denver explored strategic alternatives to enhance shareholder value. Executive officer participants in this Retention Program include Messrs. Larsen, Trupiano and Walters and Ms. Gunn. Cash retention awards are based on a multiple of salary at the time the Retention Program was approved. Under the terms of the Retention Program, Messrs. Larsen and Walters and Ms. Gunn will receive a cash bonus equal to 100% of their base salary.

Cash awards under the Retention Program are payable in two tranches. Fifty percent of each award is payable at the effective time of the merger and the balance is payable six months after the effective time of the merger. In the event the merger is not consummated the cash awards will be paid out on November 11, 2013.

If Messrs. Larsen, Trupiano and Walters and Ms. Gunn are terminated “without cause” or voluntarily resign for “good reason” at any time prior to receiving the payments noted above, then the remaining amounts will be accelerated and paid in cash as soon as reasonably practical. No payouts will be made upon separation from service as a result of disability, retirement, voluntary resignation (other than voluntary resignation for “good reason”), or death.

Golden Parachutes

In accordance with Item 402(t) of Regulation S-K, the table below entitled “Golden Parachute Compensation” sets forth the compensation that is based on or otherwise relates to the merger that will or may become payable to each of Gardner Denver’s named executive officers in connection with the merger. Please see the previous portions of this section for further information regarding this compensation.

The amounts indicated in the table below titled “All Golden Parachute Compensation” are estimates of the amounts that would be payable assuming, solely for purposes of this table, that the merger is consummated on September 30, 2013, and the employment of each of the named executive officers (other than Mr. Pennypacker, who is no longer a Gardner Denver employee) was terminated other than for cause or the named executive officer resigned for good reason, in each case on that date. The amounts indicated in the table below titled “Golden Parachute Compensation Subject to the Non-Binding Advisory Proposal” are estimates of the amounts that would be payable assuming, solely for the purposes of this table, that the merger is consummated on September 30, 2013, and the employment of each of the specified named executive officers was terminated other than for cause or such named executive officer resigned for good reason, in each case on that date.

As described below, some of the amounts set forth in the table would be payable by virtue of the consummation of the merger (“single-trigger” payments), while other amounts would be payable only if such a termination of employment occurs in connection with the merger (“double-trigger” payments). In addition to the assumptions regarding the consummation date of the merger and termination of the employment of the named executive officers, these estimates are based on certain other assumptions that are described in the footnotes accompanying both tables below. Accordingly, the ultimate values to be received by a named executive officer in connection with the merger may differ from the amounts set forth below.

All Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)(3)	Perquisites/ Benefits ($)(4)	Tax Reimbursements ($)(5)	Other ($)(6)	Total ($)
Michael M. Larsen	6,043,322	3,914,311	—	39,756	2,908,054	—	12,905,443
Brent A. Walters	2,751,265	1,111,088	—	37,520	—	—	3,899,873
T. Duane Morgan	2,332,619	1,490,723	19,758	37,410	—	—	3,880,510
Susan A. Gunn	1,962,500	413,921	—	14,213	722,702	—	3,113,336
Barry Pennypacker(a)	—	—	—	—	—	2,000,000	2,000,000

(a)

Mr. Pennypacker ceased to be a Gardner Denver director, executive officer and employee on July 13, 2012 and therefore will not receive any payments from Gardner Denver. Mr. Pennypacker will receive a payment from KKR in the event the merger is consummated as explained more fully under note 6 below.

Golden Parachute Compensation Subject to the Non-Binding Advisory Proposal

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)(3)	Perquisites/ Benefits ($)(4)	Tax Reimbursements ($)(5)	Other ($)	Total ($)
Michael M. Larsen	6,043,322	3,914,311	—	39,756	2,908,054	—	12,905,443
Brent A. Walters	2,751,265	1,111,088	—	37,520	—	—	3,899,873
T. Duane Morgan	2,332,619	1,490,723	19,758	37,410	—	—	3,880,510
Susan A. Gunn	1,962,500	413,921	—	14,213	722,702	—	3,113,336

(1) Cash: The amounts in this column reflect the cash severance payment to which the executive officers would be entitled based upon the CIC Agreements and the Executive Annual Bonus Plan, the Retention Program, payment of deferred compensation pursuant to the Excess Contribution Plan (as defined below) and the long-term cash bonus awards under the Long-Term Incentive Plan. The following table breaks down the amounts in column (1) by type of payment.

Name	Payments of Annual Salary and Bonus ($)(a)	Management Retention Program ($)(b)	Lump Sum Payment of All Deferred Compensation ($)(c)	Payment of All Outstanding Long-Term Cash Bonuses at Target Levels ($)(d)	Total ($)(e)
Michael M. Larsen	3,502,000	781,600	80,822	1,678,900	6,043,322
Brent A. Walters	1,299,400	345,000	529,848	577,017	2,751,265
T. Duane Morgan	1,658,925	—	309,664	364,030	2,332,619
Susan A. Gunn	1,137,375	327,000	73,505	424,620	1,962,500

(a)

Under their respective CIC Agreements, Messrs. Larsen, Walters and Morgan and Ms. Gunn would be entitled to a severance payment equal to (i) two times the named executive officer’s base salary plus the target bonus provided under the Executive Annual Bonus Plan for 2012 and (ii) to the extent not included in accrued but unpaid compensation, a pro-rata bonus for the year of termination, based on the named executive officer’s target annual cash bonus paid or payable pursuant to the Executive Annual Bonus Plan for 2012. The amounts payable in this column are attributable to a “double trigger” arrangement under the CIC Agreements.

(b)

Messrs. Larsen and Walters and Ms. Gunn would be entitled to a cash bonus of $781,600, $345,000 and $327,000, respectively, which is equal to their base salary as of the date of the Retention Program. Amounts payable pursuant to the Retention Program are generally “single-trigger,” provided, however, that if Mr. Larsen, Mr. Walters or Ms. Gunn is terminated “without cause” or voluntarily resigns for “good reason” at any time prior to receiving the payments noted above, then the remaining amounts will be accelerated and paid in cash as soon as reasonably practical. The accelerated payment feature of the Retention Program is a “double-trigger” arrangement.

(c)

Under Gardner Denver’s Supplemental Excess Defined Contribution Plan, which we refer to as the Excess Contribution Plan, Messrs. Larsen, Walters and Morgan and Ms. Gunn would be entitled to a lump sum payment of all compensation previously earned and deferred, Gardner Denver contributions and all interest and earnings accrued thereon (unless the executive officer elects to defer this payment). The amount included is the vested balance of Messrs. Larsen’s, Walters’s and Morgan’s and Ms. Gunn’s non-qualified Excess Contribution Plan account as of March 31, 2013. The non-elective Gardner Denver contribution becomes fully vested after three years of employment. The total non-vested amount for Mr. Larsen and Ms. Gunn was $306,273 and $17,580, respectively. In addition, Messrs. Larsen, Walters and Morgan and Ms. Gunn would also be entitled to a lump sum payment under the qualified Retirement Savings Plan, which they would be eligible to receive regardless of the reason for termination but are not included in the numbers above. These payments are attributable to a “single trigger” arrangement.

(d)

For purposes of this table, we have assumed bonuses will be paid at target performance levels as a result of the merger. Under the Long-Term Incentive Plan and merger agreement, the long-term cash bonuses amounts are attributable to a “single trigger” arrangement, subject to the completion of certain performance periods. For further discussion of the payments of the long-term cash bonus awards under the merger agreement, please see the “Treatment of Gardner Denver Long-Term Cash Bonus Awards” section above.

(e)

This amount reflects the cash severance payment to which the executive officers would be entitled based upon the CIC Agreements and the Executive Annual Bonus Plan, the Retention Program, payment of deferred compensation pursuant to the Excess Contribution Plan and the long-term cash bonus awards under the Long-Term Incentive Plan. Under the CIC Agreements, the listed named executive officers are also entitled to accrued but unpaid base salary through the date of termination and a prorated bonus for the year of termination, calculated based upon the named executive officer’s target annual cash bonus amount for the previous year pursuant to the Executive Annual Bonus Plan (provided the executive officer is not receiving such a pro-rata bonus under the Executive Annual Cash Bonus Plan).

(2) Equity: The amounts in this column reflect the value of the accelerated vesting of the executive officers’ unvested equity awards that would occur at the effective time of the merger, as provided by the merger agreement. All of the amounts payable are attributable to a “single trigger” arrangement upon the occurrence of a change in control under Gardner Denver’s Long-Term Incentive Plan and stock option and RSU award agreements. The following table breaks down these amounts by type of award.

Name	Accelerated Stock Options($)(a)	Accelerated RSUs ($)(b)	Total ($)(c)
Michael M. Larsen	199,583	3,714,728	3,914,311
Brent A. Walters	388,936	722,152	1,111,088
T. Duane Morgan	783,239	707,484	1,490,723
Susan A. Gunn	20,013	393,908	413,921

(a)

As of the effective time of the merger, each outstanding stock option to purchase shares of Gardner Denver common stock, whether or not vested, will be canceled and converted into the right to receive an amount in cash (subject to any applicable withholding or other taxes, or other amounts required by law) equal to the product of (i) the total number of shares of Gardner Denver common stock subject to the option as of the effective time of the merger and (ii) the amount, if any, by which $76.00 exceeds the exercise price per share of Gardner Denver common stock underlying the stock option.

(b)

As of the effective time of the merger, the vesting conditions or restrictions applicable to each RSU will lapse and each such RSU will be converted into the right to receive an amount in cash (subject to any applicable withholding or other taxes, or other amounts required by law) equal to the product of (i) the total number of shares of Gardner Denver common stock subject to such RSU as of the effective time of the merger and (ii) $76.00.

(c)	Mr. Pennypacker resigned from Gardner Denver, effective July 13, 2012, and currently holds no options or RSUs.

(3) Pension/NQDC: The amounts in this column reflect additional age and service credit benefits under Gardner Denver’s Pension Plan, as of March 31, 2013, to which Mr. Morgan would be entitled. No other Gardner Denver named executive officers were eligible to participate in the Gardner Denver Pension Plan.

(4) Perquisites/Benefits: The amounts in this column reflect the value of medical, dental and life insurance benefits to which the executive officers would be entitled under their CIC Agreements. Under the CIC Agreements, all of these amounts are attributable to a “double trigger” arrangement. Messrs. Larsen, Walters and Morgan and Ms. Gunn would be entitled to continued medical, dental and life insurance benefits for two years. The calculation for the value of continued health insurance and life insurance is based on the premiums paid, which is fully insured and renewed annually. Gardner Denver is unable to fully calculate the value of the continued dental insurance due to being self-insured. The total amount of cost for these benefits is calculated based on the total annual life insurance premiums paid, the annual health insurance premiums and the dental insurance administration fee in 2012 for each such named executive officer. If the executive becomes re-employed with another employer and is eligible to receive medical, dental and/or life insurance benefits under another employer provided plan, these benefits will cease under the CIC Agreement.

The following table breaks down these amounts by type of benefit:

Name	Medical ($)	Dental ($)	Life Insurance ($)	Total ($)
Michael M. Larsen	33,336	2,280	4,140	39,756
Brent A. Walters	33,336	2,280	1,904	37,520
T. Duane Morgan	33,336	2,280	1,794	37,410
Susan A. Gunn	11,400	1,008	1,805	14,213

(5) Tax Reimbursements: Gardner Denver has two forms of CIC Agreements, which provide for distinct tax benefits pursuant to a “double trigger” arrangement. Messrs. Larsen and Walters and Ms. Gunn have the Original CIC Agreement form, which provides that for any payments subject to excise tax, the executive will be entitled to an amount, which on an after-tax basis, equals the excise tax; provided, however, if the total payments do not exceed 110% of the greatest amount that could be made to the executive without giving rise to excise tax, the total payments will be reduced to the excise limit. Mr. Morgan received the Modified CIC Agreement in September 2012. Under his Modified CIC Agreement, in the event any payments made to Mr. Morgan in connection with a change in control of Gardner Denver, including any payments under a CIC Agreement, become subject to the excise tax, and any related interest or penalties, then the payments will be reduced (but not below zero) to the greatest amount which may be paid without the named executive officer becoming subject to the excise tax, but only to the extent the reduced amount would provide a greater benefit to the named executive officer than an unreduced payment that would be subject to the excise tax.

(6) Other: After he resigned from Gardner Denver in July 2012, Mr. Pennypacker and KKR entered into a consulting agreement dated October 10, 2012, which was subsequently amended on January 16, 2013, pursuant to which Mr. Pennypacker provided consulting services to KKR. The terms of this agreement provide for a cash payment to Mr. Pennypacker of $2,000,000 if the merger is completed. Gardner Denver is not a party to this agreement and the Board of Directors was unaware of the compensation terms thereof, until preparation of this proxy statement.

Vested Equity Interests of Gardner Denver’s Executive Officers and Non-Employee Directors

The following table sets forth the number of shares of Gardner Denver common stock and the number of shares of Gardner Denver common stock underlying stock options currently held by each of Gardner Denver’s executive officers and non-employee directors, in each case that either are currently vested or that are scheduled to vest before the effective time of the merger, assuming that the effective time of the merger occurs on September 30, 2013, whether or not the merger is completed. The table also sets forth the values of these vested shares and stock options based on the $76.00 per share merger consideration (minus the applicable exercise price for the options) and, in the case of non-employee directors, any deferred director fees. For the values of the executive officers’ unvested equity awards, see the “Equity” column of the table under “— All Golden Parachute Compensation” beginning on page 67 of this proxy statement. No new shares of Gardner Denver common stock were granted to any executive officer or non-employee director in contemplation of the merger. The incremental value to the executive officers and non-employee directors resulting from the completion of the merger (which is not what the following table reflects) in respect of vested shares is the difference between the stock price immediately prior to the announcement of the proposed merger and the merger consideration of $76.00. The incremental value to the executive officers and non-employee directors resulting from the completion of the merger (which is not what the following table reflects) in respect of vested options is the difference between the spread of the vested options based on the stock price immediately prior to the announcement of the proposed merger and the spread of the vested options based on the merger consideration of $76.00 per share.

Name	Shares Held (#) (1)	Shares Held ($)	Vested Options (#)	Vested Options ($)	Total ($)
Michael M. Larsen	3,988	303,088	12,375	117,464	420,552
Brent A. Walters	5,012	380,912	14,714	371,575	752,487
T. Duane Morgan	15,217	1,156,492	25,937	760,239	1,916,731
Susan A. Gunn	475	36,100	1,414	6,674	42,774
Barry Pennypacker	43,054	3,272,104	—	—	3,272,104
Michael C. Arnold	4,400	334,400	7,200	214,942	549,342
Donald G. Barger, Jr.	8,172	621,072	8,400	275,222	896,294
John D. Craig	2,100	159,600	840	—	159,600
Raymond R. Hipp	17,564	1,334,864	1,500	—	1,334,864
David D. Petratis	17,585	1,336,460	8,400	275,222	1,611,682
Diane K. Schumacher	54,427	4,136,452	8,400	275,222	4,411,674
Charles L. Szews	8,329	633,004	8,400	275,222	908,226
Richard L. Thompson	85,466	6,495,416	1,500	—	6,495,416
Vincent Trupiano	19	1,444	4,268	13,503	14,947

(1)

Includes shares directly held and shares that will become held by directors and executive officers due to the vesting and settlement of stock options and RSUs as of September 30, 2013. Also includes shares indirectly held by directors and executive officers as follows:

(a)

Indirect ownership includes shares owned by executive officers in Gardner Denver Retirement Savings Plan, a 401(k) plan, as follows: 26 shares for Mr. Larsen; 254 shares for Mr. Walters; 93 shares for Ms. Gunn; and 627 shares for Mr. Pennypacker.

(b)	Shares held indirectly in The Michael C. Arnold Family Trust. Mr. Arnold serves as trustee of The Michael C. Arnold Family Trust.

(c)	Shares held indirectly in the John D. Craig Trust. Mr. Craig serves as trustee and his spouse is the beneficiary of the John D. Craig Trust.

(d)

Shares held indirectly by the Schumacher 2010 Partnership Ltd. Mrs. Schumacher and her husband are the limited partners of the Schumacher 2010 Partnership Ltd. and the Schumacher Management Trust is the general partner. Mrs. Schumacher and her husband are the trustees and the beneficiaries of the Schumacher Management Trust.

(e)	Shares held indirectly in the R&B Thompson 2005 Family Trust. Mr. Thompson and his wife are the trustees and the beneficiaries of the R&B Thompson 2005 Family Trust.

(f)	Shares held indirectly in the Thomas Duane Morgan and Nicola Rae Morgan Revocable Living Trust, of which Mr. Morgan and his wife are the trustees and beneficiaries.

(g)

Mr. Pennypacker resigned from Gardner Denver, effective July 13, 2012. Mr. Pennypacker’s beneficial ownership was determined as of the date of his most recent Form 4 filed with the SEC and other information available to Gardner Denver.

Financing of the Merger

We anticipate that the total funds needed to complete the merger, including the funds needed to complete the merger and the related transactions, will be approximately $[—] million, which includes approximately $[—] million to pay our shareholders the amounts due to them under the merger agreement and make payments in respect of Gardner Denver’s outstanding equity-based awards and long-term cash bonuses pursuant to the merger agreement, $[—] million to repay or refinance at or after the closing of the merger the indebtedness with respect to Gardner Denver’s credit facility and $[—] million to pay all fees and expenses payable by Parent and Acquisition Sub under the merger agreement and Acquisition Sub’s agreements with its lenders. These payments are expected to be funded through a combination of equity financing of approximately $1,160 million (which represents approximately 22% of the total financing required for the merger), to be provided by the KKR Fund, or other parties to which the KKR Fund assigns all or a portion of its commitment; borrowings under a $2,725 million senior secured credit facility, comprised of a $1,800 million term loan facility, a $525 million senior secured term loan facility available to be drawn in Euros and a $400 million senior secured revolving credit facility (which revolving credit facility is not intended to provide funding for the merger); the issuance and sale pursuant to a high yield senior notes offering of an aggregate principal amount of senior unsecured notes of up to $675 million in aggregate principal amount of senior unsecured notes (or, to the extent those notes are not issued at or prior to the closing of the merger, a $675 million senior unsecured bridge loan facility); and Gardner Denver’s freely available cash.

Debt Financing

Parent has entered into an amended and restated debt commitment letter, dated as of March 15, 2013, which we refer to as the debt commitment letter, with Barclays Bank PLC, Citibank, N.A. (or one of its affiliates), Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, HSBC Bank USA, N.A., KKR Corporate Lending LLC, MIHI LLC, Mizuho Corporate Bank, Ltd., Royal Bank of Canada, Sumitomo Mitsui Banking Corporation and UBS Securities LLC, which we refer to collectively as the lenders. Pursuant to the debt commitment letter, the lenders have committed to provide an aggregate of $3,400 million in debt financing to Parent consisting of: (i) a senior secured term loan facility in an aggregate principal amount of $1,800 million; (ii) a senior secured term loan facility in an aggregate principal amount of $525 million available to be drawn in Euros; (iii) a senior secured revolving credit facility with a maximum availability of $400 million in the aggregate; and (iv) a senior unsecured bridge loan facility in the aggregate amount of up to $675 million to the extent that some or all of the senior unsecured notes referred to in the next sentence are unable to be issued at or prior to the closing of the merger. In connection with the debt commitment letter, Parent also engaged lead arrangers for an offering of up to $675 million aggregate principal amount of senior unsecured notes pursuant to Rule 144A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, or another private placement exemption. We refer to the senior secured term loan facilities, the senior secured revolving credit facility and the senior unsecured bridge loan facility, collectively, as the debt facilities.

The commitments under the debt commitment letter are made to Acquisition Sub or another owned affiliate which is assigned such commitments pursuant to the terms of such commitment letter. Upon consummation of the merger, the surviving corporation will assume all of Acquisition Sub’s obligations under the debt facilities and, if applicable, the senior unsecured notes.

The commitment of the lenders under the debt commitment letter expires upon the earliest to occur of (i) the termination of the merger agreement by Parent or with Parent’s written consent or otherwise in accordance with its terms, (ii) the consummation of the merger with or without the funding of the debt facilities and (iii) the date that is five business days after the Termination Date (as defined in the merger agreement). The documentation governing the debt financing has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this document. Each of Parent and Acquisition Sub has agreed to use reasonable best efforts to obtain the debt financing on the terms and conditions described in the debt commitment letter. If any portion of the debt financing becomes or could reasonably be expected to become unavailable in the manner or from the sources contemplated in the commitment letters, the merger agreement requires Parent and Acquisition Sub to use, and cause their affiliates to use, their reasonable best efforts to arrange as promptly as practicable alternative financing from alternative sources on terms and conditions not less favorable, taken as a whole, to Parent and Acquisition Sub than those contained in the debt commitment letter and in an amount sufficient to consummate the transactions contemplated by the merger agreement.

The availability of the debt facilities is subject, among other things, to:

•

Consummation of the merger in all material respects in accordance with the terms of the merger agreement substantially concurrently with the initial funding of the debt facilities (without giving effect to any modifications, amendments or express waivers or consents to the merger agreement that are materially adverse to the lenders under the debt financing without the consent of the majority lead arrangers of the financing);

•	Consummation of the equity financing contemplated by the equity commitment letter substantially concurrently with the initial funding of the debt facilities;

•

Since December 31, 2012, that there has not been any change, event, development or state of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in the merger agreement);

•

Redemption, refinancing or repayment of certain existing indebtedness of Gardner Denver and its subsidiaries, including repayment of all amounts outstanding (other than contingent obligations) under, and termination of all commitments and release of all liens in respect of, Gardner Denver’s existing credit facility, dated September 19, 2008, by and among Gardner Denver, certain of its subsidiaries, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent;

•	Payment of costs, fees and expenses to the lenders;

•	Delivery of financial statements relating to Gardner Denver and its subsidiaries;

•	Delivery of pro forma financial statements of Gardner Denver;

•

With respect to the bridge facility, the engagement of investment banks to privately place the senior unsecured notes pursuant to the engagement letter and expiration of a fifteen (15) consecutive calendar day period following the delivery of a customary preliminary offering memorandum containing specified information and pro forma financial statements (provided that (1) none of May 27, 2013, July 4, 2013 and July 5, 2013 will be deemed a calendar day for purposes of such marketing period and (2) such marketing period will either end on or prior to August 16, 2013 or, if such marketing period has not ended on or prior to August 16, 2013, then such marketing period will commence no earlier than September 3, 2013);

•

With respect to the bridge facility, delivery of all other financial data that would be reasonably necessary for the lead arrangers to receive customary “comfort” letters from independent accountants in connection with the offering of the senior unsecured notes;

•

Delivery of all “know your customer” and anti-money laundering documentation and information reasonably requested by the lenders’ agent or the joint bookrunners regarding Gardner Denver, certain of its subsidiaries and Parent;

•

Subject in each case to funds provisions of the debt commitment letter, execution of the guaranty substantially simultaneously with the initial funding of the debt facilities and, with respect to the senior secured debt facilities, the delivery of all documents required to perfect the senior secured administrative agent’s security interest in certain limited collateral;

•

Subject in each case to certain funds provisions, execution of facilities documentation and delivery of certain customary closing documents (including, among others, a solvency certificate and customary legal opinions); and

•	The accuracy of certain limited representations and warranties.

As of the date hereof, no alternative financing arrangements or alternative financing plans have been made in the event that the debt financing described herein is not available. Although the debt financing described above is not subject to a due diligence or “market out,” such financing may not be considered assured.

Limited Guaranty

Pursuant to the limited guaranty delivered by the KKR Fund in favor of Gardner Denver, dated March 7, 2013, the KKR Fund has agreed to guarantee the due, punctual and complete payment of:

•	The obligation of Parent under the merger agreement to pay the reverse termination fee to Gardner Denver of $263.1 million and costs and expenses related thereto;

•	The indemnification obligations of Parent and Acquisition Sub in connection with any costs and expenses incurred by Gardner Denver and its affiliates in the arrangement of the debt financing; and

•	The obligations of Parent and Acquisition Sub to pay their own expenses under the merger agreement.

We refer to the expense reimbursement and indemnification obligations set forth in the second and third bullets above as the expense obligations and, together with the payment obligations set forth in the first bullet above, as the guaranteed obligations.

The KKR Fund’s obligations under the limited guaranty are subject to an aggregate cap equal to the amount of (i) the reverse termination fee plus (ii) any expense obligations of Parent and Acquisition Sub plus (iii) certain enforcement costs incurred by Gardner Denver in connection with its enforcement of such guaranty.

Subject to specified exceptions, the limited guaranty will terminate upon the earliest of:

•	The effective time of the merger;

•	The valid termination of the merger agreement; and

•

Nine months after the termination of the merger agreement in a circumstance where Parent is required to pay the reverse termination fee or any other amounts payable pursuant to the merger agreement and the limited guaranty (and, if Gardner Denver has made a claim under the guarantees prior to such date, the limited guaranty will terminate on date that such claim is finally satisfied or otherwise resolved).

Closing and Effective Time of the Merger

The closing of the merger will take place no later than the second business day following the satisfaction or waiver in accordance with the merger agreement of all of the conditions to closing of the merger (as described under “The Merger Agreement — Conditions to the Closing of the Merger” beginning on page 95), other than conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions. However, if the marketing period (as described under “The Merger Agreement — Marketing Period” beginning on page 84) has not ended at the time of the satisfaction or waiver of the conditions set forth in the merger agreement (other than conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions), then the closing will occur on the date following the satisfaction or waiver of such conditions that is the earlier to occur of (i) any day during the marketing period as may be specified by Parent on no less than two business days’ prior written notice to Gardner Denver, and (ii) the final day of the marketing period.

Appraisal Rights

If the merger is adopted by Gardner Denver shareholders, shareholders who do not vote in favor of the adoption of the merger agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL (“Section 262”).

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex C. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that shareholders exercise their appraisal rights under Section 262. Only a holder of record of shares of Gardner Denver common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A person having a beneficial interest in shares of common stock of Gardner Denver held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of Gardner Denver common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee.

Under Section 262, holders of shares of common stock of Gardner Denver who do not vote in favor of the adoption of the merger agreement, who continuously are the record holders of such shares through the effective time of the merger, and who otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of Gardner Denver common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest to be paid upon the amount determined to be fair value, if any, as determined by the court.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of shareholders, the corporation, not less than 20 days prior to the meeting, must notify each of its shareholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes Gardner Denver’s notice to its shareholders that appraisal rights are available in connection with the merger, and the full text of Section 262 is attached to this proxy statement as Annex C. In connection with the merger, any holder of common stock of Gardner Denver who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review Annex C carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner will result in the loss of appraisal rights under the DGCL. A shareholder who loses his, her or its appraisal rights will be entitled to receive the merger consideration described in the merger agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of common stock, Gardner Denver believes that if a shareholder considers exercising such rights, such shareholder should seek the advice of legal counsel.

Shareholders wishing to exercise the right to seek an appraisal of their shares of Gardner Denver common stock must do ALL of the following:

•

The shareholder must not vote in favor of the proposal to adopt the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement, a shareholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement, abstain or not vote its shares;

•	The shareholder must deliver to Gardner Denver a written demand for appraisal before the vote on the merger agreement at the special meeting;

•

The shareholder must continuously hold the shares from the date of making the demand through the effective time of the merger. A shareholder will lose appraisal rights if the shareholder transfers the shares before the effective time of the merger; and

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The shareholder or the surviving company must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time of the merger. The surviving company is under no obligation to file any petition and has no intention of doing so.

Filing Written Demand

Any holder of common stock of Gardner Denver wishing to exercise appraisal rights must deliver to Gardner Denver, before the vote on the adoption of the merger agreement at the special meeting at which the proposal to adopt the merger agreement will be submitted to the shareholders, a written demand for the appraisal of the shareholder’s shares, and that shareholder must not vote or submit a proxy in favor of the adoption of the merger agreement. A holder of shares of common stock of Gardner Denver wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will constitute a waiver of the shareholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a shareholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement. Neither voting against the adoption of the merger agreement nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the merger agreement. A proxy or vote against the adoption of the merger agreement will not constitute a demand. A shareholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the special meeting of Gardner Denver’s shareholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of Gardner Denver common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of common stock of Gardner Denver should be executed by or on behalf of the holder of record, and must reasonably inform Gardner Denver of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

SHAREHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BROKERS, BANKS AND NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BROKER, BANK OR OTHER NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER, BANK OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

Gardner Denver, Inc.

1500 Liberty Ridge Drive, Suite 3000

Wayne, PA 19087

Attention: Corporate Secretary

Any holder of common stock of Gardner Denver may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to Gardner Denver a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

Notice by the Surviving Corporation

If the merger is completed, within ten days after the effective time of the merger, the surviving corporation will notify each holder of common stock of Gardner Denver who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption of the merger agreement, that the merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any holder of common stock of Gardner Denver who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence on appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a shareholder, demanding a determination of the fair value of the shares held by all shareholders entitled to appraisal. The surviving corporation is under no obligation to and has no present intention to file a petition, and holders should not assume that the surviving corporation will file a petition or initiate any negotiations with respect to the fair value of shares of common stock of Gardner Denver. Accordingly, any holders of common stock of Gardner Denver who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of shares of common stock of Gardner Denver within the time and in the manner prescribed in Section 262. The failure of a holder of common stock of Gardner Denver to file such a petition within the period specified in Section 262 could nullify the shareholder’s previous written demand for appraisal.

Within 120 days after the effective time of the merger, any holder of common stock of Gardner Denver who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which Gardner Denver has received demands for appraisal, and the aggregate number of holders of such shares. The surviving corporation must mail this statement to the requesting shareholder within 10 days after receipt of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the surviving corporation the foregoing statements. As noted above, however, the demand for appraisal can only be made by a shareholder of record.

If a petition for an appraisal is duly filed by a holder of shares of common stock of Gardner Denver and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all shareholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After notice to the shareholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those shareholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the shareholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any shareholder fails to comply with the direction, the Delaware Court of Chancery may dismiss any shareholder who fails to comply with this direction from the proceedings.

Determination of Fair Value

After determining the holders of common stock of Gardner Denver entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of the shares of common stock of Gardner Denver, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Shareholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. Although Gardner Denver believes that the per share merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and shareholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share merger consideration. Neither Gardner Denver nor Parent anticipates offering more than the per share merger consideration to any shareholder of Gardner Denver exercising appraisal rights, and each of Gardner Denver and Parent reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of common stock of Gardner Denver is less than the per share merger consideration. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a shareholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a shareholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised.

If any shareholder who demands appraisal of shares of common stock of Gardner Denver under Section 262 fails to perfect, or loses or successfully withdraws, such holder’s right to appraisal, the shareholder’s shares of common stock of Gardner Denver will be deemed to have been converted at the effective time of the merger into the right to receive the per share merger consideration applicable to the shares, less applicable withholding taxes. A shareholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger or if the shareholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the per share merger consideration in accordance with Section 262.

From and after the effective time of the merger, no shareholder who has demanded appraisal rights will be entitled to vote the common stock of Gardner Denver for any purpose, or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of common stock of Gardner Denver, if any, payable to shareholders of Gardner Denver of record as of a time prior to the effective time of the merger; provided, however, that if no petition for an appraisal is filed, or if the shareholder delivers to the surviving corporation a written withdrawal of the demand for an appraisal and an acceptance of the merger, either within 60 days after the effective time of the merger or thereafter with the written approval of the corporation, then the right of such shareholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any shareholder of Gardner Denver without the approval of the court.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a shareholder’s statutory appraisal rights. Consequently, any shareholder of Gardner Denver wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of the material U.S. federal income tax consequences of the merger that are relevant to holders of shares of Gardner Denver common stock whose shares are converted into the right to receive cash pursuant to the merger. This discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the Code, Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service, which we refer to as the IRS, and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold their shares of Gardner Denver common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes). For purposes of this discussion, a “holder” means either a U.S. Holder or a Non-U.S. Holder (each as defined below) or both, as the context may require.

This discussion is for general information only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances. For example, this discussion does not address:

•

Tax consequences that may be relevant to holders who may be subject to special treatment under U.S. federal income tax laws, such as financial institutions; tax-exempt organizations; S corporations or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes; insurance companies; mutual funds; dealers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts; or certain expatriates or former long-term residents of the United States;

•	Tax consequences to holders holding the shares as part of a hedging, constructive sale or conversion, straddle or other risk reducing transaction;

•	Tax consequences to holders that received their shares of Gardner Denver common stock in a compensatory transaction;

•	Tax consequences to holders who own an equity interest, actually or constructively, in Parent or the surviving corporation following the merger;

•	Tax consequences to U.S. Holders whose “functional currency” is not the U.S. dollar;

•	The U.S. federal estate, gift or alternative minimum tax consequences, if any, to holders; or

•	Any state, local or foreign tax consequences.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of Gardner Denver common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding the shares of Gardner Denver common stock and partners therein should consult their tax advisors regarding the consequences of the merger.

No ruling has been or will be obtained from the IRS regarding the U.S. federal income tax consequences of the merger described below. If the IRS contests a conclusion set forth herein, no assurance can be given that a holder would ultimately prevail in a final determination by a court.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER. A HOLDER SHOULD CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of Gardner Denver common stock who or that is for U.S. federal income tax purposes:

•	An individual who is a citizen or resident of the United States;

•	A corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	An estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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A trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

The receipt of cash by a U.S. Holder in exchange for shares of Gardner Denver common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder. There are limitations on the deductibility of capital losses.

Non-U.S. Holders

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of Gardner Denver common stock who or that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.

Special rules not discussed below may apply to certain Non-U.S. Holders subject to special tax treatment such as “controlled foreign corporations” or “passive foreign investment companies.” Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them in light of their particular circumstances.

Any gain realized by a Non-U.S. Holder pursuant to the merger generally will not be subject to U.S. federal income tax unless:

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The gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable tax treaty);

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Such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable tax treaty); or

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We are or have been a “United States real property holding corporation” as such term is defined in Section 897(c) of the Code, which we refer to as a USRPHC, at any time within the shorter of the five-year period preceding the merger and such Non-U.S. Holder’s holding period with respect to the applicable shares of Gardner Denver common stock, which we refer to as the relevant period, and, if shares of Gardner Denver common stock are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such Non-U.S. Holder owns directly or is deemed to own pursuant to attribution rules more than 5% of shares of Gardner Denver common stock at any time during the relevant period, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, except that the branch profits tax will not apply; we believe that we are not, and have not been, a USRPHC at any time during the five-year period preceding the merger.

Information Reporting and Backup Withholding

Information reporting and backup withholding (at a rate of 28%) may apply to the proceeds received by a holder pursuant to the merger. Information reporting will generally not apply to the proceeds received by a Non-U.S. Holder that provides a certification of its foreign status on IRS Form W-8 (or a substitute or successor form). Backup withholding will generally not apply to a holder that (1) furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on IRS Form W-9 (or a substitute or successor form), (2) provides a certification of such holder’s foreign status on IRS Form W-8 (or a substitute or successor form), or (3) otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Medicare Surtax

For taxable years beginning after December 31, 2012, certain U.S. Holders who are individuals, estates or trusts are subject to a 3.8% Medicare surtax on the lesser of (1) such U.S. Holder’s net investment income (in the case of individuals) or undistributed net investment income (in the case of estates and trusts) (which includes, among other things, capital gains from the disposition of shares of Gardner Denver common stock pursuant to the merger) for the relevant taxable year and (2) the excess of the U.S. Holder’s modified gross income (in the case of individuals) or adjusted gross income (in the case of estates and trusts) for the taxable year over a specified threshold. U.S. Holders should consult their tax advisors regarding the effect, if any, of this surtax on their exchange of shares of Gardner Denver common stock pursuant to the merger.

Regulatory Approvals Required for the Merger

General

Gardner Denver and Parent have agreed to use their reasonable best efforts to comply with all regulatory notification requirements and obtain all regulatory approvals required to consummate the merger and the other transactions contemplated by the merger agreement. These approvals include approval under, or notifications pursuant to, the HSR Act and the competition laws of the European Union, Republic of South Africa and People’s Republic of China.

HSR Act and U.S. Antitrust Matters.

Under the HSR Act and the rules promulgated thereunder by the FTC, the merger cannot be completed until Gardner Denver and Parent each file a notification and report form with the FTC and the Antitrust Division of the DOJ under the HSR Act and the applicable waiting period has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30 calendar day waiting period following the parties’ filing of their respective HSR Act notification forms or the early termination of that waiting period. Gardner Denver and Parent and its affiliates completed the filing of their HSR notifications on March 21, 2013 and received notice of early termination of the applicable waiting period on March 29, 2013.

At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Foreign Competition Laws

Consummation of the merger is conditioned on approval under, or filing of notices pursuant to, the competition laws of the European Union, Republic of South Africa and People’s Republic of China.

Under Council Regulation (EC) No 139/2004 (the “EUMR”), the merger cannot be completed until a notification has been filed with the European Commission and the Commission has approved the merger under the EUMR. A transaction notifiable under the EUMR may not be completed until the expiration of a 25-working-day waiting period following the party’s filing of the Form CO notification form. A draft Short Form CO notification was submitted to the European Commission on March 25, 2013.

Under the China Anti-Monopoly Act, the merger cannot be completed until notifications have been filed with MOFCOM and clearances, approvals or authorizations have been obtained or the applicable waiting periods have expired. The parties initiated the notification process with MOFCOM on April 10, 2013. MOFCOM could prohibit the completion of the merger or, as a condition for allowing the completion of the merger, seek structural remedies (e.g., divestiture of substantial assets or businesses), behavioral remedies (prohibitions on certain types of business activity) or a combination of both.

Under the South Africa Competition Act, No. 89 of 1998, and regulations promulgated thereunder, the merger cannot be completed until a notification has been filed with the South African Competition Commission and the Commission has approved the merger under the Competition Act. If the Commission determines that the merger and related transactions do not substantially prevent or lessen competition and do not raise public interest concerns, it will approve the merger.

While not a condition to the closing of the merger under the merger agreement, the parties must also file merger notifications with the appropriate regulators in Argentina, Serbia, Turkey and Ukraine pursuant to each jurisdiction’s respective laws designed or intended to regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition. The parties may also be required to observe mandatory waiting periods and/or obtain the necessary approvals, clearances or consents in each of these foreign jurisdictions before completing the merger. The parties will file merger notifications with the appropriate regulators in each of the required foreign jurisdictions as promptly as practicable and work cooperatively toward expedited regulatory clearances.

One or more governmental agencies may impose a condition, restriction, qualification, requirement or limitation when it grants the necessary approvals and consents. Third parties may also seek to intervene in the regulatory process or litigate to enjoin or overturn regulatory approvals, any of which actions could significantly impede or even preclude obtaining required regulatory approvals. There is currently no way to predict how long it will take to obtain all of the required regulatory approvals or whether such approvals will ultimately be obtained and there may be a substantial period of time between the approval by Gardner Denver shareholders and the completion of the merger.

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, or require changes to the terms of the merger agreement. These conditions or changes could result in the conditions to the merger not being satisfied.

Legal Proceedings Regarding the Merger

On March 14, 2013, a purported shareholder of Gardner Denver filed a complaint styled as a class action lawsuit in the Court of Common Pleas in Chester County, Pennsylvania, which we refer to as the Chester County Common Pleas Court. The case caption of this complaint, which we refer to as the Carson Complaint, is: Jack Carson, Individually and on behalf of all others similarly situated, v. Gardner Denver, Inc., Renaissance Parent Corp., Renaissance Acquisition Corp., Kohlberg Kravis Roberts & Co., L.P., Michael C. Arnold, Donald G. Barger, John D. Craig, Raymond R. Hipp, David D. Petratis, Diane K. Schumacher, Charles L. Szews, Richard L. Thompson and Michael M. Larsen, No. 13-02341. On March 15, 2013, a second purported shareholder of Gardner Denver filed a substantially similar complaint, which we refer to as the Shoemaker Complaint, in Chester County Common Pleas Court captioned Glenn Shoemaker, Individually and on Behalf of All Others Similarly Situated, v. Gardner Denver, Inc., et al., No. 13-02372. Unlike the Carson Complaint, the Shoemaker Complaint does not name Mr. Larsen or KKR as defendants. Both complaints assert that the members of the Board of Directors breached their fiduciary duties in agreeing to the merger, and that Gardner Denver, Parent, Acquisition Sub and, in the case of the Carson Complaint, KKR aided and abetted in the breaches of fiduciary duties. The Carson Complaint seeks to enjoin the merger and seeks other equitable relief. The Shoemaker Complaint seeks money damages. On May 2, 2013, the Shoemaker Complaint was voluntarily dismissed. On April 30, 2013, an amended Carson Complaint was filed, which we refer to as the Amended Carson Complaint. The Amended Carson Complaint adds an allegation that the members of the Board of Directors breached their fiduciary duties in failing to make material disclosures in the preliminary proxy statement filed in connection with the merger.

On March 27, 2013, a third purported shareholder of Gardner Denver filed a substantially similar complaint, which we refer to as the White Complaint, in the Delaware Court of Chancery captioned Daniel White, individually and on behalf of all others similarly situated, v. Larsen, et al., C.A. No. 8439-VCN. The White complaint asserts that the members of the Board of Directors breached their fiduciary duties in agreeing to the merger, and that Gardner Denver, Parent, Acquisition Sub and KKR aided and abetted in the breaches of fiduciary duties. The White Complaint seeks to enjoin the merger and an award of money damages.

On April 22, 2013, a fourth purported shareholder of Gardner Denver filed a complaint, which we refer to as the Minzer Complaint, in the Delaware Court of Chancery captioned Shoshana Minzer, individually and on behalf of all others similarly situated, v. Larsen, et al., C.A. No. 8498. The Minzer Complaint asserts that the members of the Board of Directors breached their fiduciary duties in agreeing to the merger and in failing to make material disclosures in the preliminary proxy statement filed in connection with the merger, and that Gardner Denver, Parent, Acquisition, Acquisition Sub and KKR aided and abetted in the breaches of fiduciary duties. The Minzer Complaint seeks to enjoin the merger and an award of money damages.

On April 25, 2013, plaintiff Glenn Shoemaker filed a complaint, which we refer to as the Shoemaker Delaware Complaint, in the Delaware Court of Chancery captioned Glenn Shoemaker, Individually and on Behalf of All Others Similarly Situated, v. Gardner Denver, Inc., et al., C.A. No. 8505. The Shoemaker Delaware Complaint makes substantively identical allegations to the Minzer Complaint: asserting that the members of the Board of Directors breached their fiduciary duties in agreeing to the merger and in failing to make material disclosures in the preliminary proxy statement filed in connection with the merger, and that Parent, Acquisition Sub and KKR aided and abetted in the breaches of fiduciary duties. The Shoemaker Delaware Complaint seeks to enjoin the merger.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement. This summary is not complete and is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. We encourage you to read carefully the merger agreement in its entirety because this summary may not contain all the information about the merger agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

The representations, warranties, covenants and agreements described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, were solely for the benefit of the parties to the merger agreement and may be subject to important qualifications, limitations and supplemental information agreed to by Gardner Denver, Parent and Acquisition Sub in connection with negotiating the terms of the merger agreement. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating contractual risk between Gardner Denver, Parent and Acquisition Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Investors and security holders are not third-party beneficiaries under the merger agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Gardner Denver, Parent or Acquisition Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement. In addition, you should not rely on the covenants in the merger agreement as actual limitations on the respective businesses of Gardner Denver, Parent and Acquisition Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosures to the merger agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The merger agreement is described below, and included as Annex A hereto, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Gardner Denver or our business. Accordingly, the representations, warranties, covenants and other agreements in the merger agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Gardner Denver and our business. Please see “Where You Can Find More Information” beginning on page 108.

Explanatory Note Regarding the Merger Agreement

The merger agreement is included to provide you with information regarding its terms. Factual disclosures about Gardner Denver contained in this proxy statement or in Gardner Denver’s public reports filed with the SEC may supplement, update or modify the representations and warranties made by Gardner Denver contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by Gardner Denver, Parent and Acquisition Sub were qualified and subject to important limitations agreed to by Gardner Denver, Parent and Acquisition Sub in negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to reports and documents filed with the SEC and in some cases were qualified by the matters disclosed to Parent and Acquisition Sub by Gardner Denver in connection with the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; By-laws

The merger agreement provides that, subject to the terms and conditions of the merger agreement, and in accordance with the DGCL, at the effective time of the merger, Acquisition Sub will be merged with and into Gardner Denver with Gardner Denver becoming a wholly owned subsidiary of Parent. From and after the effective time of the merger, the surviving corporation will possess all properties, rights, privileges, powers and franchises of Gardner Denver and Acquisition Sub, and all of the claims, obligations, liabilities, debts and duties of Gardner Denver and Acquisition Sub will become the claims, obligations, liabilities, debts and duties of the surviving corporation.

The parties will take all necessary action to ensure that, effective as of, and immediately following, the effective time of the merger, the board of directors of the surviving corporation will consist of the directors of Acquisition Sub, to hold office in accordance with the certificate of incorporation and by-laws of the surviving corporation until their successors have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the surviving corporation. From and after the effective time of the merger, the officers of Gardner Denver at the effective time will be the officers of the surviving corporation, until their successors have been duly elected or appointed and qualified in accordance with applicable law. At the effective time of the merger, the certificate of incorporation of Gardner Denver as the surviving corporation will be amended to be identical to the certificate set forth in Exhibit 2.4 to the merger agreement, and the bylaws of the surviving corporation will be amended to be identical to the bylaws of Acquisition Sub, in each case until amended in accordance with their terms or by applicable law.

Closing and Effective Time of the Merger

The closing of the merger will take place no later than the second business day following the satisfaction or waiver of all conditions to closing of the merger (described below under “— Merger Closing Conditions”) (other than those conditions to be satisfied at the closing of the merger); provided, that if the marketing period (described below under “— Marketing Period”) has not ended as of the time described above, the closing of the merger will occur following the satisfaction or waiver of such conditions on the earlier of (i) a date during the marketing period specified by Parent on no less than two business days’ notice to Gardner Denver and (ii) the final day of the marketing period. Concurrently with the closing of the merger, the parties will file a certificate of merger with the Secretary of State for the State of Delaware as provided under the DGCL. The merger will become effective upon the filing of the certificate of merger, or at such later time as is agreed by the parties and specified in the certificate of merger.

Marketing Period

The marketing period is the first period of 20 consecutive business days throughout which (i) Parent has received the required financial information concerning Gardner Denver (described below) and during which period such information remains compliant with the applicable provisions of Regulation S-X and Regulation S-K under the Securities Act, (ii) the closing conditions relating to adoption of the merger agreement by Gardner Denver’s shareholders, receipt of antitrust approvals and the absence of any law or order prohibiting the consummation of the merger have been satisfied and (iii) nothing has occurred and no condition exists that would prevent any of the conditions to the obligations of Parent and Acquisition Sub to consummate the merger (other than those described in clause (ii)) from being satisfied if the closing of the merger were to be scheduled on the last day of such 20 business day period. July 5, 2013 will not be deemed a business day for the purpose of the marketing period and if the marketing period has not ended on or before August 16, 2013, it will not commence earlier than September 3, 2013.

In addition, the marketing period will not be deemed to have commenced if before the completion of the marketing period (i) either KPMG or Ernst & Young LLP withdraws its audit opinion with respect to any audited financial statements contained in the required financial information, in which case the marketing period is not deemed to commence until a new unqualified audit opinion is issued with respect to such financial statements by an independent public accounting firm reasonably acceptable to Parent or (ii) the financial statements included in required financial information would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during the marketing period in order to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of the marketing period, in which case the marketing period is not deemed to commence until receipt by Parent of updated information that would be required in order to permit a registration using such financial statements to be declared effective on the last day of such new marketing period.

The required financial information referenced above consists of: (i) financial statements and other information required to satisfy specified conditions of the Debt Commitment Letters and (ii) financial statements and financial data of the type required in registration statements on Form S-1 by Regulation S-X and Regulation S-K and of the type and form customarily included in private placements pursuant to Rule 144A under the Securities Act, including, to the extent applicable, the report of Gardner Denver’s auditors thereon and related management discussion and analysis of financial conditions and results of operations, in each case with customary exceptions for a Rule 144A offering, together with drafts of comfort letters customary for private placements under Rule 144A by auditors of Gardner Denver which such auditors are prepared to issue at the time of pricing of such debt securities and the closing thereof. The required financial information does not include (i) pro forma statements or pro forma adjustments unless Parent has provided Gardner Denver with post-closing or pro forma cost savings, capitalization and other adjustments to be reflected in such financial data and any other information reasonably requested by Gardner Denver concerning the assumptions underlying the post- closing pro forma adjustments to be made, (ii) any description of the financing or risk factors relating to the financing, (iii) subsidiary financial statements or other information required by Rules 3-09, 3-10 or 3-16 of Regulation S-X, or (iv) certain required compensation disclosure and analysis and certain other information required by Form 10-K.

Merger Consideration

Common Stock

At the effective time, each share of Gardner Denver common stock issued and outstanding immediately prior to the effective time of the merger, other than (i) any shares of common stock held, directly or indirectly, by Parent or Acquisition Sub or by Gardner Denver as treasury stock and (ii) any shares of common stock held by shareholders who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL, will be converted into the right to receive $76.00 per share in cash, without interest and less any applicable withholding taxes. All shares converted into the right to receive the merger consideration will automatically be canceled at the effective time of the merger.

Outstanding Equity Awards and Long-Term Cash Bonus Awards

The merger agreement provides that Gardner Denver’s equity awards and long-term cash bonus awards that are outstanding immediately prior to the effective time will be subject to the following treatment at the effective time:

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Options. Each option to purchase shares of common stock, whether or not vested, will be canceled and converted into the right to receive an amount in cash (subject to any applicable withholding or other taxes, or other amounts as required by law) equal to the product of (i) the total number of shares of common stock subject to the option as of the effective time of the merger and (ii) the amount, if any, by which $76.00 exceeds the exercise price per share under the option. At the request of Parent, Gardner Denver will reasonably cooperate with Parent to obtain option cancellation agreements from all option holders.

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Restricted Stock Units. The vesting conditions or restrictions applicable to each restricted stock unit, or RSU, will lapse and each such RSU will be converted into the right to receive an amount in cash (subject to any applicable withholding or other taxes) equal to the product of (i) the total number of shares of common stock subject to such RSU as of the effective time of the merger and (ii) $76.00.

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Long-Term Cash Bonus Awards. At the effective time of the merger, each long-term cash bonus award outstanding prior to the effective time of the merger will be deemed to be earned on a prorated basis, based upon the portion of the applicable performance period elapsed. Long-term cash bonus awards granted for the 2011 to 2013 performance period, which we refer to as the 2011 LTCB Awards, will be deemed earned at the end of the relevant performance period at the greater of (i) the payout opportunity resulting from Gardner Denver’s (and following the effective time of the merger, the surviving corporation’s) actual performance level during such partial performance period relative to the performance targets established for such period for which the cash bonus award was granted (as determined by Gardner Denver’s Compensation Committee, or Parent or the surviving corporation, as the case may be, after the effective time of the merger) and (ii) the payout opportunity that corresponds to the target performance level for such performance period, provided that any employee who is entitled to a 2011 LTCB Award and whose employment is terminated at or after the effective time of the merger and prior to the end of the relevant performance period will be paid a pro-rata portion of such employee’s 2011 LTCB Award. The 2011 LTCB Awards will be paid as soon as practicable after the end of the relevant performance period in accordance with their terms by Gardner Denver or, if after the effective time of the merger, Parent or the surviving corporation. Long-term cash bonus awards granted for the three year performance period beginning January 1, 2013 and ending December 31, 2015, will be deemed to be earned at the greater of (i) the payout opportunity that corresponds to the actual performance level achieved for such partial performance period relative to the applicable performance targets for such award and (ii) the payout opportunity that corresponds to the target performance level for such performance period. Long-term cash bonus awards granted for the three year performance period beginning January 1, 2012 and ending December 31, 2014 will be deemed to be earned at the payout opportunity that corresponds to the target performance level originally established for such performance period.

Exchange and Payment Procedures

Prior to the closing of the merger, Parent will designate a bank or trust company reasonably satisfactory to Gardner Denver to make payments of the merger consideration to shareholders, which we refer to as the paying agent. At or prior to the effective time of the merger, Parent will deposit or cause to be deposited with the paying agent, cash sufficient to pay the aggregate per share merger consideration to shareholders.

As promptly as reasonably practicable (but no later than the fifth business day) after the effective time of the merger, the paying agent will send to each holder of Gardner Denver common stock a letter of transmittal and instructions advising shareholders how to surrender stock certificates and book-entry shares in exchange for the per share merger consideration. Upon receipt of (i) surrendered certificates (or affidavits of loss in lieu thereof) or book-entry shares representing the shares of common stock and (ii) a signed letter of transmittal and such other documents as may be required pursuant to such instructions, the holder of such shares will be entitled to receive the merger consideration in exchange therefor within two business days following the later of (x) the effective time of the merger and (y) the paying agent’s receipt of such certificate. The amount of any per share merger consideration paid to the shareholders may be reduced by any applicable withholding taxes.

If any cash deposited with the paying agent is not claimed within one year following the effective time of the merger, such cash will be returned to the surviving corporation, upon written demand, and any holders of common stock who have not complied with the exchange procedures in the merger agreement will thereafter look only to the surviving corporation as general creditor for payment of the per share merger consideration.

The letter of transmittal will include instructions if a shareholder has lost a share certificate or if such certificate has been stolen or destroyed. If a shareholder has lost a certificate, or if such certificate has been stolen or destroyed, then before such shareholder will be entitled to receive the merger consideration, such shareholder will have to make an affidavit of the loss, theft or destruction, and if required by Parent, post a bond in a reasonable and customary amount as indemnity against any claim that may be made against it with respect to such certificate.

Representations and Warranties

The merger agreement contains representations and warranties of Gardner Denver, Parent and Acquisition Sub.

Some of the representations and warranties in the merger agreement made by Gardner Denver are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the merger agreement, “Material Adverse Effect” means, with respect to Gardner Denver, any change, event, effect or circumstance which, individually or in the aggregate, (i) has resulted in or would reasonably be expected to result in a material adverse effect on the business, financial condition or results of operations of Gardner Denver and Gardner Denver’s subsidiaries taken as a whole or (ii) prevents or would reasonably be expected to prevent the consummation of the transactions contemplated by the merger agreement. For purposes of clause (i) above, changes, events, effects or circumstances which, directly or indirectly, to the extent they relate to or result from the following will be excluded from the determination of Material Adverse Effect:

•	Any condition, change, effect or circumstance generally affecting any of the industries or markets in which Gardner Denver or its subsidiaries operate;

•	Any change after the date of the merger agreement in any law or GAAP (or changes in interpretations of any law or GAAP);

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General economic, regulatory or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit or securities markets (including changes in interest or currency exchange rates) in any country or region in which Gardner Denver or its subsidiaries conduct business;

•	Any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of war;

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Subject to specified exceptions, the negotiation, execution, announcement, consummation or existence of the merger agreement or the transactions contemplated thereby, including by reason of the identity of Parent or any communication by Parent or its subsidiaries regarding the plans or intentions of Parent with respect to the conduct of the business of Gardner Denver or its subsidiaries and including the impact of the foregoing on relationships with customers, suppliers, vendors, collaboration partners, employees or regulators;

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Any action taken pursuant to the terms of the merger agreement (other than with respect to the obligations of Gardner Denver to conduct the business of Gardner Denver and its subsidiaries in the ordinary course of business and in a manner consistent with past practice in all material respects) or at the express written direction of Parent or Acquisition Sub;

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Any changes in the market price or trading volume of Gardner Denver’s common stock, any failure by Gardner Denver or its subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to Gardner Denver or any of its subsidiaries (provided that the facts or occurrences giving rise to or contributing to such changes or failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); and

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Any litigation or claim threatened or initiated by shareholders of Gardner Denver against Gardner Denver, any of its subsidiaries or any of their respective officers or directors, arising out of the execution of the merger agreement or the transactions contemplated thereby.

However, in the case of the first four exclusions above, to the extent any change, event, effect or circumstance referenced therein has a disproportionate impact on Gardner Denver and its subsidiaries relative to other participants in the industries in which Gardner Denver operates, such exclusions may be taken into account in the determination of a Material Adverse Effect.

In the merger agreement, Gardner Denver has made customary representations and warranties to Parent and Acquisition Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. These representations and warranties relate to, among other things:

•	Due organization, good standing and authority and qualification to conduct business with respect to Gardner Denver and its subsidiaries;

•	Capital structure of Gardner Denver, Gardner Denver’s ownership of its subsidiaries and such subsidiaries non-ownership of common stock of Gardner Denver;

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Gardner Denver’s corporate authority to enter into and perform the merger agreement, the enforceability of the merger agreement and the absence of conflicts with laws, Gardner Denver’s organizational documents and Gardner Denver’s contracts;

•	Required consents and regulatory filings in connection with the merger agreement;

•	Gardner Denver’s compliance with laws and Gardner Denver’s possession of necessary permits;

•	The accuracy of Gardner Denver’s SEC filings and financial statements;

•	The accuracy of the information supplied by or on behalf of Gardner Denver for inclusion in this proxy statement;

•	Gardner Denver’s disclosure controls and procedures;

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The conduct of the business of Gardner Denver and its subsidiaries in the ordinary course consistent with past practice and the absence of any change, event, development or state of circumstances that has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, in each case since December 31, 2012;

•	The absence of specified undisclosed liabilities;

•	Litigation matters;

•	Employee benefit plans;

•	Labor matters;

•	Trademarks, patents and copyrights;

•	Tax matters;

•	The existence and enforceability of specified categories of Gardner Denver’s material contracts;

•	Real property matters;

•	Environmental matters;

•	The inapplicability of anti-takeover statutes and Gardner Denver’s rights agreement to the merger;

•	Votes of Gardner Denver shareholders required in connection with the merger agreement;

•	Payment of fees to brokers in connection with the merger agreement;

•	Goldman Sachs’ fairness opinion to the Board of Directors; and

•	Insurance matters.

In the merger agreement, Parent and Acquisition Sub have made customary representations and warranties to Gardner Denver that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. These representations and warranties relate to, among other things:

•	Due organization, good standing and authority and qualification to conduct business with respect to Parent and Acquisition Sub;

•	Authority to enter into and perform the merger agreement and enforceability of the merger agreement;

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Parent’s and Acquisition Sub’s corporate authority to enter into and perform the merger agreement, the enforceability of the merger agreement and the absence of conflicts with laws, Parent’s or Acquisition Sub’s organizational documents and Parent’s or Acquisition Sub’s contracts;

•	Required consents and regulatory filings in connection with the merger agreement;

•	The absence of litigation and investigations;

•	The absence of other agreements relating to the merger;

•	The accuracy of the information supplied by or on behalf of Parent for inclusion in this proxy statement;

•	Matters with respect to Parent’s financing and sufficiency of funds;

•	Enforceability of the limited guaranty provided by the Guarantor;

•	Parent’s ownership of Acquisition Sub and the capital structure of Acquisition Sub;

•	Parent, Acquisition Sub and Guarantor’s ownership interests in competitors of Gardner Denver;

•	Parent’s investment intention with respect to shares of capital stock of the surviving corporation;

•	Payment of fees to brokers in connection with the merger agreement;

•	Solvency of Parent and the surviving corporation following the consummation of the merger and the transactions contemplated by the merger agreement;

•	Ownership of common stock of Gardner Denver;

•	The absence of decisions by Parent concerning employees of Gardner Denver; and

•	The absence of agreements between Parent and members of the Board of Directors or management.

None of the representations and warranties contained in the merger agreement survive the consummation of the merger.

Conduct of Business Pending the Merger

The merger agreement provides that, except as may be (i) required by law, (ii) agreed in writing by Parent (such consent not to be unreasonably withheld, delayed or conditioned); (iii) expressly required pursuant to the merger agreement or as necessary to effect the transactions contemplated thereby; or (iv) as set forth in Gardner Denver’s disclosure letter, prior to the effective time of the merger (x) the business of Gardner Denver and its subsidiaries will be conducted only in, and Gardner Denver and its subsidiaries will not take any action except in, the ordinary course of business consistent with past practice in all material respects and, to the extent consistent therewith, Gardner Denver will use commercially reasonably efforts to preserve substantially intact its current business organization and to preserve in all material respects it present relationships with key customers, suppliers and other persons with which it has material business relations and (y) Gardner Denver will not, and will not permit any of its subsidiaries to, subject in each case to specified exceptions:

•	Amend its organizational documents;

•	Split, combine, reclassify, redeem, repurchase or otherwise acquire or amend the terms of any capital stock;

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Issue, sell, pledge, dispose, encumber or grant any shares of capital stock or any options, warrants, convertible securities or other rights of any kind to acquire any share of the capital stock of Gardner Denver or its Subsidiaries;

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Declare, authorize, make or pay any dividends or other distributions other than quarterly cash dividends of $0.05 per share of Gardner Denver common stock consistent with past practice with record dates consistent with the record dates for comparable quarterly periods of 2012;

•	Grant or increase the compensation payable or to become payable or benefits provided to directors, current or former employees or independent contractors of Gardner Denver or its subsidiaries;

•	Grant stock options or equity awards;

•	Make acquisition, divestiture, sale or lease transactions or subject assets of Gardner Denver to a lien;

•	Incur, modify or guarantee indebtedness;

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Modify, amend or terminate certain agreements or enter into specified contracts, including contracts materially restricting the ability of Gardner Denver to operate in any line of business or geographic area;

•	Change accounting practices;

•	Make capital expenditures materially in excess of Gardner Denver’s 2012 aggregate capital expenditures;

•	Liquidate, dissolve or reorganize;

•	Settle litigation involving Gardner Denver;

•	Change tax elections or methods;

•	Effect mass layoffs without complying with applicable laws; or

•	Enter into agreements to do any of the foregoing.

Restrictions on Solicitations of Other Offers

Until the effective time of the merger, Gardner Denver and its subsidiaries will not, and will use their reasonable best efforts to cause their representatives not to (i) initiate, solicit or knowingly encourage or facilitate, directly or indirect, the making of any competing proposal or (ii) engage in negotiations or substantive discussions with, or furnish any nonpublic information to, any person relating to a competing proposal or any inquiry or proposal that may reasonably be expected to lead to a competing proposal. Additionally, as of the date of the merger agreement, Gardner Denver must, and must cause its subsidiaries and their representatives to, cease all discussions with any person with respect to any competing proposal, or any inquiry that could reasonably be expected to lead to a competing proposal, and must also request the prompt return or destruction of all confidential information previously furnished and immediately terminate all dataroom access previously granted to any such person.

Notwithstanding any other restrictions in the merger agreement, at any time prior to the shareholder approval, in the event Gardner Denver receives a competing proposal in writing, Gardner Denver and the Board of Directors may engage in discussions with, or furnish information and other access to, any person making such competing proposal if the Board determines in good faith, after consultation with Gardner Denver’s outside legal and financial advisors, that such competing proposal could reasonably be expected to result in a superior proposal, provided that, (i) prior to furnishing any nonpublic information, Gardner Denver must receive an executed confidentiality agreement containing terms that are not materially less favorable to Gardner Denver than those contained in the confidentiality agreement with KKR and (ii) any nonpublic information furnished in writing to such person must have been previously provided to Parent or must be provided to Parent substantially concurrently to its being provided to such person. Prior to or substantially concurrently with taking any of the actions referred to in this paragraph, Gardner Denver must notify Parent that it proposes to furnish, and thereafter make available to Parent, any nonpublic information provided and promptly notify Parent if it has entered or intends to enter into discussions.

For purposes of the merger agreement:

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A competing proposal is any proposal or offer made by any person (other than Parent, Acquisition Sub or any affiliate thereof) or group of persons to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (i) beneficial ownership of 20% or more of any class of equity securities of Gardner Denver pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction or (ii) any one or more assets or businesses of Gardner Denver and its subsidiaries that constitute 20% or more of the revenues or assets of Gardner Denver and its subsidiaries, taken as a whole; and

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A superior proposal is a competing proposal (with all percentages in the definition of competing proposal increased to 50%) made by a third party on terms that the Board of Directors determines in good faith, after consultation with Gardner Denver’s financial and legal advisors, and considering such factors as the Board considers to be appropriate, are more favorable to Gardner Denver’s shareholders from a financial point of view than the transactions contemplated by the merger agreement (after having complied with the requirements under the merger agreement and after giving effect to all adjustments which may be offered by Parent in writing).

The Board’s Recommendation; Adverse Recommendation Changes

As described above, and subject to the provisions described below, the Board of Directors has made the recommendation that the holders of shares of common stock vote “FOR” the proposal to adopt the merger agreement, which recommendation we refer to as Gardner Denver recommendation). The merger agreement provides that the Board of Directors will not effect an adverse recommendation change (as defined below) except as described below.

Neither the Board of Directors nor any committee thereof may (i) (A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Acquisition Sub, Gardner Denver recommendation or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any competing proposal (we refer to the actions described in clause (i) as an adverse recommendation change) or (ii) approve or recommend, or allow Gardner Denver or any of its affiliates to enter into, any agreement with respect to any competing proposal (other than a confidentiality agreement).

The Board of Directors is entitled to make an adverse recommendation change prior to the receipt of shareholder approval of the merger if the Board determines in good faith (after consultation with its counsel and financial advisors) that the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties to the shareholders and the Board of Directors may terminate the merger agreement and enter into a binding written agreement relating to a transaction that the Board of Directors has determined in good faith (after consultation with its counsel and financial advisors) constitutes a superior proposal.

No adverse recommendation change and no termination may be effected, in each case unless, (i) Parent has received a written notice from Gardner Denver that the Board of Directors intends to take such action and specifying the reasons therefor, including, the terms and conditions of any superior proposal, as applicable, (ii) during the five business day period following Parent’s receipt of such notice, Gardner Denver negotiates with Parent in good faith so that such superior proposal no longer constitutes a superior proposal and/or so that the failure to make an adverse recommendation change would not be reasonably likely to be inconsistent with the Board of Directors’ fiduciary duties to the shareholders and (iii) following the end of the five business day period, the Board of Directors has determined in good faith after consultation with its financial and legal advisors, taking into account any changes proposed in writing by Parent and Acquisition Sub, that the superior proposal giving rise to the notice described above continues to constitute a superior proposal and/or that the failure to take make an adverse recommendation change would still be reasonably likely to be inconsistent with the directors’ fiduciary duties to the shareholders. Any material amendment of such superior proposal requires a new notice thereof and Gardner Denver will be required to comply again with the requirements described above in this paragraph (except that the 5 business day period above will be a three business day period).

Gardner Denver must (i) promptly (and within two business days) advise Parent of any competing proposal, the material terms and conditions of any such competing proposal (including copies of written proposals and other documents) and the identity of the person making such competing proposal and (ii) keep Parent reasonably informed on a reasonably current basis of the status and material details of any such proposal and any discussions thereof.

The merger agreement does not restrict Gardner Denver from taking and disclosing a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act, or otherwise making disclosure to comply with any applicable law.

Financing Efforts

Each of Parent and Acquisition Sub must use its reasonable best efforts to, take or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange and obtain the proceeds of the financing on the terms and conditions described in the financing commitments, including using its reasonable best efforts to:

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Enter into definitive agreements with respect to the financing on the terms and conditions contained in the financing commitments as promptly as practicable after the date of the merger agreement, but in no event later than the closing of the merger, or on such other terms and conditions no less favorable in the aggregate to Parent and Acquisition Sub than those contained in the financing commitments (provided that such other terms would not reasonably be expected to delay or prevent the closing of the merger);

•	Satisfy on a timely basis all conditions applicable to Parent, Acquisition Sub or their respective representatives in the debt commitment letters;

•	Accepting to the fullest extent all “market-flex” contemplated by the debt commitment letters (including the fee letter relating thereto);

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Enforcing its rights under the debt commitment letters in the event of a breach by the financing sources that impedes or delays the closing of the merger and, if necessary, seeking specific performance of the financing sources of their obligations thereunder; and

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In the event that all conditions in the debt commitment letters have been satisfied (or would be satisfied upon funding of the equity financing) cause the lenders and any other persons providing financing to fund the financing of the closing of the merger.

Neither Parent nor its affiliates may agree to any amendments or modifications to, or grant any waivers of, any condition or other provision under the financing commitments without the prior written consent of Gardner Denver, except that Parent and its Affiliates may amend or otherwise modify (or waive their rights under) the commitment letters if such amendment, modification or waiver would not reasonably be expected to prevent or materially impair or delay the ability of Parent to consummate the merger and the other transactions contemplated by the merger agreement. No amendment, modification or waiver will be permitted without Gardner Denver’s prior written approval if it would (i) reduce the aggregate amount of the financing below the amount required to consummate the merger, (ii) impose new or additional conditions or (iii) adversely impact the ability of Parent or Acquisition Sub to enforce its rights under the financing commitments. Parent may not release or consent to the termination of the obligations of the lenders under the debt commitment letters, except for assignments and replacements of an individual lender under the terms of or in connection with the syndication of the debt commitment letters. Parent is not required to accept economic terms that are materially less favorable in the aggregate to Parent or Acquisition Sub than the economic terms contained in the debt commitment letters (assuming application of the “market flex” provisions) or otherwise pay any fees to the lenders which fees are more than de minimis amounts and are in excess of those contemplated in the debt commitment letters and related fee letters, including the “market flex” provisions thereof.

Neither Parent nor Acquisition Sub, nor any of their controlled affiliates (including each direct investor in Parent or Acquisition Sub) may (i) award any person, except for any affiliate of Parent, any financial advisory role on an exclusive basis that would prohibit the provision of such financial advisory services to another person in connection with the merger or the other transactions contemplated by the merger agreement or (ii) prohibit or seek to prohibit any potential provider of debt or equity financing from providing financing or financial advisory services to any person in connection with a transaction relating to Gardner Denver or in connection with the merger or the other transactions contemplated by the merger agreement.

If any portion of the financing becomes or could reasonably be expected to become unavailable (i) Parent must promptly notify Gardner Denver and (ii) Parent and Acquisition Sub must, and must cause their affiliates to, use their reasonable best efforts to obtain, and enter into definitive agreements with respect to, alternative financing in an amount sufficient to consummate the transactions contemplated by the merger agreement upon terms and conditions not less favorable, taken as a whole, to Parent and Acquisition Sub than those in the financing commitments, as promptly as practicable (and, in any event, no later than the expiration of the marketing period). The Guarantor is not required to provide financing in excess of the amount set forth in the equity commitment letter and neither Parent nor Acquisition Sub is required to seek or obtain alternate equity financing.

Obtaining the financing (or alternative financing) and/or the completion of any securities issuance is not a condition to the closing of the merger. Parent has agreed to keep Gardner Denver reasonably informed of the status of its efforts to arrange the financing.

Gardner Denver has agreed to use its reasonable best efforts to, at Parent’s sole expense, reasonably cooperate in connection with the debt financing, including (i) providing Parent and the lenders financial information, (ii) causing Gardner Denver’s and its subsidiaries’ management teams to participate in a customary and reasonable number of meetings with lenders and rating agencies, (iii) assisting with the preparation of customary materials for rating agency presentations and offering documents, (iv) facilitating the pledging of collateral in connection with the financing, (v) causing the taking of corporate actions (subject to the occurrence of the closing of the merger) by Gardner Denver and its subsidiaries reasonably necessary to the debt financing, (vi) facilitating the execution of definitive documents related to the financing at the closing of the merger, (vii) using reasonable best efforts to permit the financing sources to benefit from the existing lending relationships of Gardner Denver, (viii) assisting Parent in procuring credit ratings, (ix) obtaining customary authorization letters with respect to the bank information memoranda and (x) providing all documentation and other information reasonably requested by the financing sources with respect to applicable “know your customer” or anti-money laundering rules and regulations. Gardner Denver also agreed to the reasonable use of its logos in connection with the financing. Gardner Denver is not, however, required to (i) be the issuer of any security or issue any offering document before the closing of the merger, (ii) make any binding commitment which is not conditioned on the closing of the merger and which does not terminate without liability to Gardner Denver upon the termination of the merger agreement or (iii) (with respect to Gardner Denver but not its subsidiaries) enter into or approve any Financing or related agreement. Additionally, (i) Gardner Denver is not required to pay any commitment or similar fee, enter into any definitive agreement, or incur any other liability in connection with the financing prior to the effective time of the merger, (ii) no officer of Gardner Denver or its subsidiaries will be required to take any action to the extent such action would be reasonably expected to result in personal liability to such officer and (iii) the Board will not be required to approve any financing or related agreement prior to the effective time of the merger.

Parent and Acquisition Sub agreed that, prior to the effective time of the merger, Gardner Denver and its affiliates are not required to incur any liability under any financing that Parent and Acquisition Sub may raise in connection with the transactions contemplated by the merger agreement or any cooperation provided and that Parent and Acquisition Sub will indemnify Gardner Denver and its affiliates from all losses, damages, claims, costs or expenses incurred in connection with the financing, except with respect to any information provided by Gardner Denver and its affiliates.

Employee Benefits

Parent has agreed to cause the surviving corporation to honor the terms of Gardner Denver’s benefit plans. Until December 31, 2014, Parent will provide, or will cause to be provided, to all employees of Gardner Denver who remain employed following the merger, which we refer to as continuing employees, (i) annual base salaries or wages, (ii) annual cash-based incentive compensation target amount opportunity (excluding any long-term cash and equity-based incentive compensation) and (iii) benefits (other than benefits that are, or will be, frozen or discontinued at the effective time) that, in each case, are no less favorable in the aggregate than those provided to the continuing employees immediately prior to the merger. Until the second anniversary of the merger, Parent will provide, or will cause to be provided, severance payments and benefits that are in the aggregate no less favorable than those that would have been provided by Gardner Denver to the continuing employees (other than executives who have change in control agreements) before the merger. Parent has agreed to assume and honor Gardner Denver’s obligations under each executive change in control agreement following the merger.

Parent has agreed to give the continuing employees credit for their service with Gardner Denver prior to the merger in connection with any employee benefit plan maintained by the surviving corporation for purposes of eligibility, vesting and determination of the level of benefits (other than for benefit accrual purposes under a defined pension plan) to the extent that such recognition of service will not result in the duplication of any benefits.

Parent has agreed that for the calendar year in which the merger occurs, continuing employees will not be required to satisfy any deductibles, co-payments, out-of-pocket maximums or similar requirements under plans that provide medical, dental and other welfare benefits to such employees following the merger to the extent amounts were previously credited under comparable Gardner Denver plans prior to the effective time. Additionally, during such time period, Parent will generally cause any waiting periods, pre-existing condition exclusions, or requirements to show evidence of good health to be waived for continuing employees.

Parent has acknowledged that, at the effective time, Gardner Denver will pay pro-rata annual cash bonuses to those employees who are eligible to receive such bonuses under the Executive Annual Bonus Plan in respect of the fiscal year in which the merger occurs. The pro-rata bonuses will be calculated at target performance levels.

Efforts to Close the Merger

Parent and Acquisition Sub agreed to use their reasonable best efforts to consummate the transactions contemplated by the merger agreement and to cause the conditions to the merger to be satisfied. The parties also agree to use reasonable best efforts to take any and all steps necessary to avoid or eliminate any impediment and obtain all consents under antitrust laws, including committing to or effecting, by consent decree or otherwise, the sale or disposition of such assets or businesses of Gardner Denver as are required to be divested in order to avoid or vacate any order that would otherwise prevent or materially delay the merger.

Indemnification and Insurance

In the merger agreement, Parent and Acquisition Sub agreed that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the effective time of the merger existing as of the signing of the merger agreement in favor of the current or former directors, officers or employees of Gardner Denver or Gardner Denver’s subsidiaries as provided in the respective organizational documents or in any agreement will survive the merger and will continue in full force and effect.

Unless Gardner Denver has purchased a “tail” policy prior to the effective time of the merger (which it may purchase, provided that the premium for such insurance does not exceed 600% of the aggregate annual premiums currently paid), the merger agreement requires Parent to maintain, on terms no less advantageous to the indemnified parties, Gardner Denver’s directors’ and officers’ insurance policies for six years following the effective time of the merger. Parent will not be required to pay premiums which on an annual basis exceed 300% of the aggregate annual premiums currently paid by Gardner Denver; however, Parent must obtain the greatest coverage available at such cost.

Other Covenants

Shareholders Meeting

Gardner Denver has agreed to duly call, convene and hold a meeting of shareholders as promptly as practicable after the date of the merger agreement for the purpose of voting upon the adoption of the merger agreement.

Shareholder Litigation

Gardner Denver will cooperate with Parent in the defense and settlement of any shareholder litigation against Gardner Denver and/or its directors relating to the merger agreement and the transactions contemplated thereby, and no settlement may be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

Repatriation

Gardner Denver has agreed to, at the request of Parent, take such steps as are reasonable necessary to transfer any cash held by subsidiaries of Gardner Denver to Gardner Denver such that the cash is available to contribute to the payment of Gardner Denver’s debt on the closing date of the merger. Gardner Denver is not required to take any action that would be reasonably expected to result in tax obligations or other significant costs to Gardner Denver or its subsidiaries prior to the date that the closing date of the merger is established in accordance with the terms of the merger agreement.

Restructuring Matters

Gardner Denver has agreed to provide Parent reasonable opportunity to review and evaluate Gardner Denver’s European restructuring plan, which we refer to as the Restructuring Plan. Subject to applicable law, Gardner Denver has agreed to adopt and implement any alternative plan or amendments to the Restructuring Plan, in each case, that may be proposed in writing and in reasonable detail by Parent to Gardner Denver if in the good faith, reasonable judgment of the Board such alternative plan or amendments would not reasonably be expected to materially increase the risk profile of the Restructuring Plan to Gardner Denver or negatively impact the shareholders of Gardner Denver. In no event will Gardner Denver take any action without the prior written consent of Parent between the signing date of the merger agreement and the date that is six weeks from such date, unless required by applicable law, that would (i) reasonably be expected to prevent or materially delay or impede the implementation of any alternative plan or any material amendments to the Restructuring Plan that may be proposed by Parent (in each case that has been previously provided in writing and in reasonable detail to Gardner Denver by Parent) or (ii) otherwise reasonably be expected to result in significant costs to reverse or cease such action.

Conditions to the Closing of the Merger

The respective obligations of each party to consummate the merger are subject to the satisfaction or (to the extent permitted by applicable law) waiver by Gardner Denver and Parent of the following conditions:

•

The adoption of the merger agreement by a majority of the outstanding shares of common stock of Gardner Denver entitled to vote thereon, which we refer to as the shareholder approval, having been obtained;

•

(i) Any waiting periods (including any extensions thereof) applicable to the consummation of the merger under the HSR Act having expired or early termination having been granted (the FTC granted early termination of the waiting period under the HSR Act on March 29, 2013), (ii) approval of the merger by the European Commission being granted pursuant to the Council Regulation (EC) No. 139/2004 of the European Union, as amended; (iii) approval of the merger by China’s Ministry of Commerce having been granted or being deemed granted by expiration of the applicable waiting period pursuant to the China Anti-Monopoly Law; and (iv) approval of the merger by South Africa’s Competition Commission having been granted or being deemed granted by expiration of the applicable review period, or extension thereof, pursuant to the South African Competition Act, No. 89 of 1998; and

•	The consummation of the merger not being restrained, enjoined, rendered illegal or otherwise prohibited by any law or order of any governmental authority.

The obligations of Parent and Acquisition Sub to effect the merger are also subject to the satisfaction or waiver by Parent of the following conditions:

•	The representations and warranties of Gardner Denver:

•

Regarding Gardner Denver’s capitalization, corporate authority and resolutions, the inapplicability of any anti-takeover statute or Gardner Denver’s shareholder rights agreement to the merger, votes required by Gardner Denver’s shareholders in connection with the merger agreement, the absence of any undisclosed brokers fees and the receipt of the fairness opinion from Goldman Sachs being true and correct in all material respects as of the closing date of the merger (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties will be true and correct as of such specific date);

•

Regarding the absence of specified changes with respect to Gardner Denver (to the extent relating to the non-occurrence of a Material Adverse Effect) being true and correct in all respects as of the closing date of the merger (giving effect to the reference to Material Adverse Effect in such representation); and

•

Other than the representations and warranties described in the two clauses above, being true and correct (without giving effect to any materiality or Material Adverse Effect qualifications set forth therein) as of the closing date of the merger, except for such failures to be so true and correct as would not have, individually or in the aggregate, a Material Adverse Effect (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties will be true and correct as of such specific date);

•	Gardner Denver having complied in all material respects with all covenants required by it in the merger agreement;

•	Parent’s receipt of a certificate of Gardner Denver signed by a senior executive officer confirming the satisfaction of the foregoing two conditions.

The obligations of Gardner Denver to effect the merger are also subject to the satisfaction or waiver by Gardner Denver of the following conditions:

•

The representations and warranties of Parent and Acquisition Sub set forth in the merger agreement (without giving effect to any materiality or Material Adverse Effect qualifications set forth therein) being true and correct as of the closing date of the merger except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not have a Material Adverse Effect (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties will be true and correct as of such specific date);

•	Parent and Acquisition Sub each having complied in all material respects with all covenants required by it in the merger agreement; and

•	Gardner Denver’s receipt of a certificate of Parent signed by a senior executive officer of Parent confirming the satisfaction of the foregoing two conditions.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time, whether before or after approval of the merger by the shareholders of Gardner Denver:

•	By mutual written consent of Parent and Gardner Denver;

•	By either Parent or Gardner Denver:

•

If the merger has not consummated by 5:00 p.m., New York City time, on September 7, 2013. However, if the condition relating to antitrust and regulatory approvals has not been satisfied or waived but all other conditions to the merger have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the merger) as of September 7, 2013, the termination date will be extended to December 7, 2013 (we refer to the date on which the merger agreement may be terminated pursuant to this sentence or the previous sentence as the termination date). Additionally, the right to terminate the merger agreement as a result of the occurrence of the termination date will not be available (i) to any party if the failure of such party to perform or comply with its obligations under the merger agreement has been the principal cause or resulted in the failure of the closing of the merger to have occurred on or before such date and (ii) to either party if all the conditions to the merger have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the merger) on or prior to September 7, 2013 but the closing of the merger has not occurred because the marketing period has not ended;

•

If any governmental authority has, by law or order, permanently restrained, enjoined, rendered illegal or otherwise prohibited the transactions contemplated by the merger agreement and such law or order has become final or nonappealable, provided that the party seeking to terminate the merger agreement pursuant to this clause has complied with its obligations described under “— Efforts to Close the Merger” or has used its reasonable best efforts to remove the injunction, order or decree. However, the right to terminate the merger agreement pursuant to the previous sentence will not be available to a party if the issuance of such law or order was primarily due to the failure of such party (including in the case of Parent, the failure of Acquisition Sub) to perform any of its obligations under the merger agreement; or

•	If Gardner Denver’s shareholders fail to adopt the merger agreement at the special meeting of shareholders, or any adjournment or postponement thereof; or

•	By Gardner Denver:

•

If Parent or Acquisition Sub has breached any of their representations, warranties, covenants or agreements set forth in the merger agreement, which (i) would give rise to the failure of a related closing condition and (ii) is not capable of being cured, or is not cured, before the earlier of the termination date or the date that is 30 calendar days following Gardner Denver’s delivery of written notice of such breach. However, Gardner Denver will not have the right to terminate the merger agreement if Gardner Denver is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement;

•

Prior to the shareholder approval (and only if Gardner Denver is not in breach of its non-solicitation obligations under the merger agreement in any material respect), to enter into a definitive agreement with respect to a superior proposal, subject to the terms of Gardner Denver’s non-solicitation obligations, and provided that Gardner Denver pays the related termination fee of $103.4 million to Parent (see “— Termination Fees” below); or

•

If (i) all of the conditions to Parent’s and Acquisition Sub’s obligation to consummate the merger are satisfied (other than those conditions that by their terms are to be satisfied at the closing of the merger, provided that such actions are then capable of being satisfied), (ii) Parent has failed to consummate the merger by the time the closing should have occurred, (iii) Gardner Denver has notified Parent in writing that the conditions to the merger have been satisfied or, with respect to Gardner Denver’s conditions, waived (or would be satisfied or waived if the closing of the merger were to occur on the date of such notice) and that it stands and will stand ready, willing and able to consummate the merger and (iv) Gardner Denver has given Parent written notice of its intention to terminate at least one business day prior to such termination; or

•	By Parent;

•

If Gardner Denver has breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the merger agreement such that specified conditions set forth in the merger agreement are not satisfied and such breach is not capable of being cured, or is not cured, before the earlier of the termination date or the date that is 30 calendar days following the Parent’s delivery of written notice of such breach. However, Parent will not have the right to terminate the merger agreement if Parent or Acquisition Sub is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement; or

•

If prior to the adoption of the merger agreement by the shareholders of Gardner Denver, the Board of Directors of Gardner Denver changes its recommendation of the merger, fails to include in this proxy statement a recommendation by the Board of Directors that our shareholders adopt the merger agreement and approve the merger, approves or recommends any competing proposal or fails (by taking no position with the acceptance of such offer within ten business days after commencement) to recommend against acceptance of a tender or exchange offer for any outstanding shares of capital stock of Gardner Denver that constitutes a competing proposal.

In the event that the merger agreement is terminated pursuant to the termination rights above, the merger agreement will become null and void and of no effect without liability on the part of any party thereto, and all rights and obligations of any party thereto will cease. However, except as otherwise provided in the merger agreement, no such termination will relieve any party of liability or damages resulting from any willful breach of the merger agreement prior to such termination, in which case, except as otherwise provided in the merger agreement, the aggrieved party will be entitled to all remedies available at law or in equity. Additionally, certain related documents, and the indemnity obligations of Parent in relation to the financing, and the provisions of the merger agreement relating to the effect of termination of the merger agreement, termination fees, expenses and certain general provisions will survive any termination of the merger agreement.

Termination Fees

If the merger agreement is terminated in specified circumstances, the terminating party may be required to pay a termination fee.

Parent would be entitled to receive a termination fee of $103.4 million (less, in the case of the third bullet below, any expenses of Parent previously paid by Gardner Denver) from Gardner Denver if the merger agreement is terminated:

•	By Gardner Denver, to enter into an definitive agreement with respect to a superior proposal;

•	By Parent, because Gardner Denver has made an adverse recommendation change or taken a similar action giving rise to Parent’s right to terminate the merger agreement; or

•

(a) (1) By either Parent or Gardner Denver because (i) the merger closing has not occurred by the termination date or (ii) Gardner Denver’s shareholders fail to adopt the merger agreement or (2) by Parent because Gardner Denver has breached its representations, warranties, covenants or agreements in the merger agreement, (b) any person has made (since the date of the merger agreement) a competing proposal (which is not withdrawn at least 10 business days prior to such termination) and (c) Gardner Denver enters into an agreement relating to, or consummates, a transaction involving a competing proposal within 12 months of such termination.

Gardner Denver would be entitled to receive a reverse termination fee of $263.1 million from Parent if the merger agreement is terminated by Gardner Denver because Parent has (i) breached its representations, warranties, covenants or agreements in the merger agreement or (ii) failed to consummate the merger when required.

Expense Reimbursement

If either party terminates the merger agreement because Gardner Denver’s shareholders do not adopt the merger agreement (or if Gardner Denver terminates the merger agreement pursuant to a different provision at a time when the parties had the right to terminate the merger agreement pursuant to such failure to adopt), Gardner Denver would be required to reimburse up to $10 million of reasonable documented out-of-pocket expenses of Parent, Acquisition Sub or their affiliates in connection with the merger.

Specific Performance

Parent, Acquisition Sub and Gardner Denver are entitled to seek specific performance to prevent breaches of the merger agreement and to enforce the terms of the merger agreement in addition to any other remedy to which they are entitled at law or in equity. Gardner Denver is entitled to obtain specific performance or other equitable relief to cause equity financing contemplated by the equity commitment letter to be funded on the terms and subject to the conditions set forth in the equity commitment letter and the merger agreement if and only if (i) all conditions to Parent and Acquisition Sub’s obligation to consummate the merger (other than conditions to be satisfied at the closing of the merger, each of which is capable of being satisfied at that time) have been satisfied at the time when the closing of the merger would have occurred if not for the failure of the equity financing to be funded, and remain satisfied, (ii) the debt financing has been funded or will be funded at the closing of the merger if the equity financing is funded, and (iii) with respect to any funding of the equity financing to occur at the closing of the merger, Gardner Denver has irrevocably confirmed that if specific performance is granted and the equity financing and debt financing are funded, then the merger closing will occur.

Limitations of Liability

The maximum aggregate liability of Parent and Acquisition Sub under the merger agreement is limited to the amount of the reverse termination fee plus specified reimbursement and indemnification obligations of Parent and Acquisition Sub under the merger agreement. Except for Gardner Denver’s right to specific performance as described above, the reverse termination fee plus specified reimbursement and indemnification obligations of Parent and Acquisition Sub, in any case, when payable, is the sole and exclusive remedy of Gardner Denver and its affiliates against Parent, Acquisition Sub, Guarantor, the debt financing sources or any of their respective affiliates in respect of losses or damages under the merger agreement. Except for Parent’s right to specific performance as described above, the termination fee, when payable, is the sole and exclusive remedy of Parent and its affiliates against Gardner Denver or its affiliates in respect of losses or damages under the merger agreement. However, such liability limitations in no way limit the rights of any party to an injunction to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement.

Fees and Expenses

Except for the provisions described above in the section “— Expense Reimbursement” plus specified reimbursement and indemnification obligations of Parent and Acquisition Sub, all fees and expenses incurred in connection with the transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses.

Amendment

The merger agreement may be amended in writing at any time before or after adoption of the merger agreement by the shareholders of Gardner Denver. However, after adoption of the merger agreement by the shareholders of Gardner Denver, no amendment that requires further approval by such shareholders pursuant to law or the rules of any stock exchange may be made without further shareholder approval nor any change not permitted by law.

Governing Law

The merger agreement is governed by Delaware law.

PROPOSAL 2: ADJOURNMENT OF THE SPECIAL MEETING

The Adjournment Proposal

We are asking you to approve a proposal to adjourn the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting. If our shareholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that have previously returned properly executed proxies voting against adoption of the merger agreement. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the merger agreement such that the proposal to adopt the merger agreement would be defeated, we could adjourn the special meeting without a vote on the adoption of the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the merger agreement. Additionally, we may seek to adjourn the special meeting if a quorum is not present at the special meeting.

Vote Required and Board Recommendation

Approval of the proposal to adjourn the special meeting, whether or not a quorum is present, requires the affirmative vote of the majority of the voting power of the shares of common stock represented either in person or by proxy.

The Board of Directors believes that it is in the best interests of Gardner Denver and its shareholders to be able to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies in respect of the proposal to adopt the merger agreement if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

The Board of Directors recommends that you vote “FOR” adjournment of the special meeting.

PROPOSAL 3: ADVISORY VOTE ON MERGER-RELATED EXECUTIVE COMPENSATION ARRANGEMENTS

The Non-Binding Advisory Proposal

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide our shareholders with the opportunity to vote to approve, on an advisory non-binding basis, the payment of certain compensation that will or may become payable by Gardner Denver to its named executive officers in connection with the merger, as disclosed in the section of this proxy statement entitled “The Merger — Interests of the Directors and Executive Officers of Gardner Denver in the Merger — Payments Upon Termination Following Change-in-Control” beginning on page 63.

We are asking our shareholders to indicate their approval of the various compensation that will or may become payable by Gardner Denver to its named executive officers in connection with the merger. These payments are set forth in the section entitled “The Merger — Interests of the Directors and Executive Officers of Gardner Denver in the Merger — Payments Upon Termination Following Change-in-Control” beginning on page 63 of this proxy statement and the accompanying footnotes. In general, the various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of Gardner Denver’s overall compensation program for its named executive officers, and previously have been disclosed to our shareholders as part of the Compensation Discussion and Analysis and related sections of our annual proxy statements. These historical arrangements were adopted and approved by the Compensation Committee of our Board of Directors, which is composed solely of non-management directors, and are believed to be reasonable and in line with marketplace norms.

Accordingly, we are seeking approval of the following resolution at the special meeting:

“RESOLVED, that the shareholders of Gardner Denver, Inc. approve, on a nonbinding, advisory basis, the compensation that will or may become payable to Gardner Denver’s named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “The Merger — Interests of the Directors and Executive Officers of Gardner Denver in the Merger — Payments Upon Termination Following Change-in-Control” in Gardner Denver’s proxy statement for the special meeting.”

Shareholders should note that this proposal is not a condition to completion of the merger, and as an advisory vote, the result will not be binding on Gardner Denver, our Board of Directors or Parent. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to shareholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger is consummated our named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the merger in accordance with the terms and conditions applicable to those payments.

Vote Required and Board Recommendation

Approval of the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Gardner Denver to its named executive officers in connection with the merger requires the affirmative vote of a majority of those shares of common stock present or represented by proxy at the special meeting and voting upon on the proposal.

The Board of Directors recommends that you vote “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Gardner Denver to its named executive officers in connection with the merger.

MARKET PRICES AND DIVIDEND DATA

Gardner Denver’s common stock is listed on the New York Stock Exchange under the symbol “GDI.” As of [—], 2013, there were [—] shares of our common stock outstanding, held by approximately [—] shareholders of record.

The following table sets forth, for the indicated periods, the high and low sales prices of Gardner Denver’s common stock for the period’s shown as reported by the New York Stock Exchange and the dividends declared per share in the periods shown:

	Common Stock Prices		Dividends Declared
			Regular Dividends	Special Dividends
	High	Low
FY 2013 — Quarter Ended
March 31	$75.19	$64.97	$0.05	—
FY 2012 — Quarter Ended
December 31	$76.57	$54.55	$0.05	—
September 30	64.43	45.54	0.05	—
June 30	67.41	47.74	0.05	—
March 31	84.46	62.14	0.05	—
FY 2011 — Quarter Ended
December 31	$86.99	$58.26	$0.05	—
September 30	92.93	62.50	0.05	—
June 30	86.96	74.14	0.05	—
March 31	78.93	68.04	0.05	—

The closing price of our common stock on the New York Stock Exchange on October 24, 2012, the last trading day prior to Gardner Denver’s announcement that it would evaluate strategic alternatives, was $54.75 per share. The closing price of our common stock on the New York Stock Exchange on July 26, 2012, the last trading day prior to the date on which a shareholder disclosed that it had accumulated a stake in excess of 5% of Gardner Denver’s common stock and called for Gardner Denver to sell itself in an all cash transaction, was $52.14 per share. On [—], 2013, the latest practicable trading day before the printing of this proxy statement, the closing price of our common stock on the New York Stock Exchange was $[—] per share. You are encouraged to obtain current market quotations for the common stock.

Following the merger, there will be no further market for our common stock and our stock will be delisted from the New York Stock Exchange and deregistered under the Exchange Act. As a result, following the merger we will no longer file periodic reports with the SEC on account of Gardner Denver’s common stock.

Under the terms of the merger agreement, we may continue to declare or pay quarterly dividends to our common shareholders not in excess of $0.05 per share and consistent with past practice. No adjustment to the merger consideration will be made on account of any ordinary quarterly dividends payable prior to the consummation of the merger, provided that no dividend will be payable if the closing of the merger occurs on or prior to the applicable record date for such dividend.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding the beneficial ownership of our common stock as of April 8, 2013 (except as otherwise noted below), by: (i) each person known by us to be the beneficial owner of more than five percent of the outstanding shares of our common stock; (ii) each of our directors; (iii) each of our named executive officers; and (iv) all directors and executive officers as a group. Based on information furnished by such shareholders, we believe that each person has sole voting and dispositive power over the shares indicated as owned by such person unless otherwise indicated. The address of each director and officer is the same as the address for our executive offices.

Name and Address	Number of Shares Beneficially Owned	Percentage Beneficially Owned
BlackRock, Inc.(1) 40 East 52nd Street New York, NY 10022	4,924,551	10%
T. Rowe Price Associates, Inc.(2) 100 E. Pratt Street Baltimore, MD 21202	4,737,870	9.6%
ValueAct Capital(3) 435 Pacific Avenue, Fourth Floor San Francisco, CA 94133	2,507,750	5.1%

(1)

These shares are owned by BlackRock, Inc. The reporting shareholder has sole voting and dispositive power with respect to the all of the reported shares. Information relating to this reporting shareholder is based on the shareholder’s Schedule 13G/A filed with the SEC on February 11, 2013.

(2)

T. Rowe Price Associates, Inc. (“Price Associates”) has (i) sole voting power with respect to 941,600 of the reported shares, (ii) sole dispositive power with respect to all of the reported shares and (iii) no shared voting power and no shared dispositive power with respect to the reported shares. These reported shares are owned by various individuals and institutional investors including T. Rowe Price Mid-Cap Growth Fund, Inc. (“Price Growth Fund”), a registered investment company sponsored by Price Associates, to which Price Associates also serves as investment adviser. Price Growth Fund has (i) sole voting power with respect to 2,000,000 of the reported shares and (ii) no shared voting power and no sole or shared dispositive power with respect to the reported shares. Price Associates disclaims beneficial ownership of the reported shares. Information relating to these reporting shareholders is based on a Schedule 13G/A filed with the SEC on February 11, 2013.

(3)

Based on the Schedule 13D/A jointly filed on February 25, 2013 with the SEC by ValueAct Capital Master Fund, L.P. with respect to the beneficial ownership of 2,507,750 shares. ValueAct Capital Master Fund, L.P. has (i) shared voting and dispositive power with respect to all of the reported shares and (ii) no sole voting or dispositive power with respect to any of the reported shares. As part of the group that jointly filed the Schedule 13D/A with ValueAct Capital Master Fund, L.P., VA Partners I, LLC, ValueAct Capital Management, L.P., ValueAct Capital Management, LLC, ValueAct Holdings, L.P., and ValueAct Holdings GP, LLC may be deemed to beneficially own and to have shared voting and dispositive power with respect to 2,507,750 of the reported shares.

Name	Number of Shares Beneficially Owned (2)(3)(4)(5)(6)	Percentage Beneficially Owned
Michael C. Arnold(7)	11,600	*
Donald G. Barger, Jr.	16,572	*
John D. Craig(8)	2,940	*
Raymond R. Hipp	19,064	*
Michael M. Larsen	12,401	*
David D. Petratis	25,985	*
Diane K. Schumacher(9)	62,827	*
Charles L. Szews	16,729	*
Richard L. Thompson(10)	86,966	*
Brent A. Walters	19,131	*
T. Duane Morgan(11)	39,379	*
Susan A. Gunn	1,592	*
Barry Pennypacker(12)	43,054	*
All directors, director nominees, and executive officers as a group(1)	319,473	*

*	Less than 1%

(1)	All directors and executive officers as a group includes only those directors and executive officers serving as of the date of this proxy statement, including executive officers not listed herein.

(2)	Each beneficial owner has sole voting and investment power with respect to all shares, except as indicated in the footnotes below.

(3)

Includes shares that could be acquired by the exercise of stock options granted under Gardner Denver’s long-term incentive plan that are currently exercisable or exercisable within 60 days after March 22, 2013, as follows: 7,200 shares for Mr. Arnold; 8,400 shares for Mr. Barger, 840 shares for Mr. Craig; 1,500 shares for Mr. Hipp; 12,375 shares for Mr. Larsen; 8,400 shares for Mr. Petratis; 8,400 shares for Mrs. Schumacher; 8,400 shares for Mr. Szews; 1,500 shares for Mr. Thompson; 14,714 shares for Mr. Walters; 1,414 shares for Ms. Gunn; 25,937 shares for Mr. Morgan; 4,268 shares for all other executive officers not named herein; and 103,348 shares for all directors and executive officers as a group that were serving as of the date of this proxy statement, including executive officers not listed herein.

(4)

Includes shares that could be acquired within 60 days after March 22, 2013 as a result of the vesting of the RSUs: 3,000 shares for each of Mr. Arnold, Mr. Barger, Mr. Hipp, Mr. Petratis, Mrs. Schumacher, Mr. Szews and Mr. Thompson; 2,000 shares for Mr. Craig; 0 shares for each of Ms. Gunn, Mr. Larsen, Mr. Morgan, Mr. Pennypacker, Mr. Walters and other executive officers not named herein; and 23,000 shares for all directors and executive officers as a group that were serving as of the date of this proxy statement, including executive officers not listed herein.

(5)

In addition to the shares reported in this table, all nonemployee directors own phantom stock units, as further discussed “The Merger — Treatment of Equity-Based Awards — Treatment of Gardner Denver Phantom Stock Units,” which units are settled solely in cash.

(6)

Indirect ownership includes shares owned by executive officers in Gardner Denver’s Retirement Savings Plan, a 401(k) plan, as follows: 26 shares for Mr. Larsen; 254 shares for Mr. Walters; 93 shares for Ms. Gunn; 627 shares for Mr. Pennypacker; 19 shares for executive officers not listed herein; and 392 shares for all directors and executive officers as a group that were serving as of the date of this proxy statement, including executive officers not listed herein.

(7)	Includes shares held indirectly in The Michael C. Arnold Family Trust. Mr. Arnold serves as trustee of The Michael C. Arnold Family Trust.

(8)	Includes shares held indirectly in the John D. Craig Trust. Mr. Craig serves as trustee and his spouse is the beneficiary of the John D. Craig Trust.

(9)

Includes shares held indirectly by the Schumacher 2010 Partnership Ltd. Mrs. Schumacher and her husband are the limited partners of the Schumacher 2010 Partnership Ltd. and the Schumacher Management Trust is the general partner. Mrs. Schumacher and her husband are the trustees and the beneficiaries of the Schumacher Management Trust.

(10)	Includes shares held indirectly in the R&B Thompson 2005 Family Trust. Mr. Thompson and his wife are the trustees and the beneficiaries of the R&B Thompson 2005 Family Trust.

(11)	Includes shares held indirectly in the Thomas Duane Morgan and Nicola Rae Morgan Revocable Living Trust, of which Mr. Morgan and his wife are the trustees and beneficiaries.

(12)

Mr. Pennypacker resigned from Gardner Denver, effective July 13, 2012. Mr. Pennypacker’s beneficial ownership was determined as of the date of his most recent Form 4 filed with the SEC and other information available to Gardner Denver.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, we will have no public shareholders and there will be no public participation in any future meetings of shareholders of Gardner Denver. However, if the merger is not completed, our shareholders will continue to be entitled to attend and participate in our shareholders’ meetings.

Gardner Denver will hold an annual meeting in the year 2013 only if the merger has not already been completed. If the merger is not completed and any shareholder intends to present a proposal to be considered for inclusion in our proxy material in connection with the 2013 Annual Meeting of Shareholders (if one is held), the shareholder must follow the procedures of Rule 14a-8 under the Exchange Act and the proposal must have been received at our corporate offices at the mailing address below not later than November 15, 2012 if the date of the annual meeting has not been changed by more than 30 days from the date of the previous year’s meeting, or by a reasonable time before Gardner Denver begins to print and send its proxy materials in the event that the date of such meeting has been changed by more than 30 days from the date of the previous year’s meeting. If Gardner Denver calls for its 2013 Annual Meeting of Shareholders on a date that is more than 30 days before or more than 60 days after the anniversary date of the 2012 Annual Meeting of Shareholders, shareholder proposals that are intended to be presented at our 2013 Annual Meeting of Shareholders, but that are not intended to be considered for inclusion in our proxy material related to that meeting, must be made in writing and sent to our Corporate Secretary either by hand or by certified or registered mail, return receipt requested, at our corporate offices at the mailing address below no earlier than the close of business on the 120th day prior to such annual meeting and no later than the close of business on the later of the 90th day prior to the date of the annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting is given or made to Gardner Denver shareholders. Any shareholder who gives notice of any such proposal will deliver therewith a description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting and setting forth the text of the proposal or business, a description of any material interest of such shareholder (and the beneficial owner, if any, on whose behalf the proposal is made, including a description of all agreements, arrangements and understandings between the shareholder and such beneficial owner) in the proposal, the name and address of the shareholder (and beneficial owner, if any) as they appear on Gardner Denver’s books, the number and class of all shares beneficially owned by the shareholder on the date of such shareholder’s notice and by any other shareholders known by such shareholder to be supporting such proposal on the date of such shareholder’s notice, any other information related to such shareholder (and beneficial owner, if any) that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and a representation that the shareholder is a holder of record of Gardner Denver stock and intends to appear in person or by proxy at the meeting to present the proposal specified in the notice. The chairman of the meeting will determine whether business was properly brought before the meeting.

Such proposals or nominations should be addressed to Gardner Denver, Inc., 1500 Liberty Ridge Drive, Suite 3000, Wayne, PA 19087, Attention: Corporate Secretary.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following Gardner Denver filings with the SEC are incorporated by reference:

•	Gardner Denver’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012; and

•	Gardner Denver’s Current Reports on Form 8-K dated as of June 24, 2013, April 29, 2013, April 26, 2013, April 22, 2013, March 8, 2013, February 28, 2013, February 26, 2013 and January 22, 2013.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the special meeting or the termination of the merger agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the SEC’s public reference room at the following location: Station Place, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov. In addition, shareholders may obtain free copies of the documents filed with the SEC by Gardner Denver through the Investor Relations section of our website, and the “SEC Filings” tab therein.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Gardner Denver, Inc.

Attn: Investor Relations

1500 Liberty Ridge Drive, Suite 3000

Wayne, PA 19087

(610) 249-2009

If you would like to request documents from us, please do so by [—], 2013, to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request. Please note that all of our documents that we file with the SEC are also promptly available through the Investor Relations section of our website, www.gardnerdenver.com, and the “SEC Filings” tab therein. The information included on our website is not incorporated by reference into this proxy statement.

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with voting procedures, you should contact:

Georgeson Inc.

480 Washington Blvd., 26th Floor

Jersey City, NJ 07310

Shareholders, call toll-free: 800-314-4549

MISCELLANEOUS

Gardner Denver has supplied all information relating to Gardner Denver, and Parent has supplied, and Gardner Denver has not independently verified, all of the information relating to Parent and Acquisition Sub contained in “Summary — Parties to the Merger,” “Summary — Financing,” “The Merger — Parties to the Merger” and “The Merger — Financing of the Merger.”

You should not send in your Gardner Denver stock certificates until you receive transmittal materials after the merger is completed.

You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement to vote on the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [—], 2013. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement) and the mailing of this proxy statement to shareholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A

Execution Copy

AGREEMENT AND PLAN OF MERGER

By and Among

RENAISSANCE PARENT CORP.,

RENAISSANCE ACQUISITION CORP.

and

GARDNER DENVER, INC.

Dated as of March 7, 2013

A-i

A-ii

A-iii

Index of Defined Terms

2011 LTCB Awards	7
Acquisition Sub	1
Adverse Recommendation Change	37
Affiliate	A-1
Aggregate Merger Consideration	4
Agreement	1
Antitrust Division	A-1
Antitrust Laws	12
Blue Sky Laws	A-1
Book-Entry Shares	3
Business Day	A-1
Capitalization Date	9
CDEEP	A-1
Certificate of Merger	2
Certificates	3
Citi	26
claim	28
Closing	2
Closing Date	2
Code	A-1
Company	1
Company Benefit Plan	14
Company Common Stock	3
Company Debt	50
Company Disclosure Letter	A-2
Company Intellectual Property Rights	17
Company Long-Term Cash Bonus Award	A-2
Company Long-Term Incentive Plans	A-2
Company Material Adverse Effect	A-2
Company Material Contract	19
Company Option	A-3
Company Permits	12
Company Recommendation	A-3
Company Related Parties	58
Company Representative	12
Company Restricted Stock Units	A-3
Company SEC Documents	13
Company Stockholder Advisory Vote	10
Competing Proposal	38
Confidentiality Agreement	A-3
Connecticut Facility	A-3
Connecticut Subsidiary	A-3
Consent	11
Continuing Employees	41
Contract	A-4
control	A-4
D&O Indemnified Parties	39
debt	28
Debt Commitment Letters	25
Debt Commitment Parties	25

A-iv

Debt Financing	25
Debt Payoff Amount	50
DGCL	A-4
Dissenting Shares	8
Effective Time	2
Environmental Laws	A-4
Equity Commitment Letter	25
Equity Financing	26
ERISA	A-4
ERISA Affiliate	16
Exchange Act	A-5
Exchange Fund	4
Executive Change in Control Agreements	43
Expenses	A-5
FCPA	12
Financing	26
Financing Agreements	46
Financing Commitments	26
Financing Sources	A-5
GAAP	A-5
Goldman Sachs	22
Government Official	12
Governmental Authority	A-5
Guarantor	26
Guaranty	1
Hazardous Materials	A-5
HSR Act	A-6
Intellectual Property Rights	17
IRS	A-6
Knowledge	A-6
Law	A-6
Leased Real Property	20
LEP	A-6
Liability Limitation	58
Lien	A-6
Long-Term Cash Bonus Award Payment	7
Marketing Period	A-6
Merger	1
Merger Consideration	3
Notice of Adverse Recommendation	37
Notice of Superior Proposal	37
Option Cash Payment	6
Order	A-7
Owned Real Property	20
Parent	1
Parent Disclosure Letter	A-7
Parent Expenses	57
Parent Material Adverse Effect	A-7
Parent Organizational Documents	A-7
Parent Related Parties	57
Paying Agent	4
Permitted Lien	A-8

A-v

Person	A-8
Post-Closing Plans	42
Post-Closing Welfare Plans	42
Proxy Statement	13
Release	A-8
Representatives	35
Required Information	47
Requisite Stockholder Approval	22
Restricted Stock Unit Payment	6
Restructuring Plan	51
Reverse Termination Fee	57
Rights Agreement	22
SEC	A-9
Secretary of State	A-9
Securities Act	A-9
Solvent	28
Stockholders’ Meeting	33
Subsidiary	A-9
Superior Proposal	39
Surviving Corporation	2
Tax	A-9
Tax Returns	A-9
Taxes	A-9
Termination Date	54
Termination Fee	56
Third Party	A-9
Title IV Plan	15
Total Common Merger Consideration	A-9
Transfer Law	A-10
WARN Act	28

A-vi

THIS AGREEMENT AND PLAN OF MERGER, dated as of March 7, 2013, (this “Agreement”), is made by and among Renaissance Parent Corp., a Delaware corporation (“Parent”), Renaissance Acquisition Corp., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Acquisition Sub”), and Gardner Denver, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the respective boards of directors of Parent, Acquisition Sub and the Company have unanimously approved the acquisition of the Company by Parent upon the terms and subject to the conditions and limitations set forth in this Agreement;

WHEREAS, the respective boards of directors of the Company and Acquisition Sub have unanimously approved and declared advisable, and each of the board of directors of Parent and Parent as the sole stockholder of Acquisition Sub has approved or adopted, this Agreement and the transactions contemplated hereby, including the merger of Acquisition Sub with and into the Company, with the Company surviving as a wholly owned Subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions and limitations set forth in this Agreement and in accordance with the DGCL;

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Parent and Acquisition Sub have delivered to the Company a limited guaranty (the “Guaranty”) of the Guarantor, dated as of the date hereof, pursuant to which the Guarantor has guaranteed certain obligations of Parent and Acquisition Sub; and

WHEREAS, each of Parent, Acquisition Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Defined terms used in this Agreement have the respective meanings ascribed to them by definition in this Agreement or in Appendix A.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Acquisition Sub shall be merged with and into the Company, whereupon the separate existence of Acquisition Sub shall cease, and the Company shall continue under the name “Gardner Denver, Inc.” as the surviving corporation (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware.

Section 2.2 The Closing. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York City time) on a date to be specified by the parties hereto, but no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions); provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), the Closing shall occur on the date following the satisfaction or waiver of such conditions that is the earliest to occur of (a) a date during the Marketing Period to be specified by Parent on no less than two (2) Business Days’ notice to the Company and (b) the final day of the Marketing Period. The Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP; Four Times Square; New York, New York 10036, unless another time, date or place is agreed to in writing by the parties hereto (such date being the “Closing Date”).

Section 2.3 Effective Time.

(a) Concurrently with the Closing, the Company, Parent and Acquisition Sub shall cause a certificate of merger, or a certificate of ownership and merger, as applicable (the “Certificate of Merger”), with respect to the Merger to be executed and filed with the Secretary of State as provided under the DGCL. The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Secretary of State or at such other date and time as is agreed between the parties and specified in the Certificate of Merger (such date and time being hereinafter referred to as the “Effective Time”).

(b) The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Acquisition Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Acquisition Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 2.4 Certificate of Incorporation and Bylaws. Subject to Section 6.6, at the Effective Time, the certificate of incorporation of the Company as the Surviving Corporation shall be amended to be identical to that set forth in Exhibit 2.4 hereto and the bylaws of the Surviving Corporation shall be amended to be identical to the bylaws of Acquisition Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with applicable Law and the applicable provisions of the certificate of incorporation and bylaws of the Surviving Corporation.

Section 2.5 Board of Directors. Subject to applicable Law, each of the parties hereto shall take all necessary action to ensure that the board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Acquisition Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 2.6 Officers. From and after the Effective Time, the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 3.1 Effect on Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Acquisition Sub or the holders of any securities of the Company or Acquisition Sub:

(a) Cancellation of Company Securities. Each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) held by the Company as treasury stock or held, directly or indirectly, by Parent or Acquisition Sub immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof; provided that each share of Company Common Stock that is owned by any direct or indirect wholly-owned Subsidiary of the Company immediately prior to the Effective Time shall remain outstanding.

(b) Conversion of Company Securities. Except as otherwise provided in this Agreement, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares canceled or that remain outstanding pursuant to Section 3.1(a) and any Dissenting Shares) shall be converted into the right to receive $76 per share of Company Common Stock in cash, without interest (the “Merger Consideration”). Each share of Company Common Stock to be converted into the right to receive the Merger Consideration as provided in this Section 3.1(b) shall no longer be outstanding and shall be automatically canceled and shall cease to exist, and the holders of certificates (the “Certificates”) or book-entry shares (“Book-Entry Shares”) which immediately prior to the Effective Time represented such Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 3.2, the Merger Consideration, without interest thereon.

(c) Conversion of Acquisition Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value of $0.01 per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid share of common stock, par value $0.01 per share, of the Surviving Corporation and constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Company Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split) or similar event, or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration shall be equitably adjusted to provide the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 3.1(d) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 3.2 Exchange of Certificates.

(a) Designation of Paying Agent; Deposit of Exchange Fund. Prior to the Closing, Parent shall designate a bank or trust company (the “Paying Agent”), the identity and the terms of appointment of which to be reasonably acceptable to the Company, for the payment of the Merger Consideration as provided in Section 3.1(b). At or prior to the Effective Time, Parent shall deposit, or cause to be deposited with the Paying Agent, cash constituting an amount equal to the Total Common Merger Consideration (the “Aggregate Merger Consideration,” and such Aggregate Merger Consideration as deposited with the Paying Agent, the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 3.1(b), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payment. Parent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Company Common Stock and (ii) applied promptly to making the payments pursuant to Section 3.1(b). The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 3.1, except as expressly provided for in this Agreement.

(b) As promptly as reasonably practicable following the Effective Time and in any event not later than the fifth Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate or Book-Entry Share that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and which shall be in the form and have such other provisions as Parent and the Company may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration into which the number of shares of Company Common Stock previously represented by such Certificate or Book-Entry Shares shall have been converted pursuant to this Agreement (which instructions shall be in the form and have such other provisions as Parent and the Company may reasonably specify).

(c) Upon surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share within two (2) Business Days following the later to occur of (i) the Effective Time or (ii) the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith canceled. The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares.

(d) In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment of the appropriate amount of Merger Consideration may be made to a Person other than the Person in whose name the Certificate or Book-Entry Share so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents reasonably required by the Paying Agent) or such Book-Entry Share shall be properly transferred and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or Book-Entry Share or establish to the satisfaction of Parent that such Tax has been paid or is not applicable.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates or Book-Entry Shares for one (1) year after the Effective Time shall be delivered to the Surviving Corporation, upon written demand, and any such holders prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation as general creditor thereof for payment of their claims for Merger Consideration in respect thereof.

(f) No Liability. None of Parent, Acquisition Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash held in the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been surrendered immediately prior to the date on which any cash in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Authority, any such cash in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(g) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment shall relieve Parent or the Paying Agent from making the payments required by this Article III, and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Company Common Stock in the amount of such losses, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as directed by Parent.

(h) Withholding. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration and any amounts otherwise payable pursuant to this Agreement to any Person such amounts as Parent, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

Section 3.3 Company Options, Restricted Stock Units, Long-Term Cash Bonuses.

(a) Treatment of Company Options. As of the Effective Time, each vested and unvested Company Option that is outstanding shall be canceled and shall entitle the holder thereof to receive as soon as practicable following the Effective Time, an amount in cash (subject to any applicable withholding or other Taxes or other amounts required by applicable Law to be withheld) equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Option and (ii) the excess, if any, of the Merger Consideration, over the exercise price per share of Company Common Stock underlying such Company Option (the “Option Cash Payment”). Following the Effective Time, any such canceled Company Option shall no longer be exercisable and shall only entitle the Company Option holder to the Option Cash Payment, which shall be paid as of, or promptly following, the Effective Time.

(b) Treatment of Restricted Stock Units. As of the Effective Time, any vesting conditions or restrictions applicable to each Company Restricted Stock Unit outstanding immediately prior thereto shall lapse and the holder thereof shall receive an amount in cash (subject to any applicable withholding or other Taxes or other amounts required by applicable Law to be withheld) equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Restricted Stock Unit and (ii) the Merger Consideration (the “Restricted Stock Unit Payment”). Such Restricted Stock Unit Payment shall be paid as of, or promptly following the Effective Time.

(c) Treatment of Company Long-Term Cash Bonus Awards. As of the Effective Time, each Company Long-Term Cash Bonus Award shall be deemed to be earned on a prorated basis (based on the portion of the applicable performance period elapsed): (i) for Company Long-Term Cash Bonus Awards granted prior to May 1, 2012, at the payout opportunity that corresponds to the target performance level originally established in respect of the applicable performance period and (ii) for Company Long-Term Cash Bonus Awards granted on or after May 1, 2012, at the greater of (x) the payout opportunity that corresponds to the actual performance level achieved by the Company in respect of such partial performance period relative to the performance targets applicable to the performance period in respect of which such Company Long-Term Cash Awards were granted (as determined by the Company’s Compensation Committee reasonably and in good faith prior to the Effective Time, consistent with the amount accrued by the Company in respect of such awards through such time in the ordinary course of business consistent with its past practice) and (y) the payout opportunity that corresponds to the target performance level for such performance period, and shall in each case entitle the holder thereof to receive an amount in cash (subject to any applicable withholding or other Taxes or other amounts required by applicable Law to be withheld) equal to such prorated portion of the Company Long-Term Cash Bonus Award (the “Long-Term Cash Bonus Award Payment”). Such Long-Term Cash Bonus Award Payment shall be paid as of, or promptly following, the Effective Time. Notwithstanding the foregoing, the Company Long-Term Cash Bonus Awards granted in respect of the 2011-2013 performance period (the “2011 LTCB Awards”) shall be deemed earned at the end of such performance period at the greater of (x) the payout opportunity that corresponds to the actual performance level achieved by the Company (and, for any portion of the performance period after the Effective Time, the Surviving Corporation) in respect of such performance period relative to the performance targets applicable to such performance period (as determined following the end of such performance period by the Company’s Compensation Committee or, if such performance period ends after the Effective Time, by the Parent or the Surviving Corporation, in all cases, reasonably, in good faith, consistent with the amount accrued by the Company and, if applicable, the Surviving Corporation in respect of such awards through such time in the ordinary course of business consistent with the Company’s past practices) and (y) the payout opportunity that corresponds to the target performance level for such performance period, provided that any employee who is entitled to a 2011 LTCB Award and whose employment is terminated at or after the Effective Time and prior to the end of the performance period shall be paid a pro-rata portion (based on the portion of the applicable performance period elapsed prior to the date of termination) of such employee’s 2011 LTCB Award on the payment date in accordance with the terms of the governing 2011 LTCB Award agreement (except that if such termination is without Cause (as defined in the Company Executive Severance Plan referenced in Section 4.12(a) of the Company Disclosure Letter)), the amount to be prorated shall be based on the amount provided for under this Section 3.3(c), if greater. The 2011 LTCB Awards shall be paid as soon as practicable following the end of such performance period in accordance with the terms of the Company Long-Term Incentive Plan by the Company or, if applicable, the Parent or the Surviving Corporation.

(d) Certain Actions. The Company shall, at the request of Parent, reasonably cooperate with Parent to obtain from all holders of Company Options an option cancellation agreement, in a form to be mutually agreed upon by the Company and Parent, in respect of the treatment of the Company Options as provided in this Section 3.3.

Section 3.4 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article III.

Section 3.5 Dissenting Shares. Notwithstanding Section 3.1(b), to the extent that holders thereof are entitled to appraisal rights under Section 262 of the DGCL, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his or her demand for appraisal rights under Section 262 of the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal and payment under the DGCL (whether occurring before, at or after the Effective Time), such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares. Any payments required to be made with respect to the Dissenting Shares shall be made by Parent (and not the Company or Acquisition Sub), and the Aggregate Merger Consideration shall be reduced, on a dollar for dollar basis, as if the holder of such Dissenting Shares had not been a stockholder on the Closing Date. The Company shall give prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company relating to appraisal demands, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing. Following the Effective Time, the Surviving Corporation will comply with any notice requirements applicable to a merger without a meeting of stockholders pursuant to Section 262 of the DGCL.

Section 3.6 Transfers; No Further Ownership Rights. After the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If Certificates or Book-Entry Shares are presented to the Surviving Corporation for transfer following the Effective Time, they shall be canceled against delivery of the applicable Merger Consideration, as provided for in Section 3.1(b), for each share of Company Common Stock formerly represented by such Certificates or Book-Entry Shares. Payment of the Merger Consideration in accordance with the terms of this Article III, and, if applicable, any unclaimed dividends upon the surrender of Certificates, shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates or Book-Entry Shares.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the Company SEC Documents filed by the Company prior to the date of this Agreement (other than any disclosures set forth under the headings “Risk Factors” or “Forward-Looking Statements” and any other disclosures included in such Company SEC Documents to the extent they are predictive, cautionary or forward-looking in nature) to the extent that the applicable disclosure in such Company SEC Documents is such that its relevance to a representation or warranty contained in this Article IV it is reasonably apparent on the face of such disclosure (it being agreed that such disclosures shall not be exceptions to Section 4.9(b)) or (ii) subject to Section 9.3(b), as disclosed in the corresponding section of the Company Disclosure Letter, the Company hereby represents and warrants to Parent as follows:

Section 4.1 Organization and Qualification; Subsidiaries. Each of the Company and its Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to conduct its business as it is now being conducted, except where the failure to be in good standing or to have such power and authority would not have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect. The Company’s Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect, are included in the Company SEC Documents and the Company is not in violation of any provision of such documents.

Section 4.2 Capitalization.

(a) As of February 27, 2013 (the “Capitalization Date”), the authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock, 49,145,168 of which were issued and outstanding, and (ii) 10,000,000 shares of the Company’s preferred stock, par value $0.01 per share, no shares of which were outstanding. As of the date hereof, other than as set forth in Section 4.2(a) of the Company Disclosure Letter, there are no existing and outstanding (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests (including any Company Options, Company Restricted Stock Units, or dividend equivalent rights or phantom stock units denominated in shares of Company Common Stock, whether settled in cash or shares of Company Common Stock), (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or (iii) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company. Since the Capitalization Date, no shares of capital stock of the Company, no capital stock or other equity interests of any of the Company’s Subsidiaries, and no other securities directly or indirectly convertible into, or exchangeable or exercisable for, capital stock of the Company, or capital stock or other equity interests of any of the Company’s Subsidiaries, have been issued (including any dividend equivalent rights or phantom stock units), other than shares of Company Common Stock issued upon the exercise of Company Options or shares of Company Common Stock issued upon the vesting of Company Restricted Stock Units outstanding as of the close of business on the Capitalization Date. Each Company Option has been granted with a per share exercise price at least equal to the fair market value of the Company Common Stock underlying such Company Option, in accordance with Section 409A of the Code and published guidance thereunder.

(b) All of the outstanding shares of capital stock or equivalent equity interests of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company or the relevant wholly-owned Subsidiary (except for de minimis equity interests held by a Third Party for local regulatory reasons) and free and clear of all Liens except for ordinary restrictions on transfer imposed by applicable securities laws and Permitted Liens. Each of the equity interests of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable (in each case, to the extent applicable) and not subject to preemptive or similar rights. Section 4.2(b) of the Company Disclosure Letter sets forth each Subsidiary of the Company with existing operations as of the date hereof or otherwise required to be disclosed on the Company’s Form 10-K filed with the SEC on February 27, 2013, as if such form were filed on the date hereof.

(c) Neither the Company nor any of its Subsidiaries owns any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than a Subsidiary of the Company, except for immaterial interests or investments.

(d) To the Knowledge of the Company, none of the Company’s Subsidiaries owns any Company Common Stock.

Section 4.3 Authority Relative to Agreement.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Requisite Stockholder Approval and the occurrence of the shareholder advisory vote contemplated by Rule 14a-21(c) under the Exchange Act, regardless of the outcome of such vote (the “Company Stockholder Advisory Vote”), to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary corporate action by the Company, and except for the Requisite Stockholder Approval and the occurrence of the Company Stockholder Advisory Vote, no other corporate action or proceeding on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The board of directors of the Company has, by resolutions duly adopted by the requisite vote of the directors, (i) adopted this Agreement and the transactions contemplated hereby, (ii) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Company and Company’s stockholders, (iii) directed that the adoption of this Agreement be submitted to a vote at the Stockholders’ Meeting (as defined below) and (iv) resolved to make the Company Recommendation (provided that any change or modification or rescission of such recommendation by the board of directors of the Company in accordance with Section 6.5 shall not be a breach of the representation in (iv)).

(c) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) violate any provision of the Company’s Certificate of Incorporation or Amended and Restated Bylaws or the equivalent organizational documents of any Significant Subsidiary (as such term is defined in Rule 12b-2 under the Exchange Act) of the Company or (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 4.4 have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, acceleration or cancellation of, or loss of any benefit under, any Contract to which the Company or any of its Subsidiaries is a party, or by which any of their respective properties or assets is bound, or result in the creation of a Lien, other than any Permitted Lien or any Lien created as a result of any action taken by Parent or Acquisition Sub, upon any of the property or assets of the Company or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii) any such conflict, violation, breach, default, termination, acceleration, cancellation, loss of benefit or Lien that would not have a Company Material Adverse Effect.

Section 4.4 No Conflict; Required Filings and Consents. No consent, approval, license, permit, order or authorization (a “Consent”) of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) applicable requirements of and filings with the SEC under the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State and appropriate documents with the relevant authorities of the other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (iii) applicable requirements under corporation or Blue Sky Laws of various states, (iv) such filings as may be required in connection with the Taxes described in Section 8.6, (v) filings with the New York Stock Exchange, (vi) such other items required solely by reason of the participation of Parent or Acquisition Sub in the transactions contemplated hereby, (vii) compliance with and filings or notifications under the HSR Act and any other applicable U.S. or foreign competition, antitrust, merger control or investment Laws (together with the HSR Act, “Antitrust Laws”) and (viii) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not have a Company Material Adverse Effect.

Section 4.5 Permits; Compliance With Laws.

(a) The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for the Company and its Subsidiaries to carry on their business as it is now being conducted or to own, lease or operate their properties (the “Company Permits”), all Company Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where the failure to be in possession of or be in full force and effect, or the suspension or cancellation of, any of the Company Permits would not have a Company Material Adverse Effect.

(b) None of the Company or any of its Subsidiaries is, and since January 1, 2011 none have been, in default or violation of any (i) Law applicable to the Company, any of its Subsidiaries or by which any of their respective properties or assets are bound or (ii) Company Permit, except for any such defaults or violations that would not have a Company Material Adverse Effect.

(c) Except as would not have a Company Material Adverse Effect, since January 1, 2011, to the Knowledge of the Company: (i) none of the Company, its Subsidiaries or any of their respective officers, directors, employees or agents (individually and collectively, a “Company Representative”) have (A) unlawfully used any corporate funds for any contribution, gift, entertainment or other expense relating to political activity, (B) made any bribe, influence payment, kickback or other similar unlawful payment, (C) made any unlawful payment, nor offered, gave, promised to give, or authorized the giving of anything of value to any officer, employee or any other Person acting in an official capacity for any Governmental Authority, to any political party or official thereof, or to any candidate for political office (individually and collectively, a “Government Official”) or to any person under circumstances where the Company, its Subsidiary, or Company Representative knew or had reason to know that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of (1) influencing any act or decision of such Government Official in his official capacity, (2) inducing such Government Official to do or omit to do any act in relation to his lawful duty, (3) securing any improper advantage, or (4) inducing such Government Official to influence or affect any act or decision of any Governmental Authority, in each case, in order to assist the Company, its Subsidiaries or any Company Representative in obtaining or retaining business for or with, or in directing business to, any person and (ii) (A) none of the Company, its Subsidiaries or any Company Representative has violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, and any rules or regulations promulgated thereunder (the “FCPA”); and (B) the Company and its Subsidiaries make and keep books, records, and accounts that are intended to accurately and fairly reflect transactions and the distribution of the Company’s and the Subsidiaries’ assets, and to devise and maintain a system of internal accounting controls intended to provide reasonable assurances that actions are taken in accordance with management’s directives and are properly recorded, in each case in accordance with the FCPA.

Section 4.6 Company SEC Documents; Financial Statements.

(a) Since December 31, 2011, the Company has timely filed or furnished with the SEC all material forms, documents and reports required to be filed or furnished by it with the SEC, including all forms, documents and reports, the failure of which to so file or furnish could reasonably be expected to result in the loss of the Company’s status as a “well known seasoned issuer” with the SEC (such forms, documents, and reports filed with the SEC, including any amendments thereto, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time it was filed (or, if amended, as of the date of the last amendment) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading. As of the date of this Agreement, there are no material outstanding or unresolved comments received from the SEC staff with respect to the Company SEC Documents.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto and (ii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and their consolidated statements of operations and consolidated statements of cash flows for the respective periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments, none of which are expected to have a Company Material Adverse Effect, to the absence of notes and to any other adjustments described therein, including in any notes thereto) and were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 4.7 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries expressly for inclusion or incorporation by reference in the proxy statement relating to the adoption by the stockholders of the Company of this Agreement, if required by Law (together with any amendments or supplements thereto, the “Proxy Statement”), will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting (if the Stockholders’ Meeting is required by Law), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.8 Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act. The Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors and the audit committee of the board of directors of the Company (i) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, to the Knowledge of the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent all such disclosures made by management to the Company’s auditors and audit committee since January 1, 2011.

Section 4.9 Absence of Certain Changes or Events. Since December 31, 2012, (a) the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice and (b) there has not been any change, event, development or state of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.10 No Undisclosed Liabilities. Except (a) as reflected, disclosed or reserved against in the Company’s consolidated balance sheet as of December 31, 2012 (or the notes thereto) included in the Company’s Annual Report on Form 10-K filed prior to the date of this Agreement for the fiscal year ended December 31, 2012, as amended and restated prior to the date hereof, if applicable, (b) for liabilities or obligations incurred in the ordinary course of business since December 31, 2012 and consistent with past practice, (c) for liabilities or obligations incurred in connection with the transactions contemplated hereby or (d) for liabilities or obligations that would not have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, the Company and its Subsidiaries do not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise.

Section 4.11 Litigation. There is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, that would have a Company Material Adverse Effect, nor is there any judgment of any Governmental Authority outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Authority involving the Company or any of its Subsidiaries that would have a Company Material Adverse Effect. As of the date hereof, there is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 4.12 Employee Benefit Plans.

(a) Section 4.12(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of each material Company Benefit Plan. For purposes of this Agreement, the term “Company Benefit Plan” shall mean (i) any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) that the Company or any of its Subsidiaries sponsors, participates in, is a party or contributes to or with respect to which the Company or any of its Subsidiaries could reasonably be expected to have any liability; and (ii) each other employee benefit plan, program or arrangement, including any stock option, stock purchase, stock appreciation right or other stock or stock-based incentive, cash bonus or incentive compensation, retirement or deferred compensation, profit-sharing, unemployment or severance compensation, or employment or consulting or independent contractor, agreement, plan, policy, program or arrangement for any current or former employee or director of, or other service provider to the Company or any of its Subsidiaries that does not constitute an “employee benefit plan” (as defined in Section 3(3) of ERISA), that the Company or any of its Subsidiaries presently sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its Subsidiaries could reasonably be expected to have any liability. Each of the Company Benefit Plans that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code is hereinafter referred to in this Section 4.12 as a “Title IV Plan.”

(b) The Company has made available to Parent a true and complete copy of each material Company Benefit Plan and all amendments thereto and, with respect to each such plan, a true and complete copy of the following items (in each case, only if applicable): (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed annual report on IRS Form 5500 and (iv) the most recently received IRS determination letter or IRS opinion letter.

(c) Except as would not have a Company Material Adverse Effect, each of the Company Benefit Plans: (i) was properly and legally established; (ii) is, and at all times since inception has been, maintained, operated, administered and funded in all respects in accordance with its terms and in compliance with all applicable requirements of all applicable laws, statutes, orders, rules and regulations, including, competent taxing authorities, notwithstanding that the fair market value of the assets of the Title IV Plans is less than the value of the liabilities thereunder (which underfunding alone does not constitute failure to comply with this clause (ii)); (iii) the Company and each other Person (including, without limitation, all fiduciaries) have, at all times, properly performed all of their duties and obligations (whether arising by operation of Law, by contract or otherwise) under or with respect to such Company Benefit Plan, including, without limitation, all fiduciary, reporting, disclosure and notification duties and obligations; and (iv) all returns and reports (together with all schedules and audit reports required with respect thereto), notices, statements and other disclosures relating to such Company Benefit Plan required to be filed with any Governmental Authority or agency or distributed to any participant therein have been properly prepared and duly filed or distributed in a timely manner.

(d) Except as would not have a Company Material Adverse Effect, (i) each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Company Benefit Plan as to its qualified status under the Code, or with respect to a prototype Company Benefit Plan, the prototype sponsor has received a favorable IRS opinion letter, or the Company Benefit Plan or prototype sponsor has remaining a period of time under applicable Code regulations or pronouncements of the IRS in which to apply for such a letter and make any amendments necessary to obtain a favorable determination or opinion as to the qualified status of each such Company Benefit Plan and (ii) to the Knowledge of the Company, no event has occurred since the most recent determination or opinion letter or application therefor relating to any such Company Benefit Plan that would reasonably be expected to adversely affect the qualification of such Company Benefit Plan.

(e) (i) Except as would not have a Company Material Adverse Effect, (A) each Company Benefit Plan intended to be tax-qualified or otherwise qualified in jurisdictions outside of the United States is so qualified and has received a favorable determination or other ruling from the applicable Governmental Authority confirming such qualification, (B) with respect to any Company Benefit Plan maintained in the United Kingdom, the United Kingdom Pensions Regulator has not issued any financial support direction or contribution notice against the Company or any of its Subsidiaries, and (C) each Company Benefit Plan maintained in Germany has been accounted for in accordance with FASB ASC 715. (ii) With respect to each of the Company Benefit Plans that is a defined benefit pension plan, the amounts recorded in the books and records of the Company have been determined in accordance with FASB ASC 715, based on the actuarial methods and assumptions used in the most recent applicable actuarial valuation report provided by the Company prior to the date of this Agreement as such report is set forth on Section 4.12(e)(ii) of the Company Disclosure Letter.

(f) Except as would not have a Company Material Adverse Effect, no liability under Title IV or Section 302 of ERISA has been incurred by the Company or any Person that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with the Company, in each case, as defined in Sections 414(b), (c), (m) or (o) of the Code (each, an “ERISA Affiliate”) that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due to the Pension Benefit Guaranty Corporation (which premiums have been paid when due). No Title IV Plan or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Title IV Plan ended prior to the Closing Date. All contributions required to be made with respect to any Company Benefit Plan on or prior to the Closing Date have been timely made in material compliance with governmental requirements or, if not made, accrued on the financial statements or records of the Company or ERISA Affiliate, as applicable. Neither the Company nor any of its ERISA Affiliates has, within the preceding six (6) years, withdrawn in a complete or partial withdrawal from any multiemployer plan (as defined in Section 3(37) of ERISA) or incurred any liability under Section 4204 of ERISA that has not been satisfied in full.

(g) Except as would not have a Company Material Adverse Effect, there are no (i) claims pending, or, to the Knowledge of the Company, threatened actions, suits, disputes or claims (other than routine claims for benefits) against or affecting any Company Benefit Plan, by any employee or beneficiary covered under such Company Benefit Plan, as applicable, or otherwise involving such Company Benefit Plan.

(h) (i) Neither the execution or delivery of this Agreement nor the consummation of the Merger will, either alone or in conjunction with any other event, (A) entitle any current or former director, employee, consultant or independent contractor of the Company or any of its Subsidiaries to any material payment, except as expressly provided in this Agreement, (B) materially increase the amount or value of any benefit or compensation or other obligation payable or required to be provided to any such director, employee, consultant or independent contractor, or any Company Benefit Plan, or (C) accelerate the time of payment or vesting of amounts due any such director, employee, consultant or independent contractor or accelerate the time of any funding (whether to a trust or otherwise) of compensation or benefits in respect of any of the Company Benefit Plans. (ii) No amounts payable under the Company Benefit Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code as a result of the occurrence of the transactions contemplated by this Agreement, either alone or in combination with another event.

(i) Except as would not have a Company Material Adverse Effect, none of the Company or its Subsidiaries has any material obligations for post-termination health or life insurance benefits under any Company Benefit Plan (other than for continuation coverage required to be provided pursuant to Section 4980B of the Code).

Section 4.13 Labor Matters. Except as set forth in Section 4.13 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries (i) is a party to or bound by or negotiating any works council, labor or collective bargaining agreement, other than industry-wide agreements, or (ii) has, in respect of employees working outside of the United States, implemented any balances of interest or social plans in the past two (2) years. Prior to the date hereof, Parent has been provided with copies of all works council, labor and collective bargaining agreements, and balances of interest and social plans, in each case applicable to employees working outside the United States that the Company and its Subsidiaries is a party to or bound by or negotiating. There are no labor related strikes, slowdowns, walkouts or other work stoppages pending or, to the Company’s Knowledge, threatened, and, since December 31, 2011, neither the Company nor any of its Subsidiaries has experienced any such labor related strike, slowdown, walkout or other work stoppage. To the Company’s Knowledge, there is no organizing campaign, and there has not been such a campaign since December 31, 2011, and no labor union, works council or similar employee organization has made a pending demand for recognition or certification, in each case, with respect to any employees of the Company or any of its Subsidiaries. No pending charge or complaint of unfair labor practice has been served on the Company or any of its Subsidiaries. Neither the

Company nor any of its Subsidiaries is a party to or otherwise bound by, any consent decree with any Governmental Authority relating to employees or employment practices. The Company and its Subsidiaries are in compliance in all material respects with all notice, consultation and other provisions of applicable labor, workers compensation, social contribution and other employment Laws and all collective bargaining or other agreements with any labor union, works council or similar employee organization.

Section 4.14 Trademarks, Patents and Copyrights.

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries own, free and clear of all Liens except Permitted Liens, or have the right to use in the manner currently used, all patents, trademarks, trade names, copyrights, Internet domain names, service marks, trade secrets and other intellectual property rights (the “Intellectual Property Rights”) that are material to the business of the Company and its Subsidiaries as currently conducted (the “Company Intellectual Property Rights”), and (ii) neither the Company nor any of its Subsidiaries has received, in the twelve (12) months preceding the date hereof, any written charge, complaint, claim, demand or notice challenging the validity of any of the Company Intellectual Property Rights.

(b) The conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe upon any Intellectual Property Rights of any other Person, except for any such infringement that would not have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company or any of its Subsidiaries has received, in the eighteen (18) months preceding the date hereof, any written charge, complaint, claim, demand or notice alleging any such infringement by the Company or any of its Subsidiaries that has not been settled or otherwise fully resolved, except for any such infringement that would not have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s Knowledge, no other Person has infringed any Company Intellectual Property Rights during the twelve (12) months preceding the date hereof, except for any such infringement as would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.15 Taxes.

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries has filed all Tax Returns required to be filed by any of them and all such filed Tax Returns (taking into account all amendments thereto) are complete and accurate; (ii) the Company and each of its Subsidiaries have paid all Taxes due and payable (whether or not shown on such Tax Returns) to be payable by it, except, in the case of clause (i) or clause (ii) hereof, with respect to matters contested in good faith and for which adequate reserves have been established in accordance with GAAP; (iii) no audits, examinations, investigations or other proceedings are pending or have been threatened in writing by any taxing authority in respect of Taxes of the Company or any of its Subsidiaries; (iv) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens; (v) no deficiencies for any Taxes have been proposed or assessed in writing against or with respect to any Taxes due by the Company or any of its Subsidiaries; (vi) no written claim has been made in the three (3) years preceding the date hereof by any Governmental Authority in a jurisdiction where either the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; (vii) with respect to any tax years open for audit, neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax; (viii) neither the Company nor any of its Subsidiaries is a party to or bound by or has any obligation under any Tax sharing or similar agreement or arrangement (other than such an agreement or arrangement the parties to which consist exclusively of the Company and/or its Subsidiaries); (ix) all Taxes required to be withheld, collected or deposited by or with respect to the Company and each of its Subsidiaries have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority; (x) in the three (3) years preceding the date hereof, no closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the Company or any of its Subsidiaries; and

(xi) the Company will not be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of (1) a change in method of accounting occurring prior to the Closing Date; (2) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (3) a prepaid amount received, or paid, prior to the Closing Date, (4) an election under Section 108(i) of the Code or any similar provision of state, local or foreign law or (5) any intercompany transactions or any excess loss accounts described in Treasury Regulations under Section 1502 of the Code or any similar provision of state, local or foreign law.

(b) The U.S. federal income Tax Returns of the Company have been audited by the IRS or are closed by the applicable statute of limitations through the taxable year ended December 31, 2009.

(c) Neither the Company nor any of its Subsidiaries (i) is or has in the six (6) years preceding the date hereof been a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated federal income Tax Return or (ii) has any liability for Taxes of any Person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise.

(d) Neither the Company nor any of its Subsidiaries has been a party to any distribution occurring in the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.

(e) Neither Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(f) Neither Company nor any of its Subsidiaries has engaged in any “listed transaction” under Section 6011 of the Code and the regulations thereunder.

Section 4.16 Material Contracts.

(a) Section 4.16(a) of the Company Disclosure Letter sets forth a list, as of the date hereof, of each Company Material Contract. For purposes of this Agreement, “Company Material Contract” means any Contract to which the Company or any of its Subsidiaries is a party or their respective properties or assets are bound, except for this Agreement, that:

(i) constitutes a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC);

(ii) is a joint venture, alliance or partnership agreement that is material to the operation of the Company and its Subsidiaries, taken as whole;

(iii) is a loan, guarantee of indebtedness or credit agreement, note, mortgage, indenture or other binding commitment (other than those between the Company and its Subsidiaries) relating to indebtedness for borrowed money in an amount in excess of $20,000,000 individually;

(iv) contains any covenant materially restricting the ability of the Company or any of its Subsidiaries from operating (1) in any significant line of business that (A) it currently operates in or (B) is reasonably related to any significant line of business that it currently operates in or (2) in any significant geographical area in respect of any of the lines of business described in clause (1) of this Section 4.16(a)(iv);

(v) is a contract that (A) grants a Lien, other than a Permitted Lien, on any material property or asset of the Company or its Subsidiaries or (B) restricts the granting of Liens, other than a Permitted

Lien, on any material property or asset of the Company or its Subsidiaries (except for leases, license and Contracts relating to Indebtedness), or the incurrence or guaranteeing of any Indebtedness;

(vi) is an acquisition agreement, asset purchase agreement, stock purchase agreement or other similar agreement (other than agreements to purchase or acquire inventory in the ordinary course of business), pursuant to which (A) the Company or any Subsidiary reasonably expects that it is required to pay total consideration (including assumption of debt) after the date hereof in excess of $30,000,000 or (B) any other Person has the right to acquire any assets of the Company or any of its Subsidiaries (or any interests therein) after the date of this Agreement with a purchase price of more than $30,000,000.

(b) Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would have a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would have a Company Material Adverse Effect. Each Company Material Contract is in full force and effect and is a valid and binding obligation of the Company or its Subsidiary and, to the Knowledge of the Company, the other parties thereto, except such as would not, individually or in the aggregate, have a Company Material Adverse Effect; provided that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.17 Real Property.

(a) All real property owned by the Company or any of its Subsidiaries (collectively, the “Owned Real Property”) is disclosed in Section 4.17(a) of the Company Disclosure Letter. With respect to the Owned Real Property, (i) neither the Company nor any of its Subsidiaries has received written notice of any condemnation proceeding or proposed action or agreement for taking in lieu of condemnation (nor to their Knowledge, is any such proceeding, action or agreement pending or threatened) with respect to any portion of the Owned Real Property and (ii) all buildings and improvements located on the Owned Real Property and used in the business of the Company are in a condition that is sufficient for the operation of the business of the Company.

(b) All real property leased, subleased, licensed or otherwise occupied (whether as a tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of its Subsidiaries (collectively, including the improvements thereon, the “Leased Real Property”) is disclosed in Section 4.17(b) of the Company Disclosure Letter. All buildings and improvements used in the business of the Company at the Leased Real Property are in a condition that is sufficient for the operation of the business of the Company thereat.

(c) As of the date of this Agreement, except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and/or its Subsidiaries have good fee simple title and marketable title to all Owned Real Property and valid leasehold, subleasehold or license interests in all Leased Real Property free and clear of all Liens, except Permitted Liens.

(d) As of the date of this Agreement, except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received any written communication from, or given any written communication to, any other party to a lease for Leased Real Property or any lender, alleging that the Company or any of its Subsidiaries or such other party, as the case may be, is in default under such lease.

Section 4.18 Environmental. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect:

(a) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws, including, but not limited to, possessing all Company Permits required for their operations under applicable

Environmental Laws, and, to the Knowledge of the Company, have not violated any such Environmental Laws in the five (5) years preceding the date of this Agreement;

(b) there is no pending or, to the Knowledge of the Company, threatened action or proceeding pursuant to any Environmental Law against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received written notice from any Person, including but not limited to any Governmental Authority, alleging that the Company or any of its Subsidiaries has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law or regarding the Release of or exposure to any Hazardous Materials. Neither the Company nor any of its Subsidiaries is a party or subject to, or, to the Knowledge of the Company, affected by, any administrative or judicial order or decree pursuant to Environmental Law or regarding the Release of or exposure to any Hazardous Materials; and

(c) To the Knowledge of the Company, with respect to the Owned Real Property and the Leased Real Property and any other location for which the Company or any of its Subsidiaries may be responsible, there have been no Releases of Hazardous Materials on or underneath any of such real properties under conditions or circumstances reasonably likely to result in liability to, or interfere with any operations of, the Company or any of its Subsidiaries.

(d) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has entered into any agreements in connection with the sale, lease or sublease of any real property or business, pursuant to which the Company or any Subsidiary has agreed to either indemnify for liabilities arising pursuant to Environmental Law or otherwise with respect to the Release of or exposure to Hazardous Materials, or retain liabilities arising pursuant to Environmental Law or otherwise with respect to the Release of or exposure to Hazardous Materials, excluding any such agreements as to which the Company’s or its Subsidiaries’ obligations have expired pursuant to the terms of said agreements.

Section 4.19 Takeover Statutes; Rights Agreement. Assuming the accuracy of the representation contained in Section 5.14, the board of directors of the Company has taken such actions and votes as are necessary to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or any other takeover or anti-takeover statute or similar federal or state Law inapplicable to this Agreement, the Merger or any other transaction contemplated by this Agreement. The Company has taken all actions necessary under the Amended and Restated Rights Agreement, dated as of January 17, 2005, as amended on October 29, 2009 between Gardner Denver, Inc. and Wells Fargo, National Association as Rights Agent (as amended, the “Rights Agreement”), to cause the Rights Agreement to be rendered inapplicable to this Agreement, the Merger and the transactions contemplated by this Agreement.

Section 4.20 Vote Required. The adoption of this Agreement by the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote thereon at the Stockholders’ Meeting (the “Requisite Stockholder Approval”) and the Company Stockholder Advisory Vote are the only votes of holders of securities of the Company that are required in connection with the consummation of any of the transactions contemplated hereby.

Section 4.21 Brokers. Other than Goldman, Sachs & Co. (“Goldman Sachs”), whose fees and expenses shall be borne solely by the Company, no broker, finder, investment banker, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 4.22 Opinion of Financial Advisor. The board of directors of the Company has received the opinion, dated as of the date hereof, of Goldman Sachs that, as of the date hereof and subject to the limitations and assumptions set forth in such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock.

Section 4.23 Insurance. The Company maintains insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice. The Company and its Subsidiaries have paid, or caused to be paid, all premiums due under such policies and have not received written notice that they are in default with respect to any obligations under such policies other than as would not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice of cancellation or termination with respect to any existing material insurance policy that is held by, or for the benefit of, any of the Company or any of its Subsidiaries, other than as would not have a Company Material Adverse Effect.

Section 4.24 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV and any certificate delivered hereunder, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Acquisition Sub in connection with the transactions contemplated hereby, including the accuracy, completeness or currency thereof. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Acquisition Sub or any other Person resulting from the distribution or failure to distribute to Parent or Acquisition Sub, or Parent’s or Acquisition Sub’s use of, any such information, including any information, documents, projections, estimates forecasts of other material made available to Parent or Acquisition Sub in any physical data room or any electronic data room for Project Hoover (including the electronic data room run by Merrill Corporation) and maintained by the Company for purposes of the Merger and the other transactions contemplated by this Agreement or management presentations in expectation of the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article IV or any certificate delivered hereunder. Notwithstanding the foregoing or any other provision of this Agreement or otherwise, nothing herein shall relieve the Company or any other Person from liability for fraud.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Except as disclosed in the Parent Disclosure Letter, Parent and Acquisition Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization and Qualification; Subsidiaries. Each of Parent and Acquisition Sub is a corporation, partnership or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite company power and authority to conduct its business as it is now being conducted, except where the failure to be in good standing or to have such power and authority would not have a Parent Material Adverse Effect. Each of Parent and Acquisition Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Parent Material Adverse Effect. Parent has made available to the Company a copy of the Parent Organizational Documents, as currently in effect, and neither Parent nor Acquisition Sub is in violation of any provision of such documents.

Section 5.2 Authority Relative to Agreement.

(a) Parent and Acquisition Sub have all necessary company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance of this Agreement by Parent and Acquisition Sub, and the consummation by Parent and Acquisition Sub of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary company action by Parent and Acquisition Sub, and no other action or proceeding on the part of Parent and Acquisition Sub is necessary to authorize the execution, delivery and performance of this Agreement by Parent and Acquisition Sub and the consummation by Parent and Acquisition Sub of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Acquisition Sub and, assuming due authorization, execution and delivery of this Agreement by the other party hereto, constitutes a legal, valid and binding obligation of Parent and Acquisition Sub, enforceable against Parent and Acquisition Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The board of directors or similar governing body of each of Parent and Acquisition Sub has, by resolutions duly adopted by the requisite vote of the directors or similar governing members, (i) adopted this Agreement and the transactions contemplated hereby and (ii) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Parent, Acquisition Sub and their respective stockholders or other equityholders, as applicable. Parent, acting in its capacity as the sole stockholder of Acquisition Sub, has adopted this Agreement and the transactions contemplated hereby.

(c) Neither the execution and delivery of this Agreement by Parent and Acquisition Sub nor the consummation by Parent and Acquisition Sub of the transactions contemplated hereby will (i) violate any provision of Parent’s or its Subsidiaries’ certificates of incorporation or bylaws (or equivalent organizational documents), (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 5.3 have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, acceleration or cancellation of, or loss of any benefit under, any Contract to which Parent or any of its Subsidiaries is a party, or by which any of their respective properties or assets is bound, or result in the creation of a Lien, other than any Permitted Lien or any Lien created in connection with the Financing, upon any of the material property or assets of Parent or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such conflict, violation, breach, default, termination, acceleration, cancellation, loss of benefit, or Lien that would not have a Parent Material Adverse Effect.

(d) No vote of, or consent by, the holders of any class or series of capital stock of Parent is necessary to authorize the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby or otherwise required by the certificate of incorporation or bylaws of Parent, applicable Law (including any stockholder approval provisions under the rules of any applicable securities exchange) or any Governmental Authority.

Section 5.3 No Conflict; Required Filings and Consents. No Consent of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the Certificate of Merger with the Secretary of State, (iii) such filings as may be required in connection with the Taxes described in Section 8.6, (iv) such other items required solely by reason of the participation of the Company in the transactions contemplated hereby, (v) compliance with and filings or notifications under the HSR Act or other Antitrust Laws and (vi) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not have a Parent Material Adverse Effect.

Section 5.4 Litigation. As of the date of this Agreement, there is no suit, action or proceeding pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that would have a Parent Material Adverse Effect, nor is there any judgment of any Governmental Authority outstanding against, or, to the Knowledge of Parent, investigation by any Governmental Authority involving, Parent or any of its Subsidiaries that would have a Parent Material Adverse Effect.

Section 5.5 Absence of Certain Agreements. As of the date hereof, neither Parent nor any of its Affiliates has entered into any contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any contract, arrangement or understanding (in each case, whether oral or written), pursuant to which: (a) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company (i) agrees to vote to adopt this Agreement or the Merger or (ii) agrees to vote against any Superior Proposal or (b) any Third Party has agreed to provide, directly or indirectly, equity capital (other than pursuant to the Equity Commitment Letter) to Parent or the Company to finance in whole or in part the Merger.

Section 5.6 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or any of its Subsidiaries expressly for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.7 Sufficient Funds.

(a) Parent has delivered to the Company true, correct and complete copies of (1) the executed commitment letters (including all exhibits, schedules, annexes and amendments thereto) from Barclays Bank PLC, Citi (as defined below), Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., KKR Capital Markets LLC, KKR Corporate Lending LLC, Mizuho Corporate Bank, Ltd., Royal Bank of Canada, RBC Capital Markets, UBS Loan Finance LLC and UBS Securities LLC (collectively, the “Debt Commitment Parties”), together with any related fee letters (except that the fee amounts, pricing caps and other economic terms (none of which would adversely affect the amount (other than up-front fees) or availability of the Debt Financing) set forth therein have been redacted) and related term sheets (collectively, the “Debt Commitment Letters”), pursuant to which, and subject to the terms and conditions thereof, the lender parties thereto have committed to lend the amounts set forth therein to Acquisition Sub or another wholly owned Affiliate as set forth in the Debt Commitment Letters for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”), and (2) the executed equity commitment letter, dated as of the date hereof (the “Equity Commitment Letter” and, together with the Debt Commitment Letters, the “Financing Commitments”) from KKR North America Fund XI L.P. (the “Guarantor”) pursuant to which the Guarantor has committed to invest, subject to the terms and conditions therein, the amounts set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). “Citi” shall mean Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA Inc., Citicorp North America, Inc. and/or any of their affiliates as may be appropriate to provide the services contemplated herein. The Equity Commitment Letter provides, and will continue to provide, that the Company is a third party beneficiary thereof.

(b) As of the date hereof, all of the Financing Commitments are in full force and effect and have not been withdrawn or terminated or otherwise amended, supplemented or modified in any respect. As of the date hereof, each of the Financing Commitments, in the form so delivered, is a legal, valid and binding obligation of Parent and Acquisition Sub and, to the knowledge of Parent and Acquisition Sub, the other parties thereto. There are no side letters or other agreements, contracts or arrangements (except for customary fee letters and engagement letters) relating to the Financing Commitments. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Acquisition Sub under any term, or a failure of any condition to the obligations of the Financing Sources, in the

Financing Commitments or to the knowledge of Parent or Acquisition Sub otherwise result in any portion of the Financing contemplated thereby to be unavailable. As of the date hereof, and assuming the satisfaction of the conditions set forth in Section 7.2(b) relating to the Company’s obligations under Section 6.12 and the completion of the Marketing Period and, subject to the “Funding Conditions Provisions” (as defined in the Debt Commitment Letters), the “Company Representations” and the “Specified Representations” (each such term as defined in the Debt Commitment Letters) being true and correct in all material respects, neither Parent nor Acquisition Sub has reason to believe that it could reasonably be expected to be unable to satisfy on a timely basis any term or condition of the Financing Commitments required to be satisfied by it. Parent or Acquisition Sub have fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid on or before the date of this Agreement. The aggregate proceeds from the Financing when funded in accordance with the Financing Commitments are sufficient to fund all of the amounts required to be provided by Parent for the consummation of the transactions contemplated hereby, and are sufficient for the satisfaction of all of Parent’s and Acquisition Sub’s obligations under this Agreement, including the payment of the Aggregate Merger Consideration and any amounts payable pursuant to Section 3.3, and the payment of all associated costs and Expenses of the Merger (including any repayment or refinancing of indebtedness of Parent, Acquisition Sub or the Company required in connection therewith). There are no conditions precedent related to the funding or investing, as applicable, of the full amount of the Financing, other than as expressly set forth in or contemplated by the Financing Commitments.

(c) Neither Parent nor Acquisition Sub is aware of any direct or indirect limitation or other restriction on the ability of the lender parties in the Debt Financing to provide financing for other potential purchasers of the Company.

Section 5.8 Guaranty. Concurrently with the execution of this Agreement, the Guarantor has delivered to the Company the Guaranty of the Guarantor, dated as of the date hereof. The Guaranty is in full force and effect and is a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity) and no event has occurred which, with or without notice, lapse of time or both, could constitute a default on the part of the Guarantor under such Guaranty.

Section 5.9 Capitalization of Acquisition Sub. As of the date of this Agreement, the authorized share capital of Acquisition Sub consists of 1,000 shares, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Acquisition Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and other transactions contemplated by this Agreement.

Section 5.10 Interest in Competitors. Parent, Acquisition Sub and Guarantor do not own any interest in any entity or Person that derives a substantial portion of its revenues from products, services or lines of business within the Company’s principal products, services or lines of business.

Section 5.11 Investment Intention. Parent is acquiring through the Merger the shares of capital stock of the Surviving Corporation for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Parent understands that the shares of capital stock of the Surviving Corporation have not been registered under the Securities Act or any Blue Sky Laws and cannot be sold unless subsequently registered under the Securities Act, any applicable Blue Sky Laws or pursuant to an exemption from any such registration.

Section 5.12 Brokers. No broker, finder, investment banker, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission from the Company prior to the Closing in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Acquisition Sub, the Guarantor or any of their respective subsidiaries.

Section 5.13 Solvency. None of Parent, Acquisition Sub and the Guarantor is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. As of the date hereof, Parent’s and Acquisition Sub’s sole asset is cash in a de minimis amount (less than $1,000) and its sole liabilities are those incidental to its formation or relating to the transactions contemplated by this Agreement. Assuming (i) that the Company is Solvent immediately prior to the Effective Time (and for the avoidance of doubt, before giving effect to the incurrence of the Debt Financing and the consummation of the transactions contemplated by this Agreement and such Debt Financing), (ii) satisfaction of the conditions to Parent’s and Acquisition Sub’s obligations to consummate the Merger as set forth herein, or the waiver of such conditions, (iii) the reasonableness of any estimates, projections or forecasts of the Company and its Subsidiaries and that such estimates, projections or forecasts have been prepared in good faith based upon assumptions that were and continue to be reasonable and (iv) the accuracy of the representations and warranties of the Company set forth in Article IV and any certificate delivered hereunder in all material respects (but without giving effect to any knowledge, materiality or Company Material Adverse Effect qualification or exception contained therein), at the Effective Time each of Parent and the Surviving Corporation will, after giving effect to all of the transactions contemplated by this Agreement, including the Financing, any alternative financing and the payment of the Aggregate Merger Consideration and any amounts payable pursuant to Section 3.3, the payment of all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and the payment of all related fees and Expenses, be Solvent at and immediately after the Effective Time. As used in this Section 5.13, the term “Solvent” means, with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of Parent and Acquisition Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries will exceed their debts, (b) each of Parent and Acquisition Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries have not incurred debts beyond its ability to pay such debts as such debts mature, and (c) each of Parent and Acquisition Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries has sufficient capital and liquidity with which to conduct its business. For purposes of this Section 5.13, “debt” means any liability on a claim, and “claim” means any (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (b) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 5.14 Share Ownership. None of Parent, Acquisition Sub or any of their Affiliates has been, at any time during the three (3) years preceding the date hereof, an “interested stockholder” of the Company, as defined in Section 203 of the DGCL. As of the date of this Agreement, none of Parent, Acquisition Sub or their respective controlled Affiliates owns (directly or indirectly, beneficially or of record) any Company Common Stock and none of Parent, Acquisition Sub or their respective controlled Affiliates holds any rights to acquire any Company Common Stock except pursuant to this Agreement.

Section 5.15 WARN Act. Parent and Acquisition Sub are neither planning nor contemplating, and Parent and Acquisition Sub have neither made nor taken, any decisions or actions concerning the employees of the Company or any of its Subsidiaries after the Effective Time that would require, prior to the signing of this Agreement or the Effective Time, as may be applicable, (a) the service of notice under the Worker Adjustment and Retraining Notification Act or any local, state or foreign Laws that would require advance notice of any such actions to employees, labor unions, works councils or Governmental Authorities (collectively, the “WARN Act”) or (b) notice to or consultation to any labor union, works council or similar employee organization.

Section 5.16 Management Agreements. Other than this Agreement, as of the date hereof, there are no contracts, undertakings, commitments, agreements or obligations or understandings between Parent or

Acquisition Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the board of directors, on the other hand, relating in any way to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

Section 5.17 Acknowledgment of Disclaimer of Other Representations and Warranties. Each of Parent and Acquisition Sub acknowledges that, as of the date hereof, they and their Representatives (a) have received reasonable access to (i) such books and records, facilities, properties, premises, equipment, contracts and other assets of the Company and its Subsidiaries which they and their Representatives, as of the date hereof, have requested to review and (ii) the electronic and physical data rooms in connection with the transaction contemplated hereby and (b) have had reasonable opportunity to meet with the management of the Company and its Subsidiaries and to discuss the business and assets of the Company and its Subsidiaries. Parent and Acquisition Sub each acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV and any certificate delivered hereunder, (a) neither the Company nor any of its Subsidiaries makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Merger and Parent and Acquisition Sub are not relying on any representation or warranty except for those expressly set forth in Article IV, (b) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Acquisition Sub as having been authorized by such entity and (c) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Acquisition Sub or any of their Representatives, including any materials or information made available in the electronic and physical data rooms in connection with the transaction, via confidential information memorandum, in connection with presentations by the Company’s management or otherwise, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is the subject of any express representation or warranty set forth in Article IV. Each of Parent and Acquisition Sub has conducted, to its satisfaction, its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, including the Merger and the Financing, each of Parent and Acquisition Sub has relied on the results of its own independent review and analysis and the covenants, representations and warranties of the Company contained in this Agreement.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (a) as may be required by Law, (b) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (c) as may be expressly required pursuant to this Agreement or as necessary to effect the transactions contemplated hereby, or (d) as set forth in Section 6.1 of the Company Disclosure Letter, (x) the business of the Company and its Subsidiaries shall be conducted only in, and such entities shall not take any action except in the ordinary course of business and in a manner consistent with past practice in all material respects, and to the extent consistent therewith, the Company shall use its commercially reasonable efforts to preserve substantially intact its current business organization, and to preserve in all material respects its present relationships with key customers, suppliers and other Persons with which it has material business relations; and (y) without limiting the generality of the foregoing, the Company shall not, and shall not permit any of its Subsidiaries to:

(a) amend or otherwise change, in any material respect, the Certificate of Incorporation or the Amended and Restated Bylaws of the Company (or such equivalent organizational or governing documents of any of its Subsidiaries);

(b) split, combine, reclassify, redeem, repurchase or otherwise acquire or amend the terms of any capital stock or other equity interests or rights;

(c) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, or as otherwise contemplated by Section 6.1(f), issue, sell, pledge, dispose, encumber or grant any shares of its or its Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its Subsidiaries’ capital stock; provided, however that the Company may issue shares of Company Common Stock upon the exercise of any vested Company Option, or payment of any Company Restricted Stock Unit that becomes vested, in either case (A) as is outstanding as of the date hereof and set forth in Section 4.2(a) of the Company Disclosure Letter or (B) as may be granted after the date hereof in accordance with Section 6.1(f);

(d) declare, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its Subsidiaries’ capital stock or other equity interests, other than (i) dividends paid by any Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company and (ii) quarterly cash dividends in an amount not to exceed $0.05 per share of Company Common Stock consistent with past practice with record dates consistent with the record dates for comparable quarterly periods of 2012, and provided that no dividend will be payable if the Effective Time occurs on or prior to the applicable record date;

(e) except as required pursuant to existing written Company Benefit Plans in effect as of the date hereof, or as otherwise required by applicable Law, or as permitted under Section 6.1(f): (i) grant or increase the compensation payable or to become payable or benefits provided or to be provided to (A) any member of any board of directors, or (B) any current or former employees or independent contractors of the Company or any of its Subsidiaries, except in the ordinary course of business of the Company consistent with its 2012 past practice through its compensation review process conducted in the first quarter of calendar year 2013 in respect of such year with respect to the (I) normal annual rate of base salary increases for current employees of the Company and its Subsidiaries and (II) normal establishment of the target annual cash bonus opportunities under the applicable Company Benefit Plans that provide for annual cash bonus opportunities; (ii) except under applicable Company Benefit Plans for newly hired employees (below the level of executive officer) hired to fill vacancies in the ordinary course of business of the Company consistent with its past practice, grant the opportunity to participate in any severance or termination pay plans; (iii) enter into any severance agreement with, any member of any board of directors, employee or consultant of the Company or any of its Subsidiaries, or (iv) establish, adopt, enter into or amend any Company Benefit Plan (or any arrangement which in existence as of the date hereof would constitute a Company Benefit Plan), works council, collective bargaining or other labor agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries;

(f) except as set forth in Section 6.1(f) of the Company Disclosure Letter, grant, confer or award, any Company Options, convertible securities, restricted stock, Company Restricted Stock Units or other rights to acquire any of its or its Subsidiaries’ capital stock (including any dividend equivalent rights or phantom stock units denominated in shares of Company Common Stock), whether settled in cash or shares of Company Common Stock, other than any phantom stock units on Company Common Stock that are required, as of the date of this Agreement pursuant to elections previously made by members of the Company’s board of directors, to be credited under the Company Phantom Stock Plan for Outside Directors in accordance with the terms thereof;

(g) acquire (including by merger, consolidation, or acquisition of stock or assets), except in respect of any merger, consolidation, business combination among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, any corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except with respect to acquisitions with collective purchase prices not exceeding $10,000,000 in the aggregate, or sell, lease, license, abandon, encumber or otherwise subject to a Lien, other than a Permitted Lien (excluding, solely for the purpose of this Section 6.1(g), clauses (ii),

(iii), (v) and (vii) of the definition of Permitted Lien) or Liens incurred in connection with any refinancing of existing indebtedness, or otherwise dispose of any properties, rights or assets of the Company or its Subsidiaries having a value exceeding $5,000,000 individually or in the aggregate; other than (1) sales of inventory in the ordinary course of business consistent with past practice or (2) pursuant to agreements existing as of the date hereof to the extent provided to Parent or Acquisition Sub on or prior to the date hereof;

(h) repurchase, redeem, defease, cancel, prepay, forgive, issue, sell or otherwise incur, or modify in any material respect the terms of, any indebtedness for borrowed money or any debt securities of the Company or any of its Subsidiaries, or assume or guarantee or otherwise become responsible for any such indebtedness for any Person (other than a Subsidiary), or make any material loans, advances or capital contributions to, or investments in, any Person, except for indebtedness incurred (i) under the Company’s existing credit facilities or incurred to replace, renew, extend, refinance or refund any existing indebtedness on market terms and conditions, (ii) pursuant to agreements in effect prior to the execution of this Agreement and disclosed in Section 6.1(h) of the Company Disclosure Letter, (iii) incurred under letters of credit in the ordinary course of business or (iv) as otherwise required in the ordinary course of business consistent with past practice, and, with respect to the foregoing clauses (i), (ii), (iii) and (iv), in an aggregate amount not to exceed $20,000,000;

(i) enter into, modify, amend, cancel or terminate any Company Material Contract, any Contract that contains a covenant materially restricting the ability of the Company or any of its Subsidiaries from operating in any significant line of business or any significant geographical area or any Contract that, if in effect on the date of this Agreement, would be a Company Material Contract, except for immaterial modifications and amendments in accordance with the terms thereof;

(j) make any material change to its methods of accounting in effect at December 31, 2012, except (i) as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act or a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization), (ii) to permit the audit of the Company’s financial statements in compliance with GAAP or (iii) as required by a change in applicable Law, (iv) as disclosed in the Company SEC Documents;

(k) make capital expenditures in the aggregate (or any authorization or commitment with respect thereto) in excess of 125% of the aggregate amount of capital expenditures made by the Company in 2012;

(l) except for this Agreement adopt or enter into a plan of complete or partial liquidation or dissolution, restructuring, recapitalization, or other reorganization;

(m) settle or compromise any litigation other than settlements or compromises of litigation where the amount paid (less the amount reserved for such matters by the Company) in settlement or compromise, in each case, does not exceed the amount set forth in Section 6.1(m)(i) of the Company Disclosure Letter and which do not impose any material restrictions on the operations or businesses of the Company or its Subsidiaries, taken as a whole; provided that, with respect to the matters specifically described in Section 6.1(m)(ii) of the Company Disclosure Letter, the limitation set forth in Section 6.1(m)(i) of the Company Disclosure Letter shall not apply and the Company shall consult with, and obtain the express written consent of (which consent shall not be unreasonably withheld, conditioned or delayed), Parent prior to settling or compromising any such matter;

(n) (i) make or change any Tax election or change any method of Tax accounting, or (ii) other than in the ordinary course of business, amend any material Tax Return, settle or compromise any material Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, enter into any closing agreement with respect to any material Tax or surrender any right to claim a refund for a material amount of Tax;

(o) effect or permit a “plant closing,” “mass layoff” or similar event under the WARN Act without complying with all provisions of the WARN Act; or

(p) authorize, commit or otherwise enter into any agreement to do any of the foregoing.

Section 6.2 Preparation of the Proxy Statement; Stockholders’ Meeting.

(a) Subject to Parent’s timely performance of its obligations under Section 6.2(b), the Company shall use its reasonable best efforts to prepare and shall cause to be filed with the SEC in preliminary form the Proxy Statement within twenty-five (25) Business Days of the date hereof and in any event as soon as reasonably practicable after the date hereof. The Company shall promptly notify Parent and Acquisition Sub upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement, and shall provide Parent and Acquisition Sub promptly with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. The Company shall use reasonable best efforts to (i) respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement, (ii) have the Proxy Statement cleared by the staff of the SEC as soon as reasonably practicable after such filing and (iii) cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable thereafter. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response, unless, in each case, as required by Law.

(b) Parent shall provide to the Company all information concerning Parent and Acquisition Sub and any arrangements Parent or any of its Affiliates have with any former executive officer of the Company with respect to the transactions contemplated hereby as required by the Exchange Act and the rules and regulations promulgated thereunder and to satisfy all rules of the New York Stock Exchange to be set forth in the Proxy Statement promptly following request therefor from the Company and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and resolution of comments of the SEC or its staff related thereto. Parent will cause the information relating to Parent or Acquisition Sub or any arrangements Parent or any of its Affiliates have with any former executive officer of the Company with respect to the transactions contemplated hereby supplied by it and the Company will cause the information supplied by it, in each case, for inclusion in the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) In accordance with the Certificate of Incorporation and the Restated Bylaws of the Company and applicable Law, the Company shall, as promptly as practicable, (i) establish a record date for and give notice of a meeting of its stockholders, for the purpose of voting upon the adoption of this Agreement and holding the Company Stockholder Advisory Vote (the “Stockholders’ Meeting”) and (ii) duly call, convene and hold the Stockholders’ Meeting. If at any time prior to the Effective Time any event or circumstance relating to the Company or any of its Subsidiaries or its or their respective officers or directors should be discovered by the Company which, pursuant to the Securities Act or Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall inform Parent as soon as reasonably practicable. Each of Parent, Acquisition Sub and the Company agree to promptly correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. Each of the Company and Parent shall cause all documents that such party is responsible for filing with the SEC in connection with the Merger to comply as to form in all material respects with the applicable requirements of the Exchange Act and, as applicable, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) The Company shall use its reasonable best efforts to solicit the Requisite Stockholder Approval. Subject to the ability of the board of directors of the Company to make an Adverse Recommendation Change in accordance with Section 6.5, the board of directors of the Company shall make the Company Recommendation with respect to the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger, and shall include such recommendation in the Proxy Statement. Parent and Acquisition Sub shall vote all shares of Company Common Stock held by them in favor of the adoption of this Agreement.

Section 6.3 Appropriate Action; Consents; Filings.

(a) Subject to the terms and conditions of this Agreement (including the limitations set forth in Section 6.5), the parties hereto will use their respective reasonable best efforts to consummate and make effective the transactions contemplated hereby and to cause the conditions to the Merger set forth in Article VII to be satisfied, including using reasonable best efforts to accomplish the following: (i) the obtaining of all necessary actions or non-actions, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including the Merger, performed or consummated by such party in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iii) the execution and delivery of any additional instruments reasonably necessary to consummate the Merger and any other transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement. Each of the parties hereto shall promptly (and in no event later than ten (10) Business Days following the date that this Agreement is executed) make and not withdraw (without the Company’s consent, such consent not to be unreasonably withheld, conditioned or delayed) its respective filings under the HSR Act, and thereafter make any other applications and filings as reasonably determined by Company and Parent under applicable Antitrust Laws with respect to the transactions contemplated hereby (including the jurisdictions referred to in Section 7.1(b)), including the Merger, as promptly as practicable, but in no event later than as required by Law.

(b) The Company, Parent and Acquisition Sub agree to use reasonable best efforts to take (and to cause their controlled Affiliates to take) promptly any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents under any Antitrust Laws that may be required by any foreign or U.S. federal, state or local Governmental Authority, in each case with competent jurisdiction, so as to enable the parties to consummate the transactions contemplated by this Agreement, including the Merger, as promptly as practicable, including committing to or effecting, by consent decree, hold separate orders, trust, or otherwise, the sale or disposition of such assets or businesses of the Company and its Subsidiaries as are required to be divested in order to avoid the entry of, or to effect the dissolution of or vacate or lift, any Order, that would otherwise have the effect of preventing or materially delaying the consummation of the Merger and the other transactions contemplated by this Agreement as promptly as practicable. Further, and for the avoidance of doubt, but subject to and limited by the preceding sentence, the Company and Parent will take any and all actions reasonably necessary in order to ensure that (x) no requirement for any non-action by or Consent or approval of the Antitrust Division or other foreign or U.S. Governmental Authority with respect to any Antitrust Laws, (y) no decree, judgment, injunction, temporary restraining order or any other Order in any suit or proceeding with respect to any Antitrust Laws, and (z) no other matter relating to any Antitrust Laws would preclude consummation of the Merger by the Termination Date.

(c) The Company shall give (or shall cause its respective Subsidiaries to give) any notices to Third Parties, and Parent shall use, and cause each of its Subsidiaries to use, its reasonable best efforts, to cooperate with the Company in its efforts to obtain any Third Party consents not covered by paragraphs (a) and (b) above that are necessary, proper or advisable to consummate the Merger. Each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including immediately informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement. Notwithstanding the foregoing, obtaining any Third Party consents pursuant to this Section 6.3(c) shall not be considered a condition to the obligations of the Parent and Acquisition Sub to consummate the Merger.

Section 6.4 Access to Information; Confidentiality. Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the representatives, officers, directors, employees, agents, attorneys, accountants and financial advisors (“Representatives”) of Parent reasonable access, in a manner not disruptive in any material respect to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable notice throughout the period prior to the Effective Time, to the properties, books and records and executive management teams (and other employees to whom Parent reasonably requests access) of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information concerning the business, properties and personnel of the Company and its Subsidiaries as may reasonably be requested; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Acquisition Sub if such disclosure would, in the reasonable judgment of the Company, (i) cause significant competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (ii) violate applicable Law or the provisions of any agreement to which the Company or any of its Subsidiaries is a party or (iii) jeopardize any attorney-client or other legal privilege, provided that the parties will attempt in good faith to make such alternative arrangements as may be reasonably necessary so that the restrictions of the foregoing clauses (i)-(iii) would not apply; provided further, that nothing herein shall authorize Parent or its Representatives to undertake any environmental testing involving sampling of soil, groundwater, or similar invasive techniques at any of the properties owned, operated or leased by the Company or its Subsidiaries. No investigation or access permitted pursuant to this Section 6.4 shall affect or be deemed to modify any representation or warranty made by the Company hereunder. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.4 for any competitive or other purpose unrelated to the consummation of the transactions contemplated by this Agreement (which transactions, for the avoidance of doubt, shall include the Financing). The Confidentiality Agreement shall apply with respect to information furnished by the Company, its Subsidiaries and the Company’s officers, employees and other Representatives hereunder.

Section 6.5 Competing Proposals.

(a) Except as otherwise provided in this Section 6.5, from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company and its Subsidiaries will not, and will use their reasonable best efforts to cause their respective officers, directors, employees and other Representatives not to, (i) initiate, solicit or knowingly encourage or facilitate, directly or indirectly, the making of any Competing Proposal or (ii) engage in negotiations or substantive discussions with (it being understood that the Company may inform Persons of the provisions contained in this Section 6.5), or furnish any nonpublic information to, any Person relating to a Competing Proposal or any inquiry or proposal that may reasonably be expected to lead to a Competing Proposal. The Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Competing Proposal, or any inquiry or proposal that may reasonably be expected to lead to a Competing Proposal, request the prompt return or destruction of all confidential information previously furnished in connection therewith and immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives.

(b) Notwithstanding anything to the contrary in this Agreement, at any time from the date of this Agreement and prior to the date that the Requisite Stockholder Approval is obtained at the Stockholders’

Meeting, in the event that the Company receives a written Competing Proposal, the Company and its board of directors may engage in negotiations or substantive discussions with, or furnish any information and other access to, any Person making such Competing Proposal and its Representatives or potential sources of financing if the Company’s board of directors determines in good faith, after consultation with the Company’s outside legal and financial advisors, that such Competing Proposal could reasonably be expected to result in a Superior Proposal; provided that (x) prior to furnishing any nonpublic information, the Company receives from such Person, to the extent such Person is not already subject to a confidentiality agreement with the Company, an executed confidentiality agreement containing terms that are not materially less favorable to the Company than those contained in the Confidentiality Agreement (it being understood and agreed that such confidentiality agreement need not restrict the making of Competing Proposals (and related communications) to the Company or the Company’s board of directors) and (y) any such nonpublic information so furnished in writing has been previously provided to Parent or is provided to Parent substantially concurrently with it being so furnished to such Person or its Representatives. Prior to or substantially concurrently with taking any of the actions referred to in this Section 6.5(b), the Company shall notify Parent that it proposes to furnish and thereafter make available to Parent any nonpublic information and promptly notify Parent if it has entered or intends to enter into discussions or negotiations as provided in this Section 6.5(b).

(c) Except as otherwise provided in this Agreement, the board of directors of the Company (or any committee thereof) shall not (i) (A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Acquisition Sub, the Company Recommendation or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Competing Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) approve or recommend, or allow the Company or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding or definitive merger or similar agreement with respect to any Competing Proposal (other than a confidentiality agreement referred to in Section 6.5(b)). Notwithstanding anything in this Agreement to the contrary, at any time prior to receipt of the Requisite Stockholder Approval, (i) the board of directors of the Company may make an Adverse Recommendation Change if the board of directors of the Company determines in good faith (after consultation with its counsel and financial advisors) that the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties to the stockholders of the Company under applicable Law and (ii) the board of directors of the Company may enter into a binding written agreement substantially concurrently with the termination of this Agreement in accordance with Section 8.1(c)(ii) in order to enter into a transaction that the board of directors of the Company has determined in good faith (after consultation with its counsel and financial advisors) constitutes a Superior Proposal; provided, however, that (1) no Adverse Recommendation Change may be made and (2) no termination of this Agreement pursuant to this Section 6.5(c) and Section 8.1(c)(ii) may be effected, in each case unless (A) Parent has received a written notice from the Company advising Parent that the board of directors of the Company intends to make an Adverse Recommendation Change (a “Notice of Adverse Recommendation”) or terminate this Agreement pursuant to this Section 6.5(c) and Section 8.1(c)(ii) (a “Notice of Superior Proposal”) and specifying the reasons therefor, including, if the basis of the proposed action by the Company’s board of directors is a Superior Proposal, the terms and conditions of any such Superior Proposal, (B) during the five (5) Business Day period following Parent’s receipt of the Notice of Superior Proposal or Notice of Adverse Recommendation, as applicable, the Company shall, and shall cause its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, the Financing Commitments and/or the Guaranty so that such Superior Proposal ceases to constitute a Superior Proposal and/or so that the failure to take make an Adverse Recommendation Change would not be reasonably likely to be inconsistent with the directors’ fiduciary duties to the stockholders of the Company under applicable Law and (C) following the end of the five (5) Business Day period, the board of directors of the Company shall have determined in good faith after consultation with its financial and legal advisors, taking into account any changes to this Agreement, the Financing Commitments and/or the Guaranty proposed in writing by Parent and Acquisition Sub in response to the Notice of Superior Proposal or Notice of Adverse Recommendation or otherwise, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal and/or that the failure to take make an Adverse Recommendation Change would still be reasonably likely to be inconsistent with the directors’ fiduciary duties to the stockholders of the Company under applicable Law. Any material amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and the Company shall be required to comply again with the requirements of this Section 6.5(c); provided, however, that references to the five (5) Business Day period above shall be deemed to be references to a three (3) Business Day period. Subject to the foregoing, in determining whether to make an Adverse Recommendation Change or in determining whether a Competing Proposal constitutes a Superior Proposal, the board of directors of the Company shall take into account any changes to the terms of this Agreement timely proposed by Parent in response to a Notice of Adverse Recommendation, a Notice of Superior Proposal or otherwise.

(d) The Company shall promptly, and in any event within two (2) Business Days, advise Parent of any Competing Proposal, the material terms and conditions of any such Competing Proposal (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and the identity of the Person making any such Competing Proposal. The Company shall keep Parent reasonably informed on a reasonably current basis of the status and material details (including any material change to the terms thereof) of any such Competing Proposal and any discussions and negotiations concerning the material terms and conditions thereof. The Company hereby agrees that it shall not, and shall not permit its Subsidiaries to, enter into any agreement that prohibits or restricts it from providing to Parent the information contemplated by this Section 6.5(d) or complying with Section 6.5(c).

(e) Nothing in this Agreement shall restrict the Company from taking or disclosing a position contemplated by Rules 14d-9 or 14e-2(a) under the Exchange Act, or otherwise making disclosure to comply with applicable Law (it being agreed that a “stop, look and listen” communication by the board of directors to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act or a factually accurate public statement by the Company that describes the Company’s receipt of a Competing Proposal and the operation of this Agreement with respect thereto shall not be deemed to be an Adverse Recommendation Change or give rise to a Parent termination right pursuant to Section 8.1(d)(ii)).

(f) For purposes of this Agreement:

(i) “Competing Proposal” shall mean any proposal or offer made by any Person (other than Parent, Acquisition Sub or any Affiliate thereof) or group of Persons to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of twenty percent (20%) or more of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction or (ii) any one or more assets or businesses of the Company and its Subsidiaries that constitute twenty percent (20%) or more of the revenues or assets of the Company and its Subsidiaries, taken as a whole.

(ii) “Superior Proposal” shall mean a Competing Proposal (with all percentages in the definition of Competing Proposal increased to fifty percent (50%)) made by a Third Party on terms that the board of directors of the Company determines in good faith, after consultation with the Company’s financial and legal advisors, and considering such factors as the board of directors of the Company considers to be appropriate, are more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement (after having complied with Section 6.5(c) and after giving effect to all adjustments to the terms thereof which may be offered by Parent in writing (including pursuant to Section 6.5(c)).

Section 6.6 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent and Acquisition Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated hereby), now existing in favor of the current or former directors, officers and employees, if any (“D&O Indemnified Parties”), as the case may be, of the Company or its Subsidiaries as provided in their respective organizational documents or in any Contract as in effect on the date hereof. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify, defend and hold harmless, and advance expenses to D&O Indemnified Parties with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time (including any matters arising in connection with this Agreement or the transactions contemplated hereby), to the fullest extent that the Company or its Subsidiaries would be permitted by applicable Law and to the fullest extent required by the organizational documents of the Company or its Subsidiaries as in effect on the date of this Agreement. Parent shall cause the certificate of incorporation, bylaws or other organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, advancement of expenses and limitation of director, officer and employee liability that are no less favorable to the D&O Indemnified Parties than those set forth in the Company’s and its Subsidiaries’ organizational documents as of the date of this Agreement, which provisions thereafter shall not, for a period of six years from the Effective Time, be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the D&O Indemnified Parties.

(b) Without limiting the provisions of Section 6.6(a), to the fullest extent that the Company would be permitted by applicable Law to do so, Parent shall cause the Surviving Corporation to: (i) indemnify and hold harmless each D&O Indemnified Party against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any alleged action or omission in such D&O Indemnified Party’s capacity as a director, officer or employee of the Company or any of its Subsidiaries prior to the Effective Time or (B) this Agreement or the transactions contemplated hereby and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including reasonable attorneys’ fees) of any D&O Indemnified Party upon receipt of an undertaking by or on behalf of such D&O Indemnified Party to repay such amount if it shall ultimately be determined that such D&O Indemnified Party is not entitled to be indemnified by applicable Law. Any determination required to be made with respect to whether the conduct of any D&O Indemnified Party complies or complied with any applicable standard shall be made by independent legal counsel selected by the D&O Indemnified Party, which counsel shall be reasonably acceptable to the Surviving Corporation, and the fees of such counsel shall be paid by the Surviving Corporation. Notwithstanding anything to the contrary contained in this Section 6.6(b) or elsewhere in this Agreement, Parent shall not (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation, unless such settlement, compromise, consent or termination includes an unconditional release of all of the D&O Indemnified Parties covered by the claim, action, suit, proceeding or investigation from all liability arising out of such claim, action, suit, proceeding or investigation.

(c) Unless the Company shall have purchased a “tail” policy prior to the Effective Time as provided below, for at least six (6) years after the Effective Time, (i) Parent shall cause the Surviving Corporation and its other Subsidiaries to maintain in full force and effect, on terms and conditions no less advantageous to the D&O Indemnified Parties, or any other Person entitled to the benefit of this Section 6.6, as applicable, than the existing directors’ and officers’ liability insurance and fiduciary insurance maintained by the Company as of the date of this Agreement, covering claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated hereby (provided, that Parent or the Surviving Corporation, as applicable, shall not be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premiums currently paid by the Company on an annualized basis, but in such case shall purchase as much of such coverage as possible for such amount) and (ii) Parent shall not, and shall not permit the Surviving Corporation or its other Subsidiaries to, take any action that would prejudice the rights of, or otherwise impede recovery by, the beneficiaries of any such insurance, whether in respect of claims arising before or after the Effective Time. In lieu of such insurance, prior to the Effective Time, the Company may purchase a six (6) year “tail” prepaid policy on such terms and conditions (provided, that the premium for such insurance shall not exceed six hundred percent (600%) of the aggregate annual premiums currently paid by the Company on an annualized basis), in which event Parent shall cease to have any obligations under the first sentence of this Section 6.6(c).

(d) In the event that Parent, the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successor and assign of Parent or the Surviving Corporation assumes the obligations set forth in this Section 6.6.

(e) The D&O Indemnified Parties to whom this Section 6.6 applies shall be third-party beneficiaries of this Section 6.6. The provisions of this Section 6.6 are intended to be for the benefit of each D&O Indemnified Party and his or her successors, heirs or representatives. The Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any D&O Indemnified Party in enforcing its indemnity and other rights under this Section 6.6. Notwithstanding any other provision of this Agreement, this Section 6.6 shall survive the consummation of the Merger indefinitely (or any earlier period actually specified in this Section 6.6) and shall be binding, jointly and severally, on all successors and assigns of Parent and the Surviving Corporation, and shall be enforceable by the D&O Indemnified Parties and their successors, heirs or representatives.

Section 6.7 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with the this Agreement, the Merger or the transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, and (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to this Agreement, the Merger or the transactions contemplated hereby. The Company shall cooperate with Parent in the defense and settlement of any stockholder litigation against the Company and/or its directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.8 Public Announcements. Except as otherwise contemplated by Section 6.5, the Company, Parent and Acquisition Sub shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the parties or their Affiliates shall issue any such press release or make any public statement prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld or delayed), except that no such consent shall be necessary to the extent disclosure may be required by Law, Order or applicable stock exchange rule or any listing agreement of any party hereto. In addition, the Company may, without Parent or Acquisition Sub’s consent, communicate to its employees, customers, suppliers and consultants provided that such communication is made privately (i.e., not as a public statement) and is consistent with a communications plan previously agreed to by Parent and the Company in which case such communications may be made consistent with such plan.

Section 6.9 Employee Benefits.

(a) All employees of the Company and its Subsidiaries as of immediately prior to the Effective Time shall continue to be employed by the Surviving Corporation or its Subsidiaries as of the Effective Time (the “Continuing Employees”). During the period commencing at the Effective Time and ending December 31, 2014, Parent shall, or shall cause the Surviving Corporation to: (i) provide to each Continuing Employee for so long as he or she remains an employee of the Surviving Corporation or one of its Affiliates with an annual rate of base salary or wages, as applicable, and an annual cash-based incentive compensation target amount opportunity

(excluding any long-term cash and equity-based incentive compensation opportunities) that are no less favorable than the annual rate of base salary or wages, as applicable, and the annual cash-based incentive compensation target amount opportunity (excluding any long-term cash and equity-based incentive compensation opportunities) provided to each such employee by the Company and its Subsidiaries immediately prior to the Effective Time, and (ii) provide the Continuing Employees for so long as they remain employees of the Surviving Corporation or one of its Affiliates with employee benefits (excluding any employee benefits that are frozen, discontinued or, as of the Effective Time, being frozen or discontinued) that, in the aggregate, are no less favorable in the aggregate, than the employee benefits (excluding any employee benefits that are frozen, discontinued or, as of the Effective Time, being frozen or discontinued) provided to such employees by the Company and its Subsidiaries immediately prior to the Effective Time.

(b) Parent agrees that the Surviving Corporation shall cause the Surviving Corporation’s employee benefit plans established following the Closing Date (if any) and any other employee benefit plans covering the Continuing Employees following the Effective Time (collectively, the “Post-Closing Plans”), to recognize the service of each Continuing Employee (to the extent such service was recognized by the Company) for purposes of eligibility, vesting and determination of the level of benefits (but not for benefit accrual purposes under a defined benefit pension plan) under the Post-Closing Plans, to the extent such recognition does not result in the duplication of any benefits.

(c) For the calendar year including the Effective Time, the Continuing Employees shall not be required to satisfy any deductible, co-payment, out-of-pocket maximum or similar requirements under the Post-Closing Plans that provide medical, dental and other welfare benefits (collectively, the “Post-Closing Welfare Plans”) to the extent amounts were previously credited for such purposes under comparable Company Benefit Plans that provide medical, dental and other welfare benefits.

(d) For the calendar year including the Effective Time, any waiting periods, pre-existing condition exclusions and requirements to show evidence of good health contained in such Post-Closing Welfare Plans shall be waived with respect to the Continuing Employees (except to the extent any such waiting period, pre-existing condition exclusion, or requirement of show evidence of good health was already in effect with respect to such employees and that have not been satisfied under the applicable Company Benefit Plan in which the participant then participates or is otherwise eligible to participate as of immediately prior to the Effective Time).

(e) Notwithstanding the generality of the foregoing, Parent shall, or shall cause the Surviving Corporation to, provide severance payments and benefits to each Continuing Employee (other than those Continuing Employees who otherwise have rights under any Executive Change in Control Agreement referenced in Section 6.9(f) below) whose employment is terminated, on or before the second (2nd) anniversary of the date on which the Effective Time occurs, under circumstances that would otherwise give rise to rights to severance payments and benefits under the terms and conditions of the Company Benefit Plans set forth in Section 6.9(e) of the Company Disclosure Letter (but disregarding any expiration date provided for in any such Company Benefit Plan) and that are no less favorable in the aggregate than those that would have been paid or provided for pursuant to such plans.

(f) Notwithstanding the generality of the foregoing, as of the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor in accordance with their terms, all Company Benefit Plans set forth in Section 4.12(a) of the Company Disclosure Letter. Effective as of the Effective Time, Parent shall cause the Company or the Surviving Corporation, as applicable, to assume and agree to honor the Company’s obligations under the Executive Change in Control Agreements listed on Section 4.12(h) of the Company Disclosure Letter (the “Executive Change in Control Agreements”). Parent and the Company hereby agree that (i) such assumption satisfies the successor obligations contained in clause (v) of each such Executive Change in Control Agreement and (ii) the occurrence of the Effective Time shall constitute a “Change in Control” for purposes of the Executive Change in Control Agreements and all other Company Benefit Plans in which the term is relevant listed in Section 4.12(h) of the Company Disclosure Letter.

(g) Parent acknowledges that, under the Company Executive Annual Bonus Plan listed in Section 4.12(h) of the Company Disclosure Letter, immediately upon the Effective Time, the Company shall pay a pro-rata portion of the annual cash bonuses to those then current employees of the Company and its Subsidiaries who are at such time eligible to receive such pro-rata bonus amount in respect of the Company’s fiscal year in which the Effective Time occurs, with such pro-rata bonuses to be calculated at the target performance level, all in accordance with the terms of such plan.

(h) Notwithstanding anything in this Agreement to the contrary, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor the terms of all works council, labor and collective bargaining agreements to or by which the Company or its Subsidiaries is a party or are bound that are in effect as of the Effective Time in accordance with the terms thereof. At all times prior to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, comply in all respects with all notice, consultation and similar provisions of all works council, labor and collective bargaining agreements to or by which the Company or its Subsidiaries is a party or are bound in connection with the transactions contemplated in this Agreement.

(i) Notwithstanding anything in this Section 6.9 to the contrary, nothing in this Agreement, whether express or implied, shall (i) be treated as an amendment or other modification of any Company Benefit Plan, Post-Closing Plan, or any other employee benefit plans of the Company or Parent or as a guarantee of employment for any employee of the Company or any of its Subsidiaries and (ii) confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 6.10 Conduct of Business by Parent Pending the Merger. Parent and Acquisition Sub covenant and agree with the Company that between the date hereof and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, Parent and Acquisition Sub:

(a) shall not amend or otherwise change any of the Parent Organizational Documents, except as may be agreed in writing by the Company and except for any amendments or changes as would not reasonably be expected to prevent, delay or impair the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement;

(b) subject to the other terms and conditions of this Agreement, shall use their respective reasonable best efforts to take all action necessary to consummate the transactions contemplated by this Agreement, including using their respective reasonable best efforts to take such actions as are required pursuant to Section 6.11 such that, as of the Closing, Parent and Acquisition Sub will satisfy all of the conditions that are within their control contained in the Financing Commitments necessary to secure the Financing;

(c) shall not, and shall not cause any of their Affiliates to, and the Guarantor shall not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business of any Person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets if such business competes in any line of business of the Company or its Subsidiaries and the entering into of a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation could reasonably be expected to (i) materially impose any delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, order, declaration or approval of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the transactions contemplated by this Agreement, (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise or (iv) materially delay or prevent the consummation of the transactions contemplated by this Agreement;

(d) shall not, and shall not cause any of their Affiliates to, take or agree to take any action that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby, including the Financing; and

(e) shall not, and shall not cause any of their Affiliates to, prior to the Termination Date, enter or agree to enter into any definitive agreement for the acquisition of any business or Person or take or agree to take any other action which, in either case, would reasonably be expected to materially interfere with their ability to make available to the Paying Agent immediately prior to the Effective Time funds sufficient for the satisfaction of all of Parent’s and Acquisition Sub’s obligations under this Agreement, including the payment of the Aggregate Merger Consideration and any amounts payable pursuant to Section 3.3, and the payment of all associated costs and Expenses (including any refinancing of indebtedness of Parent or the Company required in connection therewith) or otherwise would be reasonably expected to result in a Parent Material Adverse Effect.

Section 6.11 Financing.

(a) Parent and Acquisition Sub acknowledge and agree that, prior to the Effective Time, the Company and its Affiliates and its and their respective Representatives shall not incur any liability to any Person under any financing that Parent and Acquisition Sub may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to this Section 6.11 or Section 6.12 and that Parent and Acquisition Sub shall, on a joint and several basis, indemnify and hold harmless the Company and its Affiliates and its and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Financing and any information utilized in connection therewith, except with respect to any information provided by the Company and its Affiliates and its and their respective Representatives.

(b) Each of Parent and Acquisition Sub shall use its reasonable best efforts to, take or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange and obtain the proceeds of the Financing on the terms and conditions described in the Financing Commitments, including using its reasonable best efforts to: (i) enter into definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitments as promptly as practicable after the date hereof, but in no event later than the Closing, or on such other terms and conditions no less favorable in the aggregate to Parent and Acquisition Sub than the terms and conditions contained in the Financing Commitments (provided that such other terms would not reasonably be expected to delay or prevent the Closing), (ii) satisfy, or cause their Representatives to satisfy, on a timely basis all conditions applicable to Parent, Acquisition Sub or their respective Representatives in the Debt Commitment Letters (or definitive agreements entered into with respect to the Debt Commitment Letters), (iii) accepting to the fullest extent all “market-flex” contemplated by the Debt Commitment Letters (including the fee letter relating thereto), (iv) enforcing its rights under the Debt Commitment Letters in the event of a breach by the Financing Sources that impedes or delays the Closing and, if necessary, seeking specific performance of the Financing Sources of their obligations thereunder and (iv) in the event that all conditions in the Debt Commitment Letters have been satisfied (or would be satisfied upon funding of the Equity Financing) cause the lenders and any other Persons providing Financing to fund the Financing at the Closing.

(c) Neither Parent nor its Affiliates shall agree to any amendments or modifications to, or grant any waivers of, any condition or other provision under the Financing Commitments without the prior written consent of the Company, except that Parent and its Affiliates may amend or otherwise modify (or waive any of its rights under) the Commitment Letters (including to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letters as of the date hereof (which shall not be subject to any limitations or qualifiers)) if such amendment, modification or waiver would not reasonably be expected to prevent or materially impair or delay the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing, no amendment, modification or waiver shall be permitted without the Company’s prior written approval if such amendments, modifications or waivers would (i) reduce the aggregate amount of the Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing) below the amount required to consummate the Merger (including the amount required for the payment of the Aggregate Merger Consideration and any amounts payable pursuant to Section 3.3 and all associated costs and Expenses (including any refinancing of indebtedness of

Parent or the Company required in connection therewith)), (ii) impose new or additional conditions or (iii) adversely impact the ability of Parent or Acquisition Sub to enforce its rights against the other parties to the Financing Commitments. Parent shall not release or consent to the termination of the obligations of the lenders under the Debt Commitment Letters, except for assignments and replacements of an individual lender under the terms of or in connection with the syndication of the Debt Commitment Letters. For the avoidance of doubt, in no event shall the reasonable best efforts obligation set forth in this Section 6.11 be construed as to require Parent to agree to, or accept, economic terms that are materially less favorable in the aggregate to Parent or Acquisition Sub than the economic terms contained in the Debt Commitment Letters (assuming application of the “market flex” provisions) or otherwise pay any fees to the lenders which fees are more than de minimus amounts and are in excess of those contemplated in the Debt Commitment Letters and related fee letters, including the “flex” provisions thereof, as of the date hereof.

(d) After the date of this Agreement, in no event shall Parent or Acquisition Sub or any of their controlled Affiliates (which for purposes of this Section 6.11(d) shall be deemed to include each direct investor in Parent or Acquisition Sub or other Representatives, or any of Parent’s, Acquisition Sub’s or such investor’s financing sources or potential financing sources or other Representatives) (i) award any agent, broker, investment banker, financial advisor or other firm or Person, except for any Affiliate of Parent, any financial advisory role on an exclusive basis that would prohibit the provision of such financial advisory services to another Person in connection with the Merger or the other transactions contemplated hereby or (ii) prohibit or seek to prohibit any bank or investment bank or other potential provider of debt or equity financing, including the Debt Commitment Parties, from providing or seeking to provide financing or financial advisory services to any Person in connection with a transaction relating to the Company or its Subsidiaries or in connection with the Merger or the other transactions contemplated hereby. Notwithstanding anything in this Agreement or the Confidentiality Agreement to the contrary, the Company hereby agrees that Parent and its Affiliates may provide Evaluation Material (as such term is defined in the Confidentiality Agreement) to, or enter into discussions, agreements, arrangements or understandings with, potential sources of debt or equity financing with respect to the Merger and the other transactions contemplated by this Agreement, and such potential sources of debt or equity financing shall be deemed a “Representative” (as defined in the Confidentiality Agreement) thereunder; provided that the Affiliate of Parent that is a counterparty to the Confidentiality Agreement shall be responsible for any breach of the Confidentiality Agreement by any potential sources of debt or equity financing or its officers, directors, employees or other representatives with whom the Evaluation Material is shared, except to the extent such potential sources of debt or equity financing have agreed in a writing addressed to the Company, in the form of Exhibit A to the Confidentiality Agreement, to be bound by the provisions of the Confidentiality Agreement applicable to Representatives. In the event that any portion of the Financing becomes or could reasonably be expected to become unavailable in the manner or from the sources contemplated in the Financing Commitments, (i) Parent shall promptly notify the Company and (ii) Parent and Acquisition Sub shall, and shall cause its Affiliates to, use their respective reasonable best efforts to arrange and obtain, and to negotiate and enter into definitive agreements with respect to, alternative financing from alternative financial institutions in an amount sufficient to consummate the transactions contemplated by this Agreement upon terms and conditions not less favorable, taken as a whole, to Parent and Acquisition Sub than those in the Financing Commitments, as promptly as practicable following the occurrence of such event (and, in any event, no later than the expiration of the Marketing Period); it being understood that, for the avoidance of doubt, in no event shall the Guarantor be required to provide financing in excess of the amount set forth in the Equity Commitment Letter and in no event shall Parent or Acquisition Sub be required to seek or obtain equity financing other than the Equity Financing. The definitive agreements entered into pursuant to this Section 6.11(d) or Section 6.11(b)(i) are referred to in this Agreement, collectively, as the “Financing Agreements.”

(e) Each of Parent and Acquisition Sub acknowledges and agrees that neither the obtaining of the Financing or any alternative financing, nor the completion of any issuance of securities contemplated by the Financing or any alternative financing, is a condition to the Closing, and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the

Financing or any alternative financing, or the completion of any such issuance, subject to the applicable conditions set forth in Section 7.1 and Section 7.2.

(f) Parent shall (i) furnish the Company complete, correct and executed copies of the Financing Agreements or any alternative financing agreement promptly upon their execution, (ii) give the Company prompt notice of any material breach or threatened material breach by any party of any of the Financing Commitments, any alternative financing commitment, the Financing Agreements, or any alternative financing agreement of which Parent or Acquisition Sub becomes aware or any termination or threatened termination thereof of which Parent or Acquisition Sub becomes aware, and (iii) otherwise keep the Company reasonably and promptly informed of the status of its efforts to arrange the Financing (or any alternative financing), including by providing the Company with drafts of the definitive agreements or offering memoranda relating to the Financing a reasonable period of time prior to their execution or use.

Section 6.12 Financing Cooperation. Subject to Section 6.11(a), the Company shall and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its respective Representatives to, in each case at Parent’s sole expense, reasonably cooperate in connection with the arrangement and closing of the Financing as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries). Such cooperation by the Company shall include, at the reasonable request of Parent, (i) furnishing, or causing to be furnished to, Parent and its Financing Sources, as promptly as reasonably practicable following Parent’s written request, such financial and other information as Parent shall reasonably request in order to consummate the Debt Financing, including (y) the financial statements and other information necessary to satisfy the conditions set forth in paragraphs 6, 7 and 8 of the Debt Commitment Letters; provided, that, in the case of quarterly or annual financial statements required pursuant to this Section 6.12 that have not been delivered to Parent prior to the date hereof, by a date that is not later than 45 days after the end of the relevant fiscal quarter, with respect to the unaudited quarterly financial statements required pursuant to this Section 6.12, or, 90 days after the end of the relevant fiscal year in respect of the annual financial statements required pursuant to this Section 6.12, as applicable, and (z) all financial statements and financial data of the type required in registration statements on Form S-1 by Regulation S-X and Regulation S-K under the Securities Act and of a type and form customarily included in private placements pursuant to Rule 144A under the Securities Act, including, to the extent applicable with respect to such financial statements, the report of the Company’s auditors thereon and related management discussion and analysis of financial condition and results of operations, in each case with customary exceptions for a Rule 144A offering, together with drafts of comfort letters customary for private placements under Rule 144A under the Securities Act by auditors of the Company which such auditors are prepared to issue at the time of pricing of such debt securities and the closing thereof upon completion of customary procedures (collectively, the “Required Information,” provided that in no event shall the Required Information be deemed to include or shall the Company otherwise be required to provide (A) such pro forma statements or pro forma adjustments unless Parent has provided to the Company (a) any post-Closing or pro forma cost savings, capitalization and other post-Closing or pro forma adjustments (and the assumptions relating thereto) desired by the Parent to be reflected in such pro forma and summary financial data and (b) any other information that may be reasonably and timely requested by the Company concerning the assumptions underlying the post-Closing or pro forma adjustments to be made in such pro forma and summary financial data, which assumptions shall be the responsibility of Parent, (B) any description of all or any component of the Financing, including any “description of notes,” (C) risk factors relating to all or any component of the Financing or (D) Subsidiary financial statements or any other information of the type required by Rule 3-09, Rule 3-10 (other than a customary summary of such information) or Rule 3-16 of Regulation S-X, (E) Compensation Disclosure and Analysis required by Regulation S-K Item 402(b) or (F) except to the extent customarily included in private placements pursuant to Rule 144A under the Securities Act, information required by Items 10-14 of Form 10-K, (ii) causing the Company’s and its Subsidiaries’ management teams, with appropriate seniority and expertise, to participate in a reasonable number of meetings, lender presentations, due diligence sessions, drafting sessions, road shows and meetings with prospective lenders and ratings agencies, in each case, upon reasonable advance notice and at mutually agreed times, (iii) providing reasonable assistance to Parent in its preparation of rating agency presentations, bank information memoranda and offering documents (including a bank information memorandum that does not include material non-public information), offering memoranda, private placement memoranda and similar documents required in connection with the Financing (including requesting any consents of accountants for use of their reports in any materials relating to the Financing and the delivery of one or more customary representation letters), (iv) facilitating the pledging of collateral in connection with the Financing, including, executing and delivering any customary pledge and security documents, currency or interest hedging arrangements or other customary definitive financing documents, surveys and title insurance (including non-imputation title policy endorsements and affidavits reasonably required by the title company), and documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company (who is or will be such officer as of the Effective Time) with respect to solvency matters in the term set forth in Annex I to Exhibit D of the Debt Commitment Letters as of the Closing, on a pro forma basis) as are, in the good faith determination of the persons executing such documents, accurate, or otherwise facilitating the pledging, granting of security interests in, and otherwise granting of liens on, the Company’s assets, pursuant to such agreements from and after the Closing as may be reasonably requested by Parent, provided, that none of the documentation described in this clause (iv) shall be effective until the Effective Time, (v) causing the taking of corporate actions (subject to the occurrence of the Closing) by the Company and its Subsidiaries reasonably necessary to permit the completion of the Debt Financing, (vi) facilitating the execution and delivery at the Closing of definitive documents reasonably related to the Financing on the terms contemplated by the Debt Commitment Letters, (vii) using reasonable best efforts to permit the Financing Sources to benefit from the existing lending relationships of the Company and its Subsidiaries, (viii) assisting Parent in procuring a public corporate credit rating and a public corporate family rating in respect of the relevant borrower under the “Credit Facilities” and public ratings for any of the Credit Facilities or notes issued in connection with the Debt Financing, (ix) obtaining customary authorization letters with respect to the bank information memoranda from a senior officer of the Company and requesting consents of accountants for use of their reports in any materials reasonably relating to the Debt Financing, (x) at least five (5) Business Days prior to the Closing, providing all documentation and other information about the Company as is reasonably requested by the Financing Sources with respect to applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT Act. The Company hereby consents to the reasonable use of the Company’s and its Subsidiaries’ logos in connection with the Financing, provided that such logos are used in a manner that is not intended to harm or disparage the Company or their marks and on such other customary terms and conditions as the Company shall reasonably impose. Notwithstanding anything herein to the contrary, clauses (i)-(x) above shall not (A) require the Company or any of its Subsidiaries to be the issuer of any securities or issue any offering or information document or before the Closing, (B) involve any binding commitment by the Company or any of its Subsidiaries which commitment is not conditioned on the Closing and does not terminate without liability to the Company or any of its Subsidiaries upon the termination of this Agreement or (C) require the Company or any of its Subsidiaries to enter into or approve any Financing or purchase agreement for the Financing, provided that, upon the reasonable request of Parent, the Company’s Subsidiaries may approve any Financing so long as such approval is expressly conditioned on the Closing and does not impose any liability to the Company or its Subsidiaries upon termination of this Agreement. All non-public or other confidential information provided by the Company to Parent or its Affiliates pursuant to this Section 6.12 shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent shall be permitted to disclose such information to rating agencies and prospective lenders and investors during syndication of the debt financing contemplated by the Debt Commitment Letters or syndication of the equity financing, subject to ordinary and customary confidentiality undertakings Parent shall promptly reimburse the Company for any reasonable out-of-pocket expenses and costs incurred in connection with the Company’s or its Affiliates’ obligations under this Section 6.12. Notwithstanding anything in this Agreement to the contrary, (i) neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or enter into any definitive agreement or incur any other liability or obligation in connection with the Financing (or any alternative financing) prior to the Effective Time, or pay any expenses prior to the Effective Time that are not promptly reimbursed by Parent as set forth in this Section 6.12, (ii) no officer of the Company or any of its Subsidiaries shall be required to deliver any certificate or opinion or take any other action pursuant to this Section 6.12 to the extent any such action would reasonably be expected to result in personal liability to such officer, and (iii) the board of directors of the Company shall not be required to approve any Financing or agreements related thereto (or any alternative financing) prior to the Effective Time. The Company and its Subsidiaries shall use their reasonable best efforts to periodically update any Required Information provided to Parent as may be reasonably necessary so that such Required Information (i) meets the condition set forth in the first proviso in the definition of “Marketing Period”, (ii) meets the applicable requirements set forth in the definition of “Required Information,” and (iii) would not, after giving effect to such update(s), result in the Marketing Period to cease to be deemed to have commenced.

Section 6.13 Repayment of Indebtedness. In connection with and conditioned upon the Effective Time, Parent shall (or shall cause an Affiliate to) provide and make available to the Company in immediately available funds in an amount equal to (i) the amount necessary for the Company and its Subsidiaries to repay and discharge in full all amounts outstanding or otherwise due and owing pursuant to the terms of the financing arrangements set forth on Section 6.13 of the Company Disclosure Letter (the “Company Debt”), including accrued interest thereon and all fees and other obligations (including penalties or other charges or amounts that become payable thereunder as a result of the prepayment thereunder or the consummation of the transactions contemplated at the Closing or that may become due and payable at the Effective Time) of the Company or any of its Subsidiaries thereunder (collectively, the “Debt Payoff Amount”) less (ii) any cash on hand of the Company and its Subsidiaries at Closing that is reasonably available to the Company. At the request of Parent, the Company shall take such steps as are reasonably necessary to transfer any cash held by Subsidiaries of the Company to the Company such that such cash is available to contribute to the payment of the Debt Payoff Amount on the Closing Date; provided, however, that nothing contained in this Section 6.13 shall require the Company or any of its Subsidiaries to take any action that would reasonably be expected to result in Tax obligations or other significant costs or expenses to the Company or any of its Subsidiaries being incurred prior to the date that the Closing Date is established pursuant to Section 2.2. The Company shall deliver on or prior to the Closing, copies of payoff letters in connection with the Company Debt, which payoff letters shall substantially provide (subject to customary exceptions) (i) that upon receipt of the Debt Payoff Amount, the Company Debt and related instruments shall be terminated and (ii) that all Liens (and guarantees) in connection therewith relating to the assets and properties of the Company or any of its Subsidiaries securing such obligations shall be, upon the payment of the Debt Payoff Amount, released and terminated.

Section 6.14 Acquisition Sub. Parent will take all actions necessary to (a) cause Acquisition Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Acquisition Sub shall not conduct any business, or incur or guarantee any indebtedness or make any investments, other than as specifically contemplated by this Agreement.

Section 6.15 No Control of the Company’s Business. Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Section 6.16 Rule 16b-3 Matters. Prior to the Effective Time, the Company may take such further actions, if any, as may be reasonably necessary or appropriate to ensure that the dispositions of equity securities of the Company (including any derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.17 FIRPTA Certificate. In connection with the Closing, the Company shall deliver to Parent a duly executed certificate of the Company, dated as of the Closing Date, in form and substance acceptable to Parent and in compliance with the Code and Treasury Regulations, certifying that the shares of Company Common Stock are not United States real property interests (as defined in Section 897(c)(1)(A) of the Code), in accordance with Section 1445 of the Code and Treasury Regulations promulgated thereunder and Treasury Regulations Section 1.897-2(h).

Section 6.18 Connecticut Property Transfer Law. Within fourteen (14) Business Days after the execution of this Agreement, the Company shall make a determination as to whether, as a result of the transactions contemplated by this Agreement, it believes the Connecticut Facility is subject to the Transfer Law and shall present this conclusion to Parent. If either the Parent or the Company believes that the Transfer Law applies to the Connecticut Facility, then:

(a) the Company shall cause the Connecticut Subsidiary to retain a LEP, subject to Parent’s consent (such consent not to be unreasonably withheld, conditioned or delayed). The LEP shall prepare an Environmental Condition Assessment Form (as such term is defined by the Transfer Law) and shall determine, in compliance with the Transfer Law, whether a Form I, Form II, Form III or Form IV (as such terms are defined by the Transfer Law) shall be prepared in connection with the transactions contemplated by this Agreement, and shall provide drafts of all such documents to the parties for review of the parties and the parties’ approval, not to be unreasonably withheld, conditioned or delayed. The Connecticut Subsidiary shall certify the Form and the Environmental Conditions Assessment Form and the parties shall identify and cause an appropriate Person to execute these documents, as required by the Transfer Law;

(b) the Company shall cause the Connecticut Subsidiary to provide a copy of (i) the Environmental Conditions Assessment, (ii) Form I, II, III, or IV and (iii) any other required documentation to Purchaser on or prior to the Closing Date; and

(c) the Connecticut Subsidiary shall comply with the obligations of the Transfer Law after the Closing, including filing all required documentation with the CDEEP and paying all filing fees.

Section 6.19 Restructuring Matters. The Company shall provide Parent and its Representatives from time to time a reasonable opportunity to review and evaluate the Company’s European restructuring plan (including as such plan has been disclosed in the Company SEC Documents prior to the date of this Agreement, the “Restructuring Plan”), including by allowing Parent and its Representatives reasonable access, in a manner not disruptive in any material respect to the operations of the business of the Company and its Subsidiaries, to members of Company management responsible for, or significantly involved in, the formulation and execution of the Restructuring Plan and all production facilities that are the subject of, or may reasonably be expected to be directly affected by, the Restructuring Plan and furnishing as promptly as practicable to Parent and its Representatives all material reports and documents (whether prepared by the Company or outside parties engaged by or on behalf of the Company, in each case, subject to any applicable attorney-client or other legal privilege) that are prepared primarily in connection with the Restructuring Plan. Subject to applicable law, the Company agrees to adopt and implement any alternative plan or amendments to the Restructuring Plan, in each case, that may be proposed in writing and in reasonable detail by Parent to the Company if in the good faith, reasonable judgment of the board of directors of the Company such alternative plan or amendments would not reasonably be expected to materially increase the risk profile of the Restructuring Plan to the Company or negatively impact the stockholders of the Company. Notwithstanding anything in this Agreement to the contrary, in no event will the Company take any action without the prior written consent of Parent between the date of this Agreement and the date that is six weeks from the date of this Agreement, including any consultations or other communications with any Governmental Authority or works council unless required by applicable Law, that would (i) reasonably be expected to prevent or materially delay or impede the implementation of any alternative plan or any material amendments to the Restructuring Plan that may be proposed by Parent (in each case that has been previously provided in writing and in reasonable detail to the Company by Parent) or (ii) otherwise reasonably be expected to result in significant costs to reverse or cease such action.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1 Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company and Parent at or prior to the Effective Time of the following conditions:

(a) the Requisite Stockholder Approval shall have been obtained;

(b) (i) any waiting period (or any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or early termination thereof shall have been granted; (ii) approval of the Merger by the European Commission shall have been granted pursuant to the Council Regulation (EC) No 139/2004 of the European Union, as amended; (iii) approval of the Merger by China’s Ministry of Commerce shall have been granted and/or deemed to have been granted by expiration of the applicable waiting period pursuant to the China Anti-Monopoly Law; and (iv) approval of the Merger by South Africa’s Competition Commission shall have been granted and/or deemed to have been granted by expiration of the applicable review period, or extension thereof, pursuant to the South African Competition Act, No. 89 of 1998; and

(c) no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger.

Section 7.2 Conditions to Obligations of Parent and Acquisition Sub to Effect the Merger. The obligations of Parent and Acquisition Sub to effect the Merger are, in addition to the conditions set forth in Section 7.1, further subject to the satisfaction or (to the extent permitted by Law) waiver by Parent at or prior to the Effective Time of the following conditions:

(a) each of the representations and warranties of the Company contained in this Agreement, without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein, shall be true and correct as of the Closing Date, except for such failures to be true and correct as would not have, individually or in the aggregate, a Company Material Adverse Effect (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only); provided, however, that the representations and warranties contained in Section 4.2(a), Section 4.2(b), Section 4.3(a), Section 4.3(b), Section 4.19, Section 4.20, Section 4.21 and Section 4.22 shall be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only) and the representation and warranty contained in Section 4.9(b) shall be true and correct in all respects as of the Closing Date (giving effect to the reference to “Company Material Adverse Effect” set forth therein); and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in this Section 7.2(a) have been satisfied; and

(b) the Company shall have performed or complied in all material respects with its obligations required under this Agreement to be performed or complied with on or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

Section 7.3 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is, in addition to the conditions set forth in Section 7.1, further subject to the satisfaction or

(to the extent permitted by Law) waiver by the Company at or prior to the Effective Time of the following conditions:

(a) each of the representations and warranties of Parent and Acquisition Sub contained in this Agreement, without giving effect to any materiality or “Parent Material Adverse Effect” qualifications therein, shall be true and correct as of the Closing Date, except for such failures to be true and correct as would not have, individually or in the aggregate, a Parent Material Adverse Effect (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), and the Company shall have received a certificate signed on behalf of Parent and Acquisition Sub by a senior executive officer of Parent to the effect that the conditions set forth in this Section 7.3(a) have been satisfied; and

(b) Parent or Acquisition Sub shall have performed or complied in all material respects with its obligations required under this Agreement to be performed or complied with on or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Acquisition Sub by a senior executive officer of Parent to such effect.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Effective Time, whether before or after the Requisite Stockholder Approval is obtained (except as otherwise expressly noted), as follows:

(a) by mutual written consent of each of Parent and the Company; or

(b) by either Parent or the Company, if:

(i) the Merger shall not have been consummated on or before 5:00 p.m. (New York City time) on the date that is 6 months from date of Agreement (the “Termination Date”); provided, however, that if the conditions set forth in Section 7.1(b) have not been satisfied or waived on or prior to such date, but all other conditions set forth in Article VII have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing), then the Termination Date shall be extended to 9 months from signing (which shall then be the “Termination Date”); provided further, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party if the failure of such party to perform or comply with any of its obligations under this Agreement has been the principal cause of or resulted in the failure of the Closing to have occurred on or before such date; provided further that neither party may terminate this Agreement pursuant to this Section 8.1(b)(i) if (x) all of the conditions set forth in Article VII have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) on or prior to the date that is 6 months from the date of the Agreement and (y) the Closing has not occurred as a result of the first proviso in Section 2.2; or

(ii) prior to the Effective Time, any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order or taken any other action permanently restraining, enjoining, rendering illegal or otherwise prohibiting the transactions contemplated by this Agreement, and such Law or Order or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used its reasonable best efforts as required by this Agreement to remove such Law, Order or other action; and provided, further, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if the issuance of such Law or Order or taking of such action was primarily due to the failure of such party, and in the case of Parent, including the failure of Acquisition Sub, to perform any of its obligations under this Agreement; or

(iii) the Requisite Stockholder Approval shall not have been obtained at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof at which this Agreement and the transactions contemplated hereby have been voted upon; or

(c) by the Company:

(i) if Parent or Acquisition Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would give rise to the failure of any condition set forth in Section 7.3(a) or Section 7.3(b) and (y) is not capable of being cured, or is not cured, by Parent or Acquisition Sub on or before the earlier of (i) the Termination Date and (ii) the date that is thirty (30) calendar days following the Company’s delivery of written notice to Parent or Acquisition Sub, as applicable, of such breach; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(ii) prior to obtaining the Requisite Stockholder Approval and at such time the Company is not then in breach of any of its obligations under Section 6.5 in any material respect, in order to enter into a definitive agreement with respect to a Superior Proposal to the extent permitted by, and subject to the applicable terms and conditions of, Section 6.5, and concurrently with, and as a condition to, such termination, the Company pays to Parent the fee specified in Section 8.3(a)(ii);

(iii) if (a) all the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, provided that such conditions are then capable of being satisfied), (b) Parent shall have failed to consummate the Merger by the time the Closing should have occurred pursuant to Section 2.2, (c) the Company has notified Parent in writing that all of the conditions set forth in Article VII have been satisfied or, with respect to the Company’s conditions, waived (or would be satisfied or waived if the Closing were to occur on the date of such notice) and it stands and will stand ready, willing and able to consummate the Merger at such time and (d) the Company shall have given Parent written notice at least one (1) Business Day prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(c)(iii) and the basis for such termination; or

(d) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of any condition set forth in Section 7.2(a) or Section 7.2(b), and (ii) is not capable of being cured, or is not cured, by the Company on or before the earlier of (A) the Termination Date and (B) the date that is thirty (30) calendar days following Parent’s delivery of written notice to the Company of such breach; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Parent or Acquisition Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(ii) if the board of directors of the Company (A) shall have made an Adverse Recommendation Change or publicly proposes to make an Adverse Recommendation Change, (B) fails to include in the Proxy Statement when mailed, the Company Recommendation, (C) approves or recommends any Competing Proposal, or fails to recommend against acceptance of a tender or exchange offer for any outstanding shares of capital stock of the Company that constitutes a Competing Proposal, including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer, within ten (10) Business Days after commencement; provided that

Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(ii) if the Requisite Stockholder Approval shall have been obtained.

Section 8.2 Effect of Termination. In the event that this Agreement is terminated and the Merger abandoned pursuant to Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and this Agreement shall forthwith become null and void and of no effect without liability on the part of any party hereto (or any of its Representatives), and all rights and obligations of any party hereto shall cease; provided, however, that, except as otherwise provided in Section 8.3 or in any other provision of this Agreement, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement prior to such termination, in which case, except as otherwise provided in Section 8.3 and Section 9.13, the aggrieved party shall be entitled to all remedies available at law or in equity; and provided, further, that the Confidentiality Agreement, the Guaranty and the indemnity provisions of Section 6.11, this Section 8.2, Section 8.3, Section 8.6 and Article IX shall survive any termination of this Agreement pursuant to Section 8.1 in accordance with their respective terms.

Section 8.3 Termination Fees.

(a) If, but only if, the Agreement is terminated by:

(i) (x) either Parent or the Company pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) or by Parent pursuant to Section 8.1(d)(i), (y) prior to such termination, a Competing Proposal shall have been made or any Person shall have publicly announced or publicly made known an intention (whether or not conditional) to make a Competing Proposal, in each case, after the date of this Agreement and which has not been publicly withdrawn at least ten (10) Business Days prior to such termination and (z) within twelve (12) months of such termination of this Agreement, the Company enters into a definitive agreement regarding any Competing Proposal with a Third Party, a tender offer that constitutes a Competing Proposal is consummated or the Company otherwise consummates a transaction regarding any Competing Proposal (regardless of whether such Competing Proposal is the same one referred to in clause (y) above), then the Company shall pay, or cause to be paid, at the direction of Parent an amount equal to $103,400,000 (the “Termination Fee”), less the amount of any Parent Expenses previously paid to Parent, if any, not later than two (2) Business Days following the date of the earlier of the execution of a definitive agreement regarding a Competing Proposal or the consummation of such tender offer or other transaction regarding a Competing Proposal (provided, however, that for purposes of this Section 8.3(a)(i), the references to “twenty percent (20%)” in the definition of Competing Proposal shall be deemed to be references to “fifty percent (50%)”);

(ii) the Company pursuant to Section 8.1(c)(ii), then the Company shall pay, or cause to be paid, at the direction of Parent the Termination Fee concurrently with such termination;

(iii) Parent pursuant to Section 8.1(d)(ii), then the Company shall pay, or cause to be paid, at the direction of Parent the Termination Fee not later than two (2) Business Days following such termination; or

(iv) the Company pursuant to Section 8.1(c)(i) or Section 8.1(c)(iii), then Parent shall pay, or cause to be paid, to the Company an amount equal to $263,100,000 (the “Reverse Termination Fee”) not later two (2) Business Days following such termination.

(b) In the event of termination of this Agreement by either party pursuant to Section 8.1(b)(iii) (or a termination by the Company pursuant to a different section of Section 8.1 at a time when this Agreement was terminable pursuant to Section 8.1(b)(iii)), the Company shall promptly, but in no event later than three (3) Business Days after being notified of such by Parent, pay at the direction of Parent all of the reasonable documented out-of-pocket expenses incurred by Parent, Acquisition Sub and their respective Affiliates in connection with this Agreement and the transactions contemplated by this Agreement (including the Financing)

up to a maximum amount of $10,000,000 (the “Parent Expenses”), by wire transfer of same day funds. Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that in no event shall the Company or Parent be required to pay the Termination Fee or the Reverse Termination Fee, as the case may be, on more than one occasion.

(c) Notwithstanding anything to the contrary set forth in this Agreement, but subject to the Company’s right set forth in the second to last sentence of this Section 8.3(c) and Section 9.9, the Company’s right to receive payment of the Reverse Termination Fee pursuant to Section 8.3(a)(iv) shall, in the circumstances where the Reverse Termination Fee is owed pursuant to Section 8.3(a)(iv), constitute the sole and exclusive remedy of the Company and its Subsidiaries and any other Company Related Parties against Parent, Acquisition Sub, the Guarantor, the Financing Sources under the Debt Financing or any of their respective Affiliates or any direct or indirect, former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, representatives, or assignees of any of the foregoing (collectively, the “Parent Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, the Equity Commitment Letter, the Debt Commitment Letters or in respect of any other document or theory of law or equity or in respect of oral representations made or alleged to be made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise it being understood and the Company agrees that the maximum aggregate liability of Parent and Acquisition Sub shall be limited to an amount equal to the amount of the Reverse Termination Fee, and in no event shall the Company seek to recover any money damages in excess of such amount (except that Parent shall also be obligated with respect to the terms of the Confidentiality Agreement, Section 8.3(e) and Section 8.6 and for any of its expense reimbursement and indemnification obligations contained in Section 6.11 and Section 6.12 and the Guarantor shall also be obligated pursuant to the terms and conditions of the Guaranty). Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 9.9, Parent’s right to receive payment from the Company of the Termination Fee pursuant to Section 8.3(a), in circumstances where the Termination Fee is owed pursuant to Section 8.3(a)(i), Section 8.3(a)(ii) or Section 8.3(a)(iii), shall constitute the sole and exclusive remedy of Parent and Acquisition Sub against the Company and its Subsidiaries and any of their respective, direct or indirect, former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, representatives, Affiliates or assignees (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of any breach or failure to perform hereunder giving rise to such termination, and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated thereby with respect to such breach or failure to perform (except that the Company shall also be obligated with respect to Section 8.3(e) and Section 8.6, as applicable). Notwithstanding the foregoing, it is explicitly agreed that the Company shall be entitled to obtain an injunction, or other appropriate form of specific performance or equitable relief, to cause Parent and Acquisition Sub to cause, or for the Company to directly cause, in accordance with its third party beneficiary rights under the Equity Commitment Letter, the Equity Financing to be funded on the terms and subject to the conditions set forth in the Equity Commitment Letter and this Agreement if, and only if, each of the following conditions has been satisfied: (i) all conditions in Section 7.1 and Section 7.2 (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied at the Closing) have been satisfied at the time when the Closing would have occurred but for the failure of the Equity Financing to be funded, and remain satisfied, (ii) the financing provided for by the Debt Commitment Letters (or, if alternative financing is being used in accordance with Section 6.11(d), pursuant to the commitments with respect thereto) has been funded in accordance with its terms or will be funded at the Closing in accordance with its terms if the Equity Financing is funded at the Closing, and (iii) with respect to any funding of the Equity Financing to occur at the Closing, the Company has irrevocably confirmed that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur. For the avoidance of doubt, while the Company may pursue a grant of specific performance of the type provided in the preceding sentence and the payment of the Reverse Termination Fee under Section 8.3(a)(iv), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance and any monetary damages, including any monetary damages in lieu of specific performance and all or any portion of the Reverse Termination Fee.

(d) Notwithstanding anything to the contrary set forth in this Agreement, the maximum aggregate liability of Parent and Acquisition Sub under or in connection with this Agreement and the transactions contemplated hereby shall be limited to $263,100,000 in addition to any expense reimbursement and indemnification obligations contained in Section 6.11, Section 6.12, Section 8.3(e) and Section 8.6 (the “Liability Limitation”), and in no event shall the Company seek or be entitled to multiple, special or punitive damages against Parent or Acquisition Sub, or any recovery, judgment or damages of any kind against Parent or Acquisition Sub in excess of the Liability Limitation. The Company acknowledges, covenants and agrees that neither it nor any other Company Related Party has and shall have no right of recovery against, and no liability shall attach to, including in each case with respect to any actual or claimed loss or damages of any kind of the Company or its Subsidiaries, affiliates, Representatives or stockholders or any other Person claiming by, through or for the benefit of the Company, any of the Parent Related Parties (other than the Company’s right to recover against Parent and Acquisition Sub to the extent provided in this Agreement and against the Guarantor to the extent provided in the Guaranty), through Parent or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of Parent, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, through a claim based in tort, contract, statute or otherwise.

(e) Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) each of the Termination Fee and the Reverse Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Company or Parent, as the case may be, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision and (iii) without these agreements, the parties would not enter into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 8.3 and, in order to obtain such payment, either Parent or the Company, as the case may be, commences a suit that results in a judgment against the other party for the payment of any amount set forth in this Section 8.3, such paying party shall pay the other party its costs and Expenses in connection with such suit, together with interest on such amount at the annual rate of five percent (5%) plus the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

Section 8.4 Amendment. This Agreement may be amended by mutual agreement of the parties hereto by action taken by or on behalf of their respective boards of directors at any time before or after receipt of the Requisite Stockholder Approval; provided, however, that after the Requisite Stockholder Approval has been obtained, there shall not be any amendment that by Law or in accordance with the rules of any stock exchange requires further approval by the stockholders of the Company without such further approval of such stockholders nor any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 8.5 Extension; Waiver. At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Acquisition Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.6 Expenses; Transfer Taxes. Except as expressly set forth herein, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses. Parent shall pay or shall cause the Surviving Corporation or its Subsidiaries, as applicable, to pay all (i) transfer, stamp and documentary Taxes or fees and (ii) sales, use, gains, real property transfer and other similar Taxes or fees arising out of or in connection with entering into and carrying out this Agreement. For the avoidance of doubt, neither Parent, Acquisition Sub, nor the Company shall be responsible for the payment of any Taxes imposed upon a holder of Company Common Stock which result from the transactions contemplated herein.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement and any certificate delivered pursuant hereto by any Person shall terminate at the Effective Time or, except as provided in Section 8.2, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including those contained in Section 6.6 and Section 6.9.

Section 9.2 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery) or by confirmed facsimile transmission or electronic mail (provided that, in the case of electronic mail, such confirmation is not automated), addressed as follows:

if to Parent or Acquisition Sub:

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street, Suite 4200

New York, New York 10019

Fax: (212) 750-0003

Attention: David Sorkin, Esq.

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

909 Fannin Street, Suite 1475

Houston, Texas 77010

Phone:	(713) 821-5617
Fax:	(713) 821-5602
Email:	acalder@stblaw.com
Attention:	Andrew Calder

with a further copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Phone:	(212) 455-2772
Fax:	(212) 455-2502
Email:	srodgers@stblaw.com
Attention:	Sean Rodgers

if to the Company:

Gardner Denver, Inc.

1500 Liberty Ridge Drive

Suite 3000

Wayne, PA 19087

Phone: (610) 249-2005

Fax: (610) 249- 2095

Email: brent.walters@gardnerdenver.com

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036

Phone: (212) 735-3000

Fax: (212) 735-2000/1

Email:	Stephen.Arcano@skadden.com Richard.Grossman@skadden.com
Attention:	Stephen F. Arcano, Esq. Richard J. Grossman Esq.

or to such other address, electronic mail address or facsimile number for a party as shall be specified in a notice given in accordance with this Section 9.2; provided that any notice received by facsimile transmission or electronic mail or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day; provided, further, that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.2 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

Section 9.3 Interpretation; Certain Definitions.

(a) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(b) Disclosure of any fact, circumstance or information in any Section of the Company Disclosure Letter or Parent Disclosure Letter shall be deemed to be disclosure of such fact, circumstance or information with respect to any other Section of the Company Disclosure Letter or Parent Disclosure Letter, respectively, if it is reasonably apparent that such disclosure relates to any such other Section; provided, that, disclosure of any fact, circumstance or information shall be deemed to be disclosed on Section 4.9(b) of the Company Disclosure Letter only if expressly set forth thereon, without cross references. The inclusion of any item in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

(c) The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to articles, sections, paragraphs, exhibits, annexes and schedules are to the articles, sections and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified, and the table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns. The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to March 7, 2013, unless the context requires otherwise. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder (provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws (provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). All references to “dollars” or “$” refer to currency of the United States of America.

Section 9.4 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible. Notwithstanding the foregoing, the parties intend that the remedies and limitations thereon contained in Section 8.3(c) and Section 8.3(d) be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder or under the Financing Commitments or the Guarantees.

Section 9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 9.5 shall be null and void.

Section 9.6 Entire Agreement. This Agreement (including the exhibits, annexes and appendices hereto) constitutes, together with the Confidentiality Agreement, the Guaranty, the Equity Commitment Letter, the Company Disclosure Letter and the Parent Disclosure Letter, the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 9.7 No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, however, that it is specifically intended that (A) the D&O Indemnified Parties (solely with respect to Section 6.6 from and after the Effective Time and this Section 9.7), (B) the Financing Sources under the Debt Financing of Parent and Acquisition Sub (solely with respect to Section 8.3, Section 9.4, this Section 9.7, Section 9.8, Section 9.10, and Section 9.12) and (C) the Parent Related Parties (solely with respect to Section 8.3, Section 9.4, this Section 9.7, Section 9.8, Section 9.9, Section 9.10, Section 9.12 and Section 9.13) and the Company Related Parties (solely with respect to Section 8.3) are third-party beneficiaries.

Section 9.8 Governing Law. This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Acquisition Sub or the Company in the negotiation, administration, performance and enforcement thereof (including the Debt Financing), shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.9 Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, subject to the penultimate sentence of Section 8.3(c), the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. Notwithstanding anything to the contrary contained herein, this Section 9.9 is not intended and shall not be construed to limit in any way, and shall be subject in all respects to, the provisions of Section 8.3(c), including the penultimate sentence thereof.

Section 9.10 Consent to Jurisdiction.

(a) Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware, (d) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement and (e) agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware. Each of Parent, Acquisition Sub and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. The parties hereby further agree that New York state or United States Federal courts sitting in New York County, State of New York shall have exclusive jurisdiction over any action brought against any debt financing source of Parent and Acquisition Sub in connection with the transactions contemplated under this Agreement.

(b) Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.10(a) in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.2. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.11 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 9.12 WAIVER OF JURY TRIAL. EACH OF PARENT, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, ACQUISITION SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF (INCLUDING THE DEBT FINANCING).

Section 9.13 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no Parent Related Party (other than the Guarantor to the extent set forth in the Guaranty or Equity Commitment Letter) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of the Company against Parent or Acquisition Sub hereunder, in no event shall the Company or any of its Affiliates, and the Company agrees not to and to cause its Affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Parent Related Party (other than any payment from the Guarantor to the extent set forth in the Guaranty).

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, Parent, Acquisition Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

RENAISSANCE PARENT CORP.

By:	/s/ Peter Stavros
	Name:	Peter Stavros
	Title:	President & Chief Executive Officer

RENAISSANCE ACQUISITION CORP.

By:	/s/ Peter Stavros
	Name:	Peter Stavros
	Title:	President & Chief Executive Officer

GARDNER DENVER, INC.

By:	/s/ Michael Larsen
	Name:	Michael Larsen
	Title:	President, Chief Executive Officer and Chief Financial Officer

Appendix A

As used in this Agreement, the following terms shall have the following meanings:

“2011 LTCB Awards” shall have the meaning set forth in Section 3.3(c).

“Acquisition Sub” shall have the meaning set forth in the Preamble.

“Adverse Recommendation Change” shall have the meaning set forth in Section 6.5(c).

“Affiliate” has the meaning set forth in Rule 12b-2 of the Exchange Act.

“Aggregate Merger Consideration” shall have the meaning set forth in Section 3.2(a).

“Agreement” shall have the meaning set forth in the Preamble.

“Antitrust Division” shall mean the Antitrust Division of the Department of Justice.

“Antitrust Laws” shall have the meaning set forth in Section 4.4.

“Blue Sky Laws” shall mean state securities or “blue sky” laws.

“Book-Entry Shares” shall have the meaning set forth in Section 3.1(b).

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close.

“Capitalization Date” shall have the meaning set forth in Section 4.2(a).

“CDEEP” shall mean the Connecticut Department of Energy and Environmental Protection.

“Certificate of Merger” shall have the meaning set forth in Section 2.3(a).

“Certificates” shall have the meaning set forth in Section 3.1(b).

“claim” shall have the meaning set forth in Section 5.13.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Preamble.

“Company Benefit Plan” shall have the meaning set forth in Section 4.12(a).

“Company Common Stock” shall have the meaning set forth in Section 3.1(a).

“Company Debt” shall have the meaning set forth in Section 6.13.

“Company Disclosure Letter” shall mean the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement.

“Company Intellectual Property Rights” shall have the meaning set forth in Section 4.14(a).

“Company Long-Term Cash Bonus Award” means any long-term cash bonus award outstanding immediately prior to the Effective Time under any of the Company Long-Term Incentive Plans.

“Company Long-Term Incentive Plans” means the Company Long-Term Incentive Plan, as amended and restated, and all predecessor plans thereto.

“Company Material Adverse Effect” means any change, event, effect or circumstance which, individually or in the aggregate (a) has resulted in or would reasonably be expected to result in a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) prevents or would be reasonably expected to prevent the consummation of the transactions contemplated by this Agreement; provided, however, that, in the case of clause (a), changes, events, effects or circumstances which, directly or indirectly, to the extent they relate to or result from the following shall be excluded from the determination of Company Material Adverse Effect: (i) any condition, change, effect or circumstance generally affecting any of the industries or markets in which the Company or its Subsidiaries operate; (ii) any change after the date of this Agreement in any Law or GAAP (or changes in interpretations of any Law or GAAP); (iii) general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit or securities markets (including changes in interest or currency exchange rates) in any country or region in which the Company or its Subsidiaries conduct business; (iv) any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of war; (v) the negotiation, execution, announcement, consummation or existence of this Agreement or the transactions contemplated hereby, including by reason of the identity of Parent or any communication by Parent or its Subsidiaries regarding the plans or intentions of Parent with respect to the conduct of the business of the Company or any of its Subsidiaries and including the impact of any of the foregoing on any relationships with customers, suppliers, vendors, collaboration partners, employees or regulators (provided that this clause (v) shall not be applicable with respect to the Company’s representations and warranties in Section 4.3(c) and to the extent related thereto, the condition in Section 7.2(a)); (vi) any action taken pursuant to the terms of this Agreement (other than with respect to the obligations of the Company to conduct the business of the Company and its Subsidiaries in the ordinary course of business and in a manner consistent with past practice in all material respects as set forth in Section 6.1) or at the express written direction of Parent or Acquisition Sub; (vii) any changes in the market price or trading volume of the Company Common Stock, any failure by the Company or its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to the Company or any of its Subsidiaries (provided, that the facts or occurrences giving rise to or contributing to such changes or failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect); and (viii) any litigation or claim threatened or initiated by stockholders of the Company against the Company, any of its Subsidiaries or any of their respective officers or directors, in each case, arising out of the execution of this Agreement or the transactions contemplated hereby, except in the case of each of clauses (i) through (iv), to the extent any such change, event, effect or circumstance referred to therein has a disproportionate impact on the Company and its Subsidiaries relative to other participants in the industries in which the Company or its Subsidiaries operate.

“Company Material Contract” shall have the meaning set forth in Section 4.16(a).

“Company Option” shall mean each outstanding option to purchase shares of Company Common Stock granted pursuant to any of the Company Long-Term Incentive Plans.

“Company Permits” shall have the meaning set forth in Section 4.5(a).

“Company Recommendation” shall mean the recommendation of the board of directors of the Company that the stockholders of the Company adopt this Agreement and approve the transactions contemplated hereby, including the Merger.

“Company Related Parties” shall have the meaning set forth in Section 8.3(c).

“Company Representative” shall have the meaning set forth in Section 4.5(c).

“Company Restricted Stock Units” shall mean any restricted stock units granted pursuant to the Company Long-Term Incentive Plans.

“Company SEC Documents” shall have the meaning set forth in Section 4.6(a).

“Company Stockholder Advisory Vote” shall have the meaning set forth in Section 4.3(a).

“Competing Proposal” shall have the meaning set forth in Section 6.5(f)(i).

“Confidentiality Agreement” shall mean the confidentiality agreement dated October 14, 2012 between Kohlberg Kravis Roberts & Co. L.P. and the Company.

“Connecticut Facility” shall mean the real property and improvements leased by the Connecticut Subsidiary in Trumbull, Connecticut.

“Connecticut Subsidiary” shall mean Gardner Denver Nash LLC.

“Consent” shall have the meaning set forth in Section 4.4.

“Continuing Employees” shall have the meaning set forth in Section 6.9(a).

“Contract” means any written or oral contract, subcontract, lease, sublease, conditional sales contract, purchase order, sales order, task order, delivery order, license, indenture, note, bond, loan, instrument, understanding, permit, concession, franchise, commitment or other agreement.

“control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or credit arrangement or otherwise.

“D&O Indemnified Parties” shall have the meaning set forth in Section 6.6(a).

“debt” shall have the meaning set forth in Section 5.13.

“Debt Commitment Letters” shall have the meaning set forth in Section 5.7(a).

“Debt Financing” shall have the meaning set forth in Section 5.7(a).

“Debt Payoff Amount” shall have the meaning set forth in Section 6.13.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Dissenting Shares” shall have the meaning set forth in Section 3.5.

“Effective Time” shall have the meaning set forth in Section 2.3(a).

“Environmental Laws” means all Laws relating to pollution or protection of the environment, including Laws relating to Releases of harmful or deleterious materials and the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of harmful or deleterious materials, including the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.), the Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. §2701 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601 et seq.), the Endangered Species Act of 1973 (16 U.S.C. §1531 et seq.), and other similar state and local statutes.

“Equity Commitment Letter” shall have the meaning set forth in Section 5.7(a).

“Equity Financing” shall have the meaning set forth in Section 5.7(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 4.12(f).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Fund” shall have the meaning set forth in Section 3.2(a).

“Executive Change in Control Agreements” shall have the meaning set forth in Section 6.9(f).

“Expenses” shall mean all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, the solicitation of stockholder approvals, any filing with, and obtaining of any necessary action or non-action, Consent or approval from any Governmental Authority pursuant to any Antitrust Laws, engaging the services of the Paying Agent, any other filings with the SEC and all other matters related to the Closing and the other transactions contemplated by this Agreement.

“FCPA” shall have the meaning set forth in Section 4.5(c).

“Financing” shall have the meaning set forth in Section 5.7(a).

“Financing Agreements” shall have the meaning set forth in Section 6.11(d).

“Financing Commitments” shall have the meaning set forth in Section 5.7(a).

“Financing Sources” means the lenders that are counterparties to the Debt Commitment Letters and their officers, directors, employees, agents and representatives.

“GAAP” shall mean the United States generally accepted accounting principles.

“Goldman Sachs” shall have the meaning set forth in Section 4.21.

“Governmental Authority” shall mean any United States (federal, state or local) or foreign government, or any governmental, regulatory, judicial or administrative authority, agency or commission.

“Government Official” shall have the meaning set forth in Section 4.5(c).

“Guarantor” shall have the meaning set forth in Section 5.7(a).

“Guaranty” shall have the meaning set forth in the Recitals.

“Hazardous Materials” means all substances (i) defined as hazardous substances, oils, pollutants or contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or (ii) defined as hazardous substances, hazardous materials, pollutants, contaminants, toxic substances (or words of similar import) by or regulated as such under, any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Intellectual Property Rights” shall have the meaning set forth in Section 4.14(a).

“IRS” shall mean the Internal Revenue Service.

“Knowledge” means the actual knowledge of the following officers and employees of the Company or Parent, as applicable, without the benefit of an independent investigation of any matter: (i) for the Company: Michael M. Larsen, David J. Antoniuk, T. Duane Morgan, Vincent Trupiano, Brent A. Walters, Susan A. Gunn and Marec E. Edgar and (ii) for Parent: Peter Stavros, Joshua Weisenbeck and Brandon Brahm.

“Law” shall mean any and all domestic (federal, state or local) or foreign laws (including common law), rules, regulations, orders, judgments or decrees promulgated by any Governmental Authority.

“Leased Real Property” shall have the meaning set forth in Section 4.17(b).

“LEP” shall mean Licensed Environmental Professional, as such term is defined at Conn. Gen. Stat. Ann. § 22a-133(v).

“Liability Limitation” shall have the meaning set forth in Section 8.3(d).

“Lien” shall mean liens, claims, mortgages, encumbrances, pledges, security interests or charges of any kind.

“Long-Term Cash Bonus Award Payment” shall have the meaning set forth in Section 3.3(c).

“Marketing Period” shall mean the first period of twenty consecutive Business Days throughout which (x) Parent shall have all of the Required Information and during which period such information shall remain compliant at all times with the applicable provisions of Regulation S-X and Regulation S-K under the Securities Act, (y) the conditions set forth in Section 7.1 shall have been satisfied and (z) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.2 to fail to be satisfied, assuming that the Closing Date were to be scheduled on the last day of such twenty (20) consecutive Business Day period; provided, that the Marketing Period will not be deemed to have commenced if, prior to the completion of the Marketing Period, the financial statements included in the Required Information that is available to Parent on the first day of any such twenty (20) consecutive Business Day period would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such twenty (20) consecutive Business Day period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such twenty (20) consecutive Business Day period, in which case the Marketing Period shall not be deemed to commence unless and until the receipt by Parent of updated Required Information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such new twenty (20) consecutive Business Day period; provided, further, that (i) July 5, 2013 shall not be deemed a Business Day for purposes of the Marketing Period and (ii) the Marketing Period shall either end on or prior to August 16, 2013 or, if the Marketing Period has not ended on or prior to August 16, 2013, then the Marketing Period shall commence no earlier than

September 3, 2013; provided, further, that the Marketing Period shall not be deemed to have commenced if, prior to the completion of the Marketing Period, either KPMG or Ernst & Young LLP shall have withdrawn its audit opinion with respect to any audited financial statements contained in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to the forgoing financial statements for the applicable periods by KPMG, Ernst & Young LLP or another independent public accounting firm reasonably acceptable to Parent; and provided, further, that the Marketing Period shall end on any earlier date that is the date on which the proceeds of the Debt Financing are obtained.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 3.1(b).

“Notice of Adverse Recommendation” shall have the meaning set forth in Section 6.5(c).

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.5(c).

“Option Cash Payment” shall have the meaning set forth in Section 3.3(a).

“Order” shall mean any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding by or with any Governmental Authority.

“Owned Real Property” shall have the meaning set forth in Section 4.17(a).

“Parent” shall have the meaning set forth in the Preamble.

“Parent Disclosure Letter” shall mean the disclosure letter delivered by Parent to the Company simultaneously with the execution of this Agreement.

“Parent Material Adverse Effect” shall mean any change, effect or circumstance that, individually or in the aggregate, that prevents or materially impairs or materially delays, or would reasonably be expected to prevent or materially delay or materially impair, the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement.

“Parent Organizational Documents” shall mean the certificate of incorporation, bylaws (or equivalent organizational or governing documents), and other organizational or governing documents, agreements or arrangements, each as amended to date, of each of Parent and Acquisition Sub.

“Parent Related Parties” shall have the meaning set forth in Section 8.3(c).

“Paying Agent” shall have the meaning set forth in Section 3.2(a).

“Permitted Lien” shall mean (i) any Lien for Taxes not yet due or being contested in good faith and for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens securing indebtedness or liabilities that are reflected in the Company SEC Documents or incurred in the ordinary course of business since the date of the most recent Annual Report on Form 10-K filed with the SEC by the Company and Liens securing indebtedness or liabilities that have otherwise been disclosed to Parent in writing, (iii) such Liens or other imperfections of title, if any, that do not have, individually or in the aggregate, a Company Material Adverse Effect, including (A) easements or claims of easements whether or not shown by the public records, boundary line disputes, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or a personal inspection of the property, (B) rights of parties in possession, (C) any supplemental Taxes or assessments not shown by the public records and (D) title to any portion of the premises lying within the right of way or boundary of any public road or private road, (iv) Liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, (v) Liens disclosed on existing title reports or existing surveys made available to Parent prior to the date hereof, (vi) mechanics’, carriers’, workmen’s, repairmen’s and similar Liens incurred in the ordinary course of business for amounts not yet overdue and (vii) Liens securing acquisition financing with respect to the applicable asset, including refinancings thereof.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“Post-Closing Plans” shall have the meaning set forth in Section 6.9(b).

“Post-Closing Welfare Plans” shall have the meaning set forth in Section 6.9(c).

“Proxy Statement” shall have the meaning set forth in Section 4.7.

“Release” means any actual or threatened release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or real property.

“Representatives” shall have the meaning set forth in Section 6.4.

“Required Information” shall have the meaning set forth in Section 6.12.

“Requisite Stockholder Approval” shall have the meaning set forth in Section 4.20.

“Restricted Stock Unit Payment” shall have the meaning set forth in Section 3.3(b).

“Restructuring Plan” shall have the meaning set forth in Section 6.19.

“Reverse Termination Fee” shall have the meaning set forth in Section 8.3(a)(iv).

“Rights Agreement” shall have the meaning set forth in Section 4.19.

“SEC” shall mean the Securities and Exchange Commission.

“Secretary of State” shall mean the Secretary of State of the State of Delaware.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Solvent” shall have the meaning set forth in Section 5.13.

“Stockholders’ Meeting” shall have the meaning set forth in Section 6.2(c).

“Subsidiary” of any Person, shall mean any corporation, partnership, joint venture or other legal entity of which such Person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” shall have the meaning set forth in Section 6.5(f)(ii).

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tax” or “Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any governmental or taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; customs duties, tariffs, and similar charges.

“Tax Returns” shall mean returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the IRS or any other governmental or taxing authority, including, without limitation, any claim for refund or amended return.

“Termination Date” shall have the meaning set forth in Section 8.1(b)(i).

“Termination Fee” shall have the meaning set forth in Section 8.3(a)(i).

“Third Party” shall mean any Person or group other than Parent, Acquisition Sub and their respective Affiliates.

“Title IV Plan” shall have the meaning set forth in Section 4.12(a).

“Total Common Merger Consideration” shall mean the product of (x) the number of shares of Company Common Stock issued and outstanding (other than those shares canceled or retired pursuant to Section 3.1(a)) immediately prior to the Effective Time multiplied by (y) the Merger Consideration.

“Transfer Law” shall mean the Connecticut Property Transfer Law, §§ 22a-134 – 22a-134e, and all implementing regulations.

“WARN Act” shall have the meaning set forth in Section 5.15.

Exhibit 2.4

RESTATED

CERTIFICATE OF INCORPORATION

OF

GARDNER DENVER, INC.

FIRST: The name of the corporation (which is hereinafter referred to as the “Corporation”) is Gardner Denver, Inc.

SECOND: The name and address of the registered agent in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock, par value $0.01 per share.

FIFTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this certificate of incorporation, bylaws of the Corporation may be adopted, amended or repealed by a majority of the Board of Directors of the Corporation, but any bylaws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

SIXTH: (a) Limitation of Liability. No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except that the foregoing provision shall not eliminate or limit the liability of a director (i) for any breach of such director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Title 8, Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which such director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation on personal liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law.

Indemnification. Any person who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Corporation) (hereinafter a “proceeding”), by reason of the fact that he is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expenses

(including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him or her in connection therewith; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) that was initiated by such person only if such proceeding (or part thereof) was authorized or ratified by the Board of Directors of the Corporation. The right to indemnification conferred in this ARTICLE SIXTH, paragraph (b), shall be a contract right. For purposes of this ARTICLE SIXTH, paragraph (b), reference to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued would have had power and authority to indemnify its directors and officers so that any person who is or was a director or officer of such constituent corporation, or is or was serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this ARTICLE SIXTH, paragraph (b), with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

Payment of Expenses in Advance. Expenses (including attorneys’ fees) incurred by an officer or director in defending an action, suit or proceeding referred to in ARTICLE SIXTH, paragraph (b), above may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the Corporation as authorized in ARTICLE SIXTH, paragraph (b).

Indemnification Not Exclusive. The indemnification provided under ARTICLE SIXTH, paragraph (b), shall not be deemed exclusive of (i) any other rights to which those seeking indemnification may be entitled under any bylaw, any agreement, any insurance purchased by the Corporation, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office or (ii) the power of the Corporation to indemnify any person who is or was an employee or agent of the Corporation or of another corporation, joint venture, trust or other enterprise that he or she is serving or has served at the request of the Corporation, to the same extent and in the same situations and subject to the same determinations with respect to directors and officers. The indemnification provided by ARTICLE SIXTH, paragraph (b), shall continue as to any person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.

Other. Any repeal or modification of this ARTICLE SIXTH by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation or the Indemnification of any officer or director of the Corporation existing at the time of such repeal or modification.

Annex B

200 West Street | New York, New York 10282

Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

March 7, 2013

Board of Directors

Gardner Denver, Inc.

1500 Liberty Ridge Drive

Suite 3000

Wayne, PA 19087

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Gardner Denver, Inc. (the “Company”) of the $76.00 per Share in cash to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of March 7, 2013 (the “Agreement”), by and among Renaissance Parent Corp. (“Buyer”), Renaissance Acquisition Corp., a wholly owned subsidiary of Buyer, and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Buyer, any of their respective affiliates and third parties, including Kohlberg Kravis Roberts & Co. L.P. (“KKR”), an affiliate of Buyer, and its affiliates and portfolio companies, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the ‘Transaction”) for the accounts of Goldman, Sachs & Co. and its affiliates and employees and their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain investment banking services to the Company and its affiliates from time to time for which our Investment Banking Division may receive compensation. We also have provided certain investment banking services to KKR and its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted

Securities and Investment Services Provided by Goldman, Sachs & Co.

Board of Directors

Gardner Denver, Inc.

March 7, 2013

as joint book-running manager in connection with the public offering of 145,000,000 shares of common stock of HCA Holdings Inc., a portfolio company of funds affiliated with KKR, in March 2011; as joint book-running manager in connection with the public offering by Dollar General Corporation, a portfolio company of funds affiliated with KKR, of (i) 25,000,000 shares of common stock in March 2012, (ii) Senior Notes due 2017 (aggregate principal amount $500,000,000) in June 2012 and (iii) 30,000,000 shares of common stock in September 2012; as joint book-running manager and initial purchaser in connection with the issuance by Energy Future Intermediate Holding Company LLC, a portfolio company of funds affiliated with KKR, of 11.750% Senior Second Lien Notes due 2022 (aggregate principal amount $800,000,000) in February 2012; and as joint book-running manager in connection with the public offering of 38,500,000 shares of common stock of Nielsen Holdings N.V., a portfolio company of funds affiliated with KKR, in February 2013. We may also in the future provide investment banking services to the Company, Buyer and their respective affiliates and KKR and its affiliates and its affiliated portfolio companies for which our Investment Banking Division may receive compensation. Affiliates of Goldman, Sachs & Co. also may have co-invested with KKR and its affiliates from time to time and may have invested in limited partnership units of affiliates of KKR from time to time and may do so in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2012; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the diversified industrial machinery sector (including flow management equipment) and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders of Shares, as of the date hereof, of the $76.00 per Share in

Board of Directors

Gardner Denver, Inc.

March 7, 2013

cash to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $76.00 per Share in cash to be paid to the holders of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Buyer or the ability of the Company or Buyer to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $76.00 per Share in cash to be paid to the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.

(GOLDMAN, SACHS & CO.)

Annex C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Appraisal rights.

(a) Any shareholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the shareholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “shareholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of shareholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its shareholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each shareholder electing to demand the appraisal of such shareholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such shareholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the shareholder and that the shareholder intends thereby to demand the appraisal of such shareholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A shareholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each shareholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such shareholders of the effective date of the merger or consolidation. Any shareholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the shareholder and that the shareholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify shareholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each shareholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the shareholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any shareholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such shareholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any shareholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such shareholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any shareholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the shareholder within 10 days after such shareholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a shareholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all shareholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the shareholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the shareholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the shareholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any shareholder fails to comply with such direction, the Court may dismiss the proceedings as to such shareholder.

(h) After the Court determines the shareholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any shareholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the shareholders entitled to an appraisal. Any shareholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such shareholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such shareholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the shareholders entitled thereto. Payment shall be so made to each such shareholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a shareholder, the Court may order all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no shareholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to shareholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such shareholder shall deliver to the surviving or resulting corporation a written withdrawal of such shareholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such shareholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any shareholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any shareholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such shareholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting shareholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

GARDNER DENVER, INC. 1500 LIBERTY RIDGE DRIVE SUITE 3000 WAYNE, PA 19087

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on             , 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on             , 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
— — — —— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR proposals 1, 2, and 3.						For	Against	Abstain
1.

To consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated March 7, 2013, by and among Gardner Denver, Inc., Renaissance Parent Corp., and Renaissance Acquisition Corp., a wholly owned subsidiary of Parent, as it may be amended from time to time.

						☐	☐	☐
2.

To consider and vote on any proposal to adjourn the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

						☐	☐	☐
3.	To approve, by nonbinding, advisory vote, compensation that will or may become payable by Gardner Denver to its named executive officers in connection with the merger.					☐	☐	☐
NOTE: To transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

For address change/comments, mark here. (see reverse for instructions)	Yes	No	☐
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com.

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Gardner Denver, Inc.

Special Meeting of Shareholders

            , 2013 1:30 PM

This proxy is solicited by the Board of Directors

The undersigned(s), having received the Notice and Proxy Statement for the Special Meeting of Shareholders, hereby appoints Michael M. Larsen and Brent A. Walters, or either of them, as the true and lawful attorneys-in-fact, agents and proxies (each of them with full power of substitution) to represent the undersigned(s) and to vote at the Special Meeting of Shareholders of Gardner Denver, Inc., to be held at the Embassy Suites Philadelphia Valley-Forge, 888 Chesterbrook Blvd., Wayne, PA 19087, on          at 1:30 p.m., Eastern Daylight Time, and any and all adjournments or postponements of the special meeting, in the manner directed, with respect to all shares of Common Stock of Gardner Denver, Inc. which the undersigned(s) is entitled to vote and in the discretion of the proxies on such other matters as may properly come before the special meeting and any adjournments or postponements thereof.

If shares are held in the Gardner Denver, Inc. Retirement Savings Plan (the “Plan”), then this proxy card, when signed and returned, or your telephone or Internet proxy, will constitute voting instructions to the trustee of the Plan on all matters properly coming before the special meeting or any adjournments or postponements thereof. The trustee of the Plan will vote such shares in the manner directed. Shares in the Plan for which voting instructions are not received by 11:59 p.m. Eastern Daylight Time on              2013, or for which no choice is specified, will be voted by the trustee in the same proportion as the shares for which voting instructions are received from other participants in the Plan.

This proxy is solicited by the Board of Directors of Gardner Denver, Inc. and will be voted as directed or, if no direction is indicated, will be voted FOR Proposal 1, 2 and 3. The Board of Directors recommends a vote FOR Proposal 1, 2 and 3.

        Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side